As filed with the Securities and Exchange Commission on February 1, 2005

Registration No. 333-113345

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UAP HOLDING CORP.

(Exact name of registrant as specified in charter)

Delaware	2875	11-3708834
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

	7251 W. 4th St. Greeley, Colorado 80634 (970) 356-4400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

L. Kenneth Cordell

President and Chief Executive Officer

UAP Holding Corp.

7251 W. 4th St.

Greeley, Colorado 80634

(970) 356-4400

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

With copies to:

Todd A. Suko, Esq. UAP Holding Corp. 7251 W. 4th St. Greeley, Colorado 80634 (970) 356-4400	Rosa A. Testani, Esq. O’Melveny & Myers LLP Times Square Tower 7 Times Square New York, New York 10036 (212) 326-2000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
10 3/4% Senior Discount Notes Due 2012	$125,000,000	73.768%(1)	$92,210,696(1)(2)	$11,785(3)

(1)	The registration fee has been calculated pursuant to Rule 457 under the Securities Act of 1933. The Proposed Maximum Aggregate Offering Price is estimated solely for the purpose of calculating the registration fee.
(2)	The Proposed Maximum Aggregate Offering Price is based on the book value of the 10 3/4% Senior Discount Notes due 2012, in the absence of a public market for them as required by Rule 457(f)(2) under the Securities Act, and includes liquidated damages payable with respect thereon through March 7, 2005.
(3)	Of the total registration fee, $10,750 was previously paid on March 5, 2004 in connection with the initial registration of $125,000,000 principal amount at maturity of 10 3/4% Senior Discount Notes due 2012 at a Proposed Maximum Aggregate Offering Price of $83,423,750.

2

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated February 1, 2005

UAP Holding Corp.

Offer to Exchange All Outstanding $125,000,000 Principal Amount at Maturity of

10 3/4% Senior Discount Notes due 2012

For

10 3/4% Senior Discount Notes due 2012

Which Have Been Registered Under the Securities Act of 1933

The Exchange Offer:

•	We will exchange all old notes that are validly tendered and not validly withdrawn for an equal principal amount at maturity of exchange notes that have been registered.

•	You may withdraw tenders of old notes at any time prior to the expiration of this exchange offer.

•	This exchange offer expires at 12:00 midnight, New York City time, on March 2, 2005, unless we extend the offer.

The Exchange Notes:

•	The terms of the exchange notes to be issued in this exchange offer are substantially identical to the old notes, except that the exchange notes will be freely tradable by persons who are not affiliated with us.

•	No public market currently exists for the old notes. We do not intend to list the exchange notes on any securities exchange and, therefore, no active public market is anticipated.

•	The exchange notes, like the old notes, will be general unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured senior debt.

•	The exchange notes, like the old notes, will be effectively subordinated in right of payment to all of our existing and future secured debt, including our guarantee of debt under the revolving credit facility, to the extent of the value of the assets securing that debt.

•	The exchange notes will be structurally subordinated to all obligations of our existing and future subsidiaries, including United Agri Products, Inc.

•	Each broker-dealer that receives exchange notes pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

•	If the broker-dealer acquired the old notes as a result of market-making or other trading activities, such broker-dealer may use this prospectus for the exchange offer, as supplemented or amended, in connection with its resales of the exchange notes.

You should carefully consider the risk factors beginning on page 18 of this prospectus before participating in this exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February     , 2005.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our notes.

MARKET DATA

Market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources, including publications by the United States Department of Agriculture and the 2003 Annual Survey of CropLife, an industry trade publication. In addition, some data is based on independent consulting work which we sponsored. Some data is also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information from the outside sources and cannot guarantee its accuracy and completeness.

TRADEMARKS

ACA, Amplify, Awaken, Bisect, Choice, Dyna-Gro, Dyna-Start, LI 700, Liberate, Nortrace, Salvo, Savage, Shotgun, Signature and So-Fast are our subsidiaries’ trademarks. All other trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners.

i

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus. The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus carefully, including the “Risk Factors” section, the “Unaudited Pro Forma Condensed Consolidated Financial Data” section and the historical financial statements of UAP Holding Corp. and its predecessor, the ConAgra Agricultural Products Business, and the accompanying notes to those statements.

Unless the context requires otherwise, all references to “we,” “us,” “ours” and “UAP” refer specifically to UAP Holding Corp. and its consolidated subsidiaries after the Acquisition (as defined in this section below under the heading “—the Transactions”), and its predecessor, the ConAgra Agricultural Products Business, before the Acquisition. In this prospectus, the term “ConAgra Agricultural Products Business” means the entities that were historically operated by ConAgra Foods, Inc. as an integrated business, which included a wholesale fertilizer and other international crop distribution business that we did not acquire in the Acquisition. All references to “UAP Holdings” refer specifically only to UAP Holding Corp., excluding its subsidiaries, and all references to “United Agri Products” refer specifically only to United Agri Products, Inc., excluding its subsidiaries.

UAP operates on a 52- or 53-week year. UAP’s fiscal years 2000, 2001, 2002, 2003 and 2004 ended on February 27, 2000, February 25, 2001, February 24, 2002, February 23, 2003 and February 22, 2004, respectively. UAP’s fiscal years in 2000, 2001, 2002, 2003 and 2004 contained 52 weeks. Fiscal years are identified in this prospectus according to the calendar year in which they ended. For example, the fiscal year ended February 22, 2004 is referred to herein as “fiscal 2004.”

OUR COMPANY

Founded in 1978, we are the largest private distributor of agricultural and non-crop inputs in the United States and Canada. We market a comprehensive line of products including crop protection chemicals, seeds and fertilizers to growers and regional dealers, and provide a broad array of value-added services including crop management, biotechnology advisory services, custom blending, inventory management and custom applications of crop inputs. We have a comprehensive network of approximately 320 distribution and storage facilities, three formulation plants that are strategically located in the major crop-producing areas of the United States and Canada, over 40,000 active stock keeping units, or SKUs, and the support of approximately 1,100 salespeople. Our network enables us to provide leading agricultural input companies with an efficient means to access a highly fragmented customer base of farmers and growers. For the twelve months ended November 28, 2004, on a pro forma basis after giving effect to the Common Stock Offering (defined below), we generated net sales of $2.5 billion and income before income taxes of $44.9 million.

We distribute products manufactured by the world’s leading agricultural input companies, including BASF, Bayer, Dow, DuPont, Monsanto and Syngenta, as well as ConAgra International Fertilizer Company. We also distribute products from over 300 other suppliers as well as 218 of our own proprietary private label products. Our extensive infrastructure is a critical element of our suppliers’ route-to-market, as it enables them to reach a highly fragmented customer base. As of August 29, 2004, we had approximately 75,000 customers, with our ten largest customers accounting for approximately 3% of our net sales in fiscal 2004. Our customers include commercial growers and regional dealers, as well as consumers in non-crop industries. Our significant scale provides our customers with an efficient and cost-effective method of purchasing agricultural and non-crop inputs.

At the end of fiscal 2002, our new management team began to implement several strategic initiatives to increase our operational efficiency, including rationalizing headcount, enhancing our credit policies and information systems, improving inventory management and closing unprofitable distribution centers. Largely as a result of that strategy, we successfully increased our income before income taxes as a percentage of net sales from 0.1% in fiscal 2001 to 2.8% in fiscal 2004 on a pro forma basis after giving effect to the Acquisition, while reducing average working capital as a percentage of net sales from approximately 25.5% in fiscal 2001 to approximately 20.4% in fiscal 2004, a reduction of $205.3 million. We believe we are well positioned to drive further efficiencies in working capital and further enhance our margins.

INDUSTRY OVERVIEW AND TRENDS

The three primary product areas of the agricultural inputs and non-crop market are crop protection chemicals, seeds and fertilizer. According to the most recent available survey by the USDA National Agricultural Statistics Service, the agricultural inputs market in the United States was estimated at $27.7 billion in 2003, of which approximately $8.4 billion represented crop protection chemicals expenditures, approximately $9.3 billion represented seed expenditures, and approximately $10.0 billion represented fertilizer expenditures. The agricultural inputs market has grown at a compound annual growth rate of approximately 3% over the past ten years (as measured by total revenues). We also operate in the non-crop market that consists of turf and ornamental (golf courses, resorts, nurseries and greenhouses), pest control operators, forestry and vegetation management. We estimate this market to be approximately $3.0 billion and believe it is experiencing significant organic growth.

Agricultural input distributors represent the main route-to-market for agricultural input manufacturers, and fill a critical need in the U.S. and Canadian agricultural inputs market by allowing suppliers to economically access a highly fragmented customer base of approximately two million growers, dealers and non-crop customers.

The market has consolidated significantly over the last ten years, and based on independent consulting work which we sponsored, we believe that:

•	in 2003 the largest six retailers accounted for over 50% of sales by the largest 100 retailers in our industry measured by sales;

•	independent national distributors (i.e., non-grower-owned cooperatives) increased their retail market share amongst the largest 100 retailers measured by sales from 37% in 1998 to 41% in 2003; and

•	larger companies, such as UAP, will continue to increase their competitive advantage over businesses with fewer resources.

OUR COMPETITIVE STRENGTHS

We believe the following competitive strengths will allow us to increase our market share, net sales and profitability:

•	Leading Market Positions. We are the largest private distributor of agricultural input products in major crop-producing regions throughout the United States and Canada, and based on independent consulting work which we sponsored, we believe that we hold the number one market position in each of our core product categories: crop protection chemicals, seeds and fertilizers. We are also the only national distributor that holds a position in all the non-crop market segments of pest control, turf and ornamental, forestry, and vegetation management.

•	Multiple Opportunities for Growth. We believe that we are well positioned to take advantage of growth opportunities in our product areas. We have recently experienced sales increases in seed, proprietary branded products and non-crop products as we take advantage of the growth in these product areas. In addition, by leveraging our competitive position as the market leader, we have been able to increase our market share in these products.

•	Extensive Distribution Network. We operate the largest distribution network in the industry with approximately 320 retail and wholesale farm distribution and storage facilities, three formulation facilities and approximately 1,100 salespeople across North America. We have a sales presence in all 50 states of the United States and nine of the 10 Canadian provinces, and approximately 75,000 customers as of August 29, 2004.

•	Strong Supplier Relationships. We purchase products from over 300 suppliers, including some of the largest chemical, seed and fertilizer companies in the world, and are a critical part of our suppliers’ route-to-market because we are able to help them access a highly fragmented customer base. We believe we are one of the largest customers of our seven largest suppliers in terms of agricultural inputs sales.

•	Diversified Product Offering. We provide our customers with a comprehensive offering of agricultural inputs stretching across our three core product categories and covering over 40,000 active SKUs, with no single brand accounting for more than 5% of our pro forma net sales in fiscal 2004.

•	Flexible Operating Model Focused on Free Cash Flow Generation. We believe that our flexible operating model consistently generates significant free cash flow as a result of our variable cost structure, low capital expenditure requirements and efficient working capital management. Our operating model is also highly scalable, allowing us to expand our business without significant additional fixed costs.

•	Proven and Incentivized Management Team. Our current senior management team has an average of over 19 years of experience in the agricultural inputs industry, and has been responsible for developing our recent business strategy, including store rationalization, enhanced credit policies and an increased focus on working capital management, which has resulted in operational improvements and margin expansion.

OUR STRATEGY

Our goal is to grow our business, and continue to improve our profitability and free cash flow through the following principal strategies:

•	Capitalize on our size, leading market share and North American-wide presence to enhance our position as the distributor of choice for seed, chemical and fertilizer suppliers.

•	Increase revenues by continuing to grow our seed business and expand our presence in non-crop markets.

•	Capture market share from competitors through our ability to offer a broader range of products and a higher level of service to our customers.

•	Increase our margins and free cash flow by expanding our proprietary and private label business, which offers significantly higher margins than those on the branded products that we sell.

•	Continue to reduce the working capital and administrative expense in our business in order to reduce leverage and increase our profitability and cash flow.

THE TRANSACTIONS

THE ACQUISITION

On November 24, 2003, pursuant to the stock purchase agreement among UAP Holdings, ConAgra Foods and United Agri Products, UAP Holdings acquired United Agri Products and its subsidiaries from ConAgra Foods in a merger and related transactions (the “Acquisition”). The purchase price for the Acquisition was $575.0 million and was subject to post-closing adjustments as described below. On November 24, 2003, the aggregate consideration paid to ConAgra Foods was $560.0 million, of which $500.0 million was paid in cash and $60.0 million was paid in the form of shares of Series A Redeemable Preferred Stock of UAP Holdings. The aggregate consideration paid to ConAgra Foods at the closing of the Acquisition equaled the estimated net book value of United Agri Products and its subsidiaries as of the closing of the Acquisition, less the sum of certain rebate payments and management retention bonuses United Agri Products agreed to assume, and a $7.5 million expense paid to ConAgra Foods at the closing of the Acquisition pursuant to a transition services agreement. Pursuant to the stock purchase agreement, we agreed to pay ConAgra Foods, prior to April 30, 2004, and subject to certain post-closing adjustments, the amount equal to the difference between the estimated net book value of the businesses acquired in the Acquisition at the effective time of the closing of the Acquisition, and the amount of consideration actually paid to ConAgra Foods at such closing. Ultimately, we agreed to pay ConAgra Foods an aggregate amount of $60.1 million, which includes interest charges of $1.9 million, as satisfaction in full of all amounts owed in connection with the Acquisition. This payment was funded through a draw on United Agri Products’ line of credit in June 2004. For a more detailed description of the Acquisition, see “Certain Relationships and Related Transactions—The Acquisition.”

THE FINANCINGS

The Acquisition was financed with approximately $242.0 million of borrowings under United Agri Products’ secured $500.0 million asset-based revolving credit facility, $175.0 million of borrowings under United Agri Products’ senior bridge loan facility, the sale of $120.0 million of UAP Holdings’ common stock to our equity sponsor and members of our management, and the issuance of $60.0 million of UAP Holdings’ Series A Redeemable Preferred Stock to ConAgra Foods. In this prospectus, we refer to these borrowings and equity investments as the “Financings.” See “Description of Other Indebtedness—The Revolving Credit Facility” for a more detailed description of the revolving credit facility.

The following table sets forth the sources and uses of funds in connection with the Acquisition and the Financings:

Sources	(in millions)	Uses	(in millions)
Revolving Credit Facility	$242.0	Purchase Price	$575.0
Senior Bridge Loan Facility	175.0	Transaction Fees and Expenses	22.0
UAP Holdings Common Stock	120.0
UAP Holdings Series A Redeemable Preferred Stock	60.0

Total Sources	$597.0	Total Uses	$597.0

THE REFINANCING

On December 16, 2003, United Agri Products consummated a private offering of $225.0 million aggregate principal amount of its 8 1/4% Senior Notes due 2011 (the “8 1/4% Senior Notes”), the proceeds of which were used to repay United Agri Products’ $175.0 million senior bridge loan facility, plus accrued interest, to repay a portion of United Agri Products’ revolving credit facility and to pay fees and expenses associated with such offering (the “Refinancing”). See “Description of Other Indebtedness—8 1/4% Senior Notes” for a more detailed description of the 8 1/4% Senior Notes.

THE OFFERING OF OLD NOTES

On January 26, 2004, UAP Holdings completed the private offering of its 10 3/4% Senior Discount Notes due 2012 (the “old notes”). The proceeds from the offering of the old notes were used to pay a dividend to the holders of UAP Holdings’ common stock, to redeem a portion of its outstanding Series A Redeemable Preferred Stock and to pay fees and expenses associated with the offering of the old notes. This dividend was treated as a return of capital for accounting purposes. See “Use of Proceeds.”

As used in this prospectus, the term “Transactions” means, collectively, the Acquisition, the Financings, the Refinancing and the offering of the old notes.

The following table sets forth the sources and uses of funds in connection with the offering of the old notes:

Sources	(in millions)	Uses	(in millions)
Senior Discount Notes Offered on January 26, 2004	$82.5	Cash Dividend	$52.9
Cash on hand	0.5	Redemption of Series A Redeemable Preferred Stock	26.4
		Fees and Expenses	3.7

Total Sources	$83.0	Total Uses	$83.0

APOLLO

Apollo Management V, L.P. and its affiliated investment funds (“Apollo”), our equity sponsor, is an affiliate of Apollo Management, L.P. Apollo Management, L.P. was founded in 1990 and is among the most active private investment firms in the United States in terms of both number of investment transactions completed and aggregate dollars invested. Since its inception, Apollo Management, L.P. has raised in excess of $10 billion in equity capital, and has invested in excess of $13 billion in corporate transactions, in a wide variety of industries, both domestically and internationally. Companies owned or controlled by Apollo Management, L.P. and its affiliates or in which Apollo Management, L.P. and its affiliates have a significant equity investment include, among others, AMC Entertainment Inc., Borden Chemical, Inc., General Nutrition Centers, Inc., Goodman Global Holdings, Inc., Intelsat Ltd. and Nalco Company.

COMMON STOCK OFFERING AND OTHER RECENT DEVELOPMENTS

On April 7, 2004, UAP Holdings filed a registration statement on Form S-1 with the SEC with respect to an initial public offering (the “Proposed IDS Offering”) of its income deposit securities (“IDSs”). In connection with the Proposed IDS Offering, UAP Holdings launched a tender offer and consent solicitation for all outstanding old notes. On October 29, 2004, UAP Holdings decided to abandon the Proposed IDS Offering and filed an amendment to its registration statement on Form S-1 relating to a combined primary and secondary offering of shares of its common stock, $0.001 par value per share (the “Common Stock” and the offering of such shares of Common Stock, together with the application of the proceeds therefrom, referred to in this prospectus as the “Common Stock Offering”). Concurrently with the abandonment of the Proposed IDS Offering, UAP Holdings terminated the tender offer and consent solicitation with respect to the old notes.

The Common Stock Offering was consummated on November 29, 2004 and consisted of a primary offering of 3,125,000 shares of Common Stock by UAP Holdings and a secondary offering of 28,428,125 shares of Common Stock by UAP Holdings’ equity sponsor and certain members of its management (collectively, the “selling stockholders”). The public offering price per share in the Common Stock Offering was $16.00. The primary offering resulted in net proceeds to UAP Holdings of approximately $46.9 million (after deducting underwriting discounts and commissions of approximately $3.1 million). Those proceeds were used by UAP Holdings:

•	to repurchase all UAP Holdings’ outstanding Series A Redeemable Preferred Stock from its former parent, ConAgra Foods, for approximately $16.5 million plus accrued dividends of approximately $0.3 million,

•	to make a capital contribution to United Agri Products of approximately $23.3 million on November 29, 2004, which United Agri Products in turn used to redeem approximately $21.5 million principal amount of the 8 1/4% Senior Notes (together with accrued interest and liquidated damages of approximately $0.1 million and redemption premiums of approximately $1.8 million) on December 29, 2004,

•	to pay a $3.5 million fee to Apollo as consideration for services rendered by Apollo in connection with arranging the Common Stock Offering and

•	to pay approximately $3.2 million of estimated offering fees and expenses, with any balance to be used for general corporate purposes.

UAP Holdings did not receive any proceeds from the secondary offering.

On November 17, 2004, we effected an approximately 39.085-for-1 split of our common stock. All information in this prospectus gives affect to such stock split.

On October 4, 2004, UAP Holdings paid a special dividend to the holders of its common stock in the aggregate amount of $40.0 million and redeemed 18,683 shares of its Series A Redeemable Preferred Stock held by ConAgra Foods for an aggregate amount of approximately $20.0 million. This special dividend and redemption were financed with the proceeds of a dividend of $60.0 million from United Agri Products, which in turn was financed with borrowings under United Agri Products’ revolving credit facility. In this prospectus, we refer to these special dividend and redemption payments and the financing thereof with borrowings under United Agri Products’ revolving credit facility as the “Special Dividends.”

As part of our efforts to rationalize our infrastructure by closing or selling unprofitable facilities, we sold a substantial portion of the assets at a facility located in Fremont, Nebraska, in February 2004. Except for a limited amount of toll manufacturing, we have ceased all operations at the Fremont facility. We expect to divest the remaining assets at that facility in the near future and to cease the remaining toll manufacturing activities by the end of fiscal 2005. In addition, we closed a formulation facility located in Caldwell, Idaho, in October 2004, and we expect eventually to sell that facility to a third party.

OUR CORPORATE INFORMATION

UAP Holdings is a holding company with no significant assets or operations other than the ownership of 100% of the stock of United Agri Products. Our principal executive offices are located at 7251 W. 4th Street, Greeley, Colorado 80634. Our main telephone number is (970) 356-4400.

SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

On January 26, 2004 in connection with the offering of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes. Under that agreement, we agreed to deliver to you this prospectus and to use commercially reasonable efforts to complete this exchange offer within 255 days after the date of original issuance of the old notes. You are entitled to exchange in this exchange offer your old notes for exchange notes which are identical in all material respects to the old notes except that:

•	the exchange notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

•	the exchange notes are not entitled to registration rights which are applicable to the old notes under the registration rights agreement; and

•	our obligation to pay liquidated damages on the old notes because (a) the exchange offer registration statement of which this prospectus forms a part was not declared effective by August 23, 2004 and (b) this exchange offer was not consummated by October 7, 2004, in each case, at incremental rates ranging from 0.25% per annum to 1.0% per annum depending on how long we fail to comply with these deadlines, does not apply to the exchange notes.

For purposes of this and other sections in this prospectus, we refer to the old notes and the exchange notes together as the “notes” or the “10 3/4% Senior Discount Notes.”

The Exchange Offer

We are offering to exchange up to $125,000,000 aggregate principal amount at maturity of our 10 3/4% Senior Discount Notes due 2012 which have been registered under the Securities Act for up to $125,000,000 aggregate principal amount at maturity of our 10 3/4% Senior Discount Notes due 2012 which were issued on January 26, 2004. Old notes may be exchanged only in integral multiples of $1,000 principal amount at maturity.

Resales

Based on an interpretation by the staff of the Securities and Exchange Commission (the “SEC”) set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to this exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you

•	are acquiring the exchange notes in the ordinary course of business, and

•	have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

Each participating broker-dealer that receives exchange notes for its own account pursuant to this exchange offer in exchange for the old notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of old notes who

•	is our affiliate,

•	does not acquire the exchange notes in the ordinary course of its business, or

•	tenders in this exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration Date; Withdrawal of Tenders

This exchange offer will expire at 12:00 midnight, New York City time, March 2, 2005, or such later date and time to which we extend it. We do not currently intend to extend the expiration date. A tender of old notes pursuant to this exchange offer may be withdrawn at any time prior to the expiration date. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of this exchange offer.

Conditions to this Exchange Offer	This exchange offer is subject to customary conditions, some of which we may waive. See “The Exchange Offer—Certain Conditions to this Exchange Offer.”

Procedures for Tendering Old Notes

If you wish to accept this exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold old notes through The Depository Trust Company (“DTC”) and wish to participate in this exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

•	you are not our “affiliate” as defined in Rule 405 under the Securities Act.

Guaranteed Delivery Procedures

If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Old Notes

As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, we will not be obligated to pay liquidated damages as described in the registration rights agreement for failure to complete the exchange offer. If you are a holder of old notes and do not tender your old notes in this exchange offer, you will continue to hold such old notes and you will be entitled to all the rights and limitations applicable to the old notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of this exchange offer.

Consequences of Failure to Exchange

All untendered old notes will continue to be subject to the restrictions on transfer provided for in the old notes and in the indenture. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this exchange offer or as otherwise required under certain limited circumstances pursuant to the terms of the registration rights agreement, we do not currently anticipate that we will register the old notes under the Securities Act.

Certain U.S. Federal Income Tax Considerations	The exchange of old notes for exchange notes in this exchange offer should not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in this exchange offer.

Exchange Agent

JPMorgan Chase Bank, N.A. is the exchange agent for this exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent.”

SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

The following summary is not intended to be complete. For a more detailed description of the notes, see “Description of Notes.”

Issuer	UAP Holding Corp.

Exchange Notes Offered	$125.0 million in aggregate principal amount at maturity of 10 3/4% Senior Discount Notes due 2012.

Maturity Date	July 15, 2012.

Interest

No interest will accrue on the exchange notes prior to January 15, 2008. Instead, the accreted value of each exchange note will increase (representing amortization of original issue discount) from the date of original issuance to but not including January 15, 2008 at a rate of 10 3/4% per annum calculated on a semi-annual basis using a 360-day year comprised of twelve 30-day months, such that the accreted value on January 15, 2008 will be equal to the full principal amount at maturity of the notes. Beginning on January 15, 2008, interest on the exchange notes will accrue at a rate of 10 3/4% per annum and will be payable in cash semi-annually in arrears on January 15 and July 15, commencing on July 15, 2008.

Holders of notes whose old notes are accepted for exchange in this exchange offer will not receive any payment in respect of interest on the old notes. Instead, holders of old notes will receive exchange notes on the date of exchange equal in value to the accreted value of such old notes on the date of exchange.

Liquidated Damages

Because the registration statement of which this prospectus forms a part was not declared effective by the SEC on or prior to August 23, 2004, which was the 210th day following the date of issuance of the old notes, we are required under the registration rights agreement to pay liquidated damages on the accreted value of the old notes at a rate of 0.25% per annum from August 24, 2004 to November 22, 2004 and an additional 0.25% per annum during each subsequent 90-day period (not to exceed 1.0% per annum) until such time as the registration statement is declared effective and this exchange offer is consummated.

Assuming we consummate the exchange offer on March 3, 2005, which is the first business day following the scheduled expiration date, we will be required to pay aggregate liquidated damages of $191,587.

Original Issue Discount

The exchange notes are being offered with original issue discount for U.S. federal income tax purposes. Thus, although cash interest will not be payable on the exchange notes prior to July 15, 2008, interest will accrue from the issue date of the exchange notes based on the yield to maturity of the exchange notes and will be included as interest income (including for periods ending prior to January 15, 2008) for U.S. federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See “Certain U.S. Federal Income Tax Considerations.”

Ranking	The exchange notes will be our general unsecured obligations and will:

•	rank equally in right of payment with all of our existing and future unsecured senior debt;

•	rank senior in right of payment to any of our future subordinated debt;

•	be effectively subordinated in right of payment to all of our existing and future secured debt (including our guarantee of obligations under United Agri Products’ revolving credit facility) to the extent of the value of the assets securing such debt; and

•	be structurally subordinated to all obligations, including trade payables, of our subsidiaries.

On a pro forma basis as of November 28, 2004, after giving effect to the Common Stock Offering:

•	UAP Holdings would have had $301.8 million of senior debt, of which $211.6 million would have been secured debt under UAP Holdings’ guarantee of United Agri Products’ revolving credit facility, and approximately $90.2 million would have consisted of the old notes offered on January 26, 2004 (which notes will accrete to $125.0 million principal amount at maturity); and

•	our subsidiaries would have had total liabilities of $1,104.0 million, of which $211.6 million would have been debt under United Agri Products’ revolving credit facility, and $203.5 million would have consisted of the 8 1/4% Senior Notes.

See “—Summary Unaudited Pro Forma Condensed Consolidated Financial and Other Data,” “—Summary Historical Financial and Other Data,” “Unaudited Pro Forma Condensed Consolidated Financial Data,” “Selected Historical Financial and Other Data” and “Capitalization.”

Optional Redemption

We may redeem some or all of the notes at any time and from time to time on or after January 15, 2008 at a redemption price equal to 100% of the principal amount at maturity thereof plus a premium declining ratably to par, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date.

At any time prior to January 15, 2007, we may use the proceeds of certain equity offerings to redeem up to 40% of the aggregate principal amount at maturity of notes originally issued under the indenture and all or a portion of any additional notes issued after the date of the indenture, in each case at a redemption price equal to 110.750% of the accreted value thereof, plus liquidated damages, if any, to the redemption date.

Change of Control

If we experience a change of control, we may be required to offer to repurchase some or all of the notes at a purchase price equal to 101% of the accreted value thereof, plus liquidated damages, if any, to the repurchase date (if prior to January 15, 2008), or 101% of the principal amount at maturity, plus accrued and unpaid interest and liquidated damages, if any, to the repurchase date (if on or after January 15, 2008).

In addition, if we experience a change of control prior to January 15, 2008, we may redeem the notes, in whole but not in part, at a redemption price equal to 100% of the accreted value thereof, plus a premium declining ratably to 8.063%, plus liquidated damages, if any, to the redemption date.

Certain Covenants	The indenture governing the old notes and the exchange notes contains covenants that limit our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional indebtedness;

•	pay dividends or make other distributions on our capital stock or repurchase, repay or redeem our capital stock or subordinated debt;

•	make certain investments;

•	incur liens;

•	enter into certain types of transactions with affiliates;

•	limit dividends or other payments by our restricted subsidiaries to us; and

•	sell all or substantially all of our assets or merge with or into other companies.

These covenants are subject to important exceptions and qualifications which are described under the heading “Description of Notes—Certain Covenants” in this prospectus.

RISK FACTORS

Investing in the exchange notes involves substantial risk. Before you participate in the exchange offer, you should carefully consider all the information in this prospectus including matters set forth under the heading “Risk Factors.”

SUMMARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL AND OTHER DATA

The summary unaudited pro forma condensed consolidated financial data of UAP Holding Corp. give effect, in the manner described under “Unaudited Pro Forma Condensed Consolidated Financial Data” and the notes thereto, to the Transactions, the Special Dividends and the Common Stock Offering, as if they occurred as of February 24, 2003 in the case of the unaudited pro forma statements of operations data, and to the Common Stock Offering, as if it occurred as of November 28, 2004, in the case of the unaudited pro forma balance sheet data. The unaudited pro forma financial data do not purport to represent what our results of operations or financial position would have been if the Transactions, the Special Dividends and the Common Stock Offering had occurred as of the dates indicated or what such results will be for future periods. The results of operations for the interim periods are not necessarily indicative of the operating results for the entire year or any future period.

You should read the information contained in this table in conjunction with “—The Transactions,” “—Common Stock Offering and Other Recent Developments,” “Unaudited Pro Forma Condensed Consolidated Financial Data,” “Selected Historical Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and the accompanying notes thereto of UAP Holding Corp. included elsewhere in this prospectus.

	Pro Forma
	Fiscal Year Ended February 22, 2004	Forty Weeks Ended November 28, 2004	Twelve Months Ended November 28, 2004
	(dollars in thousands)
Statement of Operations Data:
Net sales	$2,451,885	$2,229,627	$2,457,405
Costs and expenses:
Cost of goods sold	2,108,740	1,970,383	2,141,113
Selling, general and administrative expenses	235,628	205,850	242,213
Corporate allocations—Selling, general and administrative expenses	8,983	—	—

Income from operations	98,534	53,394	74,079
Interest expense	38,448	31,942	39,469
Finance fee income	(10,773)	(6,815)	(10,247)

Income from continuing operations before income taxes	70,859	28,267	44,857
Income tax expense	28,157	9,542	15,369

Income from continuing operations	$42,702	$18,725	$29,488

Income Per Share:
Basic	$0.85	$0.40	$0.62
Diluted	$0.80	$0.38	$0.60
Weighted average shares outstanding:
Basic	50,373,244	47,278,191	47,278,191
Diluted	53,244,819	49,123,597	49,123,597

Other Operating Data:
EBITDA (a)	$125,289	$71,641	$99,238
Depreciation and amortization	15,982	11,432	14,912
Capital expenditures	15,320	9,362	16,332
Ratio of EBITDA to interest expense			2.51x
Ratio of total debt to EBITDA			5.09x
Ratio of earnings to fixed charges (b)			1.86x

Pro Forma
(in thousands)	November 28, 2004
Balance Sheet Data:
Working capital	$228,840
Total assets	1,269,840
Total debt	505,276
Stockholders’ equity	92,522

(a)	EBITDA represents net income (loss) before interest expense, finance charges, income taxes, depreciation and amortization. We present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to service debt, and consider it to be a measure of liquidity. Adjusted EBITDA, as defined in the indenture governing the 10 3/4% Senior Discount Notes, corresponds to a calculation made in the indenture and is calculated by adjusting EBITDA for certain items. The adjustments to EBITDA relate to: (1) the add back of losses from discontinued operations, net of taxes, (2) the add back of inventory fair market value adjustments as a result of the Acquisition, (3) the add back of expenses relating to a transition services agreement and (4) the add back/deduction of loss/gain from the sale of certain businesses. We present Adjusted EBITDA because a corresponding calculation is used in the indenture for the 10 3/4% Senior Discount Notes to determine whether we may incur additional indebtedness. Adjusted EBITDA is not a measure of financial performance or liquidity under GAAP. Accordingly, Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations or other income or cash flow data prepared in accordance with GAAP or as a measure of our operating performance or liquidity. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Obligations and Commitments” for a discussion of the application of Adjusted EBITDA as a measure of our ability to incur indebtedness under the indentures. For example, although we consider EBITDA a liquidity measure, it does not take into account all cash expenditures which may be necessary to grow our business, such as cash expenditures for capital expenditures and acquisitions. Because of covenants in the revolving credit facility and the indenture that are based on Adjusted EBITDA, including our fixed charge coverage ratio covenants, we will have to maintain our Adjusted EBITDA at certain levels to, among other things, pay dividends on our capital stock, incur additional indebtedness and avoid defaults under our revolving credit facility. The following table sets forth a reconciliation from historical cash flows provided by operating activities to historical EBITDA, pro forma EBITDA and Adjusted EBITDA:

(in thousands)	Fiscal Year Ended February 22, 2004	Forty Weeks Ended November 28, 2004	Twelve Months Ended November 28, 2004
Cash flows provided by operating activities	$341,799	$(276,097)	$170,276
Interest expense	28,679	33,765	42,190
Net change in operating assets and liabilities	(251,766)	309,922	(96,911)
Income tax provision (benefit)	30,857	9,298	15,087
Deferred income tax benefit (provision)	(23,858)	(481)	(24,339)
Loss from discontinued operations, net	(4,708)	—	—
Other	(672)	(5,516)	(8,065)

EBITDA	120,331	70,891	98,238
Loss from discontinued operations	4,708	—	—
Apollo management fee (1)	250	750	1,000

Pro forma EBITDA	125,289	71,641	99,238

Inventory fair market value adjustment (2)	3,673	17,354	21,027
ConAgra transition services agreement expense (3)	1,875	5,625	7,500
Gain on sale of businesses (4)	(10,543)	—	—
Breakage fees in connection with abandonment of Proposed IDS Offering (5)	—	5,953	5,953

Adjusted EBITDA	$120,294	$100,573	$133,718

(1)	In connection with the Common Stock Offering, the management consulting agreement with Apollo was terminated. The agreement, which was entered into in connection with the Acquisition in November 2003, required United Agri Products to pay Apollo an annual management fee of $1.0 million payable in quarterly payments of $250,000. The termination of this agreement has been reflected in the unaudited pro forma financial statements. See “Certain Relationships and Related Transactions—Ancillary Agreements—Apollo Management Consulting Agreement.”
(2)	Consists of the additional cost of goods sold expense due to the step up to fair market value of certain inventories on hand at November 23, 2003, as a result of the allocation of the purchase price of the Acquisition to inventory.
(3)	Consists of the expensing of the prepaid fee to ConAgra Foods for services performed under the Buyer Transition Services Agreement (as defined below under the caption “Certain Relationships and Related Transactions—Ancillary Agreements—Transition Services Agreements” entered into in connection with the Acquisition.
(4)	Consists of gain on the sale of stock of two divisions, both of which occurred in November 2003.
(5)	The Proposed IDS Offering was abandoned when we decided to pursue the Common Stock Offering. Expenses incurred by us as a result of the Proposed IDS Offering were accumulated and charged to income in connection with the consummation of the Common Stock Offering.

(b)	For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of discount and financing costs and the portion of operating rental expense which management believes is representative of the interest component of rent expense. The pro forma ratio of earnings to fixed charges for the fiscal year ended February 22, 2004, the forty weeks ended November 28, 2004 and the twelve months ended November 28, 2004 was 2.37x, 1.68x and 1.86x, respectively.

SUMMARY HISTORICAL FINANCIAL AND OTHER DATA

The following table sets forth our summary historical financial data at the dates and for the periods indicated. We derived the summary historical statement of operations data for the fiscal years ended February 24, 2002, February 23, 2003 and the thirty-nine week period ended November 23, 2003, and balance sheet data at February 23, 2003 of the ConAgra Agricultural Products Business (the “Predecessor”) and the summary historical statement of operations data for the thirteen weeks ended February 22, 2004 and balance sheet data at February 22, 2004 of UAP Holding Corp. from the audited historical financial statements appearing elsewhere in this prospectus. We derived the balance sheet data at February 24, 2002 from the audited historical financial statements of the Predecessor which are not included in this prospectus. We derived the summary historical statement of operations data for the forty weeks ended November 28, 2004 and balance sheet data at November 28, 2004 of UAP Holding Corp. from the unaudited financial statements of UAP Holding Corp. appearing elsewhere in this prospectus. In the opinion of management, the unaudited financial statements include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the financial position and results of operations for these periods. The results of operations for any quarter or a partial fiscal year period or for the periods presented for the Predecessor or Successor (as defined below) are not necessarily indicative of the results of operations to be expected for other periods or for the full fiscal year.

Accounting principles generally accepted in the United States of America require our operating results prior to the Acquisition, the periods prior to November 24, 2003, to be reported as the results of the Predecessor in the historical financial statements. Our operating results subsequent to the Acquisition are presented as the “Successor’s” results in the historical financial statements and include the thirteen-week period from November 24, 2003 through February 22, 2004 and the forty week period from February 23, 2004 through November 28, 2004.

The summary historical financial and other data gives effect to the approximately 39.085-for-1 split of our common stock effected on November 17, 2004. To effect the stock split, we obtained the approval of our board of directors and the approval of our stockholders to an amendment and restatement of our certificate of incorporation in order to increase the authorized number of shares of our common stock. The stock split became effective on November 17, 2004 upon the filing of the amendment and restatement of our certificate of incorporation with the Secretary of State of the State of Delaware.

You should read the information contained in this table in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Data,” “Selected Historical Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated and combined financial statements and the accompanying notes thereto of the Successor and Predecessor included elsewhere in this prospectus.

	Combined Predecessor Entity
	ConAgra Agricultural Products Business			Consolidated UAP Holding Corp.
	Fiscal Year Ended		Thirty-Nine Weeks Ended November 23, 2003	Thirteen Weeks Ended February 22, 2004	Forty Weeks Ended November 28, 2004
	February 24, 2002	February 23, 2003
(dollars in thousands)
Statement of Operations Data:
Net sales	$2,770,192	$2,526,765	$2,224,107	$227,778	$2,229,627
Costs and expenses:
Cost of goods sold	2,428,203	2,166,594	1,938,010	170,730	1,970,383
Selling, general and administrative expenses	334,626	275,244	208,670	37,017	213,629
(Gain) loss on sale of assets	606	1,493	(10,522)	(404)	(623)
Other income, net	—	—	—	—	(6,406)
Corporate allocations:
Selling, general and administrative expenses (a)	10,495	10,766	8,983	—	—
Finance charges (b)	39,526	22,494	12,209	—	—
Interest expense, net	5,372	1,927	704	4,993	26,950

	2,818,828	2,478,518	2,158,054	212,336	2,203,933
Income (loss) from continuing operations before income taxes	(48,636)	48,247	66,053	15,442	25,694
Income tax expense (benefit)	(17,519)	18,787	25,068	5,789	9,298

Income (loss) from continuing operations	(31,117)	29,460	40,985	9,653	16,396
Loss from discontinued operations, net of tax	(5,919)	(4,221)	(4,708)	—	—

Net income (loss)	$(37,036)	$25,239	$36,277	$9,653	$16,396

Earnings per share:
Basic				$0.21	$0.35
Diluted				$0.21	$0.33
Weighted average shares outstanding:
Basic				46,902,351	47,278,191
Diluted				46,902,351	49,123,597
Other Operating Data:
Depreciation and amortization	$17,148	$16,706	$11,385	$3,480	$11,432
EBITDA (c)	20,963	98,552	92,984	27,347	70,891
Capital expenditures	13,654	6,417	8,350	6,970	9,362
Ratio of earnings to fixed charges(d)	—	2.22x	3.17x	2.33x	1.59x

	As of February 24, 2002	As of February 23, 2003		As of February 22, 2004	As of November 28, 2004
Balance Sheet Data:
Cash and cash equivalents	$72,692	$28,559		$172,647	$—
Working capital	103,784	455,154		223,953	225,857
Total assets	1,345,680	1,352,025		1,263,963	1,268,832
Total debt	4,464	—		308,570	315,190
Stockholder’s net investment and advances	313,929	587,898		—	—
Stockholders’ equity	—	—		76,788	52,403

(a)	Represents expenses incurred by ConAgra Foods and allocated to the ConAgra Agricultural Products Business based on specific services provided or based on ConAgra Foods’ investment in the ConAgra Agricultural Products Business in proportion to ConAgra Foods’ total investment in its subsidiaries.
(b)	Represents amounts charged to the ConAgra Agricultural Products Business by ConAgra Foods on ConAgra Foods’ investment in and intercompany advances to the ConAgra Agricultural Products Business.
(c)

EBITDA represents net income (loss) before interest expense, finance charges, income taxes, depreciation and amortization. We present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to service debt, and consider it to be a measure of liquidity. Adjusted EBITDA, as defined in the indenture governing the 10 3/4% Senior Discount Notes, corresponds to a calculation made in the indenture and is calculated by adjusting EBITDA for certain items. The adjustments to EBITDA relate to: (1) the add back of losses from discontinued operations, net of taxes, (2) the add back of inventory fair market value adjustments as a result of the Acquisition, (3) the add back of expenses relating to a transition services agreement and (4) the add back/deduction of loss/gain from the sale of certain businesses. We present Adjusted EBITDA because a corresponding calculation is used in the indenture for the 10 3/4% Senior Discount Notes to determine whether we may incur additional indebtedness. Adjusted EBITDA is not a measure of financial performance or liquidity under GAAP. Accordingly, Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations or other income or cash flow data prepared in accordance with GAAP or as a measure of our operating performance or liquidity. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Obligations and Commitments” for a discussion of the application of Adjusted EBITDA as a measure of our ability to incur indebtedness under the indenture. For example, although we consider EBITDA a liquidity measure, it does not take into account all cash expenditures which may be necessary to grow our business, such as cash expenditures for capital expenditures and acquisitions. Because of covenants in the revolving credit facility and our indentures that are based on Adjusted EBITDA, including our fixed charge coverage ratio covenants, we will have to maintain our Adjusted EBITDA at certain levels to, among other things, pay dividends on our capital stock, incur additional indebtedness and to avoid defaults under our revolving credit facility. The following table sets forth a reconciliation from historical cash flows used in or provided by operating activities to historical EBITDA and Adjusted EBITDA:

	Combined Predecessor Entity			Consolidated UAP Holding Corp.
	ConAgra Agricultural Products Business
	Fiscal Year Ended		Thirty-Nine Weeks Ended November 23, 2003	Thirteen Weeks Ended February 22, 2004	Forty Weeks Ended November 28, 2004
(in thousands)	February 24, 2002	February 23, 2003
Cash flows used in (provided by)
operating activities	$120,662	$(266,751)	$(104,574)	$446,373	$(276,097)
Interest expense	58,370	37,820	20,254	8,425	33,765
Net change in operating assets and liabilities	(140,743)	315,492	155,067	(406,833)	309,922
Income tax provision (benefit)	(17,519)	18,787	25,068	5,789	9,298
Deferred income tax benefit (provision)	4,517	(3,821)	—	(23,858)	(481)
Loss from discontinued operations, net	(5,919)	(4,221)	(4,708)	—	—
Other	1,595	1,246	1,877	(2,549)	(5,516)

EBITDA	20,963	98,552	92,984	27,347	70,891
Inventory fair market value adjustment (1)	—	—	—	3,673	17,354
ConAgra transition services agreement expense (2)	—	—	—	1,875	5,625
Gain on sale of businesses (3)	—	—	(10,543)	—	—
Breakage fees in connection with abandonment of Proposed IDS Offering (4)	—	—	—	—	5,953

Adjusted EBITDA	$20,963	$98,552	$82,441	$32,895	$99,823

(1)	Consists of the additional cost of goods sold expense due to the step up to fair market value of certain inventories on hand at November 23, 2003, as a result of the allocation of the purchase price of the Acquisition to inventory.
(2)	Consists of the expensing of the prepaid fee to ConAgra Foods for services performed under the Buyer Transition Services Agreement entered into in connection with the Acquisition.
(3)	Consists of gain on the sale of stock of two divisions, both of which occurred in November 2003.
(4)	The Proposed IDS Offering was abandoned when we decided to pursue the Common Stock Offering. Expenses incurred by us as a result of the Proposed IDS Offering were accumulated and charged to income in connection with the consummation of the Common Stock Offering.

(d)	For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of discount and financing costs and the portion of operating rental expense which management believes is representative of the interest component of rent expense. For fiscal 2002, the ConAgra Agricultural Products Business’ earnings were insufficient to cover fixed charges by $48.6 million.

RISK FACTORS

In addition to the other information contained in this prospectus, the following factors should be considered carefully before participating in this exchange offer. If any of the following risks actually occur, our business, results of operations or financial condition would likely suffer.

RISKS RELATING TO THE NOTES

UAP Holdings is a holding company and therefore depends on its subsidiaries to service its obligations under the notes and its other indebtedness. UAP Holdings’ ability to repay the notes depends upon the performance of its subsidiaries and their ability to make distributions.

UAP Holdings has no direct operations and no significant assets other than ownership of 100% of the stock of United Agri Products. UAP Holdings’ subsidiaries are separate and distinct legal entities and they will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. Because UAP Holdings conducts its operations through its subsidiaries, UAP Holdings depends on those entities for dividends and other payments to generate the funds necessary to meet its financial obligations, including payments of principal and interest on these notes. Legal and contractual restrictions in agreements governing current and future indebtedness, as well as the financial condition and operating requirements of UAP Holdings’ subsidiaries, may limit UAP Holdings’ ability to obtain cash from its subsidiaries. United Agri Products’ revolving credit facility and the indenture governing the 8¼% Senior Notes significantly restrict United Agri Products and its subsidiaries from paying cash dividends or making other distributions or loans to UAP Holdings. The earnings from, or other available assets of, UAP Holdings’ subsidiaries may not be sufficient to pay dividends or make distributions or loans to enable UAP Holdings to make payments in respect of the notes when such payments are due. In addition, even if such earnings were sufficient, we can not assure you that the agreements governing the current and future indebtedness of UAP Holdings’ subsidiaries will permit UAP Holdings’ subsidiaries to provide UAP Holdings with sufficient dividends, distributions or loans to fund interest and principal payments on the notes when due.

Claims of noteholders will be structurally subordinate to claims of creditors of all of our existing and future subsidiaries.

The old notes are not, and the exchange notes will not, be guaranteed by any of our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we have to receive any assets of any of the subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be structurally subordinated to the claims of that subsidiaries’ creditors, including trade creditors and holders of debt of those subsidiaries.

We also have joint ventures and subsidiaries in which we own less than 100% of the equity so that, in addition to the structurally senior claims of creditors of those entities, the equity interests of our joint venture partners or other shareholders in any dividend or other distribution made by these entities would need to be satisfied on a proportionate basis with us. These joint ventures and less than wholly-owned subsidiaries may also be subject to restrictions on their ability to distribute cash to us in their financing or other agreements and, as a result, we may not be able to access their cash flow to service our debt obligations, including in respect of the notes.

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

We have substantial indebtedness. As of November 28, 2004, on a pro forma basis after giving effect to the Common Stock Offering, we would have had $505.3 million of total indebtedness.

In addition, subject to the restrictions in the indenture governing the notes, the indenture governing the 8 1/4% Senior Notes and United Agri Products’ revolving credit facility, we may incur additional indebtedness. The high level of our indebtedness could have important consequences to you, including the following:

•	it may be more difficult for us to satisfy our obligations with respect to these notes;

•	our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes may be impaired;

•	a substantial portion of the cash flow from our subsidiaries’ operations must be used to pay interest and principal on the notes, the 8 1/4% Senior Notes and other indebtedness, which will reduce the funds available to us for other purposes such as capital expenditures;

•	we may be limited in our ability to borrow additional funds;

•	we may have a higher level of indebtedness than some of our competitors, which may put us at a competitive disadvantage and reduce our flexibility in planning for, or responding to, changing conditions in our business and industry, including increased competition; and

•	we may be more vulnerable to economic downturns and adverse developments in our business.

Servicing our debt will require a significant amount of cash. Our subsidiaries’ ability to generate sufficient cash depends on numerous factors which are beyond our control and we may be unable to generate sufficient cash flow to service our debt obligations, including making payments on the notes.

Our ability to pay our expenses and to pay principal and interest on the notes and our other debt depends on our ability to generate positive cash flow in the future, which is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. We cannot assure you that our subsidiaries’ operations will generate sufficient cash flow from operations or that currently anticipated cost savings and operational improvements will be realized on schedule, or at all, or that future borrowings will be available under United Agri Products’ revolving credit facility in an amount sufficient to enable us or our subsidiaries to make payments in respect of the notes, to pay our other debt, to pay dividends on our common stock or to fund other liquidity needs.

If our subsidiaries do not have sufficient cash flow from operations, we or our subsidiaries may be required to incur additional indebtedness, refinance all or part of our existing debt (including the notes) or sell assets. United Agri Products’ ability to borrow funds under its revolving credit facility in the future will depend on its meeting the financial covenants in such credit facility, and we cannot guarantee that sufficient borrowings will be available to us or our subsidiaries. See “Description of Other Indebtedness.” If we or our subsidiaries are required to refinance existing debt, or if we or our subsidiaries are required to sell some of our assets, we cannot guarantee that we will be able to do so on terms that are acceptable to us or at all. In addition, the terms of existing or future debt agreements, including the indenture governing the notes, United Agri Products’ revolving credit facility and the indenture governing the 8¼% Senior Notes, may restrict us or our subsidiaries from effecting any of these alternatives. Any inability to generate sufficient cash flow or refinance our consolidated debt on favorable terms could significantly adversely affect our financial condition, the value of the notes and our ability to make interest and principal payments with respect to the notes.

Dividends on our common stock may reduce the amount of cash available to make payments on the notes.

As discussed in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Impact of Common Stock Dividends,” we intend to declare and pay regular quarterly cash dividends on our common stock. In the past, cash flow provided by our operating activities has been highly variable, resulting in negative cash flow during certain periods. Because of this variability, we may have to rely on additional borrowings or other sources of cash to pay cash dividends. If we were to use working capital or permanent borrowings to fund dividend payments on our common stock, we would have less cash available to us to pay principal of, and interest on, including the notes, our outstanding debt, including the notes, and less cash available for other purposes, which could negatively impact our financial condition, our results of operations and our ability to maintain or expand our business. A failure to pay principal of, or interest on, our debt, including the notes, would constitute an event of default under the applicable debt agreements, giving the holders of that debt the right to accelerate its maturity. If any of our debt is accelerated, we may not have sufficient cash available to repay it in full and we may be unable to refinance it on satisfactory terms or at all. Moreover, subject to certain restrictions in the indenture governing the notes, any additional debt incurred to pay dividends could be secured and therefore effectively senior to the notes, as discussed in more detail below.

Despite our current leverage, we may still be able to incur substantially more debt. This could further exacerbate the risks that we and our subsidiaries face.

We, including our subsidiaries, may be able to incur substantial additional indebtedness in the future. Although United Agri Products’ revolving credit facility, the indenture governing its 8 1/4% Senior Notes, and the indenture governing the notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, indebtedness of our subsidiaries, which would be effectively senior to the notes, incurred in compliance with these restrictions could be substantial. For example, United Agri Products’ revolving credit facility provides commitments of up to $500.0 million, $267.1 million of which would have been available for future borrowings as of November 28, 2004, on a pro forma basis after giving effect to the Common Stock Offering, subject to the aggregate borrowing base availability and net of $21.3 million in outstanding letters of credit. All of such indebtedness would have been secured and effectively senior to the notes. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. If additional indebtedness is added to our or our subsidiaries’ current levels of indebtedness, the substantial risks described above would intensify.

Your right to receive payments on the notes is effectively junior to those lenders who have a security interest in our assets.

Our obligations under the notes are unsecured and are effectively subordinated to any of our existing or future secured indebtedness, including our obligations under United Agri Products’ revolving credit facility, which are secured by a security interest in substantially all of our domestic tangible and intangible assets and the assets and a portion of the stock of certain of our non-U.S. subsidiaries. In the event of a foreclosure, dissolution, winding-up, liquidation, reorganization, bankruptcy or similar proceeding involving us, the assets which serve as collateral for any secured indebtedness will be used to satisfy the obligations under the secured indebtedness before any payments are made on the notes. In any such event, because the notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully. See “Description of Other Indebtedness.”

As of November 28, 2004, on a pro forma basis after giving effect to the Common Stock Offering, UAP Holdings would have had $211.6 million of senior secured indebtedness, which would have consisted of its guarantee of indebtedness under United Agri Products’ revolving credit facility and which would not have included availability of $267.1 million under United Agri Products’ revolving credit facility, which availability is subject to the aggregate borrowing base availability and net of $21.3 million in outstanding letters of credit. The indenture permits the incurrence of substantial additional indebtedness by us and our restricted subsidiaries in the future, including secured indebtedness.

If we or our subsidiaries default on our or their obligations to pay our or their indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our subsidiaries’ indebtedness, including a default under United Agri Products’ revolving credit facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, interest and liquidated damages, if any, on the notes and substantially decrease the market value of the notes. If we or our subsidiaries are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, interest and liquidated damages, if any, on our or their indebtedness, or if we or our subsidiaries otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our or their indebtedness (including United Agri Products’ revolving credit facility and our guarantee thereof), we or they could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest and liquidated damages, if any, the lenders under United Agri Products’ revolving credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our or our subsidiaries’ assets, and we or our subsidiaries could be forced into bankruptcy or liquidation. If our or our subsidiaries’ operating performance declines, we may need to seek to obtain waivers from the required lenders under United Agri Products’ revolving credit facility to avoid being in default. If we or our subsidiaries breach the covenants under United Agri Products’ revolving credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under United Agri Products’ revolving credit facility, the lenders could exercise their rights as described above, and we and our subsidiaries could be forced into bankruptcy or liquidation. See “Description of Other Indebtedness” and “Description of Notes.”

The indenture governing the notes, the indenture governing the 8 1/4% Senior Notes and United Agri Products’ revolving credit facility impose significant operating and financial restrictions on us. These restrictions limit our ability, among other things, to:

•	incur additional indebtedness;

•	acquire the assets of, or merge or consolidate with, other companies;

•	pay dividends or make other distributions on our capital stock or repurchase, repay or redeem the notes, subordinated debt and our capital stock;

•	make certain investments;

•	incur liens;

•	make capital expenditures;

•	enter into certain types of transactions with our stockholders and affiliates;

•	limit dividends or other payments by our restricted subsidiaries to us; and

•	transfer or sell certain or all or substantially all of our assets.

In addition, United Agri Products’ revolving credit facility, for which we are a guarantor, requires us to maintain certain financial ratios. See “Description of Other Indebtedness.” We may not be able to maintain these ratios. Covenants in United Agri Products’ revolving credit facility may also impair our ability to finance future operations or capital needs or to enter into acquisitions or joint ventures or engage in other favorable business activities.

If we default under United Agri Products’ revolving credit facility, we could directly or indirectly be prohibited from making any payments on the notes. In addition, the lenders under United Agri Products’ revolving credit facility could require immediate repayment of the entire principal. If those lenders require immediate repayment, we may not be able to repay them and also repay the notes in full.

You will be required to pay U.S. Federal income tax on accrual of original issue discount on the exchange notes even if we do not pay cash interest.

The old notes were, and the exchange notes will be, issued at a substantial discount from their principal amount at maturity. Although cash interest will not accrue on the notes prior to January 15, 2008, and there will be no periodic payments of cash interest on the notes prior to July 15, 2008, original issue discount (the difference between the stated redemption price at maturity and the issue price of the exchange notes) will accrue from the issue date of the exchange notes. Consequently, purchasers of the exchange notes generally will be required to include amounts in gross income for United States federal income tax purposes in advance of their receipt of the cash payments to which the income is attributable. Such amounts in the aggregate will be equal to the difference between the stated redemption price at maturity (inclusive of stated interest on the exchange notes) and the issue price of the exchange notes. See “Certain U.S. Federal Income Tax Considerations.”

Federal and state laws permit a court to void the notes under certain circumstances.

The issuance of the notes may be subject to review under United States federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or reorganization case or lawsuit is commenced by or on behalf of our unpaid creditors. Under these laws, a court could void the obligations under the notes, subordinate the notes to our presently existing or future indebtedness or take other action detrimental to holders of the notes, if, among other things, at the time the indebtedness was incurred, we:

•	issued the notes to delay, hinder or defraud present or future creditors; or

•	received less than reasonably equivalent value or fair consideration for issuing the notes and:

•	were insolvent or rendered insolvent by reason of issuing the notes;

•	were engaged, or about to engage, in a business or transaction for which our remaining unencumbered assets constituted unreasonably small capital to carry on our business; or

•	intended to incur, or believed that we would incur, debts beyond our ability to pay as they mature.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the law of the jurisdiction that is being applied in any proceeding to determine whether a fraudulent transfer had occurred. Generally, however, a person would be considered insolvent if, at the time it incurred the debt:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be sure of the standard that a court would use to determine whether or not we were solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the notes would not be voided or notes would not be subordinated to our presently existing or future indebtedness. If such a case were to occur, the notes could also be subject to the claim that, because the notes were incurred to make payments to holders of our equity, our obligations were incurred for less than fair consideration.

The indenture provides that we may, after complying with certain conditions, defease the notes and be released from our obligations under many of the covenants contained in the indenture, or discharge all of our obligations under the indenture within a year of the maturity date or a redemption date. One of the conditions to such defeasance or discharge is that we deposit sufficient funds with the trustee to pay the principal, interest and premium, and liquidated damages, if any, on the outstanding notes through maturity or an applicable redemption date. If a bankruptcy or reorganization proceeding is initiated within the applicable preference period, which generally varies from 90 days to one year, the deposit would likely be subject to review under federal bankruptcy law and comparable provisions of state law. In such an event, a court may void the deposit of funds with the trustee as a preferential transfer and recover such funds for the benefit of the bankruptcy estate and/or otherwise order that the funds be made available to satisfy claims of other creditors. In addition, under the fraudulent conveyance laws described above, a court could also void the deposit of funds or take other actions detrimental to you. The indenture permits us to finance the defeasance deposit by issuing secured debt that we would not otherwise be permitted to incur under the indenture. In the event that the payments used to defease the notes are found to be a preferential transfer or a fraudulent conveyance, any claims arising out of or relating to the notes would be effectively subordinated in right of payment to any of our secured debt, including the secured debt incurred to finance the defeasance, to the extent of the value of the assets securing that debt. Your ability to recover on the notes after a defeasance or discharge may be reduced or eliminated as a result of these risks.

If you do not properly tender your old notes in the exchange offer, you will continue to hold unregistered old notes that are subject to transfer restrictions.

We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you are eligible to participate in this exchange offer and do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate this exchange offer, you will continue to hold old notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any liquidated damages with respect to the old notes. In addition:

•	if you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes; and

•	if you are a broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those exchange notes.

We have agreed that, for a period of 180 days after this exchange offer in consummated, we will make this prospectus available to any broker-dealer for use in connection with any resales of the exchange notes.

After this exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding.

An active trading market may not develop for the exchange notes, in which case, the trading market liquidity and the market price quoted for the exchange notes could be adversely effected.

The exchange notes are a new issue of securities with no established trading market and will not be listed on any securities exchange or automated dealer quotation system. The liquidity of the trading market in the exchange notes, and the market price quoted for the exchange notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the exchange notes. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate this exchange offer would reduce liquidity and could lower the market price of those exchange notes.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase the outstanding notes at 101% of their accreted value or principal amount at maturity (as applicable) at the date of repurchase unless such notes have been previously called for redemption. We may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control offer. Furthermore, our revolving credit facility, with certain limited exceptions, prohibits the repurchase or redemption of the notes before their stated maturity. Consequently, lenders thereunder may have the right to prohibit any such purchase or redemption, in which event we will seek to obtain waivers from the required lenders. We cannot assure you that we would be able to obtain such waivers or refinance our indebtedness on terms acceptable to us, or at all. Finally, the occurrence of a change of control could also constitute an event of default under our revolving credit facility, which could result in the acceleration of all amounts due thereunder. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

RISKS RELATING TO OUR BUSINESS

Our and our customers’ businesses are subject to seasonality and this may affect our revenues, carrying costs and collection of receivables.

Our and our customers’ businesses are seasonal, based upon the planting, growing and harvesting cycles, and the inherent seasonality of the industry we serve could have a material adverse effect on our business. During fiscal 2002, 2003 and 2004, at least 75% of our net sales occurred during the first and second fiscal quarters of each year because of the condensed nature of the planting season. Since interim period operating results reflect the seasonal nature of our business, they are not indicative of results expected for the full fiscal year. In addition, quarterly results can vary significantly from one year to the next due primarily to weather-related shifts in planting schedules and purchase patterns. We incur substantial expenditures for fixed costs throughout the year and substantial expenditures for inventory in advance of the spring planting season.

Seasonality also relates to the limited windows of opportunity that our customers have to complete required tasks at each stage of crop cultivation. Should events such as adverse weather or transportation interruptions occur during these seasonal windows, we would face the possibility of reduced revenue without the opportunity to recover until the following season. In addition, because of the seasonality of agriculture, we face the risk of significant inventory carrying costs should our customers’ activities be curtailed during their normal seasons. The seasonality of our industry can also affect the amount of bad debt that may result on our books and can negatively impact our accounts receivable collections. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Seasonality.”

Weather conditions may materially impact the demand for our products and services.

Weather conditions have a significant impact on the farm economy and, consequently, on our operating results. Weather conditions affect the demand for, and in some cases the supply of, products, which, in turn, has an impact on our prices. For example, weather patterns such as flood, drought or frost can cause crop failures that in turn affect the supply of feed and seed and the marketing of grain products, as well as the demand for fertilizer, crop protectants, seeds and other agronomic supplies. In recent years, we have experienced unusually severe weather conditions, including ice storms, floods and wind damage, and a summer dearth of water and pasture in some states. Adverse weather conditions can also impact the financial position of agricultural producers who do business with us, including producers to whom we extend credit. This, in turn, may adversely affect the ability of those producers to repay their obligations to us in a timely manner, or at all. Accordingly, the weather can have a material effect on our business, financial condition, results of operations and liquidity.

Restrictive covenants in the agreements governing our indebtedness may restrict our ability to pursue our business strategies or pay dividends on our common stock.

The revolving credit facility, the indenture governing the 8 1/4% Senior Notes and the indenture governing the notes limit our ability and the ability of our restricted subsidiaries, among other things, to:

•	incur additional indebtedness or contingent obligations;

•	pay dividends or make distributions to our stockholders;

•	repurchase or redeem our stock;

•	make investments;

•	grant liens;

•	make capital expenditures;

•	enter into transactions with our stockholders and affiliates;

•	sell assets; and

•	acquire the assets of, or merge or consolidate with, other companies.

In addition, the revolving credit facility requires us to maintain an interest coverage ratio and minimum EBITDA (as defined in our revolving credit facility), if revolving credit availability drops below $40.0 million. Although we have historically always been able to maintain this financial ratio and minimum EBITDA, we may not be able to maintain this ratio and minimum EBITDA in the future. Covenants in the revolving credit facility may also impair our ability to finance future operations or capital needs or to enter into acquisitions or joint ventures or engage in other favorable business activities.

If we default under the revolving credit facility under certain circumstances, among other things, the lenders could require immediate payment of the entire principal amount. These circumstances include a change of control, default under agreements governing our other indebtedness, material judgments in excess of a specified amount or breach of representations and warranties. Any default under the revolving credit facility or agreements governing our other indebtedness could lead to an acceleration of debt under our other debt instruments that contain cross-acceleration or cross-default provisions. If the lenders under the revolving credit facility require immediate repayment, we will not be able to repay them and also repay our other indebtedness in full. Our ability to comply with these covenants and restrictions contained in the revolving credit facility and other agreements governing our other indebtedness may be affected by changes in the economic or business conditions or other events beyond our control.

Our industry is very competitive and increased competition could reduce our sales and profit margins.

We operate in a highly competitive industry, particularly with respect to price and service. Our principal competitors in the distribution of crop production inputs include agricultural cooperatives, national fertilizer producers, major grain companies and independent distributors and brokers. Some of our competitors have greater financial, marketing and research and development resources, or better name recognition, than we do and can better withstand adverse economic or market conditions. In addition, as a result of increased pricing pressures caused by competition, we may experience reductions in the profit margins on sales, or may be unable to pass future material price increases on to our customers, which would also reduce profit margins.

Our success depends on a limited number of key employees and we may not be able to adequately replace them if they leave.

We believe that the success of our business strategy and our ability to operate profitably depend on the continued employment of our senior management team. The loss of the services of some of these key employees could have a material adverse effect on us. See “Management.”

Government regulation and agricultural policy may affect the demand for our products, and therefore our financial viability.

Existing and future government regulations and laws may greatly influence how we operate our business, our business strategy and, ultimately, our financial viability. Existing and future laws may impact the amounts and locations of fertilizer and pesticide applications. The federal Clean Water Act and the equivalent state and local water pollution control laws are designed to protect water quality. The application of fertilizer and pesticides have been identified as a source of water pollution and are currently regulated and may be more closely regulated in the future. This regulation may lead to decreases in the quantity of fertilizer and pesticides applied to crops. The application of fertilizers can also result in the emissions of nitrogen compounds and particulate matter to the air. Compliance with future requirements to limit these emissions under the federal Clean Air Act and state equivalents may affect the quantity of fertilizer used by our customers.

U.S. governmental policies and regulations may directly or indirectly influence the number of acres planted, the level of inventories, the mix of crops planted, crop prices and the amounts of and locations where fertilizers and pesticides may be applied. The market for our products could also be affected by challenges brought under the Endangered Species Act and by changes in regulatory policies affecting genetically modified seeds.

We are subject to expenses, claims and liabilities under environmental, health and safety laws and regulations.

We operate in a highly regulated environment. As a producer and distributor of crop production inputs, we must comply with federal, state and local environmental, health and safety laws and regulations. These regulations govern our operations and our storage, handling, discharge and disposal of a variety of substances. Our operations are regulated at the federal level under the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, and at the state level under analogous state laws and regulations. As a formulator, seller and distributor of crop production inputs, we are also subject to registration requirements under the Federal Insecticide, Fungicide, and Rodenticide Act and related state statutes, which require us to provide information to regulatory authorities regarding the benefits and risks of the products we sell and distribute, and to update that information. Risk information supplied to governmental authorities by us or others could result in the cancellation of products or in limitations on their use. In addition, these laws govern information contained in product labels and in promotional materials, require that products are manufactured in adherence to manufacturing specifications, and impose reporting and recordkeeping requirements relating to production and sale of certain pesticides. Non-compliance with these environmental, health and safety laws can result in significant fines or penalties or restrictions on our ability to sell or transport products.

Under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, we could be held jointly and severally responsible for the removal or remediation of any hazardous substance contamination at facilities that we currently own or operate, at facilities that we owned or operated in the past, at neighboring properties to which such contamination has migrated from our facilities, and at third party waste disposal sites to which we have sent wastes. We could also be held liable for natural resource damages.

We may incur substantial costs to comply with these environmental, health and safety law requirements. We may also incur substantial costs for liabilities arising from past releases of, or exposure to, hazardous substances. From time to time claims have been made against us for consequences arising out of human exposure to these substances or other damage, including property damages. Currently, four such claims are pending in relation to our Greenville, Mississippi facility. In addition, we may discover currently unknown environmental problems or conditions. The continued compliance with environmental laws, the discovery of currently unknown environmental problems or conditions, changes in environmental, health and safety laws and regulations or other unanticipated events may subject us to material expenditures or liabilities in the future.

Our profitability depends significantly on rebates from our vendors. If we are unsuccessful in earning, negotiating or collecting rebates, it could have an adverse impact on our business.

We receive rebates from crop protection chemicals and seed vendors based on programs offered by our suppliers to all of their customers. The programs vary based on product type and specific vendor practice. The majority of the rebate programs run on a crop year basis, typically from October 1st to September 30th, although other periods are sometimes utilized. The majority of these rebates are product-specific and are based on our sales of that product in a given crop year. We also negotiate individually with our vendors for additional rebates after the conclusion of the crop year and often several months after we have purchased and sold the products for which we are negotiating rebates. These individually negotiated rebates are based on various goals, such as our ability to grow sales of a particular vendor’s products at a faster rate than that vendor’s aggregate growth in sales for the same year, as well as increasing the percentage of our aggregate sales represented by a vendor’s product line as compared with our sales of the vendor’s competitors’ product lines and rebates in response to lower prices from a vendor’s competitors.

Our ability to earn, negotiate and collect rebates is critical to the success of our business. Generally, we sell the crop protection chemicals and seed we purchase from vendors at a reduced margin, with the profit from any sales of such products being made primarily from rebates from vendors. We price our products to our customers based on the amount of rebates we expect to receive at year-end. However, the amount of rebates we earn and the nature of our rebate programs are determined by our vendors and are directly related to the performance of our business. If our sales in any crop year are lower than expected, either because of poor weather conditions, increased competition or for any other reason, we will earn fewer rebates, and our gross margins may suffer. Additionally, our vendors may reduce the amount of rebates offered under their programs, or increase the sales goals or other conditions we must meet to earn rebates to levels that we cannot achieve. Finally, our ability to negotiate individually for additional rebates may cease or become limited, and our efforts to collect cash rebates periodically throughout the year may be unsuccessful. The occurrence of any of these events could have an adverse impact on our margins, net income or business.

Our equity sponsor controls us and its interests may conflict with or differ from our and/or your interests in the future.

Following the consummation of the Common Stock Offering, Apollo beneficially owns approximately 34% of our common stock. In addition, representatives of Apollo currently occupy four of the seven seats on our board of directors. As a result, Apollo has the ability to prevent any transaction that requires the approval of our board of directors and has the ability to substantially influence all matters requiring stockholder approval, including the election of our directors and the approval of significant corporate transactions such as mergers, tender offers and the sale of substantially all of our assets. For example, the approval of two-thirds of the members of our board of directors will be required by our amended and restated certificate of incorporation under certain circumstances including, without limitation, amendments to our organizational documents in a manner that adversely affects Apollo. These provisions shall terminate at such time as affiliates of Apollo no longer beneficially own at least one-third of our outstanding common stock and have sold at least one share of our common stock other than in connection with the Common Stock Offering. See “Management—Supermajority Board Approval of Certain Matters.” The interests of Apollo and its affiliates, as holders of Common Stock, could conflict with or differ from your interests, as holders of the notes. For example, Apollo could influence us to increase the amount of dividends payable with respect to our Common Stock, make acquisitions or pursue restructurings or other transactions in ways that could increase our leverage or otherwise impair our creditworthiness, even though such transactions could harm our ability to make payments with respect to the notes. In addition, Apollo could pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” that involve risks and uncertainties. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information and, in particular, appear under the headings “Prospectus Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “foresees,” “likely,” “may,” “should,” “goal,” “target,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon information available to us on the date of this prospectus.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, the matters discussed in this prospectus in the sections captioned: “Prospectus Summary,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Such factors may include:

•	general economic and business conditions;

•	industry trends;

•	restrictions contained in our debt agreements;

•	our substantial leverage, including the inability to generate the necessary amount of cash to service our existing debt and the incurrence of substantial indebtedness in the future;

•	the seasonality of our business and weather conditions;

•	the possibility of liability for pollution and other damage that is not covered by insurance or that exceeds our insurance coverage;

•	increased competition in the markets in which we operate;

•	our dependence on rebate programs to attain profitability;

•	our dependence on a limited number of key executives who we may not be able to adequately replace if they leave the company;

•	changes in government regulations, agricultural policy and environmental, health and safety laws and regulations;

•	the cost of developing our own stand-alone systems and infrastructure;

•	changes in business strategy, development plans or cost savings plans;

•	the loss of any of our major suppliers or the bankruptcy or financial distress of our customers;

•	the ability to attain and maintain any price increases for our products;

•	availability, terms and deployment of capital; and

•	other factors over which we have little or no control.

There may be other factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

THE EXCHANGE OFFER

Purpose and Effect of this Exchange Offer

We entered into a registration rights agreement with the initial purchasers of the old notes as part of the offering of the old notes in which we agreed to file a registration statement relating to an offer to exchange the old notes for exchange notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our commercially reasonable efforts to cause such offer to be consummated within 255 days following the original issuance of the old notes. The exchange notes will have terms substantially identical to the old notes except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and liquidated damages payable by us. The old notes were issued on January 26, 2004.

Under the circumstances set forth below, we will use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the old notes and to keep the shelf registration statement effective until the earlier of (a) January 26, 2006 and (b) such time as all of the old notes have been sold thereunder. These circumstances include:

•	because of any change in current law or applicable interpretations of the staff of the SEC, we are not permitted to consummate this exchange offer;

•	any holder of old notes notifies us prior to the 20th business day following consummation of this exchange offer that:

•	it is prohibited by law or SEC policy from participating in this exchange offer; or

•	it may not resell the exchange notes acquired by it in this exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales; or

•	it is a broker-dealer and owns notes acquired directly from us or an affiliate of ours.

The registration rights agreement required UAP Holdings to use commercially reasonable efforts to cause the registration statement of which this prospectus forms a part to be declared effective by the SEC on or before August 23, 2004, which was the 210th day following the issuance of the old notes. Because the registration statement was not declared effective by that date, we are required to pay liquidated damages on the accreted value of the old notes at a rate of 0.25% per annum from August 24, 2004 to November 22, 2004, and an additional 0.25% per annum during each subsequent 90-day period (not to exceed 1.0% per annum) until such time as the registration statement of which this prospectus forms a part is declared effective and this exchange offer is consummated. Assuming we consummate the exchange offer on March 3, 2005, which is the first business day following the scheduled expiration date, we will be required to pay aggregate liquidated damages of $191,587.

Each holder of old notes that wishes to exchange such old notes for transferable exchange notes in this exchange offer will be required to make the following representations:

•	that any exchange notes to be received by it will be acquired in the ordinary course of its business;

•	that it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of exchange notes in violation of the Securities Act;

•	that it is not an “affiliate,” as defined in Rule 144 under the Securities Act, of ours;

•	if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of exchange notes;

•	if such holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of such exchange notes; and

•	that such holder has full power and authority to transfer the old notes in exchange for the exchange notes and that we will acquire good and unencumbered title thereto free and clear of any liens, restrictions, charges or encumbrances and not subject to any adverse claims.

Resale of Exchange Notes

Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued under this exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such exchange notes.

Any holder who tenders in this exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If as stated above a holder cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in this exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of exchange notes.

Terms of this Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date. We will issue a like principal amount at maturity of exchange notes in exchange for the principal amount at maturity of old notes surrendered under this exchange offer. Old notes may be tendered only in integral multiples of $1,000 principal amount at maturity.

The form and terms of the exchange notes will be substantially identical to the form and terms of the old notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any liquidated damages upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. Consequently, both series will be treated as a single class of debt securities under that indenture.

This exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $125,000,000 aggregate principal amount at maturity of the old notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in this exchange offer.

We intend to conduct this exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Old notes that are not tendered for exchange in this exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the old notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate this exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Certain Conditions to this Exchange Offer.”

Holders who tender old notes in this exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with this exchange offer. It is important that you read the section labeled “—Fees and Expenses” below for more details regarding fees and expenses incurred in this exchange offer.

Expiration Date; Extensions; Amendments

This exchange offer will expire at 12:00 midnight, New York City time on March 2, 2005, unless in our sole discretion, we extend it.

In order to extend this exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any old notes;

•	to extend this exchange offer or to terminate this exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under “—Certain Conditions to this Exchange Offer” have not been satisfied, by giving oral or written notice of such deal, extension or termination to the exchange agent; or

•	subject to the terms of the registration rights agreement, to amend the terms of this exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice or public announcement thereof to the registered holders of old notes. If we amend this exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of such amendment.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of this exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Certain Conditions to this Exchange Offer

Despite any other term of this exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any old notes, and we may terminate this exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

•	this exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC;

•	any governmental approval that we deem necessary for the consummation of this exchange offer shall not have been obtained; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to this exchange offer and any development shall have occurred in any existing action or proceeding with respect to us, in each case that would reasonably be expected to materially impair our ability to consummate this exchange offer.

In addition, we will not be obligated to accept for exchange the old notes of any holder that prior to the expiration of the exchange offer has not made:

•	the representations described under “—Purpose and Effect of this Exchange Offer”, “—Procedures for Tendering” and “Plan of Distribution,” and

•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offer, to extend the period of time during which this exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of such extension to the registered holders of the old notes in accordance with the notice procedures described in the following paragraph. During any such extensions, all old notes previously tendered will remain subject to this exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of this exchange offer.

We expressly reserve the right to amend or terminate this exchange offer on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of this exchange offer specified above. We will give oral or written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times except that all conditions to this exchange offer, other than those described in the first sentence of this section, must be satisfied or waived by us prior to the expiration of this exchange offer. If we fail to exercise any of the foregoing rights, that failure in itself will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times except that all conditions to this exchange offer, other than those described in the first sentence of this section, must be satisfied or waived by us prior to the expiration of this exchange offer.

In addition, we will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any such old notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

Only a holder of old notes may tender such old notes in this exchange offer. To tender in this exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive old notes along with the letter of transmittal; or

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send us the letter of transmittal or old notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners’ behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

•	make appropriate arrangements to register ownership of the old notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of old notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any old notes listed on the old notes, such old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of this exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering old notes that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

•	the agreement may be enforced against such participant.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of this exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In all cases, we will issue exchange notes for old notes that we have accepted for exchange under this exchange offer only after the exchange agent timely receives:

•	old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the letter of transmittal, each tendering holder of old notes will represent that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

•	if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

•	the holder is not an “affiliate,” as defined in Rule 405 of the Securities Act, of us.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of this exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent’s account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

—	setting forth the name and address of the holder, the registered number(s) of such old notes and the principal amount at maturity of old notes tendered;

—	stating that the tender is being made thereby; and

—	guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under “—Exchange Agent,” or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any such notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount at maturity of such old notes; and

•	where certificates for old notes have been transmitted, specify the name in which such old notes were registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have validity tendered for exchange for purposes of this exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for old notes) as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date.

Exchange Agent

JPMorgan Chase Bank, N.A. has been appointed as exchange agent for this exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

For Delivery by Hand, Overnight Delivery, Registered or Certified Mail: JPMorgan Chase Bank, N.A. Institutional Trust Services 2001 Bryan Street, 9th Floor Dallas, Texas 75221 Attn: Frank Ivins	By Facsimile Transmission (for eligible institutions only): (214) 468-6494 Institutional Trust Services To Confirm by Telephone or for Information Call: (214) 468-6464 Institutional Trust Services

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with this exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of this exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with this exchange offer include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under this exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of old notes under this exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their old notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in this exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for exchange notes under this exchange offer will remain subject to the restrictions on transfer of such old notes:

•	as set forth in the legend printed on the notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering memorandum distributed in connection with the private placement offering of the old notes.

In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to this exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in this exchange offer. Any holder who tenders in this exchange offer for the purpose of participating in a distribution of the exchange notes:

•	could not rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with this exchange offer. We will record the expenses of this exchange offer as incurred.

Other

Participation in this exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in this exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive in exchange old notes in like principal amount at maturity, which will be canceled and as such will not result in any increase in our indebtedness.

UAP Holdings used the proceeds from the offering of the old notes to pay a dividend to the holders of its common stock, to redeem a portion of its outstanding Series A Redeemable Preferred Stock and to pay fees and expenses associated with the offering of the old notes. This dividend was treated as a return of capital for accounting purposes.

The following table sets forth the sources and uses of funds in connection with the offering of the old notes:

Sources	(in millions)	Uses	(in millions)
Notes Offered on January 26, 2004	$82.5	Cash Dividend	$52.9
Cash on hand	0.5	Redemption of Series A Redeemable Preferred Stock	26.4
		Fees and Expenses	3.7

Total Sources	$83.0	Total Uses	$83.0

CAPITALIZATION

The following table sets forth the cash and cash equivalents and capitalization as of November 28, 2004 of UAP Holdings (i) on an actual basis and (ii) on a pro forma basis giving effect to the Common Stock Offering. The information should be read in conjunction with “Prospectus Summary—Common Stock Offering and Other Recent Developments,” “Unaudited Pro Forma Condensed Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited historical condensed consolidated financial statements and the accompanying notes thereto appearing elsewhere in this prospectus.

	As of November 28, 2004
	Actual	Pro Forma
(in millions)
Cash and cash equivalents	$—	$—

Debt:
Revolving credit facility	$211.6	$211.6
8 1/4% senior notes	225.0	203.5
10 3/4% senior discount notes	90.2	90.2

Total debt	526.8	505.3

Series A redeemable preferred stock	16.5	—
Stockholders’ equity:
Common stock	0.1	0.1
Management stock-rabbi trust	4.8	4.8
Due from public offering	(46.9)	—
Additional paid-in capital	103.7	100.0
Retained earnings (1)	(14.0)	(17.0)
Accumulated other comprehensive loss	4.7	4.7

Total stockholders’ equity	52.4	92.6

Total capitalization	$595.7	$597.9

(1)	Pro forma adjustment consists of prepayment penalties on December 29, 2004 incurred in connection with the redemption of approximately $21.5 million principal amount of 8 1/4% Senior Notes and the write-off of expenses associated with the secondary shares sold by selling stockholders in the Common Stock Offering.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

We derived the unaudited pro forma condensed consolidated financial data set forth below by the application of the pro forma adjustments to the historical consolidated financial statements of UAP Holding Corp. appearing elsewhere in this prospectus.

The unaudited pro forma condensed consolidated balance sheet as of November 28, 2004 gives effect to the Common Stock Offering as if it had occurred on such date. The unaudited pro forma condensed consolidated statements of income give effect to the Transactions, the Special Dividends and the Common Stock Offering as if they occurred as of February 24, 2003. The unaudited pro forma condensed consolidated financial data do not purport to represent what our results of operations or financial position would have been if the foregoing transactions had occurred as of the dates indicated or what such results will be for any future periods.

The unaudited pro forma condensed consolidated financial data have been prepared giving effect to the Acquisition, which is accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.”

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated statements of earnings exclude certain non-recurring charges that were incurred in connection with the Common Stock Offering, including the application of the net proceeds therefrom, consisting of (i) prepayment penalties of $1.8 million associated with the repayment of a portion of the 8 1/4% Senior Notes, (ii) write-off of deferred financing fees of $0.5 million associated with the repayment of a portion of the 8 1/4% Senior Notes and (iii) costs associated with the sale of common stock in the Common Stock Offering by our selling stockholders of $5.6 million. As a result of the Acquisition, inventory on hand at the date of the Acquisition was recorded at fair market value, which represented an increase in the recorded value of such inventory of $21.0 million. Cost of goods sold for the thirteen week period ended February 22, 2004, the forty week period ended November 28, 2004 and the twelve month period ended November 28, 2004 was increased by $3.7 million, $17.3 million, and $21.0 million, respectively, as a result of this fair value adjustment. As these expenses related directly to the Acquisition, we do not expect them to recur.

You should read our unaudited pro forma condensed consolidated financial statements and the accompanying notes in conjunction with the historical financial statements and the accompanying notes thereto of UAP Holding Corp. and other financial information contained in “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of November 28, 2004

	UAP Holding Corp.	Adjustments for the Common Stock Offering		Pro Forma for the Common Stock Offering
(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$—	$—		$—
Receivables, net	531,171	—		531,171
Inventories	490,649	—		490,649
Deferred income taxes	27,228	—		27,228
Other current assets	43,672	1,866	(d)	45,538

Total current assets	1,092,720	1,866		1,094,586
Property, plant and equipment, net	88,472	—		88,472
Goodwill	27,873	—		27,873
Intangible assets, net	29,527	—		29,527
Deferred income taxes	2,675	—		2,675
Debt issue costs	22,611	(858	)(d)	21,753
Other assets	4,954	—		4,954

	$1,268,832	$1,008		$1,269,840

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks not yet presented	$10,009	$—		$10,009
Short-term debt	211,556	—		211,556
Accounts payable	531,885	—		531,885
Other accrued liabilities	109,221	(1,117	)(b)	108,104
Income Taxes Payable	4,146	—		4,146
Deferred income taxes	46	—		46

Total current liabilities	866,863	(1,117)		865,746
Long-term debt:
8¼% Senior Notes due 2011	225,000	(21,470	)(b)	203,530
10¾% Senior Discount Notes due 2012	90,190	—		90,190
Deferred income taxes	17,602	—		17,602
Other non-current liabilities	250	—		250
Series A redeemable preferred stock	16,524	(16,524	)(b)	—

Stockholders’ equity:
Common stock	50	—		50
Management stock-rabbi trust	4,822	—		4,822
Due from initial public offering	(46,937)	46,937	(b)	—
Additional paid-in capital	103,748	(3,773	)(c)	99,975
Retained earnings	(13,951)	(3,045	)(d)	(16,996)
Accumulated other comprehensive loss	4,671	—		4,671

Total stockholders’ equity	52,403	40,119		92,522

	$1,268,832	$1,008		$1,269,840

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

Fiscal Year Ended February 22, 2004

	UAP Holding Corp. Thirteen Weeks Ended February 22, 2004	ConAgra Agricultural Products Business Thirty-Nine Weeks Ended November 23, 2003	Adjustments for the Transactions		Pro Forma for the Transactions	Adjustments for the Special Dividends(a)		Pro Forma for the Transactions and the Special Dividends	Adjustments for the Common Stock Offering		Pro Forma for the Transactions, the Special Dividends and the Common Stock Offering
(in thousands, except per share amounts)
Net sales	$227,778	$2,224,107	$—		$2,451,885	$—		$2,451,885	$—		$2,451,885
Costs and expenses:
Cost of goods sold	170,730	1,938,010	—		2,108,740	—		2,108,740	—		2,108,740
Selling, general and administrative expenses	36,613	198,148	1,117	(e)	235,878	—		235,878	(250	)(m)	235,628
Corporate allocations—Selling, general and administrative expenses	—	8,983	—		8,983	—		8,983	—		8,983

Income from operations	20,435	78,966	(1,117)		98,284	—		98,284	250		98,534
Corporate allocations—Finance charges	—	19,550	(19,550	)(f)	—	—		—	—		—
Finance fee income	(3,432)	(7,341)	—		(10,773)	—		(10,773)	—		(10,773)
Interest expense	7,376	704	29,763	(f)	37,843	2,376	(n)	40,219	(1,771	)(l)	38,448
Dividends on Series A redeemable preferred stock	1,049	—	1,690	(g)	2,739	(1,495	)(n)	1,244	(1,244	)(i)	—

Income (loss) from continuing operations before income taxes	15,442	66,053	(13,020)		68,475	(881)		67,594	3,265		70,859
Income tax expense (benefit)	5,789	25,068	(2,375	)(h)	28,482	(903	)(h)	27,579	578	(h)	28,157

Income (loss) from continuing operations	$9,653	$40,985	$(10,645)		$39,993	$22		$40,015	$2,687		$42,702

Income per share
Common stock:
Basic											$0.85

Diluted											$0.80

Weighted average shares outstanding(j)
Common stock:
Basic											50,373,244

Diluted											53,244,819

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

Forty Weeks Ended November 28, 2004

	UAP Holding Corp. Forty Weeks Ended November 28, 2004	Adjustments for the Special Dividends(a)		Pro Forma for the Special Dividends	Adjustments for the Common Stock Offering		Pro Forma for the Special Dividends and the Common Stock Offering
(in thousands, except per share amounts)
Net sales	$2,229,627	$—		$2,229,627	$—		$2,229,627
Costs and expenses:
Cost of goods sold	1,970,383	—		1,970,383	—		1,970,383
Selling, general and administrative expenses	206,600	—		206,600	(750	)(m)	205,850

Income from operations	52,644	—		52,644	750		53,394
Finance fee income	(6,815)	—		(6,815)	—		(6,815)
Interest expense	31,835	1,485	(n)	33,320	(1,378	)(l)	31,942
Dividends on Series A redeemable preferred stock	1,930	(1,000	)(n)	930	(930	)(i)	—

Income from continuing operations before income taxes	25,694	(485)		25,209	3,058		28,267
Income tax expense	9,298	(564	)(h)	8,734	808	(h)	9,542

Income from continuing operations	$16,396	$79		$16,475	$2,250		$18,725

Income per share
Common stock:
Basic	$0.35						$0.40
Diluted	$0.33						$0.38
Weighted average shares outstandings
Common stock:
Basic	47,278,191						47,278,191
Diluted	49,123,597						49,123,597

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

Twelve Months Ended November 28, 2004

	UAP Holding Corp. Twelve Months Ended November 28, 2004(k)	Adjustments for the Special Dividends(a)		Pro Forma for the Special Dividends	Adjustments for the Common Stock Offering		Pro Forma for the Transactions, the Special Dividends and the Common Stock Offering
(in thousands, except per share amounts)
Net sales	$2,457,405	$—		$2,457,405	$—		$2,457,405
Costs and expenses:
Cost of goods sold	2,141,113	—		2,141,113	—		2,141,113
Selling, general and administrative expenses	243,213	—		243,213	(1,000	)(m)	242,213

Income from operations	73,079	—		73,079	1,000		74,079
Finance fee income	(10,247)	—		(10,247)	—		(10,247)
Interest expense	39,211	2,079	(n)	41,290	(1,820	)(l)	39,469
Dividends on Series A redeemable preferred stock	2,979	(1,400	)(n)	1,579	(1,579	)(i)	—

Income (loss) from continuing operations before income taxes	41,136	(679)		40,457	4,400		44,857
Income tax expense (benefit)	15,087	(790	)(h)	14,297	1,072	(h)	15,369

Income (loss) from continuing operations	$26,049	$111		$26,160	$3,328		$29,488

Income Per Share
Common stock:
Basic	$0.55						$0.62
Diluted	$0.53						$0.60
Weighted average shares outstanding (j)
Common stock:
Basic	47,278,191						47,278,191
Diluted	49,123,597						49,123,597

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

(dollars in columns in thousands)

(a)	Represents the redemption of 18,683 shares of Series A redeemable preferred stock for approximately $20.0 million and the payment of a $40.0 million special dividend to holders of our common stock on October 4, 2004. We used $60.0 million in borrowings under the revolving credit facility to finance the redemption of the Series A preferred stock and the special dividend.

(b)	Represents the net proceeds received by us from the Common Stock Offering and the application of the net proceeds as follows:

Proceeds received by us in connection with the Common Stock Offering	$50,000
Less: Underwriting discounts and commissions	(3,063)

Net proceeds received in connection with the Common Stock Offering	$46,937

Use of proceeds:
Payment of fees and expenses associated with the Common Stock Offering	$5,902
Repayment of a portion of our 8¼% Senior Notes	21,470
Prepayment penalties associated with the repayment of a portion of our 8¼% Senior Notes	1,771
Repayment of accrued interest associated with the repayment of a portion of our 8¼% Senior Notes, including accrued interest of approximately $0.2 million between November 29, 2004 and the partial redemption of such notes on December 29, 2004	1,270
Repayment of our Series A redeemable preferred stock, including dividends of approximately $0.3 million between November 29, 2004 and the closing of the Common Stock Offering	16,524

$46,937

(c)	Represents UAP Holdings’ share of costs associated with the Common Stock Offering.

(d)	Represents adjustments to retained earnings and income taxes as follows:

Fees and expenses associated with the Common Stock Offering allocated to the existing shareholders	$2,126
Prepayment penalties associated with the repayment of a portion of our 8¼% Senior Notes	1,774
Interest expense on our 8¼% Senior Notes between November 29, 2004 and the partial redemption of such notes on December 29, 2004, and accrued dividends on the Series A redeemable preferred stock between November 29, 2004 and the closing of the Common Stock Offering	153
Write-off of deferred financing fees associated with the repayment of a portion of our 8¼% Senior Notes	858

4,911
Tax benefit at an estimated 38% effective tax rate	1,866

Net adjustment to retained earnings	$3,045

(e)	Represents amortization of intangible assets resulting from the Acquisition.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL DATA—(Continued)

(dollars in columns in thousands)

(f)	Represents elimination of the corporate allocation finance charge previously allocated by ConAgra Foods and adjustments to interest expense as follows:

	Fiscal Year Ended February 22, 2004	Twelve Months Ended November 28, 2004
Interest on new borrowings:
Revolving credit facility (4.21% adjustable rate) (1)	$6,541	$2,180
8¼% Senior Notes	13,922	4,641
10¾% Senior Discount Notes	6,770	2,217
Amortization of deferred financing costs	2,530	843

	$29,763	$9,881

The historical allocated finance charges have been eliminated due to the recapitalization of UAP Holding Corp. in connection with the Acquisition.

(1)	Represents the interest on the average outstanding balance of the amount drawn on the credit facility at LIBOR plus 200 basis points plus the 0.25% commitment fee on the unused portion of the amended and restated credit facility.

(g)	Represents adjustments to reflect the 8% dividend on the outstanding portion of the Series A redeemable preferred stock.

(h)	Represents the tax effect of the pro forma adjustments at an estimated 38% effective tax rate. The dividends on the Series A redeemable preferred stock have not been tax effected as they are not tax deductible.

(i)	Represents the elimination of dividends on Series A redeemable preferred stock.

(j)	Outstanding shares have been affected by the approximately 39.085-for-1 stock split which occurred on November 17, 2004.

(k)	The following table sets forth the results of UAP Holding Corp. that comprise the twelve months ended November 28, 2004:

	UAP Holding Corp. Thirteen Weeks Ended February 22, 2004	UAP Holding Corp. Forty Weeks Ended November 28, 2004	UAP Holding Corp. Twelve Months Ended November 28, 2004
Net sales	$227,778	$2,229,627	$2,457,405
Costs and expenses:
Costs and goods sold	170,730	1,970,383	2,141,113
Selling, general and administrative expenses	36,613	206,600	243,213

Income from operations	20,435	52,644	73,079
Finance fee income	(3,432)	(6,815)	(10,247)
Interest expense	7,376	31,835	39,211
Dividends on Series A redeemable preferred stock	1,049	1,930	2,979

Income (loss) from continuing operations before income taxes	15,442	25,694	41,136
Income tax expense (benefit)	5,789	9,298	15,087

Income (loss) from continuing operations	$9,653	$16,396	$26,049

(l)	Represents incremental decrease in interest on the 8 1/4% Senior Notes as a result of the redemption of $21.5 million principal amount of the 8 1/4% Senior Notes.

(m)	Upon consummation of the Common Stock Offering, Apollo terminated its management consulting agreement. The agreement called for a $1,000,000 fee payable in quarterly payments of $250,000.

(n)	Represents the effect of incremental interest expense associated with the $60 million of borrowing under the revolving credit facility used to fund the Special Dividends at 4.21% less the commitment fee of 0.25% on the unused portion of our revolving credit facility offset by the deduction for accrued preferred dividends on the Series A redeemable preferred stock redeemed at a rate per annum of 8%.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA

The following table sets forth our selected historical financial data at the dates and for the periods indicated. We derived the selected historical statement of operations data for the fiscal years ended February 24, 2002, February 23, 2003 and the thirty-nine week period ended November 23, 2003, and balance sheet data at February 23, 2003 of the Predecessor and the selected historical statement of operations data for the thirteen weeks ended February 22, 2004 and balance sheet data at February 22, 2004 of UAP Holding Corp. from the audited historical financial statements appearing elsewhere in this prospectus. We derived the selected historical statement of operations data for the fiscal year ended February 25, 2001 and balance sheet data at February 24, 2002 from audited historical financial statements of the Predecessor which are not included in this prospectus. We derived the selected historical statement of operations data for the fiscal year ended February 27, 2000, and balance sheet data at February 27, 2000 and February 25, 2001 from the unaudited historical financial statements of the Predecessor which are not included in this prospectus. We derived the selected historical statement of operations data for the forty weeks ended November 28, 2004 and balance sheet data at November 28, 2004 of UAP Holding Corp. from the unaudited financial statements of UAP Holding Corp. appearing elsewhere in this prospectus. In the opinion of management, the unaudited financial statements include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the financial position and results of operations for these periods. The results of operations for any quarter or a partial fiscal year period or for the periods presented for the Predecessor or Successor (as defined below) are not necessarily indicative of the results of operations to be expected for other periods or for the full fiscal year.

Accounting principles generally accepted in the United States of America require our operating results prior to the Acquisition, the periods prior to November 23, 2003, to be reported as the results of the Predecessor in the historical financial statements. Our operating results subsequent to the Acquisition are presented as the “Successor’s” results in the historical financial statements and include the thirteen-week period from November 24, 2003 through February 22, 2004 and the forty week period from February 23, 2004 through November 28, 2004.

The selected historical financial and other data gives effect to the approximately 39.085-for-1 split of our common stock which was effected on November 17, 2004. To effect the stock split, we obtained the approval of our board of directors and the approval of our stockholders to an amendment and restatement of our existing certificate of incorporation to increase the authorized number of shares of our common stock. The stock split became effective upon the filing of the amendment and restatement of our certificate of incorporation with the Secretary of State of the State of Delaware on November 17, 2004.

You should read the information contained in this table in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated and combined financial statements and the accompanying notes thereto of the Successor and Predecessor included elsewhere in this prospectus.

	Combined Predecessor Entity ConAgra Agricultural Products Business					Consolidated UAP Holding Corp.
	Fiscal Year Ended				Thirty-Nine Weeks Ended
	February 27, 2000	February 25, 2001	February 24, 2002	February 23, 2003	November 23, 2003	Thirteen Weeks Ended February 22, 2004	Forty Weeks Ended November 28, 2004
(dollars in thousands)
Statement of Operations Data:
Net sales	$2,247,305	$2,771,625	$2,770,192	$2,526,765	$2,224,107	$227,778	$2,229,627
Costs and expenses:
Cost of goods sold	1,841,622	2,401,078	2,428,203	2,166,594	1,938,010	170,730	1,970,383
Selling, general and administrative expenses	274,117	294,699	334,626	275,244	208,670	37,017	213,629
Restructuring charge	5,051	—	—	—	—	—	—
(Gain) loss on sale of assets	(305)	(323)	606	1,493	(10,522)	(404)	(623)
Other income, net	—	—	—	—	—	—	(6,406)
Corporate allocations:
Selling, general and administrative expenses (a)	9,811	10,947	10,495	10,766	8,983	—	—
Finance charges (b)	40,929	57,475	39,526	22,494	12,209	—	—
Interest expense, net	4,207	4,875	5,372	1,927	704	4,993	26,950

	2,175,432	2,768,751	2,818,828	2,478,518	2,158,054	212,336	2,203,933
Income (loss) from continuing operations before income taxes	71,873	2,874	(48,636)	48,247	66,053	15,442	25,694
Income tax expense (benefit)	27,166	962	(17,519)	18,787	25,068	5,789	9,298

Income (loss) from continuing operations	44,707	1,912	(31,117)	29,460	40,985	9,653	16,396
Loss from discontinued operations, net of tax	(10,170)	(14,443)	(5,919)	(4,221)	(4,708)	—	—

Net income (loss)	$34,537	$(12,531)	$(37,036)	$25,239	$36,277	$9,653	$16,396

Earnings (loss) per share:
Basic						$0.21	$0.35
Diluted						$0.21	$0.33
Weighted average shares outstanding:
Basic						46,902,351	47,278,191
Diluted						46,902,351	49,123,597
Balance Sheet Data:
Cash and cash equivalents	$113,880	$146,335	$72,692	$28,559	—	$172,647	$—
Working capital	275,015	318,584	103,784	455,154	533,848	223,953	225,857
Total assets	1,356,323	1,707,496	1,345,680	1,352,025	1,124,238	1,263,963	1,268,832
Total debt	3,355	3,861	4,464	—	—	308,570	315,190
Stockholder’s net investment and advances	392,487	507,196	313,929	587,898	651,999	—	—
Stockholder’s equity	—	—	—	—		76,788	52,403
Other Operating Data:
EBITDA (c)	$142,792	$86,658	$20,963	$98,552	$92,984	$27,347	$70,891
Depreciation and amortization	13,220	14,951	17,148	16,706	11,385	3,480	11,432
Cash flows (used in) provided by operating activities	36,797	(3,059)	120,662	(266,751)	(104,574)	446,373	(276,097)
Cash flows (used in) provided by financing activities	29,138	48,970	(181,482)	226,652	69,503	325,924	163,469
Cash flows (used in) provided by investing activities	(21,422)	(13,456)	(12,823)	(4,034)	6,512	(599,650)	(64,695)
Ratio of earnings to fixed charges(d)	2.17x	1.04x	— (d)	2.22x	3.17x	2.33x	1.62x

(a)	Represents expenses incurred by ConAgra Foods and allocated to the ConAgra Agricultural Products Business based on specific services provided or based on ConAgra Foods’ investment in the ConAgra Agricultural Products Business in proportion to ConAgra Foods’ total investment in its subsidiaries.
(b)	Represents amounts charged to the ConAgra Agricultural Products Business by ConAgra Foods on ConAgra Foods’ investment in and intercompany advances to the ConAgra Agricultural Products Business.
(c)

EBITDA represents net income (loss) before interest expense, finance charges, income taxes, depreciation and amortization. We present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to service debt, and consider it to be a measure of liquidity. Adjusted EBITDA, as defined in the indenture governing the 10 3/4% Senior Discount Notes, corresponds to a calculation made in the indenture and is calculated by adjusting EBITDA for certain items. The adjustments to EBITDA relate to: (1) the add back of losses from discontinued operations, net of taxes, (2) the add back of inventory fair market value adjustments as a result of the Acquisition, (3) the add back of expenses relating to a transition services agreement and (4) the add back/deduction of loss/gain from the sale of certain businesses. We present Adjusted EBITDA because a corresponding calculation is used in the indenture for the 10 3/4% Senior Discount Notes to determine whether we may incur additional indebtedness. Adjusted EBITDA is not a measure of financial performance or liquidity under GAAP. Accordingly, Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations or other income or cash flow data prepared in accordance with GAAP or as a measure of our operating performance or liquidity. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—

Obligations and Commitments” for a discussion of the application of Adjusted EBITDA as a measure of our ability to incur indebtedness under the indenture. For example, although we consider EBITDA a liquidity measure, it does not take into account all cash expenditures which may be necessary to grow our business, such as cash expenditures for capital expenditures and acquisitions. Because of covenants in the revolving credit facility and our indentures that are based on Adjusted EBITDA, including our fixed charge coverage ratio covenants, we will have to maintain our Adjusted EBITDA at certain levels in order to, among other things, pay dividends on our capital stock, incur additional indebtedness and to avoid defaults under our revolving credit facility. The following table sets forth a reconciliation from historical cash flows used in or provided by operating activities to historical EBITDA and Adjusted EBITDA:

	Combined Predecessor Entity					Consolidated UAP Holding Corp.
	ConAgra Agricultural Products Business
	Fiscal Year Ended				Thirty-Nine Weeks Ended November 23, 2003	Thirteen Weeks Ended February 22, 2004	Forty Weeks Ended November 28, 2004
(in thousands)	February 27, 2000	February 25, 2001	February 24, 2002	February 23, 2003

Cash flows used in (provided by) operating activities	$36,797	$(3,059)	$120,662	$(266,751)	$(104,574)	$446,373	$(276,097)
Interest expense	67,869	83,276	58,370	37,820	20,254	8,425	33,765
Net change in operating assets and liabilities	18,370	27,702	(140,743)	315,492	155,067	(406,833)	309,922
Income tax provision (benefit)	27,166	962	(17,519)	18,787	25,068	5,789	9,298
Deferred income tax benefit (provision)	2,565	(8,169)	4,517	(3,821)	—	(23,858)	(481)
Loss from discontinued operations, net	(10,170)	(14,443)	(5,919)	(4,221)	(4,708)	—	—
Other	195	389	1,595	1,246	1,877	(2,549)	(5,516)

EBITDA	142,792	86,658	20,963	98,552	92,984	27,347	70,891
Inventory fair market value adjustment (1)	—	—	—	—	—	3,673	17,354
ConAgra transition services agreement expense (2)	—	—	—	—	—	1,875	5,625
Gain on sale of businesses (3)	—	—	—	—	(10,543)	—	—
Breakage fees in connection with abandonment of Proposed IDS Offering (4)	—	—	—	—	—	—	5,953

EBITDA as defined	$152,962	$101,101	$26,882	$102,773	$82,441	$32,895	$99,823

(1)	Consists of the added cost of goods sold expense due to the step up to fair market value of certain inventories on hand at November 23, 2003, as a result of the allocation of the purchase price of the Acquisition to inventory.
(2)	Consists of the expensing of the prepaid fee to ConAgra Foods for services performed under a transition services agreement entered into in connection with the Acquisition.
(3)	Consists of gain on the sale of two divisions, both of which occurred in November 2003.
(4)	The Proposed IDS Offering was abandoned when we decided to pursue the Common Stock Offering. Expenses incurred by us as a result of the Proposed IDS Offering were accumulated and charged to income in connection with the consummation of the Common Stock Offering.

(d)	For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of discount and financing costs and the portion of operating rental expense which management believes is representative of the interest component of rent expense. For fiscal 2002, the ConAgra Agricultural Products Business’ earnings were insufficient to cover fixed charges by $48.6 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

On November 24, 2003, UAP Holding Corp. acquired the United States and Canadian agricultural inputs businesses of ConAgra Foods in a series of transactions referred to in this prospectus as the “Acquisition” and described in this prospectus in this section under the heading “Prospectus Summary—The Transaction.” In this prospectus, the term “ConAgra Agricultural Products Business” means the entities that were historically operated by ConAgra Foods as an integrated business, which included a wholesale fertilizer and other international crop distribution businesses that we did not acquire in the Acquisition. The businesses not acquired are reflected as discontinued operations within the ConAgra Agricultural Products Business financial statements.

The following discussion and analysis of our financial condition and results of operations covers periods, in some instances, prior to the Acquisition. Accordingly, the discussion and analysis of historical periods prior to November 24, 2003 do not reflect the significant impact that the Acquisition had on us. In addition, the statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business, our liquidity and capital resources and the other non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled “Risk Factors,” “Unaudited Pro Forma Condensed Consolidated Financial Data,” “Selected Historical Financial and Other Data” and the historical consolidated and combined financial statements and the accompanying notes thereto of the Successor and Predecessor included elsewhere in this prospectus.

BACKGROUND

Founded in 1978, we are the largest private distributor of agricultural and non-crop inputs in the United States and Canada. We market a comprehensive line of products including crop protection chemicals, seeds and fertilizers to growers and regional dealers. As part of our product offering, we provide a broad array of value-added services including crop management, biotechnology advisory services, custom blending, inventory management and custom applications of crop inputs. The products and services we offer are critical to growers because they lower the overall cost of crop production and improve crop quality and yield. As a result of our broad scale and scope, we provide leading agricultural input companies with an efficient means to access a highly fragmented customer base of farmers and growers.

At the end of fiscal 2002, our new management team began to implement several strategic initiatives to increase our operational efficiency. As part of that strategy, we enhanced our credit policies and information systems, improved inventory management, rationalized headcount and closed unprofitable distribution centers.

Our implementation of new credit policies has reduced average trade accounts receivables and overall selling, general and administrative costs by lowering bad debt expense. Improved inventory management, including central purchasing, product mix enhancement, SKU rationalization and enhanced sharing of existing stocks have resulted in lower average inventory levels and higher margins. Our financial and operational success has been driven by providing customers with high quality products at competitive prices, supported by consistent and reliable service and expertise. We will continue to seek to grow our business, improve margins and reduce working capital through the following principal strategies:

•	Leveraging our scale;

•	Expanding our presence in seeds, branded and non-crop products; and

•	Targeting continued margin enhancement and working capital management.

Our net sales and our income from continuing operations before income taxes for the twelve-month period ended November 28, 2004 were approximately $2,457.4 million and $44.9 million, respectively, on a pro forma basis after giving effect to the Common Stock Offering. For fiscal years 2004 and 2003, our net sales were approximately $2,451.9 million and $2,526.8 million, respectively, and our income from continuing operations before income taxes was approximately $70.9 million (on a pro forma basis after giving effect to the Common Stock Offering) and $48.2 million, respectively. The improvement in income from continuing operations before income taxes since fiscal 2003 is a result of a series of initiatives taken since current management joined in the middle of fiscal 2002. The initiatives taken to improve the overall profitability of the business included rationalized headcount, locations, customers, and product lines. Accordingly, we believe that our income from continuing operations before income taxes for fiscal 2003 is not indicative of our income from continuing operations before income taxes for subsequent periods as the complete impact of those management initiatives was not realized by us until fiscal 2004.

SEASONALITY

Our and our customers’ businesses are seasonal, based upon the planting, growing and harvesting cycles. During fiscal 2003 and 2004, at least 75% of our net sales occurred during the first and second fiscal quarters of each year because of the condensed nature of the planting season. As a result of the seasonality of sales, we experience significant fluctuations in our revenues, income and net working capital levels. Since 2002, however, we have taken steps to reduce working capital, including improved inventory payable management, centralized purchasing and SKU reduction programs. In addition, our integrated network of formulation and blending, distribution and warehousing facilities and technical expertise allows us to efficiently process, distribute and store product close to our end-users and to supply our customers on a timely basis during the compressed planting and growing season.

Due to the seasonal nature of our business, the amount of borrowings outstanding under the revolving credit facility varies significantly throughout the fiscal year. During the period from the date of the Acquisition through November 28, 2004, outstanding borrowings (net of cash on hand) reached a period end peak of $275.2 million as of November 28, 2004. During the same period, utilization of the revolving credit facility was at its lowest when we had $172.6 million of cash on hand as of February 22, 2004. Our average period end borrowings (net of cash on hand) on a historical basis for the twelve-month period ended November 28, 2004, were approximately $73.9 million.

FINANCIAL INFORMATION

Accounting principles generally accepted in the United States of America require our operating results prior to the Acquisition, the periods prior to November 23, 2003, to be reported as the results of the Predecessor in our historical financial statements. Our operating results subsequent to the Acquisition are presented as the “Successor’s” results in the historical financial statements and include the thirteen week period from November 24, 2003 through February 22, 2004 and the forty week period from February 23, 2004 through November 28, 2004.

The information presented below for the fiscal year ended February 22, 2004 (Pro Forma) has been derived by combining the historical statement of operations data of UAP Holding Corp. (the “Successor”) for the thirteen weeks ended February 22, 2004 with the historical statement of operations data of the Predecessor for the thirty-nine weeks ended November 23, 2003 and applying the pro forma adjustments for the Acquisition. The pro forma statement of operations for the 52 weeks ended February 22, 2004 should be read in conjunction with the “Unaudited Pro Forma Condensed Consolidated Financial Data.” The information for the forty weeks ended November 28, 2004 represent the results of operations of the Successor. The information for the fiscal year ended February 23, 2003 and February 24, 2002, and for the thirty-nine week period ended November 23, 2003, represent the results of operations of the Predecessor.

The results of operations for any forty or thirty-nine week period are not necessarily indicative of the results to be expected for the full fiscal year.

FORTY WEEKS ENDED NOVEMBER 28, 2004 COMPARED TO THIRTY-NINE WEEKS ENDED NOVEMBER 23, 2003

Net Sales.    Sales increased to $2,229.6 million in the forty weeks ended November 28, 2004, compared to $2,224.1 million for the thirty-nine weeks ended November 23, 2003. Sales of crop protection chemicals decreased to $1,416.6 million in the forty weeks ended November 28, 2004 from $1,443.6 million in the thirty-nine weeks ended November 23, 2003. The decrease was primarily due to lower sales in our non-crop business, which we have recently restructured under a focused management team, the divestiture of several non-strategic formulation facilities that provided toll manufacturing services, the transition of our Canadian business to focus more on higher margin proprietary products and lower prices on glyphosate. Lower insecticide sales and cotton defoliation sales also impacted net sales. Offsetting these were higher chemical volumes in our core crop businesses, primarily across the mid-south and southwest. Sales of fertilizer rose to $494.4 million in the forty weeks ended November 28, 2004 from $460.3 million for the thirty-nine weeks ended November 23, 2003, due to higher pricing, offsetting slightly lower volumes due to the late timing of the fall fertilizer market. Sales of seed rose to $274.5 million in the forty weeks ended November 28, 2004 from $242.1 million for the thirty-nine weeks ended November 23, 2003, due to volume growth and higher prices due to increased sales of seed with enhanced traits. Sales of other products decreased to $44.2 million in the forty weeks ended November 28, 2004 from $78.0 million for the thirty-nine weeks ended November 23, 2003, due to the divestment of our Montana feed division.

Cost of Goods Sold.    Cost of goods sold was $1,970.4 million in the forty weeks ended November 28, 2004 compared to $1,938.0 million for the thirty-nine weeks ended November 23, 2003. Gross profit was $259.2 million in the forty weeks ended November 28, 2004 compared to $286.1 million for the thirty-nine weeks ended November 23, 2003. Gross margin was 11.6% in the forty weeks ended November 28, 2004 compared to 12.9% for the thirty-nine weeks ended November 23, 2003. Gross profits declined for the following reasons: a $17.4 million fair market value adjustment to the inventory on hand on the date of the Acquisition that was sold during the forty week period ended November 28, 2004, higher delivery costs due to the increased price of fuel, and lower upfront pricing for our sales of glyphosate herbicides due to a product mix shift to lower-priced products. These items were slightly offset by an increase in chemical and seed rebates due to a change in our monthly rebate estimation process and higher sales of proprietary products. Rebates are accrued monthly based on actual sales at historical rates by suppliers. Rebates earned are finalized in our fourth quarter and the accrual adjusted as necessary.

Selling, General and Administrative Expenses.    SG&A expenses increased to $213.6 million in the forty weeks ended November 28, 2004 from $208.7 million for the thirty-nine weeks ended November 23, 2003. SG&A expenses were 9.6% of sales during the forty weeks ended November 28, 2004, and 9.4% of sales during for the thirty-nine weeks ended November 23, 2003. The increase was due to expenses of $5.6 million associated with our transition services agreement with ConAgra Foods, $6.0 million in fees and expenses from the abandonment of our proposed offering of income deposit securities, $0.8 million in management fees to Apollo, and one extra week in the current period. Partially offsetting these expenses were lower location expenses and recoveries of bad debt.

Interest Expense.    Interest expense was $27.0 million in the forty weeks ended November 28, 2004, which related primarily to the 8¼% Senior Notes, the 10¾% Senior Discount Notes, and our revolving credit facility. Interest expense on the final settlement payment to ConAgra Foods was $1.9 million. The interest expense is net of finance charge income of $6.8 million. Interest included interest and liquidated damages on the 8¼% Senior Notes and 10¾% Senior Discount Notes, interest on the revolving credit facility, and amortization of initial revolving credit facility fees and costs relating to the issuance of the 8¼% Senior Notes and the 10¾% Senior Discount Notes. Third party interest expense was $0.7 million for the thirty-nine weeks ended November 23, 2003, which related to a vendor finance program.

Corporate Allocations—Selling, General and Administrative.    Corporate allocations include charges that have been allocated by ConAgra Foods and recorded as an expense for corporate services, including executive, finance and tax. Expenses incurred by ConAgra Foods and allocated to the ConAgra Agricultural Products

Business were determined based on the specific services being provided or were allocated based on ConAgra Foods’ investment in the ConAgra Agricultural Products Business in proportion to ConAgra Foods’ total investment in its subsidiaries. Such expenses are included in allocated selling, general and administrative expenses and were $9.0 million in the thirty-nine weeks ended November 23, 2003.

Corporate Allocations—Finance Charges.    Corporate allocations also include finance charges that have been allocated by ConAgra Foods based on ConAgra Foods’ investment in the ConAgra Agricultural Products Business in proportion to ConAgra Foods’ total investment in its subsidiaries. ConAgra Foods allocated finance costs of $12.2 million in the thirty-nine weeks ended November 23, 2003.

Income Taxes.    The effective income tax rate was 36.2% for the forty weeks ended November 28, 2004 compared with 38.0% for the thirty-nine weeks ended November 23, 2003.

FIFTY-TWO WEEKS ENDED FEBRUARY 22, 2004 (PRO FORMA) COMPARED TO FIFTY-TWO WEEKS ENDED FEBRUARY 23, 2003

Net Sales.    Sales declined to $2,451.9 million in fiscal 2004 from $2,526.8 million in fiscal 2003. Sales of crop protection chemicals declined to $1,579.7 million in fiscal 2004 from $1,661.3 million in fiscal 2003. The decline was largely due to the reduced number of locations from our rationalization efforts throughout the year and a more restrictive customer credit policy. Sales of fertilizer rose to $526.2 million in fiscal 2004 from $510.6 million in fiscal 2003, due to slightly higher pricing throughout the year. Sales of seed declined to $258.9 million in fiscal 2004 from $270.8 million as store rationalizations offset volume growth. Sales of other products increased to $87.1 from $84.1 million.

Cost of Goods Sold.    Cost of goods sold was $2,108.7 million in fiscal 2004 compared with $2,166.6 million in fiscal 2003. Gross profit (net sales less cost of goods sold) was $343.2 million in fiscal 2004 compared with $360.2 million in fiscal 2003; while gross margin (gross profit as a percentage of net sales) was 14.0% in fiscal 2004 compared with 14.3% in fiscal 2003. Gross profits declined due to fewer sales due to location closures and a $3.7 million dollar charge to cost of goods sold from the purchase price allocation of the acquisition.

Selling, General and Administrative Expenses.    Selling, general and administrative (“SG&A”) expenses decreased to $235.9 million in fiscal 2004 from $275.2 million in the fiscal 2003 period. SG&A expenses were 9.6% of sales during fiscal 2004 and 10.9% of sales during fiscal 2003. The decline in SG&A expenses is the result of reduced location expenses associated with the closure of unprofitable locations, gains from the sale of two formulation facilities and the Montana feed business, and lower expenses in the formulation plants as a result of consolidation efforts.

Interest Expense.    Interest expense was $37.8 million during fiscal 2004, on a pro forma basis for the Acquisition. Third party interest expense was $1.9 million in fiscal 2003, which related to a vendor financing program.

Corporate Allocations—Selling, general and administrative.    Corporate allocations include charges that have been allocated by ConAgra Foods and recorded as an expense for corporate services, including executive, finance and tax. Expenses incurred by ConAgra Foods and allocated to the ConAgra Agricultural Products Business are determined based on the specific services being provided or are allocated based on ConAgra Foods’ investment in the ConAgra Agricultural Products Business in proportion to ConAgra Foods’ total investment in its subsidiaries. Such expenses are included in allocated selling, general and administrative expenses and are $9.0 million and $10.8 million in fiscal 2004 and fiscal 2003, respectively.

Corporate Allocations—Finance Charges.    Corporate allocations also include finance charges that have been allocated by ConAgra Foods based on ConAgra Foods’ investment in the ConAgra Agricultural Products Business in proportion to ConAgra Foods’ total investment in its subsidiaries. ConAgra Foods allocated finance costs of $12.2 million and $22.5 million in fiscal 2004 and fiscal 2003, respectively.

Income Taxes.    The effective income tax rate was 41.6% for fiscal 2004 compared with 38.9% for fiscal 2003. The increase in the effective rate was due to the impact of permanent tax differences.

FISCAL 2003 COMPARED TO FISCAL 2002

Net Sales.    Net sales were $2,526.8 million in fiscal 2003 compared with $2,770.2 million in fiscal 2002. Net sales of crop protection chemicals declined to $1,661.3 million in fiscal 2003 from $1,826.4 million in fiscal 2002 due largely to the impact of our implementation of strategic initiatives to change customer mix, product mix, and the rationalization of unprofitable locations. Net sales of fertilizer declined to $510.6 million in fiscal 2003 from $581.0 million in fiscal 2002 on lower prices and volumes primarily due to lower fall applications of fertilizer. Net sales of seed declined to $270.8 million in fiscal 2003 from $282.8 million in fiscal 2002 due largely to the impact of our implementation of the previously described strategic initiatives to change customer mix and location rationalization, partially offset by continued volume growth in existing locations. Net sales of other products increased 5.1% to $84.1 million.

Cost of Goods Sold.    Cost of goods sold was $2,166.6 million in fiscal 2003, compared with $2,428.2 million in fiscal 2002. Gross profit was $360.2 million in fiscal 2003, compared with $342.0 million in fiscal 2002; while gross margin was 14.3% in fiscal 2003 compared with 12.3% in fiscal 2002. Gross margin improved principally due to a more profitable product mix and lower supply chain costs due to the rationalization of unprofitable locations. Gross margin was also favorably impacted by increased rebate income as a percentage of net sales and improved inventory management resulting in lower inventory write-offs and markdowns in fiscal 2003. These improvements helped offset the gross profit impact from the decline in net sales. Fiscal 2002 gross margin was unfavorably impacted by fertilizer inventory write-offs of approximately $29.6 million.

Selling, General and Administrative Expenses.    SG&A expenses decreased to $275.2 million in fiscal 2003 from $334.6 million in fiscal 2002. SG&A expenses were 10.9% of net sales during fiscal 2003, compared with 12.1% of net sales during fiscal 2002. The decline was due largely to lower bad debt expenses from selling to a more profitable customer mix, and reduced administrative and operating expenses associated with cost management initiatives including the closure of unprofitable locations. Fiscal 2002 selling, general and administrative expenses were unfavorably impacted by bad debt expense of approximately $29.2 million due to unfavorable industry conditions.

Interest Expense.    Interest expense decreased to $1.9 million in fiscal 2003 from $5.4 million in fiscal 2002, due to decreased purchasing activity under a vendor finance program.

Corporate Allocations—Selling, General and Administrative.    Corporate allocations include charges that have been allocated by ConAgra Foods and recorded as an expense for corporate services, including executive, finance and tax. Expenses incurred by ConAgra Foods and allocated to the ConAgra Agricultural Products Business are determined based on the specific services being provided or are allocated based on ConAgra Foods’ investment in the ConAgra Agricultural Products Business in proportion to ConAgra Foods’ total investment in its subsidiaries. Such expenses are included in allocated selling, general and administrative expenses and were $10.8 million and $10.5 million in fiscal 2003 and fiscal 2002, respectively.

Corporate Allocations—Finance Charges.    Corporate allocations also include finance charges that have been allocated by ConAgra Foods based on ConAgra Foods’ investment in the ConAgra Agricultural Products Business in proportion to ConAgra Foods’ total investment in its subsidiaries. ConAgra Foods allocated finance costs of $22.5 million and $39.5 million in fiscal 2003 and fiscal 2002, respectively.

Income Taxes.    The effective income tax rate was 38.9% for fiscal 2003, compared with 36.0% for fiscal 2002. The increase in the effect rate was due to the impact of permanent tax differences.

LIQUIDITY AND CAPITAL RESOURCES

Overview

Our principal liquidity requirements following the completion of the Common Stock Offering are for working capital, consisting primarily of receivables, inventories, pre-paid expenses, reduced by accounts payable and accrued expenses; capital expenditures; debt service; and dividends on our common stock.

We will fund our liquidity needs, including dividend payments, with cash generated from operations and, to the extent necessary, through borrowings under our revolving credit facility. In addition, as noted below, we expect to fund any growth capital expenditures with cash generated from operations, reductions in working capital and incremental debt. As of November 28, 2004 and February 22, 2004, we had $211.6 million and $0.0 million, respectively, outstanding under our revolving credit facility. The revolving credit facility is included in our financial statements as part of our short-term debt.

We believe that our cash flows from operating activities and borrowing capabilities under our revolving credit facility will be sufficient to meet our liquidity requirements in the foreseeable future, including funding of capital expenditures, payment obligations under our debt service and our intended dividend payments on our common stock.

If our cash flows from operating activities are insufficient to fund dividend payments at intended levels, we will need to reduce or eliminate dividends or, to the extent we are permitted to do so under our debt agreements, fund dividends with borrowings or from other sources. If we use working capital or permanent borrowings to fund dividends, we will have less cash available for future dividends and other purposes, which could negatively impact our financial condition, our results of operations and our ability to maintain or expand our business. Additionally, our revolving credit facility will mature in 2008. If we are unable to refinance such indebtedness prior to its stated maturity, we will be required to use cash to repay such indebtedness, and we may not have sufficient cash available to us at that time. Even if we do have sufficient cash, such repayment would significantly decrease the amount of cash, if any, available to pay dividends.

Historical Cash Flow from Operating Activities

Historically, the ConAgra Agricultural Products Business’ sources of cash were primarily cash flows from operations and advances received from ConAgra Foods.

The information presented below for the fiscal year ended February 22, 2004 (Pro Forma) has been derived by combining the cash flow activity of the Successor for the thirteen weeks ended February 22, 2004 with the cash flow activity of the Predecessor for the thirty-nine weeks ended November 23, 2003 and applying the pro forma adjustments for the Acquisition. The information for the forty weeks ended November 28, 2004 represent the cash flow activity of the Successor. The information for the fiscal year ended February 23, 2003 and February 24, 2002, and for the thirty-nine week period ended November 23, 2003, represent the cash flow activity of the Predecessor.

Cash flows provided by (used in) operating activities totaled $(276.1) million in the forty weeks ended November 28, 2004 and $(104.6) million for the thirty-nine weeks ended November 23, 2003. The usage in the forty weeks ended November 28, 2004 was due to higher accounts receivable due to increased sales, offset by lower inventories and higher payables due to better inventory payable management. The usage in the thirty-nine weeks ended November 23, 2003 was primarily due to higher accounts receivable and inventories, offset by higher payables. The decrease in net cash in the current period versus the prior period is primarily due to a change in the timing of prepayments to suppliers. We made large prepayments to chemical and seed suppliers in the fourth quarter of fiscal 2003 for products sold in fiscal 2004, significantly reducing payment obligations to suppliers in fiscal 2004. However, in the fourth quarter of fiscal 2004, we decided not to make significant prepayments to suppliers because of the higher cost of capital resulting from the Acquisition. Instead, we primarily paid on regular trade terms during fiscal 2005, resulting in more payments to suppliers during fiscal

2005 than during fiscal 2004. This was slightly offset by better overall payment terms from suppliers. The remainder of the decrease in net cash from operations was due to slightly higher trade receivables from increased sales and smaller reductions in inventories. While we continued to reduce inventory levels, the reductions gained during fiscal 2005, were not as great as the reductions in fiscal 2004.

Cash flows provided by (used in) operating activities totaled $341.8 million, ($266.8) million and $120.7 million in fiscal 2004, 2003 and 2002, respectively. The increase in fiscal 2004 was due to improvements in working capital, including better inventory payable management due to a lower participation by us in early purchasing programs from our suppliers. The decrease in fiscal 2003 was primarily due to prepayments to various suppliers for early payment discounts on crop protection chemicals and lower year-end accounts payable to suppliers. This was partially offset by lower inventories and increased earnings.

Cash flows provided by (used in) investing activities totaled $(64.7) million in the forty weeks ended November 28, 2004 and $6.5 million for the thirty-nine weeks ended November 23, 2003. The post-closing settlement to ConAgra Foods in June 2004 accounted for $58.2 million of the investing activity. Additions to property plant and equipment were $9.4 million in the forty weeks ended November 28, 2004, versus $8.4 million in the thirty-nine weeks ended November 23, 2003. The increase was due to investments in corporate infrastructure projects, including payroll and general ledger systems, in connection with our transition to a stand-alone company.

Cash flows used in investing activities totaled $593.1 million, $4.0 million and $12.8 million in fiscal 2004, 2003 and 2002, respectively. The increase in cash used in investing activities in fiscal 2004 was due to the Acquisition. Cash flows used in investing activities include capital expenditures for property, plant and equipment, which totaled $15.3 million, $6.4 million and $13.6 million in fiscal 2004, 2003 and 2002, respectively.

Cash flows provided by financing activities were $163.5 million in the forty weeks ended November 28, 2004 and $69.5 million in the thirty-nine weeks ended November 23, 2003. Cash flows provided by financing activities in the forty week period ended November 28, 2004, reflect net borrowings under the revolving credit facility used to accommodate the seasonal working capital needs of our business, a $20.0 million redemption of preferred stock from ConAgra Foods, and a $40.0 million special dividend to common stockholders paid on October 4, 2004. Financing activities in the prior period were primarily limited to net investments by ConAgra Foods and bank overdrafts.

Cash flows provided by (used in) financing activities were $395.4 million, $226.7 million and ($181.5) million in fiscal 2004, 2003 and 2002, respectively. Cash flows provided by financing activities in fiscal 2004 included the contribution of equity by Apollo and issuance of long-term debt in connection with the Acquisition. Financing activities have historically been primarily limited to investments by and (distributions) to ConAgra Foods, which totaled $231.1 million and ($182.1) million in fiscal 2003 and 2002 respectively.

Capital Expenditures

Capital expenditures are expected to be approximately $15.0 million for fiscal 2005, which includes approximately $5.6 million for maintenance capital expenditures. This also includes approximately $3.7 million of capital expenditures for transition projects to enable our separation from our former parent, ConAgra Foods, and approximately $2.2 million for an investment in information systems. The remainder, or approximately $3.5 million, represents growth capital expenditures that are intended to support our strategic growth activities or bring about efficiencies in our formulation facilities. This expected figure represents management’s estimate of spending, but may change due to a variety of conditions, including local business conditions, changes in the farm economy, competitive conditions, changes that impact the economics of a given project, and the seasonality of our business. We expect we will finance all capital expenditures from cash generated from operations, reductions in working capital, or incremental debt.

Credit Facility and Other Long Term Debt

In connection with the Acquisition, United Agri Products entered into the existing five-year $500.0 million asset-based revolving credit facility. The revolving credit facility also provides for a $20.0 million revolving credit sub-facility for United Agri Products Canada Inc. (“UAP Canada”), a $50.0 million letter of credit sub-facility, a $25.0 million swingline loan sub-facility and a $25.0 million in-season over-advance sub-facility. At November 28, 2004, there was $413.4 million of borrowing availability under the revolving credit facility and United Agri Products had additional borrowing capacity thereunder of $180.6 million (after giving effect to $21.3 million of letters of credit under the sub-facility).

On November 29, 2004, the revolving credit facility was amended and restated in connection with the consummation of the Common Stock Offering. The interest rates with respect to revolving loans under the revolving credit facility, as amended and restated, are based, at United Agri Products’ option, on either the agent’s index rate plus an applicable index margin of between 0.50% and 1.00% or upon LIBOR plus an applicable LIBOR margin of between 1.75% and 2.25%. As of the date hereof, the applicable index margin is 0.75% and the applicable LIBOR margin is 2.00%. The interest rates with respect to in-season overadvances under the revolving credit facility are based, at United Agri Products’ option, on either the agent’s index rate plus an applicable index margin of 2.25% or upon LIBOR plus an applicable LIBOR margin of 3.50%. United Agri Products also pays an unused line fee margin of between 0.25% and 0.375% multiplied by the difference between (x) the maximum amount of the revolving credit facility (as it may be reduced from time to time) and (y) the average daily balance of revolving loans for the preceding months. These applicable margins (other than the margin on in-season overadvances) are in each case subject to prospective adjustment on a quarterly basis (with respect to any reduction from current levels, beginning with the third quarter after consummation of this offering) if United Agri Products reduces its ratio of funded debt to EBITDA (on a consolidated basis). Following an event of default, all amounts owing under the revolving credit facility will bear interest at a rate per annum equal to the rate otherwise applicable thereto plus an additional 2.0%. The obligations under the revolving credit facility are (or, in the case of future subsidiaries, will be) guaranteed by UAP Holdings and each of its existing and future direct and indirect U.S. subsidiaries. The obligations under the revolving credit facility are secured by a first priority lien on, or security interest in, subject to certain exceptions, substantially all of UAP Holdings’, United Agri Products’ and UAP Canada’s properties and assets and the properties and assets of each of the other guarantors. The revolving credit facility contains customary representations, warranties and covenants and events of default for the type and nature of the Acquisition and a business such as ours.

On December 16, 2003, United Agri Products issued $225.0 million aggregate principal amount of 8¼% Senior Notes which mature on December 15, 2011. On April 26, 2004, United Agri Products commenced a tender offer and consent solicitation with respect to all its outstanding $225.0 million aggregate principal amount of 8¼% Senior Notes. The closing of the tender offer and consent solicitation with respect to the 8¼% Senior Notes was conditioned upon, among other things, the closing of the Proposed IDS Offering, which was abandoned in order for us to pursue the Common Stock Offering. On October 29, 2004, the tender offer and consent solicitation with respect to the 8¼% Senior Notes was terminated in connection with the abandonment of the Proposed IDS Offering. Accordingly, with the exception of $21.5 million aggregate principal amount of 8¼% Senior Notes that United Agri Products redeemed on December 29, 2004 with a portion of the proceeds of the Common Stock Offering, the 8¼% Senior Notes remain outstanding following the consummation of the Common Stock Offering. See “Description of Other Indebtedness—8¼% Senior Notes” for a more detailed discussion of the terms of the 8¼% Senior Notes.

On January 26, 2004, UAP Holdings issued $125.0 million aggregate principal amount at maturity of 10¾% Senior Discount Notes which mature on July 15, 2012. On April 26, 2004, UAP Holdings commenced a tender offer and consent solicitation with respect to all of its outstanding $125.0 million aggregate principal amount at maturity of 10¾% Senior Discount Notes. The closing of the tender offer and consent solicitation with respect to the 10¾% Senior Discount Notes was conditioned upon, among other things, the closing of the Proposed IDS Offering, which was abandoned in order for us to pursue the Common Stock Offering. On October 29, 2004, the tender offer and consent solicitation with respect to the 10¾% Senior Discount Notes was terminated in connection with the abandonment of the Proposed IDS Offering. Accordingly, the 10¾% Senior Discount Notes remain outstanding following the consummation of the Common Stock Offering. See “Description of Notes” for a more detailed discussion of the terms of the 10¾% Senior Discount Notes.

OBLIGATIONS AND COMMITMENTS

As part of our ongoing operations, we enter into arrangements that obligate us to make future payments under contracts such as lease agreements, debt agreements and unconditional purchase obligations (i.e., obligations to transfer funds in the future for fixed or minimum quantities of goods or services at fixed or minimum prices, such as “take-or-pay” contracts). We enter into unconditional purchase obligation arrangements in the normal course of business to ensure that adequate levels of sourced product are available to us. The following is a summary of our contractual obligations as of November 28, 2004:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	2-3 Years	4-5 Years	After 5 Years
	(in millions)
Long-Term Debt	$350.0	$—	$—	$—	$350.0
Lease Obligations	21.9	8.3	8.9	2.2	2.5
Unconditional Purchase Obligations	3.0	3.0	—	—	—
Borrowings Under Revolving Credit Facility	211.6	211.6	—	—	—

Total	$586.5	$222.9	$8.9	$2.2	$352.5

We have excluded lease obligations of $46.5 million from the table above as these are cancelable within one year.

The above table does not include the effects of the Common Stock Offering. As of November 28, 2004, on a pro forma basis after giving effect to the Common Stock Offering, our total indebtedness would have been $505.3 million. The revolving credit facility has a five-year term and will mature in 2008.

As of November 28, 2004, we had $21.7 million of outstanding commercial commitment arrangements (e.g., guarantees).

The 8¼% Senior Notes were issued on December 16, 2003 and the proceeds from such offering were used to repay the entire principal amount, plus accrued interest, incurred in connection with a $175.0 million unsecured senior bridge loan facility. United Agri Products entered into the senior bridge loan facility on November 24, 2003 and used borrowings thereunder to fund, in part, the Acquisition.

HOLDING COMPANY

As a holding company, our investments in our operating subsidiaries, including United Agri Products, constitute substantially all of our operating assets. Consequently, our subsidiaries conduct all of our consolidated operations and own substantially all of our operating assets. Our principal source of the cash required to pay our and our subsidiaries’ obligations and to repay the principal amount of our and our subsidiaries’ obligations, including the 8 1/4% Senior Notes and the 10 3/4% Senior Discount Notes, is the cash that our subsidiaries generate from their operations and borrowings under the revolving credit facility. Our subsidiaries are separate and distinct legal entities and have no obligations to make funds available to us. The terms of the revolving credit facility restrict our subsidiaries from paying dividends, making loans or other distributions and otherwise transferring assets to us. Furthermore, our subsidiaries are permitted under the terms of the revolving credit facility and the indentures governing the 8 1/4% Senior Notes and the 10 3/4% Senior Discount Notes to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. We cannot assure you that the agreements governing our current and future indebtedness will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund scheduled interest and principal payments on our indebtedness when due. If we consummate an acquisition, our debt service requirements could increase. We may need to refinance all or a portion of our indebtedness, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

DIVIDEND POLICY

We intend to pay quarterly cash dividends on our common stock at an annual rate of $0.50 per share. We intend to pay the first quarterly dividend following the thirteen-week period ending February 27, 2005. However, there is no assurance that we will declare or pay any cash dividends. The declaration and payment of future dividends to holders of our common stock is at the discretion of our board of directors and depends upon many factors, including our financial condition, earnings, legal requirements, restrictions in our debt agreements and other factors our board of directors deems relevant. The terms of our indebtedness, including the indenture governing the notes, may also restrict us from paying cash dividends on our common stock under some circumstances.

In the past, cash flow provided by our operating activities has been highly variable, resulting in negative cash flow during certain periods. Because of this variability, if our cash flows from operating activities are insufficient to fund dividend payments at intended levels, we may need to reduce or eliminate dividends or, to the extent permitted by debt agreements, including the indenture governing the notes, fund all or part of the dividends with additional debt or other sources of cash. To the extent we pay dividends, the amount of cash available to us to pay principal of, and interest on, our outstanding debt, including the notes, will be reduced. A failure to pay principal of, or interest on, our debt would constitute an event of default under the applicable debt agreements, giving the holders of that debt the right to accelerate its maturity. If any of our debt is accelerated, we may not have sufficient cash available to repay it in full and we may be unable to refinance it on satisfactory terms or at all. An event of default under debt agreements other than the indenture governing the notes, or an acceleration of the debt thereunder, could also trigger an event of default under that indenture. Furthermore, if we fund dividends with additional debt, our interest expense will increase, which may cause a further reduction in the amount of cash available to us. Subject to certain restrictions in the indenture governing the notes, that additional debt could be secured and therefore effectively senior to the notes.

TRADING ACTIVITIES

As of November 28, 2004 and November 23, 2003, we had no outstanding derivative contracts. However, subject to limitations set forth in our debt agreements, we may, in the future, enter into derivative contracts to limit our exposure to changes in interest rates, foreign currency exchange rates and energy prices.

CRITICAL ACCOUNTING POLICIES

The process of preparing financial statements requires the use of estimates on the part of management. The estimates used by management are based on our historical experiences combined with management’s understanding of current facts and circumstances. Certain of our accounting policies are considered critical as they are both important to the portrayal of our financial condition and results of operations and require significant or complex judgment on the part of management. The following is a summary of certain accounting policies considered critical by our management.

Allowance for Doubtful Accounts.    Our allowance for doubtful accounts reflects reserves for customer receivables to reduce receivables to amounts expected to be collected. Management uses significant judgment in estimating uncollectible amounts. In estimating uncollectible amounts, management considers factors such as current overall economic conditions, industry-specific economic conditions, historical customer performance and anticipated customer performance. While management believes our processes effectively address our exposure for doubtful accounts, changes in the economy, industry, or specific customer conditions may require adjustment to the allowance for doubtful accounts recorded by us.

Inventory Valuation.    Management reviews inventory balances to determine if inventories can be sold at amounts equal to or greater than their carrying amounts. The review includes identification of slow moving inventories, obsolete inventories and discontinued products or lines of products. The identification process includes historical performance of the inventory, current operational plans for the inventory, as well as industry and customer specific trends. If our actual results differ from management expectations with respect to the selling of our inventories at amounts equal to or greater than their carrying amounts, we would be required to adjust our inventory balances accordingly.

Impairment of Long-Lived Assets (Including Property, Plant and Equipment), Goodwill and Identifiable Intangible Assets.    We reduce the carrying amounts of long-lived assets, goodwill and identifiable intangible assets to their fair values when the fair value of such assets is determined to be less than their carrying amounts (i.e., assets are deemed to be impaired). Fair value is typically estimated using a discounted cash flow analysis, which requires us to estimate the future cash flows anticipated to be generated by the particular asset(s) being tested for impairment as well as select a discount rate to measure the present value of the anticipated cash flows. When determining future cash flow estimates, we consider historical results adjusted to reflect current and anticipated operating conditions. Estimating future cash flows requires significant judgment by us in such areas as future economic conditions, industry-specific conditions, product pricing and necessary capital expenditures. The use of different assumptions or estimates for future cash flows could produce different impairment amounts (or none at all) for long-lived assets, goodwill and identifiable intangible assets.

Rebate Receivables.    Rebates are received from crop protection and seed products, based on programs offered by our vendors. The programs vary based on the product type and specific vendor practice. Historically, more than 85% of the rebates earned were from our chemical suppliers. The majority of the rebate programs run on a crop year basis, typically from October 1st to September 30th, although other periods are sometimes used. We also negotiate individually with our vendors for additional rebates after the conclusion of the crop year and often several months after we have purchased and sold the products for which we are negotiating rebates. Historically, the majority of the rebates have been earned based on our sales of the suppliers’ products in a given crop year. The rebate receivable recorded monthly is based on actual sales and the historical rebate percentage received. The actual rebates earned for most programs are finalized in our fourth fiscal quarter and adjustments are made to the accrual as necessary. The majority of our rebate receivables are collected during our fourth quarter. Because of the nature of the programs and the amount of rebates available are determined by our vendors, there can be no assurance that historical rebate trends will continue.

Stock-Based Compensation.    Certain of our officers, employees and non-executive directors have equity-based compensation arrangements under which they hold options to acquire shares of our common stock. For officers and employees, we account for our stock option plan in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. The exercise price for all of the options granted to date was equal to the fair value of our stock at the date of grant. Accordingly, no compensation expense associated with stock option grants has been recognized. If the exercise price on future stock option grants exceeds the underlying stock price, compensation expense will be recognized and expensed over the vesting period in accordance with APB Opinion No. 25.

OFF BALANCE SHEET ARRANGEMENTS

We use off-balance sheet arrangements (e.g. operating leases) where the economics and sound business principles warrant their use. We periodically enter into guarantees and other similar arrangements as part of transactions in the ordinary course of our business. For more information, see “—Obligations and Commitments” above.

RELATED PARTY TRANSACTIONS

As part of the Acquisition, we entered into the Seller Transition Services Agreement (as defined in “Certain Relationships and Related Transactions—Ancillary Agreements—Transition Services Agreements”) with ConAgra Foods pursuant to which we would perform certain information technology, accounting, office support and other services for ConAgra Foods. In addition, we granted to ConAgra Foods and its international subsidiaries an exclusive two-year license to use certain of our trademarks and trade names outside the United States and Canada. ConAgra Foods paid us an aggregate fee of $1.3 million for the license and the services provided under the seller transition services agreement. The Seller Transition Services Agreement was terminated by ConAgra Foods on September 30, 2004.

As part of the Acquisition, we and ConAgra Foods entered into the Buyer Transition Services Agreement (as defined in “Certain Relationships and Related Transactions—Ancillary Agreements—Transition Services Agreements”) pursuant to which ConAgra Foods would provide certain information technology and other administrative services to us for a period of one year. As consideration for these services, we paid ConAgra Foods $7.5 million. For the thirteen and forty week periods ended November 28, 2004, $1.9 million and $5.6 million, respectively, in expense was recognized by us for services performed pursuant to this agreement. The Buyer Transition Services Agreement expired on November 23, 2004, in accordance with its terms.

Expenses incurred by ConAgra Foods and allocated to us were historically determined based on the specific services that were provided or were allocated based on ConAgra Foods’ investment in us in proportion to ConAgra Foods’ total investment in its subsidiaries. In addition, ConAgra Foods charged us finance charges on ConAgra Foods’ investment in and advances to us. Management believes that such expense allocations were reasonable. It is not practical to estimate the expenses that would have been incurred by us if we had been operated on a stand-alone basis. Corporate allocations included allocated selling, general and administrative expenses of $2.9 and $9.0 million respectively for the thirteen and thirty nine weeks ending November 23, 2003. Allocated finance charges, presented net of third party finance fee income, are $3.9 million and $12.2 million for the thirteen and thirty nine weeks ending November 23, 2003, respectively.

Under the terms of our Management Agreement (as defined in “Certain Relationships and Related Transactions—Ancillary Agreements—Apollo Management Consulting Agreement”) United Agri Products retained Apollo to provide certain management consulting and financial advisory services, for which United Agri Products paid Apollo an annual management fee of $1.0 million in quarterly payments of $250,000. In addition, as consideration for arranging the Acquisition and services pertaining to certain related financing transactions, United Agri Products paid Apollo a fee of $5.0 million in January 2004, which was accounted for as part of the Acquisition. In connection with the Common Stock Offering, the Management Agreement was terminated and Apollo was paid a $3.5 million transaction fee on November 29, 2004.

MARKET RISK

The principal market risk affecting our business has been exposure to changes in energy prices and, to a lesser extent, foreign currency risks. We are currently exposed to market risks including exposure to changes in energy prices, with respect to which we currently pay market rates.

BUSINESS

OVERVIEW

We are the largest private distributor of agricultural and non-crop inputs in the United States and Canada. We market a comprehensive line of products including crop protection chemicals, seeds and fertilizers to growers and regional dealers. As part of our product offering, we provide a broad array of value-added services including crop management, biotechnology advisory services, custom blending, inventory management and custom applications of crop inputs. The products and services we offer are critical to growers because they lower the overall cost of crop production and improve crop quality and yield. As a result of our broad scale and scope, we provide leading agricultural input companies with an efficient means to access a highly fragmented customer base of farmers and growers.

We have a comprehensive network of approximately 320 distribution and storage facilities and three formulation plants, strategically located in the major crop-producing areas of the United States and Canada. Our integrated sales network covers over 40,000 active stock keeping units, or SKUs, supported by approximately 1,100 salespeople. This network of facilities, together with our technical expertise, enables us to efficiently process, distribute and store products close to our end-users and to supply our customers on a timely basis during the compressed planting and growing season. In addition, our widespread geographical presence provides a diversified base of sales that helps to insulate our overall business from difficult farming conditions in any one area as a result of poor weather or adverse market conditions for specific crops or regions.

We distribute products manufactured by the world’s leading agricultural input companies, including BASF, Bayer, Dow, DuPont, Monsanto and Syngenta, as well as ConAgra International Fertilizer Company. We believe we are amongst the largest customers of agricultural inputs of these suppliers and have long-standing relationships with these companies. We also distribute products from over 300 other suppliers as well as over 218 of our own proprietary private label products. Our extensive infrastructure is a critical element of our suppliers’ route-to-market, as it enables them to reach a highly fragmented customer base. As of August 29, 2004, we had approximately 75,000 customers, with our ten largest customers accounting for approximately 3% of our net sales in fiscal 2004. Our customers include commercial growers and regional dealers, as well as consumers in non-crop industries. Our significant scale provides our customers with an efficient and cost-effective method of purchasing agricultural and non-crop inputs.

At the end of fiscal 2002, our new management team began to implement several strategic initiatives to increase our operational efficiency. As part of that strategy, we rationalized headcount, enhanced our credit policies and information systems, improved inventory management and closed unprofitable distribution centers. Largely as a result of that strategy, we successfully increased our income before income taxes as a percentage of net sales from 0.1% in fiscal 2001 to 2.8% in fiscal 2004, on a pro forma basis for the Acquisition, while reducing average working capital as a percentage of net sales from approximately 25.5% in fiscal 2001 to approximately 20.4% in fiscal 2004, a reduction of $205.3 million. We believe we are well positioned to drive further efficiencies in working capital and further enhance our margins.

UAP was initially formed by ConAgra Foods through a series of acquisitions, beginning in May 1978 with the acquisition of a 49% interest in a group of companies engaged in the domestic distribution of agricultural chemicals. ConAgra Foods purchased the remaining 51% from several remaining stockholders in 1980. In 1983, UAP acquired AgChem, Inc., and in 1985 acquired Cropmate Company Inc. UAP expanded its business into Canada through the 1988 purchase of Pfizer Canada, and in 1991 acquired Donnell Agriculture. After a series of additional acquisitions, on November 24, 2003, ConAgra Foods sold UAP and its related businesses to UAP Holdings. For more information on this transaction see “The Acquisition.”

INDUSTRY OVERVIEW AND TRENDS

The agricultural inputs market in the United States was estimated at $27.7 billion in 2003 and has grown at a compound annual growth rate of approximately 3.0% over the past ten years, as measured by total revenues, according to the most recent available survey by the USDA National Agricultural Statistics Service. Key drivers of the market include: continued population growth; the use of more effective chemicals and fertilizers; stable planted acreage; the trend towards larger and more efficient farms; and the increased use of biotechnology in the production of seeds. The three primary product areas of the agricultural inputs and non-crop market are crop protection chemicals, seeds and fertilizer. We also operate in the non-crop market that consists of turf and ornamental (golf courses, resorts, nurseries and greenhouses), pest control operators, forestry and vegetation management. We estimate this market to be approximately $3.0 billion and believe it is experiencing significant organic growth.

Crop Protection Chemicals.    Crop protection chemicals expenditures in the United States were approximately $8.4 billion in 2003, according to the most recent available survey by the USDA National Agricultural Statistics Service. Since 1997, the volume of crop protection chemicals sold in the United States has increased, but overall revenues have remained essentially flat as lower-priced generic products have replaced higher-priced patented products, according to the same survey. This product area includes: (i) herbicides, which keep weed infestations from depriving crops of plant nutrients and water; (ii) insecticides, which keep insects from damaging crops; and (iii) fungicides, which guard against plant diseases.

Seeds.    Seed expenditures in the United States were approximately $9.3 billion in 2003, according to the most recent available survey by the USDA National Agricultural Statistics Service. The seed market in the United States has experienced significant growth since 1997, according to the same survey, driven primarily by increased pricing as a result of improvements in seed technology. In particular, biological “traits” are becoming genetically engineered into seeds, thus reducing the need for chemical treatment of crops. These traits include providing a plant with the ability to resist pests without a chemical application and the ability of a plant to selectively resist herbicides. These technological improvements, together with the availability of more productive seed hybrids, have resulted in higher crop yields.

Fertilizer.    Fertilizer expenditures in the United States were approximately $10.0 billion in 2003, according to the most recent available survey by the USDA National Agricultural Statistics Service. Since 1997, the volume of fertilizer sold in the United States has increased, but overall revenues have remained essentially flat, due largely to falling prices as a result of overproduction, according to the same survey. Fertilizers are added to soil to replace or supplement one or more deficient nutrients necessary for plant growth. Nearly all commercial crops grown in the United States and Canada today are produced with the use of a commercial fertilizer, as modern crop varieties and higher yields cannot be sustained by other methods.

Agricultural input manufacturers vary by product category and include major international chemical, fertilizer and seed companies such as BASF, Bayer Crop Science, ConAgra International Fertilizer Company, Dow AgroScience, DuPont, Monsanto, and Syngenta. Agricultural input distributors represent the main route-to-market for crop protection chemicals and fertilizer products, and fill a critical need in the U.S. and Canadian agricultural inputs market by allowing suppliers to economically access a highly fragmented customer base of approximately two million growers, dealers and non-crop customers. In addition, we believe that both suppliers and customers value the supplementary services that distributors provide, including inventory management, extension of credit, provision of equipment for the application of agricultural products, custom blending and crop management consulting.

The primary channel for seed distribution has historically been through “grower dealers” who distribute seeds within an area around their farms. We believe the trend in seed sales is migrating towards agricultural distributors who have the technical knowledge and ability to bundle seed sales with complementary chemical products.

Grower-owned co-operatives constitute a significant portion of the agricultural inputs distribution industry, including two of the six largest retailers. The market has consolidated significantly over the last ten years. We believe, based on independent consulting work which we sponsored, that in 2003 the largest six retailers accounted for over 50% of sales by the largest 100 retailers in our industry measured by sales. Consolidation in our industry has been driven by a number of factors, including: increased average farm size; consolidation of suppliers; increasing demand for salespeople with high levels of technical expertise; poor performance of co-operatives; overcapacity in the industry; and the need for sufficient scale to realize strong relationships with suppliers. We believe that these trends will continue and will result in greater demands being placed on agricultural input distribution companies. Based on independent consulting work which we sponsored, we believe that independent national distributors (i.e., non-grower owned cooperatives) increased their retail market share amongst the largest 100 retailers measured by sales from 37% in 1998 to 41% in 2003, and that larger companies, such as UAP, will continue to increase their competitive advantage over businesses with fewer resources.

OUR COMPETITIVE STRENGTHS

We believe our leading market positions, operating model focused on free cash flow, extensive distribution network, strong supplier relationships, diversified product offering and proven and incentivized management team will allow us to increase our market share, net sales and profitability.

Leading Market Positions

We are the largest private distributor of agricultural input products in major crop-producing regions throughout the United States and Canada. We believe that our emphasis on selling a full range of quality products and consistently providing high quality service has enabled us to achieve our leading market shares. We believe, based on independent consulting work which we sponsored, that we hold the number one market position, based on net retail sales of the largest 100 retailers measured by sales, in each of the core product categories in which we compete:

Category	Key Products	Market Position	2003 Retail Market Share
Crop Protection Chemicals	Fungicides, Insecticides and Pesticides	#1	18%
Seeds	Seed and Seed Treatment	#1	14%
Fertilizers	Plant Nutrition	#1	9%

We are also the only national distributor that holds a position in all the non-crop market segments of pest control, turf and ornamental, forestry, and vegetation management. We believe our leading market shares strengthen our position with our suppliers and enhance our ability to increase sales to existing customers and attract new customers. We believe our scale provides us with several benefits, including: (i) volume purchasing and increased shelf space resulting in additional incentives from our suppliers; (ii) operating efficiencies from leveraging our fixed costs; and (iii) the ability to invest in our infrastructure in a cost-effective manner, including information technology systems. In fiscal 2004, on a pro forma basis for the Acquisition, we had net sales of $2.5 billion, including net sales of crop protection chemicals of $1.6 billion, net sales of seeds of $258.9 million and net sales of fertilizer of $526.2 million. In addition, our leading local presence in the markets we serve further benefits us because it allows us to attract and retain salespeople and customers while controlling our risk through geographic diversity.

Multiple Opportunities for Growth

We believe that as the market leader in our product categories we are well positioned to take advantage of growth opportunities in these product areas. We have recently experienced sales growth in seed, proprietary branded products and non-crop products through both the growth in these markets and by increasing our market share. Our sales from seed have grown from $196.2 million in fiscal 2001 to $258.9 million in fiscal 2004, as seed has become a larger part of the overall market and we have successfully leveraged our own proprietary DynaGro® brand. Our sales of higher margin proprietary branded products have increased by 9% since fiscal 2004 and now represent approximately 13% of our overall sales. This growth has been a result of working with our customers to provide tailored products to fit their individual needs.

Extensive Distribution Network

We operate the largest distribution network in the industry with approximately 320 retail and wholesale farm distribution and storage facilities and three formulation facilities, strategically located in major crop producing regions. We have a sales presence in all 50 states of the United States and nine of the 10 Canadian provinces, and approximately 75,000 customers as of August 29, 2004. Our geographic diversity helps us to mitigate poor weather patterns or economic volatility in any one region and our exposure to any one crop. We operate an integrated system of distribution warehouses and employ approximately 1,100 salespeople across North America. Our network enables us to provide customers with a broad range of products and reliable service. Our salespeople possess an in-depth knowledge of the industry and have established long-term relationships with their customers. As residents of the areas in which we operate, our salespeople are an integrated part of the community and understand the region-specific needs of their customers. We believe that our approach has helped us to form strong relationships with customers at the local level and has enabled us to generate revenues per retail outlet of $5.0 million versus $3.1 million on average among the largest 100 retailers in 2003 as measured by sales, based on independent consulting work which we sponsored. We believe our distribution network size and reach will continue to contribute to gradually increasing the market share held by us in our core product categories.

Strong Supplier Relationships

We purchase products from over 300 suppliers, including some of the largest chemical, seed and fertilizer companies in the world. We have strong long-term relationships with our suppliers, and our relationships with our ten largest suppliers date back to the original acquisition of UAP by ConAgra Foods in 1978. We are a critical part of our suppliers’ route-to-market because we are able to help them access a highly fragmented customer base. We believe we are one of the largest customers of agricultural inputs of our seven largest suppliers, and our purchasing scale provides us with a competitive advantage relative to smaller businesses. We believe that our strategic relationships with our suppliers provide us with reliable access to inventory, volume purchasing benefits and the ability to deliver a diverse product offering on a cost-effective basis.

Diversified Product Offering

We provide our customers with a comprehensive offering of agricultural inputs, comprised of over 40,000 active SKUs as of August 29, 2004 consisting of a broad variety of crop protection chemicals, seeds, and fertilizers, with no single brand accounting for more than 5% of our pro forma net sales in fiscal 2004. We offer a full line of branded products such as CleanCrop, ACA, Savage, Shotgun, Signature and Dyna-Gro, in areas such as plant nutrition, seed treatment, crop protection, adjuvants and seed. The breadth and diversity of our products and services allows us to act as a “one-stop-shop” that is tailored to meet the region-specific needs of our customers.

In addition, we are the largest independent distributor of agricultural seed products in the United States and Canada, and we believe we are well positioned to benefit from the expected future growth of this market. We believe the trend in seed distribution is migrating towards using agricultural distributors such as ourselves, as this allows formulators supplying bio-engineered seeds with complementary chemical products to reach the market.

Flexible Operating Model Focused on Free Cash Flow

We believe that our operating model generates significant free cash flow as a result of our variable cost structure, low capital expenditure requirements and efficient working capital management. Our capital expenditures have averaged less than 1% of net sales over the past three fiscal years. We are highly focused on working capital management and have reduced average working capital from approximately 25.5% of net sales in fiscal 2001 to approximately 20.4% of net pro forma sales in fiscal 2004, a reduction of $205.3 million. Our low maintenance capital expenditures, efficient working capital management and focus on reducing costs allows us to continue to generate strong free cash flow. Our operating model is also highly scalable, allowing us to expand our business without significant additional fixed costs.

Proven and Incentivized Management Team

Our current senior management team has an average of 19 years of experience in the agricultural inputs industry. Kenny Cordell joined the company in 2001 and served as President and Chief Operating Officer from February 2002 until December 2003, when he was promoted to Chief Executive Officer of United Agri Products. Our current senior management team has been responsible for developing our recent business strategy, including store rationalization, enhanced credit policies and an increased focus on working capital management, which has resulted in operational improvements and margin expansion. Largely as a result of initiatives implemented by our management team during fiscal 2002 and fiscal 2003, we successfully increased our margins and reduced working capital. After giving effect to the Common Stock Offering, our management owns approximately 8.9% of our common equity on a fully diluted basis, a portion of which is subject to time vesting criteria. See “Security Ownership of Certain Beneficial Owners and Management.”

OUR STRATEGY

Our financial and operational success has largely been driven by providing customers with high quality products at competitive prices, supported by consistent and reliable service and expertise. We will continue to seek to grow our business, improve profitability and reduce working capital through the principal strategies outlined below.

Capitalize on our size, leading market share and North American-wide presence to enhance our position as the distributor of choice for seed, chemical and fertilizer suppliers.

Because of our size, leading market share, and our national footprint, UAP continues to be the preferred distributor for agricultural seed, chemical and fertilizer suppliers. Because we are the largest customer of many of our suppliers, we are able to enjoy several purchasing power advantages. These advantages include not only enhanced profitability due to lower purchase prices, but also the ability to increase our free cash flows by working with our suppliers to reduce our working capital needs and increase our revenues by pursuing private label opportunities.

Our national footprint also enables us to support key suppliers across the entire breadth of their portfolio by accommodating their bundling of products from across their entire product line. Our extensive network allows us more flexibility to support key suppliers’ entire portfolios, while still balancing our buying to meet varying weather and planting conditions across the country.

Increase revenues by continuing to grow our seed business and expand our presence in non-crop markets.

Seed.    We increased the net sales of our seed products from $196.2 million in fiscal 2001 to $258.9 million in fiscal 2004 and believe that there is the potential for significant further growth in this area. We believe that seed varieties that have been enhanced through biotechnology will serve as a platform for growth due to the increased value-added nature of their sale to the customer, coupled with an increased need for ancillary services when compared with sales of conventional products. In addition, advancements in seed varieties and technologies have increased our customers’ needs for real-time information and access to the genetic varieties in branded and non-branded lines, which we believe benefits larger suppliers, such as UAP, who have the resources and capabilities to meet these needs.

We intend to leverage our growth in the seed business through: (i) advanced technical training for our salespeople; (ii) hiring and strategically placing experienced salespeople; (iii) using incentive compensation plans for our sales organization that incorporate seed-specific performance goals; (iv) nurturing our relationships with seed suppliers; (v) continuing to focus the resources of our management and sales force on our seed distribution infrastructure; and (vi) targeting new retail and wholesale opportunities to enhance our sales presence in regions where gaps exist. As part of our strategy to increase overall seed sales, we will also focus on increasing sales of our Dyna-Gro brand of proprietary seed products. We believe that Dyna-Gro is recognized in the marketplace for its high quality and yield, and we currently market Dyna-Gro in corn, soybeans, sorghum and alfalfa, as well as other minor crops. Our Dyna-Gro brand contributes higher margins than that of a commodity brand because we use internal resources to source and market it.

Non-Crop.    We also distribute chemicals, seed and fertilizers for many non-agricultural markets, and are the only distributor in our markets with a presence in the three major non-crop market product areas of turf and ornamental (golf courses, residential and commercial properties, nurseries and greenhouses), pest control operators, forestry, and vegetation management. We believe that many non-crop markets are experiencing significant natural growth alongside general demographic trends. For example, as population growth expands in the Southern United States, we expect increased opportunities for sales to pest control operators. Furthermore, as leisure spending increases, we expect increased opportunities for sales to turf, golf course, resort and nursery businesses. The non-crop market is an important strategic growth area for UAP, and as such we are focused on expansion of our current non-crop business through small acquisitions, increased sales of branded products, introduction of new branded products and improving operational performance through consolidation.

Capture market share from competitors through our ability to offer a broader range of products and a higher level of service to our customers

We believe that as the largest retailer of agricultural inputs, we stand to benefit from ongoing consolidation of retail locations in our industry. UAP’s efficiencies, scale and scope enable us to meet the demands of customers and suppliers that our smaller regional competitors and independent stores cannot meet. For example, the breadth of our portfolio enables our sales force to provide agronomic expertise across the entire range of agricultural inputs, building a stronger relationship between UAP and the grower than that of many of our competitors. As the seed segment grows, our investment in seed technology and sales force training provides us with an advantage over other competitors who are not as adept at handling the complexities of selling and carrying seed.

UAP’s leadership across all product lines allows us to offer our customers significantly greater convenience and value. We can bundle an entire package of seed, chemical and fertilizer to provide our customers with a one-stop source of all their crop input requirements. As our proprietary and private label portfolio grows, the value-added offerings that UAP can make to the grower increase, allowing better choices for the grower and more profit for UAP. Because we are one of the top customers of many of our suppliers, we enjoy purchasing power advantages over our competition across all of our product lines, which allows us to be the low cost source of inputs for growers around the country. Furthermore, UAP has a national footprint, we also enjoy economies of scale on operating costs, and more logistical efficiencies than our competitors.

Increase our margins and free cash flow by expanding our proprietary and private label business, which offers significantly higher margins than those on the branded products that we sell.

We intend to focus on increasing sales of our proprietary and private label products, which provide value-added features to benefit customers and higher margins to us as compared with other products we sell for third parties. Increased sales of our proprietary branded products have contributed to our margin improvement since fiscal 2001 largely as a result of providing enhanced formulations and tailoring the products to fit growers’ needs in specific regions, including unique dry herbicide formulations and specialized Nortrace brand micronutrients and Dyna-Gro seed. We seek to further improve our product mix through internal development and close cooperation with our major suppliers. Through August 29, 2004, proprietary and private label sales of chemicals and seed represented 13.8% of net sales versus 11.7% for the same period the prior year.

Continue to reduce the working capital and administrative expense in our business in order to reduce leverage and improve our profitability and cash flow.

We believe we are well positioned to continue to improve the financial performance of our business. We monitor performance regularly on key operating statistics such as credit, inventory efficiency, payables efficiency, operating expenses, gross profit generation, and overall return on invested capital. This information will continue to enable us to reduce administrative expense and average levels of working capital by concentrating on the following:

•	Earlier collection of supplier rebates;

•	Extending of payables terms with key suppliers;

•	Continuing our inventory efficiencies through centralized purchasing and the reduction of stock keeping units (SKUs) through our segmentation efforts;

•	Continuing to enhance the relationship with our many suppliers by evaluating them on a total return basis including achievements on working capital reductions;

•	Continuing to focus on credit policies and procedures to maximize profitability; and

•	Using competition and best practice sharing among our operating divisions to drive overall focus on working capital reduction that are tied to variable compensation plans.

BUSINESS OPERATIONS

We operate our business through two primary divisions: Distribution and Products. The Distribution Division, which accounted for approximately 92% of our pro forma net sales in fiscal 2004, purchases agricultural input products from third parties and resells these products, together with our own proprietary private label products, to growers and regional dealers. As of August 29, 2004, the Distribution Division maintained a network of approximately 320 facilities throughout the United States and Canada. The Products Division, which accounted for approximately 8% of our pro forma net sales in fiscal 2004, markets, sources, formulates and packages our proprietary products and provides formulation and packaging services for the private label brands of our suppliers. As of August 29, 2004, the Products Division consisted of three formulation facilities that produce crop protection adjuvants, and plant nutrition. The proprietary products formulated by the Products Division are sold to our customers through the distribution network of our Distribution Division.

Distribution Division

As of August 29, 2004 we had an extensive distribution infrastructure of over 320 facilities, consisting of retail distribution centers, bulk storage, granulation, blending and seed treatment plants, as well as an integrated network of distribution storage terminals and warehouses. We believe our infrastructure, including chemical and seed warehouses, bulk storage for crop protection chemicals and fertilizer loading equipment, delivery vehicles, nurse tanks, trailers and application equipment provides us with a significant competitive advantage over smaller, regional competitors and deters new entrants into this capital intensive market. Our facilities are strategically located throughout the major crop producing regions in the United States and Canada. We believe this market presence provides a number of competitive advantages, including:

•	allowing us to act as a supplier to the country’s largest purchasers of crop production inputs;

•	providing us with the opportunity to distribute products for the leading agricultural input producers; and

•	providing market diversity that helps to insulate our overall business from difficult farming conditions as a result of poor weather in any one particular market or adverse market conditions for a specific crop.

We have instituted central management controls and utilize our logistical expertise and sophisticated information technology systems to manage our extensive businesses and facilities network. We understand the importance of flexibility at the local level to adapt to local conditions. We aim to achieve the proper balance of central control and direction with local flexibility by utilizing team management and appropriate incentive programs.

We operate distribution centers serving both wholesalers and individual growers, and are one of the largest retailers of crop production inputs to growers in North America. Retail centers typically service growers within a

10 to 50 mile radius of their locations. We operate retail centers in each major crop producing region of the United States and Canada. Our distribution network, though centrally organized, is internally divided by region. The following table identifies these various regions, the states served (subject to occasional overlap), the major crops serviced, the approximate number of employees (including hourly and temporary employees) and the total net sales, on a pro forma basis for the Acquisition, for each such region for fiscal 2004:

Region	States/Provinces Served	Major Crops Serviced	Employees	Fiscal 2004 Pro Forma Net Sales (dollars in millions)
Coastal	AK, AZ, CA, CT, DE, FL, MA, MD, ME, NC, NH, NJ, NV, NY, PA, RI, SC, VA, VT, WV	Tree fruits, nuts, vines, vegetables, rice, cotton, alfalfa, corn, peanuts, wheat and tobacco	644	$663.6

Southern	AL, AR, GA, KY, LA, MS, NM, OK, TN, TX	Cotton, soybeans, rice, peanuts and corn	664	$536.9

Northern	CO, HI, IA, ID, IL, IN, KS, MI, MN, MO, MT, ND, NE, OH, SD, UT, WA, WI, WY	Corn, soybeans, wheat, sorghum, sunflowers, corn, potatoes and sugarbeets	1,058	$1,011.8

Canada	AB, BC, MB, NB, NS, ON, PEI, QU, SK	Tree fruits, vegetables, soybeans, corn, wheat, canola and tobacco	104	$105.4

We sell a complete line of products and services to growers through our distribution facilities, with each site tailoring its product offering to the specific needs of the growers in its service area. Our product offering, coupled with the advice of our sales professionals, provides our customers with a “one-stop shop” for all their agricultural inputs needs.

Crop Protection Chemicals.    Crop protection chemicals represent a significant portion of our business, accounting for approximately 65% of fiscal 2004 pro forma net sales. We distribute a full range of crop protection chemicals through our distribution locations, including herbicides, insecticides and fungicides, adjuvants and surfactants. We also provide a variety of services related to the application of crop protection chemicals. Within crop protection chemicals, we have experienced a trend towards bundling chemicals products with complementary seed products, as a result of advances in seed technology.

Seed.    We have placed an emphasis on new seed technology and provide a complete range of seed and seed treatments to growers through our distribution centers. Increasingly, our seed products are prepared by leading seed companies, and sold both under their brand names and our private labels (for example, Dyna-Gro). For example, we were one of the first companies to distribute Roundup Ready soybean and cotton seeds and technology for Monsanto in the United States. Roundup is a popular crop protection product, and Roundup Ready enables soybeans and cotton plants to be Roundup tolerant. We believe that seed technology based on genetic engineering is an important growth area for agriculture.

Fertilizer.    We distribute a full range of fertilizer products through our distribution centers, including nitrogen, potassium and phosphorous, and various micronutrients such as iron, boron and calcium. We also provide fertilizer application services, as well as customized fertilizer blending for the specific needs of individual growers.

Services.    In addition to selling traditional crop production inputs, our distribution centers provide agronomic services to growers. These services range from the traditional custom blending and application of crop nutrients to meet the needs of individual growers, to more sophisticated and technologically advanced services on a fee basis such as soil sampling, pest level monitoring and yield monitoring using global position systems satellite grids and satellite-linked variable rate spreaders and applicators to take advantage of the data.

Non-Crop.    We also distribute agricultural chemicals, seed and fertilizers for many non-agricultural markets, such as turf and ornamental (golf courses, resorts, nurseries and greenhouses), pest control operators and vegetation management. This non-crop business has a distinctly different customer base from the agricultural markets, and requires different service levels and locations closer to suburban or leisure centers. We believe that many non-crop markets are experiencing natural growth with general demographic trends. For example, as population growth expands in the Southern U.S., we expect increased opportunities for sales to pest control operators. As leisure spending increases in the U.S., we expect increased opportunities for sales to turf, golf course, resort and nursery businesses. We are the only distributor in our markets with a presence in the three major non-crop market product areas of turf and ornamental, pest control operators and vegetation management, and as such it is an important strategic growth area for UAP. We are focused on expansion of our current structure through small acquisitions, increased sales of branded products, introduction of new branded products and improving operational performance through consolidation.

Products Division

The Products Division consists of our marketing, registrations, sourcing, formulation and packaging operations for our proprietary and private label products. Our marketing group works closely with the Products Division to drive its portfolio management, sales activities, advertising and technical service. We operate three formulation facilities throughout the U.S. that produce our proprietary branded products as well as private label products from third parties. Typically, these private label products were developed independently by us or in cooperation with our leading suppliers. We generally distribute the products formulated by our Products Division through our Distribution Division. Additionally, we maintain over 300 federal registrations.

As of August 29, 2004, we had approximately 218 proprietary branded products. We have a broad product offering of proprietary brands in each of our segments. Some of our key proprietary branded products in each of our segments are listed in the table below.

Segment	Key Proprietary Branded Products
Crop Protection Chemicals/Adjuvants	Savage, Shotgun, Salvo, Sword, Mepiquat Extra, LI 700, Choice, Rifle, Liberate, Herbimax

Seed and Seed Treatments	Dyna-Gro, DynaStart, So-Fast

Plant Nutrition	ACA, Awaken, Nortrace

Non-Crop	Signature, Bisect

Our proprietary brands allow us to enhance our product offering and provide formulations designed to meet the needs of growers in each region that we serve. As a result, we are able to obtain a higher contribution margin from our proprietary branded products than from commodity brands we distribute from other suppliers. We believe our proprietary branded products represent a significant value for our customers and help increase the overall value of our suppliers’ products. Many of our proprietary branded products are patented in the U.S. or Canada.

The Products Division also provides formulating, blending and packaging services for third parties, primarily our major suppliers such as BASF, Bayer, Dow, DuPont, Monsanto and Syngenta. This relationship with our suppliers allows us to leverage our fixed costs and increase plant efficiencies. In addition, by working in such an integrated manner with our suppliers, we are able to remain at the forefront of the newest product technology and market offerings.

As a result of the management initiatives implemented at the end of fiscal 2002, we have streamlined our product offering, focused our resources on driving sales of the most profitable brands within each product segment, and reduced our cost structure. For example, we closed two formulation plants during the current fiscal year as part of these initiatives. With our major initiatives substantially complete and an efficient operating platform in place, we intend to focus on increasing sales and margins in our Products Division by continued enhancement of our product mix and increased offerings in each product segment. New product offerings will be generated through internal development and continued cooperation with our major suppliers.

INTELLECTUAL PROPERTY

We use a wide array of technological and proprietary processes to enhance our crop protection, seed and fertilizer inputs and product development programs. We believe these technologies and proprietary processes enable us to create novel product concepts and reduce time to market. In certain circumstances, we file for patents on technology that we believe is patentable. As of August 29, 2004, we held approximately 200 trademarks (pending or registered) in the United States either directly or through one of our subsidiaries, and United Agri Products Canada Inc., one of our subsidiaries, held approximately 60 Canadian trademarks (pending or registered) either directly or through one of its subsidiaries. These trademarks pertain to products formulated and distributed by us, including chemicals, plant nutrition products, seed and fertilizers. In addition, we and our subsidiaries possess contractual rights to certain trademarks held by third parties through arrangements with certain of our suppliers and distributors, including licenses to use trademarks owned by Dow AgroSciences, DuPont, FMC, Monsanto, Valent and Gowan.

Intellectual property rights help protect our products and technologies from use by competitors and others. In addition to trademarks, intellectual property rights of importance to us include trade secrets, confidential statements of formulation and other proprietary manufacturing information. We use nondisclosure agreements to protect our proprietary and confidential information. Such nondisclosure agreements specifically address the confidential information disclosed and concern the protection of our intellectual property. The objectives of the trade secret policy are to prevent disclosure of sensitive information and to protect our legal interests if our trade secrets are appropriated. We will continue to aggressively prosecute and enforce all of our intellectual property rights.

SEASONALITY

Our and our customers’ businesses are seasonal, based upon the planting, growing and harvesting cycles. During fiscal 2002 through 2004, at least 75% of our net sales occurred during the first and second fiscal quarters of each year because of the condensed nature of the planting season. As a result of the seasonality of sales, we experience significant fluctuations in our revenues, income and net working capital levels. However, our integrated network of formulation and blending, distribution and warehousing facilities and technical expertise allows us to efficiently process, distribute and store product close to our end-users and to supply our customers on a timely basis during the compressed planting and growing season. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Due to the seasonal nature of our business, the amount of borrowings outstanding under the revolving credit facility varies significantly throughout the fiscal year. During the period from the date of the Acquisition through November 28, 2004, outstanding borrowings (net of cash on hand) reached a period end peak of $275.2 million as of November 28, 2004. During the same period, utilization of the revolving credit facility was at its lowest when we had $172.6 million of cash on hand as of February 22, 2004. Our average period end borrowings (net of cash on hand) on a historical basis for the twelve-month period ended November 28, 2004 were approximately $73.9 million.

PRODUCTS

The following table shows the percentage of our net sales by product line for the fiscal years 2002, 2003 and 2004, respectively:

	Year ended February 24, 2002	Year ended February 23, 2003	Year ended February 22, 2004
	(as a percentage of net sales)

Crop Protection Chemicals	65.9%	65.7%	64.4%
Fertilizer	21.0%	20.2%	21.5%
Seed	10.2%	10.7%	10.6%
Other	2.9%	3.4%	3.5%

Total	100.0%	100.0%	100.0%

In fiscal 2004, our top ten brands accounted for approximately 15% of net sales.

COMPETITION

The market for the distribution of crop protection chemicals, seeds, fertilizers and agronomic services is highly competitive. In each of our local markets, we typically compete with two or three other distributors. These distributors include agricultural cooperatives, multinational corporation-owned distribution outlets and other independent distribution companies. Agricultural cooperatives are operated for the benefit of their member growers and include companies such as Agriliance, LLC and Growmark, Inc. Multinational corporation-owned distribution outlets include companies such as Helena Chemical Company (a subsidiary of Marubeni Corporation), and other independent distributors such as Royster-Clark, Inc. Our market has experienced significant consolidation over the past several years as the number of outlets has declined from approximately 12,500 in 1995 to 9,500 in 2001. Based on independent consulting work which we sponsored, we believe that independent national distributors increased their retail market share amongst the top 100 retailers in sales from 37% in 1998 to 41% in 2003, and that larger companies, such as UAP, will continue to increase their competitive advantage over businesses with fewer resources. We generally compete with other distributors on the basis of breadth of product offering, ability to provide “one-stop shopping” with customized local products and services, our salesforce’s knowledge of and relationships with our customers, and price. We believe that we compete successfully in each of these areas.

SALES ON CREDIT, EXTENSIONS OF CREDIT AND ACCOUNTS RECEIVABLE

A significant portion of our sales to growers and independent retailers are made through the use of credit incentives and programs. Typically, we sell products on cash or credit terms, with credit terms ranging from 30 days to crop terms, which typically require payments in December. Many accounts accrue service or finance charges. The interest rate on such charges varies by state, subject to maximum allowable interest under the particular state’s laws. As of November 28, 2004, our aggregate accounts receivable, most of which constituted extensions of credit to trade customers, totaled $531.2 million.

We have a dedicated and focused credit department, responsible for all our credit and risk management, and our centralized credit and procurement functions are responsible for coordinating various working capital initiatives. Our credit department is also responsible for establishing credit terms and credit limits, compiling data and generating reports to monitor collections and reserves for bad debt, monitoring progress of credit related initiatives, assuring data integrity and distributing relevant reports to the field credit managers. Beginning in the latter half of fiscal 2002, our new management team, including a new Senior Vice President of Credit, implemented more disciplined and sophisticated credit and collections policies and procedures as part of an effort to increase our operational efficiency. These new credit policies and procedures included detailed computerized analysis of a particular customer’s credit prior to the sale, routine monitoring of customer credit limits, systematic inactivation of non-conforming accounts and hiring a dedicated staff of collections specialists.

MANAGEMENT INFORMATION SYSTEMS

Our finance, credit and information technology departments are responsible for all our financial reporting, information technology and systems, treasury and cash management, financial analysis and budgeting, state tax filings, and credit and risk management.

In addition, our finance and credit departments perform financial modeling and analysis, due diligence and contract negotiations for acquisitions. Our credit department also establishes credit terms and credit limits, compiles data and generates reports to monitor collections, reserves for bad debt, and progress of credit related initiatives, and to assure data integrity and distribute relevant reports to the field credit managers. Our finance department is currently consolidating from its five current locations to two locations in Greeley, Colorado and Tampa, Florida.

We have point-of-sale computer systems at our locations which provide daily reports, including sales and profitability data, credit information and working capital data. We use these systems to provide data for inventory control, credit controls, budgeting, forecasting and working capital management requirements.

RAW MATERIALS AND SUPPLIES

We purchase our crop protection products and seed primarily from the world’s leading agrochemical companies. We have contracts with each of BASF, Bayer Crop Science, Dow AgroSciences, DuPont Nemours, Monsanto, Syngenta and other prominent suppliers in the industry. We act as a leading distributor of crop protection products for major agricultural chemical companies, purchasing crop protection products at the chemical companies’ distributor price and receiving a cash rebate based on volume and type of product. The cash rebate is typically paid near the end of the calendar year, but may be advanced monthly with the balance paid at year-end. Such rebate programs may be published programs, in which case rebates are calculated similarly among all buyers, or unpublished programs, in which case rebates are structured solely according to our business.

Historically we have purchased, and will continue to purchase, our fertilizer primarily from ConAgra International Fertilizer Company, an affiliate of ConAgra Foods, and one of the largest U.S. marketers of fertilizer. In connection with the Acquisition, we entered into a five-year fertilizer supply agreement with ConAgra International Fertilizer Company. Our agreement with ConAgra International Fertilizer Company enables us to buy fertilizer from U.S. or international sources, depending on where we can get the best prices. See “Certain Relationships and Related Transactions—Ancillary Agreements.”

EMPLOYEES AND LABOR RELATIONS

As of August 29, 2004 we employed approximately 3,020 non-unionized and salaried employees, approximately 85 unionized employees and approximately 517 temporary employees to meet our seasonal needs. We believe we have good relations with our employees. All our unionized employees work at the Platte Chemical Company facility in Greenville, Mississippi and are all subject to a collective bargaining agreement. This collective bargaining agreement is scheduled to expire in August 2007, but is subject to automatic renewals for additional year-long periods unless otherwise terminated. We have not had any work stoppages in the past five years.

In connection with the Acquisition, UAP Holdings entered into retention agreements with ten of our top executives. Each of these executives was granted restricted units in UAP Holdings pursuant to these retention agreements. In addition, UAP Holdings issued these same employees stock options that vest in three separate tranches and are subject to UAP Holdings’ 2003 stock option plan. See “Management.”

PROPERTIES

Our properties are located in the major crop-producing regions of the United States and Canada. We are headquartered in Greeley, Colorado, and we operate three formulation facilities located throughout the United States.

Location	Owned/Leased	Building(s) Square Footage	Formulating/ Production Square Footage	Function
Greeley, Colorado	Leased	47,753	N/A	Headquarters
Greeley, Colorado	Owned	67,100	11,500	Formulating
Greenville, Mississippi	Owned	291,000	57,000	Formulating
Billings, Montana	Owned	61,071	20,320	Formulating

As part of our efforts to rationalize our infrastructure by closing or selling unprofitable facilities, we sold a substantial portion of the assets at a facility located in Fremont, Nebraska in February 2004. Except for a limited amount of toll manufacturing, we have ceased all operations at the Fremont facility. We expect to divest the remaining assets at that facility in the near future and to cease the remaining toll manufacturing activities by the end of fiscal 2005. In addition, we closed a formulation facility located in Caldwell, Idaho in October 2004, and we expect eventually to sell that facility to a third party.

In addition, as of August 29, 2004, we owned or leased 372 properties that are used to maintain inventory and distribute and sell our products to our customers. We determine the number of distribution and storage facilities as those managed by a single location manager. Because there may be more than one property that we own or lease managed by a location manager, our approximately 320 distribution and storage facilities are less than the total number of leased and owned properties. We also utilize other miscellaneous facilities in our distribution business. We operate these properties through our four primary geographic regions, which are further divided into fifteen sub-regions, as noted below:

Region	Sub-region	States Served	Owned	Leased	Total
Coastal	Carolinas	NC, SC, VA	2	12	14
	Florida	FL	1	10	11
	Northeast	CT, DE, MA, MD, ME, NH, NJ, NY, PA, RI, VT, WV	4	22	26
	West	AK, AZ, CA, NV	5	12	17

Northern	Great Lakes	MI, OH, WI	18	15	33
	Midwest	IA, MN	15	27	42
	Northern Plains	MT, ND, SD	9	12	21
	Northwest	HI, ID, OR, UT, WA	5	13	18
	Pueblo	CO, KS, NE, WY	10	11	21
	Richter	MO, IL, IN	25	24	49

Southern	Delta	LA, MS	8	30	38
	Midsouth	AR, KY, TN	5	19	24
	Southeast	AL, GA	3	11	14
	Southwest	NM, OK, TX	6	23	29

Canada	—	—	3	10	13

Administrative	—	CO	1	1	2

Total			120	252	372

Mortgages on 36 of our owned properties secure our obligations under the revolving credit facility. See “Description of Other Indebtedness—The Revolving Credit Facility.”

ENVIRONMENTAL MATTERS

Our facilities and operations must comply with a wide variety of federal, state and local environmental laws, regulations and ordinances, including those related to air emissions, water discharges and chemical and hazardous waste management and disposal. Our operations are regulated at the federal level under the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, and at the state level under analogous state laws and regulations. Our operations also are governed by laws relating to workplace safety and worker health and safety, primarily the rules of the Occupational Safety and Health Administration and the United States Department of Transportation. Non-compliance with these environmental, health and safety laws can result in significant fines or penalties or restrictions on our ability to sell or transport products. We manage these regulatory risks by employing a staff of highly trained professionals, by performing periodic compliance audits, and by participating in industry stewardship initiatives. We believe that our operations are in compliance in all material respects with current requirements under environmental laws and employee safety laws, except for matters that are not expected to have a material adverse effect on our business, financial conditions, results of operations or liquidity.

Environmental laws may hold current owners or operators of land or businesses liable for their own and for previous owners’ or operators’ releases of hazardous or toxic substances, materials or wastes, pollutants or contaminants, including petroleum and petroleum products. Because of our operations, the history of industrial or commercial uses at some of our facilities, the operations of predecessor owners or operators of some of the businesses, and the use, production and release of hazardous substances at these sites, we are affected by the liability provisions of environmental laws. Many of our facilities have experienced some level of regulatory scrutiny in the past and are or may be subject to further regulatory inspections, future requests for investigation or liability for hazardous substance management practices.

From time to time, we incur expenses in connection with remediation of hazardous substances, including nitrates, phosphorous and pesticides in soils and/or groundwater at our current and former facilities. Much of this work is conducted on a voluntary basis under state law, which provides for reimbursement of expenses by state agricultural funds. In addition, we are engaged in corrective action under the Resource Conservation and Recovery Act at our facilities in Billings, Montana and Garden City, Kansas, and our former facility in Nichols, Iowa. We have also removed or closed underground storage tanks from some of our facilities and, in some instances, are responding to historic releases at these locations. In total, both voluntary and government ordered cleanups of releases of hazardous substances are planned or being performed at approximately 23 sites. Without consideration of third-party contributions, the cost of these on-going and potential response actions is not expected to have a material adverse effect on our business, financial condition, results of operations or liquidity.

In some cases, third parties (including government reimbursement funds and insurers) may contribute to the costs of cleanup at these sites. ConAgra has agreed to provide us with a partial reimbursement of costs that we may incur in the future relating to any cleanup requirements arising out of pre-closing environmental conditions at our Greenville, Mississippi facility. On October 14, 2002, December 23, 2002 and December 31, 2002, three separate lawsuits were filed in the Circuit Court of Washington County, Mississippi against our subsidiary, Platte Chemical Company (“Platte”), and certain former employees of Platte, relating to alleged releases from Platte’s Greenville, Mississippi facility. The plaintiffs in such suits are seeking compensation for alleged personal injury and property damage. In connection with the Acquisition, ConAgra agreed to partially reimburse us, subject to a cap, for fees and expenses we incur in connection with such lawsuits. Subsequent to November 23, 2003, another lawsuit not covered by the ConAgra cost sharing agreement was filed in the Circuit Court of Washington County, Mississippi against us and Apollo, which lawsuit relates to the same alleged releases from the Greenville, Mississippi facility. In January 2004, the plaintiffs requested permission from the court to amend their first three complaints to include United Agri Products, UAP Holdings, Apollo and various other Apollo entities as defendants. The plaintiffs’ request to amend the complaints was denied by the court. While the Greenville litigations are at an early stage, based on information available to us at this time we do not believe that such litigations, if adversely determined, would have a material adverse effect on our business, financial condition, results of operations or liquidity.

The Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), provides for responses to, and, in some instances, joint and several liability for releases of, hazardous substances into the environment. At the present time, there are four off-site disposal facilities at which we have been identified as a potentially responsible party under CERCLA. We believe we are a de minimis party at each of the following sites: Denova Rialto, CA; Malone Texas City, TX; Red Panther, Clarksdale, MS; and Aberdeen Pesticide Dump, Aberdeen, N.C.

REGULATORY LICENSES AND APPROVALS

As a seller and distributor of crop production inputs, we are subject to registration requirements under the Federal Insecticide, Fungicide, and Rodenticide Act and related state statutes, which require us to provide information to regulatory authorities regarding the benefits and risks of the products we sell and distribute, and to periodically update that information. Risk information supplied to governmental authorities by us or others could result in the cancellation of products or in limitations on their use. In addition, these laws regulate information contained in product labels and in promotional materials, require that products are manufactured in adherence to manufacturing specifications, and impose reporting and recordkeeping requirements relating to production and sale of certain pesticides. Non-compliance with these environmental, health and safety laws can result in significant fines or penalties or restrictions on our ability to sell our products. Based on our experience to date, these requirements are not expected to have a material adverse effect on our business, financial condition, results of operations or liquidity.

LEGAL PROCEEDINGS

In addition to the matters discussed above under “—Environmental Matters,” we are involved in periodic litigation in the ordinary course of our business, including lawsuits brought by employees and former employees alleging discriminatory practices, intellectual property infringement claims, product liability claims, property damage claims, personal injury claims, contract claims and worker’s compensation claims. We do not believe that there are any pending or threatened legal proceedings, including ordinary litigation incidental to the conduct of our business and the ownership of our properties, that, if adversely determined, would have a material adverse effect on our business, financial condition, results of operations or liquidity. However, we cannot assure you that future litigation will not adversely affect our business, financial condition, results of operations or liquidity.

MANAGEMENT

Set forth below is certain information as of October 1, 2004 concerning the individuals that are currently serving as executive officers and/or members of the board of directors of UAP Holdings and United Agri Products.

Name	Age	Position
L. Kenny Cordell	47	President, Chief Executive Officer and Director
Bryan S. Wilson	44	President, Distribution
Robert A. Boyce, Jr.	42	President, Verdicon
David W. Bullock	40	Executive Vice President and Chief Financial Officer
David Tretter	48	Executive Vice President, Procurement
Kevin Howard	38	Executive Vice President, Products Company
Todd A. Suko	37	Vice President, General Counsel and Secretary
Joshua J. Harris	39	Director
Robert Katz	36	Director
Marc E. Becker	32	Director
Stan Parker	28	Director
Carl J. Rickertsen	44	Director
Thomas R. Miklich	57	Director

L. Kenny Cordell has been the President and a director of UAP Holdings and United Agri Products since the closing of the Acquisition on November 24, 2003 and became the Chief Executive Officer of United Agri Products in December 2003 and of UAP Holding Corp. in January 2004. He joined UAP in 2001 and was promoted to President and Chief Operating Officer in February 2002. Prior to joining UAP, Mr. Cordell worked for FMC Agricultural Products Group from 1992 to 2001, serving most recently as Director of the North American Agricultural Products Group. Mr. Cordell also held various positions in the agricultural units of BASF (1989 to 1992) and Rohm & Haas (1979 to 1989).

Bryan S. Wilson has been the President, Distribution of UAP Holdings and United Agri Products since January 2004. He joined UAP in September 2002 as President and General Manager, Products and Non-Crop. Prior to joining UAP, Mr. Wilson worked for BASF from 1987 to 2002, holding various positions both domestically and internationally, serving most recently as President of Microflo, Inc., a subsidiary of BASF.

Robert A. Boyce, Jr. has been President of Verdicon, the non-crop distribution business of UAP Holdings and United Agri Products, since January 2004. Mr. Boyce joined UAP in 1990 as a Branch Manager. Mr. Boyce served as an Operating Company Manager in two different regional operating companies and as Executive Vice President of Distribution prior to becoming President of Verdicon. Prior to joining UAP, Mr. Boyce worked for Helena Chemical Company from 1989 to 1990 and for ICI Americas from 1985 through 1988.

David W. Bullock has been the Executive Vice President of UAP Holdings and United Agri Products since the closing of the Acquisition on November 24, 2003, and became the Chief Financial Officer of United Agri Products in December 2003 and of UAP Holdings in January 2004. He joined UAP in June 2002 as Senior Financial Officer. Prior to joining UAP, Mr. Bullock worked for FMC Agricultural Products Group from 1995 to 2002, serving most recently as Controller of the North American agriculture business. Mr. Bullock also held various financial positions with Air Products and Chemicals (1991 to 1995).

David Tretter has been Executive Vice President, Procurement for UAP Holdings and United Agri Products since the closing of the Acquisition on November 24, 2003. He joined UAP in July 1985 as Fertilizer Manager and has held various positions in sales management, general management, and executive management since that time. Prior to joining UAP, Mr. Tretter was Vice President of Operations for Pasquales Food in Birmingham, AL.

Kevin Howard has been the Executive Vice President, Products Company of UAP Holdings and United Agri Products since January 2004. Prior to joining UAP, Mr. Howard worked for BASF from 1997 through 2003, serving most recently as Vice President of Operations for Microflo Inc. (a division of BASF). Prior to joining BASF, Mr. Howard held various sales and marketing positions with Sandoz from 1990 through 1996.

Todd A. Suko has been the Vice President, General Counsel and Secretary of UAP Holdings and United Agri Products since the Acquisition on November 24, 2003. He joined United Agri Products in February 2001 as Associate Counsel and was promoted to Vice President Legal and Regulatory Services and Corporate Counsel in October 2002. Prior to joining United Agri Products, he practiced law at McKenna & Cuneo, LLP in Washington, D.C. from 1996 to 2001.

Joshua J. Harris has been a director of UAP Holdings and United Agri Products since the closing of the Acquisition on November 24, 2003. Mr. Harris has been a founding senior partner of Apollo Management, L.P. since 1990. Prior to that time, Mr. Harris was a member of the Mergers and Acquisitions department of Drexel Burnham Lambert Incorporated. Mr. Harris is also a director of Pacer International, Inc., Compass Minerals Group, Inc., Compass Minerals International, Inc., Resolution Performance Products LLC, Quality Distribution, Inc., Nalco Investment Holdings LLC, General Nutrition Centers, Inc. and Borden Chemicals, Inc.

Robert Katz has been a director of UAP Holdings and United Agri Products since the closing of the Acquisition on November 24, 2003. Mr. Katz has been associated with Apollo Management, L.P. since 1990. Mr. Katz is also a director of Vail Resorts, Inc., SpectraSite, Inc. and Horizon PCS, Inc.

Marc E. Becker has been a director of UAP Holdings and United Agri Products since the closing of the Acquisition on November 24, 2003. Mr. Becker has also been employed with Apollo Management, L.P. since 1996 and has served as an officer of certain affiliates of Apollo since 1999. Prior to that time, Mr. Becker was employed by Smith Barney Inc. within its Investment Banking division. Mr. Becker serves on several boards of directors including National Financial Partners Corp., Pacer International, Inc. and Quality Distribution, Inc.

Stan Parker has been a director of UAP Holdings since March 2004 and a director of United Agri Products since April 2004. Mr. Parker has also been employed with Apollo Management, L.P. since 2000. From 1998 to 2000, Mr. Parker was employed by Salomon Smith Barney, Inc.

Carl J. Rickertsen has been a director of UAP Holdings since March 2004 and a director of United Agri Products since April 2004. Mr. Rickertsen has been the managing partner of Pine Creek Partners since January 2004. Prior to that time, Mr. Rickertsen was the Chief Operating Officer and a Partner of Thayer Capital Partners and a General Partner at Hancock Park Associates. Mr. Rickertsen is also a director of MicroStrategy Incorporated and Convera Corporation.

Thomas R. Miklich has been a director of UAP Holdings since March 2004 and a director of United Agri Products since April 2004. Mr. Miklich was the Chief Financial Officer of OM Group, Inc. from May 2002 to April 2004. Prior to that time, Mr. Miklich was the Chief Financial Officer and General Counsel of Invacare Corporation.

Our board of directors currently consists of seven directors. We expect to add an additional independent director within 90 days following the consummation of the Common Stock Offering. We will alter the composition of our board of directors so that, within one year following the completion of the Common Stock Offering, a majority of our directors are independent.

Our current board of directors is divided into three classes. The members of each class serve for a three-year term. Messrs. Cordell, Miklich and Rickertsen serve as Class I directors with a term expiring in 2005, Messrs. Parker and Katz serve as Class II directors with a term expiring in 2006, and Messrs. Becker and Harris serve as Class III directors with a term expiring in 2007. At each annual meeting of the stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring.

Supermajority Board Approval of Certain Matters

The approval of at least two-thirds of the members of our board of directors is required by our amended and restated certificate of incorporation under certain circumstances. These include, as to us and each of our subsidiaries:

•	amendment, modification or repeal of any provision of the certificate of incorporation, bylaws or similar organizational documents in a manner that adversely affects Apollo;

•	the redemption, purchase or acquisition of any of our securities or those of our subsidiaries;

•	the issuance of additional shares of any class of capital stock (other than the grant of options or the issuance of shares upon the exercise of options or otherwise, in each case, pursuant to the terms of any option plan, long-term incentive plan or other employee benefit plan of ours adopted by our board of directors);

•	the payment or declaration of any dividend or other distribution, with respect to any shares of any class or series of capital stock;

•	a consolidation or merger with or into any other entity, or transfer (by lease, assignment, sale or otherwise) of all or substantially all of our or any of our subsidiaries’ assets to another entity (other than transactions between UAP Holdings and any of its wholly owned subsidiaries or transactions between two or more wholly owned subsidiaries of UAP Holdings);

•	a complete or partial liquidation, dissolution, winding-up, recapitalization, reclassification or reorganization of UAP Holdings;

•	a split, combination or reclassification of any shares of capital stock;

•	a disposition of any assets in excess of $10.0 million in the aggregate other than sales of inventory in the ordinary course of business;

•	consummation of any acquisition of the stock or assets of any other entity involving consideration in excess of $10.0 million in the aggregate outside of the ordinary course of business;

•	the incurrence of indebtedness aggregating more than $10.0 million, except for borrowings under a revolving credit facility that has previously been approved or is in existence (with no increase in maximum availability) on the date of closing of the Common Stock Offering;

•	the appointment, termination and replacement of our chief executive officer; and

•	change in size of our board of directors.

This provision of our amended and restated certificate of incorporation shall terminate at such time as Apollo no longer beneficially owns at least one-third of our outstanding common stock and Apollo has, subsequent to the Common Stock Offering (and the exercise of the underwriters’ over-allotment option in connection therewith), sold at least one share of our common stock to a person that is not an affiliate of Apollo.

DIRECTOR COMPENSATION

Initial compensation for our directors who are not also employed by us will be $10,000 per director per quarter and $2,000 per director for attending meetings of the board of directors in person ($1,000 if by telephone) and $2,000 per director for attending committee meetings of the board of directors in person ($1,000 if by telephone).

Such payment is in consideration for services performed on both UAP Holdings’ and United Agri Products’ boards of directors.

COMMITTEES OF THE BOARD OF DIRECTORS

Our board of directors currently has an audit committee, a compensation committee and a nominating and governance committee. The members of the audit committee are Messrs. Rickertsen, Miklich and Becker. Within one year following the consummation of the Common Stock Offering, we expect that Mr. Becker will be replaced as a member of the audit committee with a new director who will qualify as an independent director under the applicable listing standards of the NASDAQ Stock Market and the SEC’s rules and regulations.

The members of the compensation committee are Messrs. Harris, Katz and Rickertsen. We expect that, within ninety days following the completion of the Common Stock Offering, Mr. Katz will be replaced as a member of the compensation committee with a new director who would qualify as an independent director under the applicable listing requirements of the NASDAQ Stock Market and that, within one year following the completion of the Common Stock Offering, Mr. Harris will be replaced as a member of the compensation committee with a new director who would qualify as an independent director under the applicable listing requirements of the NASDAQ Stock Market.

The members of the nominating and governance committee are Messrs. Miklich, Harris and Becker. We expect that, within ninety days following the completion of the Common Stock Offering, Mr. Becker will be replaced as a member of the nominating and governance committee with a new director who would qualify as an independent director under the applicable listing requirements of the NASDAQ Stock Market and that, within one year following the completion of the Common Stock Offering, Mr. Harris will be replaced as a member of the nominating and governance committee with a new director who would qualify as an independent director under the applicable listing requirements of the NASDAQ Stock Market.

Audit Committee.    The principal duties and responsibilities of our audit committee are as follows:

•	to monitor our financial reporting process and internal control system.

•	to appoint and replace our independent registered public accounting firm from time to time, determine their compensation and other terms of engagement and oversee their work.

•	to oversee the performance of our internal audit function.

•	to oversee our compliance with legal, ethical and regulatory matters.

The audit committee will have the power to investigate any matter brought to its attention within the scope of its duties. It will also have the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Compensation Committee.    The principal duties and responsibilities of the compensation committee are as follows:

•	to provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for our key employees and outside directors and disclosure relating to these matters.

•	to review and approve the compensation of our chief executive officer and the other executive officers of us and our subsidiaries.

•	to provide oversight concerning selection of officers, management succession planning, performance of individual executives and related matters.

Nominating and Governance Committee.    The principal duties and responsibilities of the nominating and governance committee will be as follows:

•	to establish criteria for board and committee membership and recommend to our board of directors proposed nominees for election to the board of directors and for membership on committees of the board of directors.

•	to make recommendations regarding proposals submitted by our stockholders.

•	to make recommendations to our board of directors regarding board governance matters and practices.

EXECUTIVE COMPENSATION

As an independent company, we will establish executive compensation plans that will link compensation with the performance of our company. We will continually review our executive compensation programs to ensure that they are competitive.

The following table sets forth information concerning total compensation earned or paid to the Chief Executive Officer and the four other most highly compensated executive officers of UAP Holdings who served in such capacities as of February 22, 2004 for services rendered during the fiscal year that ended on that date.

Name and Principal Position	Year	Annual Compensation		Long-Term Compensation —Deferred Common Stock Awards(1)	All Other Compensation
		Salary	Bonus
L. Kenneth Cordell . . . . . . . . . . . President and Chief Executive Officer	2004	$350,000	$449,731	$1,300,000	$726,791	(2)
Bryan S. Wilson . . . . . . . . . . . . President, Distribution	2004	$250,000	$250,940	$800,000	$449,530	(3)
David W. Bullock . . . . . . . . . . . Executive Vice President and Chief Financial Officer	2004	$200,000	$225,975	$800,000	$11,029	(4)
Dave Tretter . . . . . . . . . . . . . . . Executive Vice President, Procurement	2004	$180,000	$191,981	$500,000	$446,183	(5)
Robert A. Boyce, Jr. . . . . . . . . Executive Vice President, Verdicon	2004	$180,000	$230,378	$775,000	$186,582	(6)

(1)	As described in more detail below under “—Retention Agreements,” we granted Messrs. Cordell, Wilson, Bullock, Tretter, and Boyce deferred share awards in connection with the Acquisition covering 508,108, 312,682, 312,682, 195,426 and 302,911 deferred shares of common stock, respectively. The value set forth above with respect to each such grant represents the number of deferred shares of common stock awarded multiplied by the approximate value of a share of our common stock as of the date of grant of the award. As described in more detail below under “—2003 and 2004 Deferred Compensation Plans,” each deferred share award is subject to a two-year vesting requirement measured from the date of the consummation of the Common Stock Offering, carries dividend equivalent rights, and if and when payable represents the right to receive one share of common stock from UAP Holdings.
Each named executive continued to hold the number of deferred shares of common stock set forth above as of February 22, 2004. The value of these deferred shares of common stock held by Messrs. Cordell, Wilson, Bullock, Tretter, and Boyce as of that date, measured by multiplying the number of deferred shares subject to the award by the approximate value of a share of our common stock on February 22, 2004, was substantially the same as the grant-date value reflected in the table above.
(2)	Consists of a company contribution to UAP Holdings’ retirement (401(k)) plan of $6,058, a relocation benefit of $8,787, and, as described in more detail below under “—Retention Agreements,” a special bonus paid in connection with the Acquisition of $712,889. Of the special bonus paid to Mr. Cordell, ConAgra Foods paid Mr. Cordell $389,289 and UAP Holdings paid Mr. Cordell $323,600. UAP Holdings subsequently reimbursed ConAgra Foods for $81,400 of its payment to Mr. Cordell.
(3)	Consists of a company contribution to UAP Holdings’ retirement (401(k)) plan of $5,583, a relocation benefit of $63,947, and, as described in more detail below under “—Retention Agreements,” a special bonus paid in connection with the Acquisition of $380,000.
(4)	Consists of a company contribution to UAP Holdings’ retirement (401(k)) plan of $6,029, and, as described in more detail below under “—Retention Agreements,” a special bonus paid in connection with the Acquisition of $5,000.
(5)

Consists of a company contribution to UAP Holdings’ retirement (401(k)) plan of $6,000, a relocation benefit of $76,291, and, as described in more detail below under “Retention Agreements,” a special bonus paid in connection with the Acquisition of $365,000.

(6)	Consists of a company contribution to UAP Holdings’ retirement (401(k)) plan of $4,931, a relocation benefit of $11,476, and, as described in more detail below under “—Retention Agreements,” a special bonus paid in connection with the Acquisition of $170,000.

The table above does not reflect restricted stock awards and options exercisable for the common stock of ConAgra Foods which were awarded by ConAgra Foods prior to the closing of the Acquisition.

RETENTION AGREEMENTS

In connection with the Acquisition, UAP Holdings entered into retention agreements with ten of its top executives. The terms and conditions of the retention agreements are substantially identical. Under each agreement, the applicable executive received, upon the consummation of the Acquisition, a cash bonus and a bonus payable by crediting deferred shares of common stock to such executive’s deferred compensation account under the 2003 deferred compensation plan. Concurrently with the closing of the Common Stock Offering, each of the retention agreements was terminated and replaced by the management incentive agreement. See “Certain Relationships and Related Transactions—Related Party Transactions in Connection with the Common Stock Offering—Management Incentive Agreement.” The bonuses received by our named executive officers and number of deferred shares of common stock granted to our officers in connection with the Acquisition are set forth under “—Executive Compensation” above.

2003 AND 2004 DEFERRED COMPENSATION PLANS

In connection with the Acquisition and subsequently thereafter, UAP Holdings adopted 2003 and 2004 deferred compensation plans for the benefit of certain of its executives and members of management. The 2003 plan provides for the creation of individual deferred compensation accounts for each executive who entered into a retention agreement, and, as described above, such accounts were credited at the closing of the Acquisition with a specified number of deferred shares of common stock. The 2004 plan provides for the creation of individual deferred compensation accounts for each member of management who waived the right to receive a cash bonus for the 2004 fiscal year and such accounts were credited with a specified number of deferred shares of common stock. Each deferred share represents the right to receive one share of common stock on the applicable payment date. The plans prohibit the assignment of the deferred shares except upon an executive’s death. UAP Holdings has agreed to indemnify and reimburse directors, officers and employees in connection with the administration of the plans.

Under the 2003 and 2004 deferred compensation plans, if UAP Holdings pays any non-cash dividend on its common stock, each participant’s deferred compensation account is credited with an additional number of deferred shares equal to the number obtained by dividing (i) the aggregate value of the dividend that is paid on the shares of common stock represented by the vested deferred shares that such participant’s deferred compensation account is credited with as of the record date for such dividend payment by (ii) the fair market value of one share of common stock as of the date such dividend is paid (with such fair market value determined after giving effect to such dividend). If UAP Holdings pays any cash dividend on shares of common stock, it will contemporaneously therewith pay a cash bonus to each participant holding deferred shares. Such cash bonus amount with respect to any such dividend payment will equal to the applicable per share cash dividend paid on the common stock multiplied by the number of deferred shares that such participant’s deferred compensation account is credited with as of the record date for such dividend payment (or the payment date if there is no record date).

A participant’s deferred shares under the 2003 and 2004 deferred compensation plans will become payable as follows:

•

If the participant has the right to transfer shares of common stock pursuant to the exercise of piggyback registration rights in accordance with the Management Incentive Agreement, then the participant will receive payment of a number of deferred shares equal to the maximum number of shares of common stock that the participant is entitled to sell in such public offering (after giving effect to any applicable underwriter cutback provisions).

•	If the participant’s employment terminates, the participant’s deferred shares will be paid.

•	All of the participant’s deferred shares will be paid upon (i) the acquisition of certain percentages of voting power of UAP Holdings’ common stock by persons other than Apollo and its affiliates, (ii) a merger involving UAP Holdings in which the stockholders of UAP Holdings immediately prior to such merger own less than 50% of the voting securities of the surviving corporation after such merger, (iii) the sale of all or substantially all of the assets of UAP Holdings, or (iv) the occurrence of a change of control as defined in any indenture or agreement to which UAP Holdings or any of its subsidiaries is a party with respect to indebtedness for borrowed money in excess of the aggregate principal amount of $100,000,000.

A payment of a deferred share will reduce the number of deferred shares remaining credited to that participant’s account under the applicable deferred compensation plan. In connection with the Common Stock Offering and in accordance with the payment provisions described above, each participant received payment of a number of deferred shares equal to the number of shares of common stock that the participant was entitled to sell in the Common Stock Offering.

2003 STOCK OPTION PLAN

In connection with the Acquisition, UAP Holdings adopted a stock option plan, which we refer to in this prospectus as the “2003 option plan.” The purpose of the 2003 option plan is to further the growth and success of UAP Holdings and its subsidiaries by enabling our directors, employees and consultants to acquire shares of UAP Holdings’ common stock, thereby increasing their personal interest in such growth and success, and to provide a means of rewarding outstanding performance by such persons. The 2003 option plan provides that it may be administered by UAP Holdings’ board of directors or its compensation committee.

A total of 3,283,165 shares of UAP Holdings’ common stock may be subject to awards granted under the 2003 option plan. As of November 28, 2004, UAP Holdings’ board of directors had granted options to purchase 3,066,400 shares of UAP Holdings’ common stock under the 2003 option plan, and 216,765 shares remained available for additional award grant purposes. (The foregoing share numbers are presented after giving effect to the UAP Holdings stock split of approximately 39.085-for-one which was effected on November 17, 2004 in connection with the Common Stock Offering.) Shares that are subject to options that expire or for any reason are cancelled or terminated will again be available for options granted under the plan.

The 2003 option plan only allows for the issuance of non-qualified options to purchase shares of UAP Holdings’ common stock. The exercise price and term of the option are determined by the board of directors (or compensation committee) at the time of grant of the option. The number and type of securities subject to the option may be adjusted in the event of a stock split or similar event affecting UAP Holdings’ common stock. Options granted under the plan may not be assigned or transferred, except for transfers upon the optionee’s death. In the event of any sale of UAP Holdings, each option then outstanding under the 2003 option plan will become exercisable for the consideration per share received by Apollo in connection with such sale. In the event that we, or our successor, terminate an option holder’s employment without cause at any time on or within one year following the sale, all of the options under the 2003 option plan held by that optionee will become vested and exercisable as of the date of the termination. In addition, each 2003 option plan option that remains outstanding and is not otherwise vested on the first anniversary of such a sale will generally become fully vested and exercisable on that date. For purposes of the 2003 option plan, a “sale of UAP Holdings” generally means a sale of UAP Holdings to one or more independent third parties, pursuant to which such party or parties acquire capital stock possessing the voting power to elect a majority of our board of directors, or a sale of all or substantially all of our assets. Furthermore, upon a realization event, we may, but are not obligated to, purchase each outstanding vested 2003 option plan option for an amount equal to the amount per share received in respect of the shares sold in such transaction constituting the realization event less the exercise price of the option. For purposes of the 2003 option plan, a “realization event” generally means a sale of UAP Holdings as described above or any transaction or series of related transactions in which Apollo sells at least 50% of its interest in the company.

Each of the executives that is a party to a retention agreement received options under the 2003 option plan pursuant to individual option agreements, the terms and conditions of which are substantially identical. Each agreement provides for the issuance of three tranches of options to purchase common stock of UAP Holdings. The term of each option expires on the thirtieth day immediately following the eighth anniversary of the grant date of such option, unless otherwise terminated sooner. The Tranche A options vest 20% on each of the first five anniversaries of the grant date. All of the Tranche B options and Tranche C options vested upon the consummation of the Common Stock Offering.

Upon an executive’s termination of his employment, all of such executive’s issued and outstanding options automatically terminate upon the earlier to occur of (i) the thirtieth day following the eighth anniversary of the grant date or (ii) the ninetieth day following any termination of such employee’s relationship with UAP Holdings.

2004 NON-EXECUTIVE DIRECTOR STOCK OPTION PLAN

On March 8, 2004, UAP Holdings adopted a stock option plan for the benefit of its non-executive directors, which we refer to in this prospectus as the “2004 non-executive director option plan.” The purposes of the 2004 non-executive director option plan is to further the growth and success of UAP Holdings and its subsidiaries by enabling directors of UAP Holdings or any of its subsidiaries to acquire shares of UAP Holdings’ common stock, thereby increasing their personal interest in such growth and success, and to provide a means of rewarding outstanding performance by such persons. All options granted under the plan will be non-qualified stock options. The number and type of securities subject to options granted under the plan may be adjusted in the event of a stock split or similar event affecting UAP Holdings’ common stock.

No option granted under the 2004 non-executive director option plan may be assigned or otherwise transferred by the optionee, except for transfers by will or by the laws of descent and distribution. The 2004 non-executive director option plan will terminate on the tenth anniversary of its adoption, and no options may be granted under the plan thereafter.

As of May 30, 2004, UAP Holdings’ board of directors had granted options to purchase 351,762 shares of UAP Holdings’ common stock under the 2004 non-executive director option plan, all of which vested immediately, and another 234,517 shares of common stock remained available for future grants.

2004 LONG TERM INCENTIVE PLAN

In conjunction with the Common Stock Offering, UAP Holdings adopted a long-term incentive plan (which we refer to in this prospectus as the “2004 incentive plan”) as an additional means to attract, motivate, retain and reward directors, officers, employees and other eligible persons through the grant of awards and incentives for high levels of individual performance and improved financial performance of UAP Holdings. Equity-based awards are also intended to further align the interests of award recipients and UAP Holdings’ stockholders.

A total of 273,598 shares of UAP Holdings’ common stock are currently available for awards granted under the 2004 incentive plan. Commencing on March 1, 2005 and on each March 1 thereafter during the term of the plan, an additional number of shares will become available for award grant purposes equal to the lesser of (i) 1,172,559 shares, (ii) a number of shares equal to 1% of the number of shares of UAP Holdings’ common stock outstanding at the close of business on the immediately preceding day, or (iii) such lesser number of shares as determined by UAP Holdings’ board of directors. (The foregoing share numbers are presented after giving effect to the UAP Holdings stock split of approximately 39.085-for-one effected on November 17, 2004 in connection with the Common Stock Offering.) Any shares subject to awards that are not paid or exercised before they expire or are terminated, as well as shares tendered or withheld to pay the exercise or purchase price of an award or related tax withholding obligations, will become available for other award grants under the plan. As of the date of this prospectus, no awards have been granted under the 2004 incentive plan.

UAP Holdings’ board of directors, or a committee of directors appointed by the board, has the authority to administer the 2004 incentive plan. A committee may delegate some or all of its authority with respect to the plan to another committee of directors, and certain limited authority to grant awards to employees may be delegated to one or more of UAP Holdings’ officers. (The appropriate acting body is referred to in this prospectus as the “administrator.”) The administrator of the plan will have broad authority to:

•	select participants and determine the type(s) of award(s) they are to receive;

•	determine the number of shares that are subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award;

•	cancel, modify or waive UAP Holdings’ rights with respect to, or modify, discontinue, suspend or terminate any or all outstanding awards, subject to any required consents; and

•	accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards.

As is customary in incentive plans of this nature, the number and kind of shares available under the 2004 incentive plan and any outstanding awards, as well as the exercise or purchase prices of awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders. In no case (except due to an adjustment referred to above or any repricing that may be approved by UAP Holdings’ stockholders) will any adjustment be made to a stock option or stock appreciation right award under the 2004 incentive plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per-share exercise or base price of the award.

Awards under the 2004 incentive plan may be in the form of stock options (nonqualified or incentive), stock appreciation rights (SARs), restricted stock, stock bonuses and other forms of awards granted or denominated in UAP Holdings’ common stock or units representing common stock. Awards under the plan generally will not be transferable other than by will or the laws of descent and distribution and are generally exercisable, during the participant’s lifetime, only by the participant. The administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws.

Nonqualified stock options and other awards may be granted at prices below the fair market value of the common stock on the date of grant. Incentive stock options must have an exercise price that is at least equal to the fair market value of the common stock, or 110% of fair market value of the common stock for any 10% owner of UAP Holdings’ common stock, on the date of grant. Restricted stock awards can be issued for nominal or the minimum lawful consideration. These and other awards may also be issued solely or in part for services. The maximum term of options, SARs and other rights to acquire common stock under the plan is ten years after the initial date of the award, subject to provisions for further deferred payment in certain circumstances. The exercise price of options or other awards may generally be paid in cash or, subject to certain restrictions, shares of common stock. Subject to any applicable limits, we may finance or offset shares to cover any minimum withholding taxes due in connection with an award.

Generally, and subject to limited exceptions set forth in the 2004 incentive plan, if any person acquires more than 30% of UAP Holdings’ outstanding common stock or combined voting power, if certain changes in a majority of UAP Holdings’ board of directors occur over a period of not longer than two years, if stockholders prior to a transaction do not continue to own more than 50% of UAP Holdings’ voting securities (or those of a successor or a parent) following a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving UAP Holdings or any of its subsidiaries, a sale or other disposition of all or substantially all of UAP Holdings’ assets or the acquisition of assets or stock of another entity by UAP Holdings’ or any of its subsidiaries, or if UAP Holdings is dissolved or liquidated, then awards then-outstanding under the 2004 incentive plan may become fully vested or paid, as applicable, and may terminate or be terminated in such circumstances. The administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2004 incentive plan. For example, the administrator could provide for the acceleration of vesting or payment of an award in connection with a change in control event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

UAP Holdings’ board of directors may amend or terminate the 2004 incentive plan at any time, but no such action will affect any outstanding award in any manner materially adverse to a participant without the consent of the participant. Stockholder approval for an amendment will be required only to the extent then required by applicable law or any applicable listing agency or required under the U.S. Internal Revenue Code to preserve the intended tax consequences of the plan. The 2004 incentive plan will terminate on November 18, 2014; however, the committee retains its authority until all outstanding awards are exercised or terminated. The plan is not exclusive; UAP Holdings’ board of directors and compensation committee may grant stock and performance incentives or other compensation, in stock or cash, under other plans or authority.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of UAP Holdings’ common stock as of November 29, 2004 after the completion of the Common Stock Offering by (i) each person known to beneficially own more than 5% of the common stock of UAP Holdings, (ii) each of UAP Holdings’ named executive officers, (iii) each member of the Board of Directors of UAP Holdings and (iv) all of the executive officers and members of the Board of Directors of UAP Holdings as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In addition, except as indicated by footnote, the shares of common stock beneficially owned by our executive officers, including Mr. Cordell, consist of deferred shares of common stock credited to the deferred compensation accounts of such persons under the 2003 deferred compensation plan and the 2004 deferred compensation plan as of November 29, 2004 after completion of the Common Stock Offering. The executive officers do not have voting or investment power over these deferred shares.

	Number of Shares of Common Stock	Percentage of Class
Apollo Management V, L.P. (a)	16,936,653	33.6%
L. Kenneth Cordell (b)	991,127	1.9%
Bryan S. Wilson (c)	570,817	1.1%
David W. Bullock (d)	570,817	1.1%
David Tretter (e)	328,734	*
Robert A. Boyce, Jr. (f)	552,342	1.1%
Joshua J. Harris (g)(i)	58,627	*
Robert Katz (h)(i)	58,627	*
Marc E. Becker (g)(i)	58,627	*
Stan Parker (h)(i)	58,627	*
Carl J. Rickertsen (i)	58,627	*
Thomas Miklich (i)	58,627	*
Directors and executive officers as a group (j)	3,432,122	6.6%

*	Less than one percent.
(a)	Consists of 16,936,653 shares of common stock owned of record by Apollo Investment Fund V, L.P. and its related co-investment partnerships (the “Apollo Funds”). The general or managing partner of each of the Apollo Funds is Apollo Advisors V, L.P. (“Apollo Advisors”), an affiliate of Apollo Management V, L.P. (“Apollo Management”). The address of each of the Apollo Funds, Apollo Management and Apollo Advisors is c/o Apollo Management V, L.P., Two Manhattanville Road, Purchase, New York 10577.
(b)	Includes (i) 360,552 deferred shares of common stock under the 2003 deferred compensation plan, (ii) 57,325 shares of common stock issuable upon exercise of Tranche A options that vested on November 24, 2004 and (iii) 573,250 shares of common stock issuable upon exercise of Tranche B and Tranche C options that vested upon consummation of the Common Stock Offering. Does not include 229,300 shares of common stock issuable upon exercise of Tranche A options that remain subject to vesting.
(c)	Includes (i) 226,867 deferred shares of common stock under the 2003 deferred compensation plan, (ii) 31,268 shares of common stock issuable upon exercise of Tranche A options that vested on November 24, 2004 and (iii) 312,682 shares of common stock issuable upon exercise of Tranche B and Tranche C options that vested upon consummation of the Common Stock Offering. Does not include 125,073 shares of common stock issuable upon exercise of Tranche A options that remain subject to vesting.
(d)	Includes (i) 226,867 deferred shares of common stock under the 2003 deferred compensation plan, (ii) 31,268 shares of common stock issuable upon exercise of Tranche A options that vested on November 24, 2004 and (iii) 312,682 shares of common stock issuable upon exercise of Tranche B and Tranche C options that vested upon consummation of the Common Stock Offering. Does not include 125,073 shares of common stock issuable upon exercise of Tranche A options that remain subject to vesting.

(e)	Includes (i) 145,035 deferred shares of common stock under the 2003 deferred compensation plan, (ii) 14,331 shares of common stock issuable upon exercise of Tranche A options that vested on November 24, 2004 and (iii) 169,368 shares of common stock issuable upon exercise of Tranche B and Tranche C options that vested upon consummation of the Common Stock Offering. Does not include 70,353 shares of common stock issuable upon exercise of Tranche A options that remain subject to vesting.
(f)	Includes (i) 219,859 deferred shares of common stock under the 2003 deferred compensation plan, (ii) 30,225 shares of common stock issuable upon exercise of Tranche A options that vested on November 24, 2004 and (iii) 302,258 shares of common stock issuable upon exercise of Tranche B and Tranche C options that vested upon consummation of the Common Stock Offering. Does not include 120,904 shares of common stock issuable upon exercise of Tranche A options that remain subject to vesting.
(g)	Messrs. Harris and Becker are each principals and officers of certain affiliates of Apollo Management. Although each of Messrs. Harris and Becker may be deemed to be the beneficial owner of shares of common stock beneficially owned by Apollo Management, as the case may be, each of them disclaims beneficial ownership of any such shares.
(h)	Messrs. Katz and Parker are associated with Apollo Management but disclaim beneficial ownership of any of the shares of common stock beneficially owned by Apollo Management, as the case may be.
(i)	Includes shares of common stock that are issuable upon exercise of options under UAP Holdings’ 2004 non-executive director option plan that are immediately exercisable. See “Management—2004 Non-Executive Director Stock Option Plan.”
(j)	Includes (i) 1,217,303 deferred shares of common stock under the 2003 and 2004 deferred compensation plans, (ii) 351,762 shares of common stock issuable upon exercise of options under the 2004 non-executive director option plan, (iii) 165,459 shares of common stock issuable upon exercise of Tranche A options that vested on November 24, 2004 and (iv) 1,697,598 shares of common stock issuable upon exercise of Tranche B and Tranche C options that vested upon consummation of the Common Stock Offering. Does not include 683,339 shares of common stock issuable upon exercise of Tranche A options that remain subject to vesting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following contains a summary of the Acquisition and related financings, as well as summaries of certain agreements relating to the Acquisition. The descriptions of such agreements do not purport to be complete and are qualified in their entirety by reference to such agreements. Copies of the stock purchase agreement and other material contracts described below are filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

THE ACQUISITION

Overview

On November 24, 2003, pursuant to the stock purchase agreement, dated as of October 29, 2003, as amended on November 24, 2003, among United Agri Products, ConAgra Foods and UAP Holdings, UAP Holdings acquired United Agri Products and its subsidiaries from ConAgra Foods in a merger and related transactions (the “Acquisition”). As part of the Acquisition, UAP Holdings acquired United Agri Products’ Canadian affiliates and caused its newly formed subsidiary, UAP Acquisition Corp., to merge into United Agri Products. In connection with the merger, UAP Holdings contributed all the outstanding capital stock of United Agri Products’ Canadian affiliates to United Agri Products.

The purchase price was $575.0 million and was subject to post-closing adjustments as described below. On November 24, 2003, the aggregate consideration paid to ConAgra Foods was $560.0 million, of which $500.0 million was paid in cash and $60.0 million was paid in the form of shares of Series A Redeemable Preferred Stock of UAP Holdings. The aggregate consideration paid to ConAgra Foods at the closing of the Acquisition equaled United Agri Products’ estimated net book value, including the value of United Agri Products’ Canadian subsidiaries, as of the closing of the Acquisition, less the sum of certain rebate payments, management retention bonuses United Agri Products agreed to assume and a $7.5 million expense paid to ConAgra Foods at the closing of the Acquisition pursuant to a transition services agreement.

Pursuant to the stock purchase agreement, we agreed to pay ConAgra Foods, prior to April 30, 2004, and subject to certain post-closing adjustments, the amount equal to the difference between the estimated net book value of the businesses acquired in the Acquisition at the effective time of the closing of the Acquisition, and the amount of consideration actually paid to ConAgra Foods at such closing. Ultimately, we agreed to pay ConAgra Foods an aggregate amount of $60.1 million, which includes interest charges of $1.9 million, as satisfaction in full of all amounts owed in connection with the Acquisition. This payment was funded through a draw on United Agri Products’ line of credit in June 2004.

The Stock Purchase Agreement

Indemnity. In the stock purchase agreement ConAgra Foods agreed to indemnify us from certain liabilities, including:

•	losses or damages arising from the inaccuracy or breach of any representation or warranty of ConAgra Foods contained in the stock purchase agreement, subject to the limitations described below;

•	losses or damages arising from breaches of the covenants and agreements made or to be performed by ConAgra Foods pursuant to the stock purchase agreement;

•	losses or damages related to the assets and businesses retained by ConAgra Foods; and

•	losses or damages related to the restatement of earnings announced by ConAgra Foods on May 23, 2001 and any shareholder litigation or investigations by the SEC related thereto.

The stock purchase agreement does not allow us to make a claim for indemnification for any loss or damage relating to a breach of a representation or warranty, unless the damages for any claim or series of related claims exceed $10.0 million (other than for losses relating to certain fundamental representations and warranties). Our indemnification for breaches of representations and warranties (other than for losses arising from breaches of specified representations and warranties to which this cap does not apply) is limited to $150.0 million. In addition, ConAgra Foods agreed to indemnify us for pre-closing income taxes and to reflect liability accruals for pre-closing non-income taxes in the final net book value calculation.

We have agreed to indemnify ConAgra Foods for breaches of the applicable agreements and certain pre-closing matters, including the assumed litigation and pre-closing employee benefits.

Covenant Not to Compete. ConAgra Foods has agreed, subject to certain exceptions, not to compete with us in the United States and Canada for a five-year period in the businesses of manufacturing, formulating, selling or distributing agricultural or non-crop protection chemicals, selling agricultural seeds for grain crops or selling fertilizer products for retail or developing. We agreed, subject to certain exceptions, not to compete with ConAgra Foods in the same businesses outside the United States and Canada for a three-year period.

Non-Solicitation. ConAgra Foods has agreed, subject to certain exceptions, not to solicit our management or sales employees for a period of two years after the closing of the Acquisition. We agreed, subject to certain exceptions, not to solicit ConAgra Foods’ management or sales employees for the same two-year period.

Series A Redeemable Preferred Stock

As discussed above, we issued $60.0 million of Series A Redeemable Preferred Stock to ConAgra Foods in connection with the Acquisition. We redeemed (i) approximately $26.4 million of Series A Redeemable Preferred Stock on January 26, 2004 with a portion of the proceeds from the offering of the 10¾% Senior Discount Notes and (ii) approximately $20.0 million of Series A Redeemable Preferred Stock on October 4, 2004 with a portion of the proceeds of a $60.0 million dividend from United Agri Products. In connection with the Common Stock Offering, we redeemed all remaining outstanding shares of Series A Redeemable Preferred Stock from ConAgra Foods, and eliminated the Series A Redeemable Preferred Stock in its entirety on November 29, 2004 by filing with the Delaware Secretary of State a Certificate of Elimination (as corrected).

ANCILLARY AGREEMENTS

In addition to the stock purchase agreement described above, UAP Holdings and certain of its subsidiaries entered into the following agreements with ConAgra Foods as of the closing of the Acquisition.

Transition Services Agreements

On November 24, 2003, UAP Holdings and certain of its subsidiaries entered into a transition services agreement with ConAgra Foods (the “Buyer Transition Services Agreement”) pursuant to which, among other things, ConAgra Foods provided us with certain transition services, including information technology, accounting and human resources services. The initial term of the Buyer Transition Services Agreement was one year. As consideration for the services, we paid ConAgra Foods an initial fee of $7.5 million on November 24, 2003, together with additional fees paid to ConAgra Foods based on actual usage of transition services. In addition, the Buyer Transition Services Agreement provided that, until December 31, 2004, employees of our subsidiaries that were a party to the agreement would continue their participation in welfare plans and programs maintained by ConAgra Foods and specified by us that provided health, disability, life and other welfare benefits. Our subsidiaries reimbursed ConAgra Foods for all actual costs associated with their employees’ continued participation in the plans. The Buyer Transition Services Agreement expired on November 23, 2004, in accordance with its terms.

Also on November 24, 2003, UAP Holdings, together with United Agri Products and certain of its other subsidiaries, entered into another transition services agreement with ConAgra Foods (the “Seller Transition Services Agreement”) pursuant to which, among other things, we provided ConAgra Foods and certain of its international subsidiaries with certain transition services, including information technology, accounting and office support services. The term of the Seller Transition Services Agreement was one year. In addition, we granted to ConAgra Foods and its international subsidiaries an exclusive two-year license to use certain of our trademarks and trade names outside the United States and Canada. ConAgra Foods paid us an aggregate fee of $1.3 million for the license and for the services provided under the Seller Transition Services Agreement. The Seller Transition Services Agreement was terminated by ConAgra Foods on September 30, 2004.

Indemnification Agreement

On November 24, 2003, United Agri Products, together with certain of its subsidiaries, entered into an indemnification agreement with ConAgra Foods, pursuant to which United Agri Products and such subsidiaries agreed to be bound by UAP Holdings’ indemnification and non-competition obligations and certain other covenants under the stock purchase agreement.

Fertilizer Supply Agreement

On November 24, 2003, United Agri Products entered into a fertilizer supply agreement with ConAgra International Fertilizer Company (the “Fertilizer Supply Agreement”) under which United Agri Products agreed to buy fertilizer products from ConAgra International Fertilizer Company. The initial term of the Fertilizer Supply Agreement is five years and automatically renews from year to year after the initial term unless terminated by either party on not less than 180 days’ notice prior to the end of the initial or any renewal term. Subject to the parties agreeing on prices and producer availability, United Agri Products is obligated to buy an amount of fertilizer products equal to its historical purchases from ConAgra International Fertilizer Company (approximately 70% of our requirements for such products). In addition, United Agri Products granted ConAgra International Fertilizer Company a right of first negotiation with respect to the sale of assets relating to or comprising certain of its fertilizer locations. The Fertilizer Supply Agreement contains customary mutual indemnification provisions, and each party may terminate the agreement upon mutual agreement with the other party, upon the breach of any material terms of the agreement by the other party, or upon the bankruptcy or insolvency of the other party.

International Supply Agreement

On November 24, 2003, United Agri Products entered into an international supply agreement with ConAgra Foods (the “International Supply Agreement”) pursuant to which United Agri Products agreed to sell certain agricultural chemical products to ConAgra Foods’ non-U.S. distribution companies and certain customers located outside of the United States and Canada who purchased such products during the two year period prior to November 24, 2003. The initial term of the International Supply Agreement is one year and renews automatically for an additional year unless terminated by either party upon 60 days’ notice. In addition, each party may terminate the International Supply Agreement upon mutual agreement with the other party, upon the breach of any material term of the agreement by the other party (or, in our case, one of ConAgra Foods’ non-U.S. distribution companies), or upon the other party’s insolvency. Under the terms of the International Supply Agreement, United Agri Products is required to sell agricultural chemical products ordered by ConAgra Foods’ distribution companies at the prices applicable to sales of such products to such distribution companies immediately prior to the date of the agreement. In addition, United Agri Products agreed to sell agricultural chemical products ordered by customers located outside of the United States and Canada at prices established by it after consultation with ConAgra Foods’ distribution companies. United Agri Products is required to pay to ConAgra Foods, on each sale to customers other than affiliates of ConAgra Foods, the difference (if a positive number) between the amount paid to United Agri Products by such customers and the cost of such products if purchased by a ConAgra Foods distribution company.

The International Supply Agreement also limits each party’s ability to sell agricultural chemical products in certain geographic areas during the term of the agreement. Con Agra Foods’ distribution companies can purchase products under the agreement only for resale outside the United States and Canada. Conversely, United Agri

Products cannot sell agricultural chemical products within any territory outside the United States and Canada if such territory was served by one of Con Agra Foods’ distribution companies prior to the date of the agreement. United Agri Products also cannot sell products to any third party that it knows or has reason to know will resell such products within any such territory.

Finally, pursuant to the International Supply Agreement United Agri Products granted each Con Agra Foods distribution company that purchases products under the agreement a non-exclusive, non-transferable right to use any trademarks and trade names associated with the products in connection with the marketing, manufacture, distribution and sale of such products.

Releases

On November 24, 2003, United Agri Products, together with certain of its subsidiaries, entered into a release with ConAgra Foods under which United Agri Products and its subsidiaries party to such release irrevocably released ConAgra Foods, its affiliates and their directors, officers and employees from any liabilities and causes of action, whether known or unknown, relating to, arising out of, or in any way connected with events or happenings that occurred or failed to occur on or prior to the date of the release (other than (i) claims arising under the stock purchase agreement, the ancillary agreements entered into in connection with the stock purchase agreement or any agreement entered into in connection with the Acquisition, (ii) product liability claims for products sold by ConAgra Foods to United Agri Products or any of its subsidiaries prior to the date of the release and (iii) claims arising from any act or omission constituting fraud, gross negligence or willful misconduct).

Similarly, ConAgra Foods entered into a release with UAP Holdings under which ConAgra Foods and its subsidiaries irrevocably released United Agri Products, its subsidiaries and their directors, officers and employees from any liabilities and causes of action, whether known or unknown, relating to, arising out of, or in any way connected with the events or happenings that occurred or failed to occur on or prior to the date of the release (other than (i) claims arising under the stock purchase agreement, the ancillary agreements entered into in connection with the stock purchase agreement or any agreement entered into in connection with the Acquisition and (ii) claims arising from any act or omission constituting fraud, gross negligence or willful misconduct).

Canadian Operations Assignment and Assumption Agreement

On November 18, 2003, UAP Canada, which is one of our subsidiaries purchased in the Acquisition but on November 18, 2003 was a subsidiary of ConAgra Limited, entered into an asset purchase agreement (the “UAP Canada Asset Purchase Agreement”) with ConAgra Limited pursuant to which UAP Canada purchased certain assets (including, among other things, owned and leased properties, contracts, inventories, intellectual property and accounts receivable) owned by ConAgra Limited. Such assets related to the UAP Canada business carried on by ConAgra Limited, and excluded ConAgra Limited’s bulk wholesale fertilizer business, commodity grain business and imagery technology business. The purchase price equaled Cdn$57.3 million and was paid by the assumption of certain liabilities of ConAgra Limited and the delivery to ConAgra Limited of 99 common shares of the issued and outstanding shares of UAP Canada. In connection with the UAP Canada Asset Purchase Agreement, ConAgra Limited also assigned, and UAP Canada assumed, all assets, liabilities and obligations of the Pension Plan for Employees of United Agri-Products (UAP Canada), a division of ConAgra International (Canada) Limited, and the UAP Canada Savings Plan.

Imperial Plant Agreement

On November 24, 2003, United Agri Products entered into an imperial plant agreement with ConAgra International Fertilizer Company (the “Imperial Plant Agreement”), pursuant to which ConAgra International Fertilizer Company agreed to deliver various agricultural fertilizer materials to United Agri Products’ plant located in Imperial, Nebraska for United Agri Products to blend, process and store. ConAgra International Fertilizer Company then sells the materials to United Agri Products at the plant at prices determined in accordance with the Fertilizer Supply Agreement. The Imperial Plant Agreement has a term of one year. Notwithstanding the fact that the agreement has not been renewed, the parties are continuing to operate under it in accordance with its terms and are considering whether to formally renew it.

The Imperial Plant Agreement provides that, at the end of each fiscal quarter of ConAgra International Fertilizer Company during the term of the agreement, the parties will equally share Net Profits or Losses (as defined below) resulting from ConAgra International Fertilizer Company’s sales of agricultural fertilizer materials from the Imperial Plant. If there is a Net Profit, then ConAgra International Fertilizer Company must pay United Agri Products 50% of such Net Profit. Conversely, if the plant incurs a Net Loss, then United Agri Products must pay ConAgra International Fertilizer Company 50% of such Net Loss. The Imperial Plant Agreement defines “Net Profits or Losses” as gross revenues derived from ConAgra International Fertilizer Company’s sale of materials from the plant, less ConAgra International Fertilizer Company’s depreciation expenses on certain ConAgra International Fertilizer Company assets located at the plant and less any cost or expense ConAgra International Fertilizer Company incurs in replacing, maintaining or repairing such assets, and before any federal or state income taxes. The value of materials lost or damaged while in United Agri Products’ control at the plant is deducted from United Agri Products’ share of Net Profits and added to United Agri Products’ share of Net Losses, provided that United Agri Products is given a shrink allowance of up to one-half of one percent.

Mix Plants Agreement

On November 24, 2003, United Agri Products also entered into a mix plants agreement with ConAgra International Fertilizer Company (the “Mix Plants Agreement”), pursuant to which ConAgra International Fertilizer Company agreed to blend and process various agricultural fertilizer materials for United Agri Products at certain of its plants located in Iowa, Minnesota, Illinois and Indiana. ConAgra International Fertilizer Company then sells the blended and processed materials to United Agri Products at prices determined in accordance with the Fertilizer Supply Agreement. The Mix Plants Agreement has a term of one year, except that United Agri Products may terminate it with respect to any plant if there is a pending or threatened environmental claim or investigation at such plant. Notwithstanding the fact that the agreement has not been renewed, the parties are continuing to operate under it in accordance with its terms and are considering whether to formally renew it.

As with the Imperial Plant Agreement, the Mix Plants Agreement provides that the parties will share Net Profits or Losses (as defined below) at each plant, based on United Agri Products’ applicable Margin Contribution (as defined below) at each such plant. If there is a Net Profit, then ConAgra International Fertilizer Company must pay United Agri Products an amount equal to the product of (i) United Agri Products’ Margin Contribution at the applicable plant multiplied by (ii) the Net Profit at such plant. Conversely, if a plant incurs a Net Loss, then United Agri Products must pay ConAgra International Fertilizer Company the product of (i) United Agri Products’ Margin Contribution multiplied by (ii) the Net Loss. The Mix Plants Agreement defines “Net Profits or Losses” as gross revenues derived from the sale of all materials produced at a plant, less all costs associated with operating the plant, and before federal and state income taxes. The agreement defines “Margin Contribution” as the difference between ConAgra International Fertilizer Company’s cost of materials at the plant and the sales price to United Agri Products at the time of such sale. For purposes of computing Net Profits or Losses, all raw materials provided by ConAgra International Fertilizer Company to the plants are deemed to be provided at ConAgra International Fertilizer Company’s cost including applicable rebates.

Grain Merchandising Agreements

On November 24, 2003, one of our indirect, wholly owned subsidiaries entered into six grain merchandising agreements with ConAgra Foods. Each agreement has a one year term beginning on November 24, 2003. Notwithstanding the fact that the agreements have not been renewed, the parties are continuing to operate under them in accordance with their terms and are considering whether to formally renew them. The grain merchandising agreements relate to grain elevators that UAP owns and has historically used to performed various storage and delivery services for ConAgra Foods. UAP agreed to purchase grain at these elevators as agent for ConAgra Foods, with ConAgra Foods providing the actual payment amount, while UAP provides the administrative services necessary for such purchases. UAP agreed to then store, ship or deliver such grain as directed by ConAgra Foods. UAP also agreed to provide all labor, equipment and supplies reasonably necessary to handle and transfer the grain and grain products at these elevators. During the term of the grain merchandising agreements, UAP has agreed not to handle or store grain at the grain elevators other than as directed by ConAgra Foods. At the end of every month during the term of these agreements, ConAgra Foods will determine the profit or loss at each elevator for the previous month. If there has been a profit for the previous month, ConAgra Foods will pay United Agri Products three-quarters of such profit. If there has been a loss for the previous month, United Agri Products will pay ConAgra Foods one-quarter of such loss.

Leases

In connection with the Acquisition, United Agri Products or one of its direct, wholly owned subsidiaries entered into 15-year ground leases with ConAgra Foods and its affiliates for six facilities in the United States and four facilities in Canada. Rent is approximately Cdn$4,667 per month for each Canadian ground lease and between $250 and $1,350 per month for the U.S. ground leases. After the fifth and tenth years of the term of each of the ground leases, rent will be adjusted to the then current market rents. In addition to rent for certain facilities, United Agri Products will pay additional fees based on tonnage unloaded or rail cars spotted.

In connection with the Acquisition, United Agri Products or one of its direct, wholly owned subsidiaries also entered into subleases with ConAgra Foods and its affiliates for facilities located in Carrington, North Dakota and Browns, Illinois. Rent is $500 per month under the Browns sublease and $1,000 per month under the Carrington sublease. The subleases expire when the applicable master leases expire or terminate.

Scale License Agreements

Certain of our wholly owned subsidiaries were party to two scale license agreements with ConAgra Foods. Each agreement allowed us to use a scale owned or operated by ConAgra Foods for a monthly fee of $200. In addition, we were responsible for 50% of the maintenance costs of the scales at these locations. The scale license agreements were terminated in accordance with their terms.

Storage Agreement

On November 24, 2003, one of our indirect wholly owned subsidiaries entered into a storage agreement with ConAgra Foods providing for the storage by ConAgra Foods of certain fertilizer products owned by UAP or one of its subsidiaries at a ConAgra Foods facility in Dubuque, Iowa. The term of the agreement ends on June 30, 2005. UAP has agreed to pay a minimum of $180,000 to ConAgra Foods for services performed under this storage agreement. If UAP’s aggregate payments to ConAgra Foods do not total at least $180,000 by June 30, 2005, UAP has agreed pay to ConAgra Foods the difference between the aggregate amount UAP has paid for services under the agreement and $180,000.

Investor Rights Agreement

In connection with the Acquisition, all employees that received deferred shares of common stock under our deferred compensation plans and stock options entered into an investor rights agreement with Apollo and UAP Holdings (the “Investor Rights Agreement”), which governed certain aspects of UAP Holdings’ relationship with its security holders. The Investor Rights Agreement, among other things:

•	allowed security holders to join, and allowed Apollo and its affiliates to require security holders to join, in any sale or transfer of shares of common stock or preferred stock to any third party prior to a qualified public offering of common stock or preferred stock, following which (when aggregated with all prior such sales or transfers) Apollo and its affiliates shall have disposed of at least 10% of the number of shares of common stock or preferred stock, as applicable, that Apollo and its affiliates owned as of November 24, 2003;

•	restricted the ability of security holders to transfer, assign, sell, gift, pledge, hypothecate or encumber, or otherwise dispose of, common stock or preferred stock or of all or part of the voting power associated with common stock or preferred stock;

•	allowed security holders to include certain securities in a registration statement filed by the Company with respect to an offering of common stock or preferred stock (i) in connection with the exercise of any demand rights by Apollo and its affiliates or any other security holders possessing such rights, or (ii) in connection with which Apollo and its affiliates exercise “piggyback” registration rights;

•	allowed UAP Holdings and Apollo to repurchase all or any portion of the common stock and preferred stock held by directors, employees and consultants of UAP Holdings upon the termination of their employment with UAP Holdings, their death or their bankruptcy or insolvency; and

•	contained a provision that at any meeting of the UAP Holdings’ stockholders and in any action by written consent of UAP Holdings’ stockholders, the trustee under the 2003 deferred compensation plan will vote the shares of common stock in which each security holder’s deferred compensation account is deemed to be invested at the direction of Apollo.

In connection with the Common Stock Offering, the Investor Rights Agreement was amended and restated in its entirety by the management incentive agreement described below under “—Related Party Transactions in Connection with the Common Stock Offering—Management Incentive Agreement.”

Apollo Registration Rights Agreement

On November 24, 2003, Apollo entered into a registration rights agreement with UAP Holdings pursuant to which Apollo and its affiliates have certain demand and incidental registration rights with respect to UAP Holdings’ common stock. Under this agreement, at Apollo’s written request, we are obligated to prepare and file a registration statement covering the shares that are requested to be registered by Apollo. Apollo has the right to make up to six demand registration requests provided that after we become eligible to use a registration statement on Form S-3, Apollo will have an unlimited number of Form S-3 demand registration requests. Until we are eligible to use a registration statement on Form S-3, we have the right to defer a demand for registration by up to 90 days if our board of directors determines in good faith that it would be materially adverse to us to file a registration statement. In addition, should we propose in the future to register any of our own common stock for sale to the public, Apollo has the opportunity to include its common stock in the same or concurrent registration statement filed by us, subject to customary cutbacks at the option of any underwriters of such future offerings. All of the 16,936,653 shares of common stock owned by Apollo have registration rights under this agreement. We will bear all expenses, other than selling expenses, incurred in the registration process. The registration rights agreement provides for standard indemnification provisions for an agreement of this type.

Apollo Management Consulting Agreement

In connection with the Acquisition, United Agri Products became a party to a management consulting agreement dated as of November 21, 2003 with Apollo (the “Management Agreement”). Under the terms of the Management Agreement, United Agri Products retained Apollo to provide certain management consulting and financial advisory services, for which United Agri Products paid Apollo an annual management fee of $1.0 million in quarterly payments of $250,000. In particular, the Management Agreement required Apollo to advise United Agri Products concerning such management matters that relate to proposed financial transactions, acquisitions and other senior management matters related to the business, administration and policies of United Agri Products and its affiliates, in each case as United Agri Products reasonably and specifically requested in writing. In addition, as consideration for arranging the Transactions and the preparation of a registration statement with respect to an exchange offer for the 8 1/4% Senior Notes, United Agri Products paid Apollo a fee of $5.0 million in January 2004. Upon consummation of the Common Stock Offering, Apollo was also paid a transaction fee of $3.5 million. The Management Agreement had, by its terms, an initial term of seven years, which commenced on November 21, 2003. Concurrently with the closing of the Common Stock Offering and payment of the aforementioned transaction fee and all other amounts payable to Apollo under the Management Agreement, the Management Agreement was terminated in its entirety.

RELATED PARTY TRANSACTIONS PRIOR TO THE ACQUISITION

ConAgra Foods’ executive, finance, tax and other corporate departments have historically performed services for the ConAgra Agricultural Products Business, and, pursuant to the Buyer Transition Services Agreement described above in “—Ancillary Agreements,” will continue to perform certain administrative and other services for us. Expenses incurred by ConAgra Foods and allocated to the ConAgra Agricultural Products Business were historically determined based on the specific services that were provided or were allocated based on ConAgra Foods’ investment in the ConAgra Agricultural Products Business in proportion to ConAgra Foods’ total investment in its subsidiaries. In addition, ConAgra Foods charged the ConAgra Agricultural Products Business finance charges on ConAgra Foods’ investment in and advances to the ConAgra Agricultural Products Business. We believe that such expense allocations were reasonable. It is not practical to estimate the expenses that would have been incurred by the ConAgra Agricultural Products Business if it had been operated on a stand-alone basis. Corporate allocations included allocation of selling, administrative and general expenses of approximately $9.0 million for the thirty-nine weeks ended November 23, 2003, and $10.8 million, $10.5 million and $10.9 million for fiscal 2003, 2002 and 2001, respectively, and allocated finance charges of approximately $12.2 million for the thirty-nine weeks ended November 23, 2003, and $22.5 million, $39.5 million and $57.5 million in fiscal 2003, 2002 and 2001, respectively. Allocated finance charges are presented net of third party finance fee income of $7.3 million for the thirty-nine weeks ended November 23, 2003 and $13.5 million and $13.4 million in fiscal 2003 and 2002, respectively.

UAP also has historically entered into transactions in the normal course of business with parties under common ownership of ConAgra Foods. Net sales to related parties were $5.8 million during the thirty-nine weeks ended November 23, 2003, and $25.5 million, $33.8 million and $13.4 million in fiscal years 2003, 2002 and 2001, respectively. Gross margins associated with related party net sales were $2.0 million during the thirty-nine weeks ended November 23, 2003, and $2.5 million, $2.6 million and $1.5 million in fiscal years 2003, 2002 and 2001, respectively.

RELATED PARTY TRANSACTIONS IN CONNECTION WITH THE COMMON STOCK OFFERING

Management Incentive Agreement

In connection with the Common Stock Offering, UAP Holdings, its equity sponsor and certain management security holders entered into a management incentive agreement. That agreement includes “piggyback” registration rights that continue the similar rights afforded under the Investor Rights Agreement. In connection with the Common Stock Offering, each management security holder had the right to sell an aggregate number of shares of common stock with a value (based on the price per share paid to UAP Holdings’ equity sponsor for shares of common stock sold to the underwriters, after giving effect to underwriting discounts and commissions) equal to 15% of the sum of:

•	the excess of the value of the common stock underlying such holder’s vested Tranche B options and Tranche C options granted under the 2003 option plan (assuming that such holder’s Tranche B options and Tranche C options are fully vested and based on the price per share paid to UAP Holdings’ equity sponsor for shares of common stock sold to the underwriters, after giving effect to underwriting discounts and commissions) over the exercise price of such options; and

•	the value of the common stock in which such holder’s deferred compensation account under our deferred compensation plans is deemed to be invested (based on the price per share paid to UAP Holdings’ equity sponsor for shares of common stock sold to the underwriters, after giving effect to underwriting discounts and commissions).

The management incentive agreement prohibits the management security holders from offering to sell, contracting to sell, or otherwise selling, disposing of, loaning, using as collateral or otherwise pledging, transferring or granting any interest in or rights with respect to any shares of common stock acquired on the exercise of options granted under the 2003 option plan or the distribution of deferred shares under the 2003 and 2004 deferred compensation plans, except in connection with the exercise of “piggyback” registration rights and subject to the following additional exceptions:

•

Except as otherwise described below, on and after March 1, June 1, September 1 and December 1 of each year, commencing on December 1, 2006 (each such date, a “release date”), each management security holder shall have the right to sell an aggregate number of shares of common stock with a value

(based on the price per share paid to UAP Holdings’ equity sponsor for shares of common stock sold to the underwriters, after giving effect to underwriting discounts and commissions) equal to 6.25% (calculated as of the date of the Common Stock Offering) of the sum of:

•	the excess of the value of the common stock underlying such holder’s options granted under the 2003 option plan and held by such holder on the date of consummation of the Common Stock Offering (whether or not such options are then vested and based on the price per share paid to UAP Holdings’ equity sponsor for shares of common stock sold to the underwriters, after giving effect to underwriting discounts and commissions) over the exercise price of such options; and

•	the value of the common stock in which such holder’s deferred compensation accounts under our deferred compensation plans is deemed to be invested on the date of the consummation of the Common Stock Offering (based on the price per share paid to UAP Holdings’ equity sponsor for shares of common stock sold to the underwriters, after giving effect to underwriting discounts and commissions and calculated before giving effect to the distribution of any deferred shares the holder is permitted to sell in connection with the Common Stock Offering).

•	Messrs. Kenneth Cordell and David Bullock are subject to a somewhat more stringent lock-up provision, which provides for an initial release date of June 1, 2007, but allows Messrs. Cordell and Bullock to sell shares of common stock with a value (as described above) equal to 12.5% (as opposed to 6.25%) of the foregoing value on each of the first two release dates.

•	At any time after a release date, in addition to the foregoing, each management security holder will be permitted to sell a number of shares of common stock equal to the number of shares that such management security holder was entitled to, but did not, sell as of such release date.

•	In the event of a management security holder’s death, the beneficiaries of such holder will be permitted to sell all of such holder’s shares of common stock at any time.

•	In the event a (i) management security holder’s employment is terminated for any reason other than “Full Cause” or by the holder with “Good Reason” (as each such term is defined in the management incentive agreement), or (ii) distribution of the common stock in which a holder’s deferred compensation account is deemed to be invested occurs as a result of a successful challenge by the Internal Revenue Service of our existing trust arrangement the holder will be permitted to sell shares of common stock in accordance with the schedule of release dates described above. However, the holder will also be permitted to sell such number of shares of common stock as is necessary for him to generate sufficient proceeds, net of any underwriter’s commissions and discounts, to satisfy any federal and state income tax liabilities incurred with respect to the distribution of deferred shares from our deferred compensation plans or the exercise of UAP stock options in connection with such termination of employment.

•	In the event a management security holder’s employment is terminated for Full Cause or by the holder without Good Reason, the holder will be prohibited from offering to sell, contracting to sell, or otherwise selling, disposing of, loaning, using as collateral or otherwise pledging, transferring or granting any interest in or rights with respect to any shares of common stock acquired on the exercise of options granted under the 2003 option plan or the distribution of deferred shares under the 2003 and 2004 deferred compensation plans (regardless of whether such exercise or such distribution occurs prior to or following such termination of employment) for a period of six years following the date of the termination of employment.

The management incentive agreement also provides that, within two years of the consummation of the Common Stock Offering, UAP Holdings must file or cause to be filed, and use commercially reasonable efforts to cause to become and remain effective for so long as any management security holder beneficially owns securities covered by the management incentive agreement, a registration statement on Form S-8 or other appropriate form with respect to the issuance of shares of common stock in connection with the exercises of options granted under our option plans and deferred compensation plans.

Pursuant to the management incentive agreement, each of the retention agreements entered into in connection with the Acquisition was terminated. Each management security holder that is party to the management incentive agreement has agreed not to:

•	disclose or use at any time, either during the term of his employment or thereafter, any confidential information about the business of UAP Holdings and its subsidiaries of which he is or becomes aware, except to the extent that such disclosure or use is directly related to and required by his performance in good faith of duties assigned to him by UAP Holdings and its affiliates or required pursuant to an order of a court of competent jurisdiction;

•	during the period commencing on the date of the management incentive agreement and ending on the first anniversary of the date of termination of employment, induce or attempt to induce any employee of UAP Holdings and its subsidiaries to leave the employ of UAP Holdings and its subsidiaries or in any way interfere with the relationship between UAP Holdings and its subsidiaries, on the one hand, and any employee thereof, on the other hand;

•	during the period commencing on the date of the management incentive agreement and ending on the first anniversary of the date of termination of employment, hire any person who was an employee of UAP Holdings and its subsidiaries until six months after such individual’s employment relationship with UAP Holdings and its subsidiaries has been terminated;

•	during the period commencing on the date of the management incentive agreement and ending on the first anniversary of the date of termination of employment, induce or attempt to induce any customer, supplier, licensee or other business relation of UAP Holdings and its subsidiaries to cease doing business with UAP Holdings and its subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and UAP Holdings and its subsidiaries, on the other hand; or

•	during the period commencing on the date of the management incentive agreement and ending on the first anniversary of the date of termination of employment, directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in or represent any business competing with the businesses or the products of UAP Holdings and its subsidiaries as such businesses and/or products exist or are in the process of being formed or acquired as of the date of the termination of employment, within the United States, Canada and any other country in which any product, process, good or service has been manufactured, provided, sold or offered or promoted for sale by UAP Holdings and its subsidiaries on or prior to the date that he ceases to be employed by UAP Holdings and its subsidiaries.

DESCRIPTION OF CAPITAL STOCK

GENERAL

Our capital stock consists of 95,000,000 total authorized shares, of which 90,000,000 shares, $0.001 par value per share, are designated as “common stock” and 5,000,000 shares, $0.001 par value per share, are designated as “preferred stock.”

We have set forth below a summary description of the material terms and provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and specific provisions of Delaware law. The following description is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation, our amended and restated bylaws and the Delaware General Corporation Law (“DGCL”).

COMMON STOCK

The holders of our common stock are entitled to dividends as our board of directors may declare from time to time from funds legally available therefor, subject to the preferential rights of the holders of any shares of our preferred stock that we may issue in the future. Under Delaware law, we can only pay dividends either out of “surplus” or out of current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.

The holders of our common stock are entitled to one vote for each share held of record on any matter to be voted upon by stockholders. Our amended and restated certificate of incorporation does not provide for cumulative voting in connection with the election of directors, and, accordingly, holders of more than 50% of the shares voting will be able to elect all the directors. There are no preemptive, conversion, redemption or sinking fund provisions applicable to our common stock.

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment to creditors and subject to prior distribution rights of any shares of preferred stock that we may issue in the future. All the outstanding shares of common stock are, and the shares offered by us will be, fully paid and non-assessable.

PREFERRED STOCK

Shares of preferred stock may be issued from time to time, in one or more classes or series, with the designations, voting powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restriction thereof as our board of directors from time to time may adopt by resolution. Each series shall consist of that number of shares as shall be stated and expressed in the certificate of designations providing for the issuance of the stock of the series. All shares of any one series of preferred stock shall be identical.

COMPOSITION OF BOARD OF DIRECTORS; ELECTION AND REMOVAL OF DIRECTORS

Subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, the number of directors comprising our board of directors will be such as from time to time shall be established by our board of directors, provided that in no event shall the total number of directors constituting the entire board be less than three nor more than eleven. Currently we have seven directors, and we currently expect to add an additional independent director within one year following the consummation of the Common Stock Offering. Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. At any meeting of our board of directors, a majority of the total number of directors then in office will constitute a quorum for all purposes (but in no event will less than one-third of the directors constitute a quorum).

Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our board of directors are elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board.

Under the DGCL, unless otherwise provided in our amended and restated certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our amended and restated certificate of incorporation does not make an exception to this rule. In addition, our amended and restated certificate of incorporation and bylaws provide that, subject to the rights of the holders of any series of preferred stock to elect additional directors under specific circumstances and unless otherwise provided by law, any vacancies on our board of directors or newly created directorships will be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and will not be filled by the stockholders.

SPECIAL MEETINGS OF STOCKHOLDERS

Our amended and restated bylaws provide that special meetings of the stockholders may be called only by the board of directors, the chairman, the chief executive officer or the president, unless otherwise required by law.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

In our amended and restated certificate of incorporation, we have elected not to be subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or, in some cases, within three years prior, did own) 15% or more of the corporation’s voting stock.

PROVISIONS OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AMENDED AND RESTATED BYLAWS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT

Certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Preferred Stock

Our amended and restated certificate of incorporation contains provisions that permit our board of directors to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix or alter the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.

No Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and bylaws prohibit stockholder action by written consent.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a stockholder’s notice must be delivered to the secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the previous year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Supermajority Board Voting Requirements

See the discussion under the heading “Management—Supermajority Board Approval of Certain Matters,” relating to circumstances under which more than a simple majority of our board of directors may be required under our amended and restated certificate of incorporation to approve certain matters.

All the foregoing provisions of our amended and restated certificate of incorporation and amended and restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

AMENDMENT OF OUR CERTIFICATE OF INCORPORATION

Our amended and restated certificate of incorporation may be amended only with the affirmative vote of a majority of the outstanding stock entitled to vote thereon; provided that a supermajority vote of the outstanding stock is required to amend the provisions in our amended and restated certificate of incorporation requiring a supermajority vote of the directors for certain transactions.

AMENDMENT OF OUR BYLAWS

Except as otherwise provided in our amended and restated certificate of incorporation, our amended and restated bylaws can be amended by the vote of the holders of a majority of the outstanding shares entitled to vote at a meeting of the stockholders called for that purpose or by the vote of a majority of the directors who are present at any regular or special meeting of the board.

LIMITATION OF LIABILITY AND INDEMNIFICATION

Our amended and restated certificate of incorporation provides that no director shall be personally liable for monetary damages for breach of any fiduciary duty as a director, except with respect to liability.

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (governing distributions to stockholders); or

•	for any transaction from which the director derived any improper personal benefit.

However, if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The modification or repeal of this provision of our amended and restated certificate of incorporation shall not adversely affect any right or protection of a director existing at the time of such modification or repeal.

Our amended and restated by laws provide that we shall, to the fullest extent from time to time permitted by law, indemnify our directors, officers and employees against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. We shall also indemnify any person who, at our request, is or was serving as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise.

The right to be indemnified includes the right to be paid expenses incurred in defending any proceeding in advance of the final disposition of the proceeding, provided that, if required by law, we receive an undertaking to repay all amounts so advanced if it shall be determined by final, non-appealable judicial decision that the indemnitee is not entitled to be indemnified.

Our board of directors may take such action as it deems necessary to carry out these indemnification provisions, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. Our board of directors may also adopt by laws, resolutions or contracts implementing indemnification arrangements as may be permitted by law. Neither the amendment or repeal of these indemnification provisions, nor the adoption of any provision of our amended and restated certificate of incorporation inconsistent with these indemnification provisions, shall eliminate or reduce any rights to indemnification relating to their status or any activities prior to such amendment, repeal or adoption.

We believe these provisions will assist in attracting and retaining qualified individuals to serve as directors.

LISTING

Our common stock is listed for quotation on the NASDAQ National Market under the trading symbol “UAPH.”

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

DESCRIPTION OF OTHER INDEBTEDNESS

THE REVOLVING CREDIT FACILITY

On November 24, 2003, in connection with the Acquisition, United Agri Products entered into a five-year $500.0 million revolving credit facility with General Electric Capital Corporation as Agent and Lender, GE Canada Finance Holding Company as Canadian Agent, GECC Capital Markets, Group, Inc. as Co-Lead Arranger, UBS Securities LLC, as Co-Lead Arranger and Co-Syndication Agent, Coöperatieve Centrale Raiffeisen-Boereleenbank B.A., “Rabobank International,” New York Branch, as Co-Documentation Agent and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Co-Documentation Agent. United Agri Products amended and restated the credit agreement governing the revolving credit facility in connection with the Common Stock Offering. The key terms of the revolving credit facility, as they have been amended and restated, are described below. Such description is not complete and is qualified in its entirety by reference to the complete text of the related credit agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

The revolving credit facility provides for the following:

•	a five-year $500.0 million asset-based revolving credit facility;

•	a $20.0 million revolving credit sub-facility for UAP Canada;

•	a $50.0 million letter of credit sub-facility;

•	a $25.0 million swingline loan sub-facility; and

•	a $25.0 million in-season over-advance sub-facility.

United Agri Products used approximately $242.0 million of proceeds of the revolving credit facility to fund a portion of the purchase price of the Acquisition. United Agri Products and UAP Canada use and will continue to use the revolving credit facility for, among other things, United Agri Products’ and its respective subsidiaries’ working capital and general corporate purposes, including, without limitation, effecting certain permitted acquisitions and investments.

As of November 28, 2004, on a pro forma basis after giving effect to the Common Stock Offering, $211.6 million was outstanding under the revolving credit facility, and $267.1 million would have been available for future borrowings, subject to aggregate borrowing base availability and net of $21.3 million in outstanding letters of credit.

Borrowing Bases

Borrowings by United Agri Products and UAP Canada are subject to borrowing availability under the revolving credit facility. United Agri Products’ borrowing availability is an amount equal to the lesser of:

•	the maximum amount of the revolving loan commitment, less the outstanding amount of loans of UAP Canada under the Canadian revolving loan sub-facility; or

•	the U.S. borrowing base, plus (if applicable) the maximum in-season over-advance amount;

in each case less the sum of the outstanding U.S. revolving loans (including the outstanding amount of letter of credit obligations, swingline loans and in-season over-advances).

The U.S. borrowing base is, at any date of determination, an amount equal to the sum of:

•	85% of the book value (net of reserves) of United Agri Products’ and its wholly-owned domestic subsidiaries eligible accounts receivable (other than “extended” accounts receivable and other than those of certain “inactive” subsidiaries);

•	75% of the book value (net of reserves) of United Agri Products’ and its wholly-owned domestic subsidiaries eligible “extended” accounts receivable (other than those of certain “inactive” subsidiaries); and

•	the lesser of (1) 55% (or 65% between April 1st and July 31st of each year) of the book value (net of reserves) of United Agri Products’ and its wholly-owned domestic subsidiaries’ eligible inventory (other than that of certain “inactive” subsidiaries) valued at the lower of cost or market or (2) 85% multiplied by a “net orderly liquidation value factor” multiplied by the book value (net of reserves) of United Agri Products’ and its wholly-owned domestic subsidiaries’ eligible inventory (other than that of certain “inactive” subsidiaries).

Borrowings by UAP Canada are also subject to borrowing availability under the revolving credit facility. Its borrowing availability is an amount equal to the lesser of:

•	the maximum amount of the Canadian revolving loan sub-facility; or

•	the U.S. dollar-equivalent of the Canadian borrowing base;

in each case less the sum of (1) the U.S. dollar-equivalent of outstanding Canadian revolving loans and (2) the amount of the U.S. revolving loans (including letter of credit obligations, swingline loans and in-season overadvances) outstanding in excess of $480.0 million.

The Canadian borrowing base is calculated using a formula identical to the one used to calculate the U.S. borrowing base (except that it is applied only to eligible Canadian accounts receivable and inventory).

Interest and Applicable Margins

The interest rates with respect to revolving loans under the revolving credit facility are based, at United Agri Products’ option, on either the agent’s index rate plus an applicable index margin of between 0.50% and 1.00% or upon LIBOR plus an applicable LIBOR margin of between 1.75% and 2.25%. At the consummation of the Common Stock Offering, the applicable index margin will be 0.75% and the applicable LIBOR margin will be 2.00%. The interest rates with respect to in-season overadvances under the revolving credit facility are based, at United Agri Products’ option, on either the agent’s index rate plus an applicable index margin of 2.25% or upon LIBOR plus an applicable LIBOR margin of 3.50%. These applicable margins (other than the margin on in-season overadvances) are in each case subject to prospective adjustment on a quarterly basis (with respect to any reduction from current levels, beginning with the third quarter after consummation of the Common Stock Offering) if United Agri Products reduces its ratio of funded debt to EBITDA (on a consolidated basis). Following an event of default, all amounts owing under the revolving credit facility will bear interest at a rate per annum equal to the rate otherwise applicable thereto plus an additional 2.0%.

Fees

The revolving credit facility requires the payment of the following fees:

•	certain fees specified in a fee letter entered into with GE Capital;

•	an unused line of credit fee in an amount equal to an applicable unused line fee margin of between 0.25% and 0.375% (0.25% at the consummation of the Common Stock Offering) (which margin may be adjusted prospectively on a quarterly basis based on our ratio of funded debt to EBITDA on a consolidated basis) multiplied by the difference between (x) the maximum amount of our revolving credit facility (as it may be reduced from time to time) and (y) the average daily balance of revolving loans (including swingline loans) for the preceding months;

•	a letter of credit fee equal to the average daily undrawn face amount of all outstanding letters of credit during such month multiplied by the applicable margin then in effect with respect to LIBOR loans (other than in-season overadvances); and

•	customary administrative charges.

Guaranties and Collateral

The obligations under the revolving credit facility are (or, in the case of future subsidiaries, will be) guaranteed by UAP Holdings and each of its existing and future direct and indirect subsidiaries. However, none of the non-U.S. subsidiaries of UAP Holdings have guaranteed or will guarantee any of United Agri Products’ obligations or those of its U.S. subsidiaries. The obligations of UAP Canada under the revolving credit facility are (or, in the case of future subsidiaries, will be) guaranteed by UAP Holdings and each of its existing and future direct and indirect Canadian and U.S. subsidiaries (including United Agri Products).

United Agri Products’ obligations and the obligations of the U.S. guarantors under the revolving credit facility and the related documents are and will be secured by a first priority lien on or security interest in, subject to certain exceptions, substantially all of UAP Holdings’ and United Agri Products’ properties and assets and the properties and assets of each of the U.S. guarantors, in each case whether now owned or hereafter acquired. The obligations of UAP Canada and the obligations of the Canadian guarantors under the revolving credit facility and the related documents are and will be secured by a first priority lien on or security interest in, subject to certain exceptions, substantially all of UAP Holdings’, United Agri Products’ and UAP Canada’s properties and assets and the properties and assets of each of the Canadian guarantors in each case whether now owned or hereafter acquired. Such security includes and will include a pledge or all capital stock and certain debt instruments owned by such parties, except that, in general, not more than 66% of the total outstanding voting stock of any non-U.S., non-Canadian subsidiary of UAP Holdings is or will be required to be pledged in support of the obligations of UAP Holdings, United Agri Products or its subsidiaries.

Representations, Warranties and Covenants

The revolving credit facility contains certain customary representations, warranties and affirmative covenants. In addition, the revolving credit facility contains customary negative covenants restricting, subject to customary exceptions, UAP Holdings’ ability and the ability of its subsidiaries to, among other things:

•	incur additional indebtedness;

•	incur liens, enter into agreements that limit the ability to incur liens, or permit any encumbrance or restriction on certain inter-company payments and transfers;

•	make investments;

•	become liable for certain contingent obligations;

•	make certain restricted payments in respect of capital stock;

•	amend certain organizational, corporate and other documents;

•	engage in mergers or make acquisitions;

•	sell or dispose of assets or the stock of subsidiaries;

•	enter into transactions with affiliates;

•	engage in any new business;

•	change in fiscal year without notice to the agent;

•	create or establish new subsidiaries without delivering guaranties and security and described above;

•	establish new bank accounts without entering into a control agreement in favor of the agent;

•	permit certain releases of certain hazardous materials;

•	take any actions that could cause an “ERISA event” that could reasonably be expected to have a material adverse effect (as defined);

•	enter into certain sale-leaseback, lease in-lease out and similar transactions; or

•	voluntarily purchase, redeem, defease or prepay the notes or any subordinated debt;

In addition, the revolving credit facility restricts the ability of each of UAP Holdings and United Agri Products to pay dividends on its capital stock. Generally, neither can pay dividends unless:

•	the aggregate amount of dividends does not exceed $25.0 million plus up to 50% of the cumulative positive consolidated net income, as defined (net of losses), of United Agri Products and its subsidiaries since November 24, 2003;

•	immediately prior to and immediately following the dividend, at least $40.0 million is available for borrowing under the revolving credit facility; and

•	no event of default under the revolving credit facility shall have occurred and be continuing or would result after giving effect to the dividend.

The revolving credit facility also contains the following financial covenants:

•	If and for so long as aggregate borrowing availability is less than $40.0 million, UAP Holdings and its subsidiaries will be required to have EBITDA of at least $70.0 million, measured as of the last day of each month for the trailing twelve-month period then ended.

•	If and for so long as aggregate borrowing availability is less than $40.0 million, UAP Holdings and its subsidiaries will be required to maintain a fixed charge coverage ratio of not less than 1.1 to 1.0, measured as of the last day of each month for the trailing twelve-month period then ended.

Events of Default

Events of default under the revolving credit facility include:

•	failure to pay principal when due or pay a reimbursement obligation in respect of a letter of credit;

•	failure to pay interest within three business days after its due date;

•	default with respect to certain other indebtedness;

•	failure to maintain UAP’s corporate existence or that of UAP Canada;

•	failure to cause any new subsidiary to guarantee UAP’s obligations and/or those of UAP Canada and to collateralize the same with security interests, liens and pledges on the terms and conditions set forth in the revolving credit facility and related documents;

•	failure to comply with the covenants in the revolving credit facility;

•	submission of a borrowing base certificate containing material errors;

•	material breach of any representation or warranty;

•	other defaults under the revolving credit facility documents which are not cured or waived within 30 days;

•	voluntary and involuntary events of bankruptcy;

•	the entrance or filing of a material money judgment or similar process which is not adequately covered by insurance and remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;

•	any order is entered decreeing the dissolution of any borrower or guarantor (other than certain “inactive” subsidiaries) and the same remains undischarged or unstayed for a period in excess of 30 days;

•	any of the revolving credit facility documents become invalid; and

•	certain changes of control with respect to UAP Holdings, United Agri Products or UAP Canada.

8¼% SENIOR NOTES

On December 16, 2003, United Agri Products completed a private offering of $225.0 million aggregate principal amount of its 8 1/4% Senior Notes due 2011 (the “8 1/4% Senior Notes”). The net proceeds from the offering of the 8 1/4% Senior Notes were used to repay United Agri Products’ $175.0 million senior bridge loan facility, plus accrued interest, to repay a portion of the revolving credit facility, and to pay related fees and expenses. The 8 1/4% Senior Notes were issued under an indenture among United Agri Products, certain of its subsidiaries and JPMorgan Chase Bank, N.A., as trustee. UAP Holdings has not guaranteed United Agri Products’ obligations under the 8 1/4% Senior Notes.

Interest on the 8 1/4% Senior Notes accrues at the rate of 8 1/4% per annum and is payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2004. The 8 1/4% Senior Notes mature on December 15, 2011. United Agri Products is not required to make mandatory redemption or sinking fund payments with respect to the 8 1/4% Senior Notes.

On December 29, 2004, United Agri Products redeemed $21.5 million aggregate principal amount of its 8¼% Senior Notes. The redemption price, which was funded with a contribution from us using a portion of the proceeds from the Common Stock Offering, was $23.3 million, which included accrued interest and liquidated damages of approximately $0.1 million and redemption premiums of approximately $1.8 million. Accordingly, as of the date hereof, $203.5 million principal amount of the 8¼% Senior Notes remains outstanding.

Optional Redemption

United Agri Products may redeem some or all of the 8 1/4% Senior Notes at any time on or after December 15, 2007 at a redemption price equal to 100% of the principal amount plus a premium declining ratably to par, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date.

At any time prior to December 15, 2006, United Agri Products may use the proceeds of certain equity offerings to redeem up to 35% of the aggregate principal amount of the 8 1/4% Senior Notes originally issued under the indenture governing the 8 1/4% Senior Notes and all or a portion of any additional notes issued under such indenture after the date of such indenture, in each case at a redemption price equal to 108.250% of the principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date. Pursuant to this provision, we used a portion of the net proceeds of the Common Stock Offering to redeem approximately $21.5 million principal amount of the 8 1/4% Senior Notes.

In addition, at any time prior to December 15, 2007, United Agri Products may redeem some or all of the 8¼% Senior Notes at a redemption price equal to 100% of the principal amount plus a make-whole premium, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date.

Guarantees; Ranking

The 8 1/4% Senior Notes are United Agri Products’ general unsecured obligations and rank equally in right of payment with all of United Agri Products’ existing and future unsecured senior debt. The 8 1/4% Senior Notes are effectively subordinated in right of payment to all of United Agri Products’ existing and future secured debt, including debt under the revolving credit facility, to the extent of the value of the assets securing that debt. In addition, the 8 1/4% Senior Notes are structurally subordinate to all obligations, including trade payables, of United Agri Products’ subsidiaries that do not guarantee the 8 1/4% Senior Notes.

The 8 1/4% Senior Notes are guaranteed on a senior unsecured basis by United Agri Products’ current and future domestic restricted subsidiaries. The guarantees are general unsecured obligations of the guarantors and rank equally in right of payment with their existing and future unsecured senior debt. The guarantees are effectively subordinated in right of payment to all of the guarantors’ existing and future secured debt, including guarantees under the revolving credit facility, to the extent of the value of the assets securing that debt.

Covenants

The indenture governing the 8 1/4% Senior Notes contains certain limitations and restrictions on United Agri Products’ and certain of its subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	make certain investments;

•	incur liens;

•	enter into certain types of transactions with affiliates; and

•	limit dividends or other payments by United Agri Products’ restricted subsidiaries to United Agri Products; and

•	sell all or substantially all of United Agri Products’ assets or merge with or into other companies.

The indenture also restricts United Agri Products’ ability to pay dividends or make other distributions on its capital stock or repurchase or redeem its capital stock. Specifically, United Agri Products may not make any such payments if a default under the indenture has occurred and is continuing. In addition, the aggregate amount of such payments generally cannot exceed 50% of the cumulative consolidated net income of United Agri Products and its subsidiaries since November 24, 2003 plus 100% of any amounts contributed to United Agri Products’ common equity capital or received from the sale of equity interests. As a condition to making such payments, United Agri Products must also be able to incur $1.00 of additional indebtedness under the fixed charge coverage ratio test. Notwithstanding the foregoing, United Agri Products is permitted to pay dividends to UAP Holdings to allow UAP Holdings to pay dividends on its common stock, following the first public offering of UAP Holdings’ common stock, in an amount up to 7.5% per annum of the amount contributed to United Agri Products from the proceeds received by UAP Holdings in such offering. The indenture also contains a provision allowing United Agri Products to make up to $25.0 million of restricted payments generally, which it could use to pay dividends.

These covenants are subject to important exceptions and qualifications.

Events of Default

The indenture governing the 8 1/4% Senior Notes contains certain events of default, including (subject, in some cases, to customary cure periods and materiality thresholds) defaults based on (i) the failure to make payments under the indenture when due, (ii) breach of covenants, (iii) cross-defaults to other material indebtedness, (iv) bankruptcy events and (v) material judgments.

Registration Rights

The registration rights agreement governing the 8 1/4% Senior Notes (the “8 1/4% Senior Note Registration Rights Agreement”) required United Agri Products to cause its Registration Statement on Form S-4 relating to an exchange offer for the 8 1/4% Senior Notes to be declared effective by the SEC on or before July 13, 2004. Because of the Proposed IDS Offering, United Agri Products was precluded from causing its Registration Statement on Form S-4 to be declared effective. In accordance with the terms of the 8 1/4% Senior Note Registration Rights Agreement, United Agri Products accrued liquidated damages on the 8 1/4% Senior Notes at a rate of 0.25% per annum on the outstanding principal amount of such notes from July 14, 2004 through October 12, 2004. From October 13, 2004, United Agri Products has been accruing liquidated damages on the 8 1/4% Senior Notes at a rate of 0.50% per annum on the outstanding principal amount of the 8 1/4% Senior Notes. As soon as practicable, United Agri Products intends to cause its Registration Statement on Form S-4 to be declared effective by the SEC, and to consummate an exchange offer relating to its 8 1/4% Senior Notes, at which time liquidated damages will no longer accrue. After consummating this exchange offer, United Agri Products will pay any outstanding liquidated damages using cash generated by its operations.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the word “Company” refers only to UAP Holding Corp., and not to any of its subsidiaries. For purposes of this section, we refer to the old notes and the exchange notes together as the “notes.”

The Company issued the old notes, and will issue the exchange notes, under an indenture dated as of January 26, 2004 between itself and JPMorgan Chase Bank, N.A., as trustee. The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

On January 26, 2004, the Company issued $125,000,000 aggregate principal amount at maturity of old notes under the indenture. The terms of the exchange notes are identical in all material respects to the old notes, except that the exchange notes will not contain transfer restrictions and holders of exchange notes will no longer have any registration rights or be entitled to any liquidated damages. JPMorgan Chase Bank, N.A., as the trustee of the notes, will authenticate and deliver exchange notes for original issue only in exchange for a like principal amount at maturity of old notes. Any old notes that remain outstanding after the consummation of this exchange offer, together with the exchange notes, will be treated as a single class of securities under the indenture. Accordingly, all references in this section to specified percentages in aggregate principal amount at maturity of the outstanding exchange notes shall be deemed to mean, at any time after this exchange offer is consummated, such percentage in aggregate principal amount at maturity of the old notes and the exchange notes then outstanding.

The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture and the registration rights agreement have been filed as exhibits to the registration statement of which this prospectus forms a part. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

BRIEF DESCRIPTION OF THE NOTES

The notes:

•	are general unsecured obligations of the Company;

•	are pari passu in right of payment with all existing and future unsecured senior Indebtedness of the Company;

•	are senior in right of payment to any future subordinated Indebtedness of the Company; and

•	are not guaranteed by any of our Subsidiaries.

The operations of the Company are conducted through its Subsidiaries and, therefore, the Company depends on the cash flow of its Subsidiaries to meet its obligations, including its obligations under the notes. The Company’s ability to make any cash payments to the holders of notes may be limited by the Credit Agreement and the UAP Senior Notes Indenture, which limit the ability of the Company’s Restricted Subsidiaries to pay dividends or make other distributions to the Company. There can be no assurance that sufficient funds will be available when necessary to make any required cash payments. In addition, the notes are effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company’s Subsidiaries, including the UAP Senior Notes. Any right of the Company to receive assets of any of its Subsidiaries upon the Subsidiary’s liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) is effectively subordinated to the claims of that Subsidiary’s creditors, except to the extent that the Company is itself recognized as a creditor of the Subsidiary, in which case the claims of the Company are still subordinate in right of payment to any security in the assets of the Subsidiary and any Indebtedness of the Subsidiary senior to that held by the Company. On a pro forma basis as of November 28, 2004, the Company’s Subsidiaries would have had approximately $1,102.1 million of total liabilities, of which approximately $211.6 million was secured Indebtedness, consisting entirely of borrowings under the Credit Agreement.

As of the date hereof, all of our Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our future Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture.

PRINCIPAL, MATURITY AND INTEREST

The Company issued $125.0 million in aggregate principal amount at maturity of old notes on January 26, 2004, and may issue additional notes under the indenture from time to time. Any issuance of additional notes is subject to compliance with all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The old notes, the exchange notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The notes were offered at a substantial discount from their principal amount at maturity and generated gross proceeds to the Company of approximately $82.5 million. The Company issued notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on July 15, 2012.

No interest will accrue on the notes prior to January 15, 2008. Instead, the Accreted Value of each note will increase (representing amortization of original issue discount) from the date of original issuance to but not including January 15, 2008 at a rate of 10 3/4% per annum calculated on a semi-annual basis using a 360-day year comprised of twelve 30-day months, such that the Accreted Value on January 15, 2008 will be equal to the full principal amount at maturity of the notes. Beginning on January 15, 2008, interest on the notes will accrue at a rate of 10 3/4% per annum and will be payable in cash semi-annually in arrears on January 15 and July 15, commencing on July 15, 2008. Interest on overdue principal and interest and Liquidated Damages, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. The Company will make each interest payment to the holders of record on the immediately preceding January 1 and July 1. The Company’s ability to make any cash payments to the holders of notes may be limited by the Credit Agreement and the UAP Senior Notes Indenture, which limit the ability of the Company’s Restricted Subsidiaries to pay dividends or make other distributions to the Company. There can be no assurance that sufficient funds will be available when necessary to make required cash payments after January 15, 2008.

Interest on the notes will accrue from the date on which interest was most recently paid or, if no interest has been paid, from January 15, 2008. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Holders of notes whose old notes are accepted for exchange in this exchange offer will not receive any payment in respect of interest on the old notes. Instead, holders of notes will receive notes on the date of exchange equal in value to the accreted value of such notes on the date of exchange.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

If a holder of notes has given wire transfer instructions to the Company, the Company will pay all principal, and after January 15, 2008, cash interest and premium and Liquidated Damages, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the holders of notes at their address set forth in the register of holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

A holder may transfer or exchange notes in accordance with the provisions of the indenture and applicable securities laws. Each of the Company, the registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer or exchange of notes. Holders will be required to pay all taxes and governmental or other fees due on transfer or exchange. The Company will not be required to transfer or exchange any note selected for redemption. Also, the Company will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

OPTIONAL REDEMPTION

At any time prior to January 15, 2007, the Company may on any one or more occasions redeem (i) up to 40% of the aggregate principal amount at maturity of notes originally issued under the indenture and (ii) all or a portion of any additional notes issued after the date of the indenture, in each case at a redemption price of 110.750% of the Accreted Value thereof, plus Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1)	at least 60% of the aggregate principal amount at maturity of notes originally issued under the indenture (excluding notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of such Equity Offering.

In addition, prior to January 15, 2008, upon the occurrence of a Change of Control, the Company may redeem the notes, in whole and not in part, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the redemption prices (expressed as percentages of Accreted Value) set forth below, plus Liquidated Damages, if any, on the notes redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

Year	Percentage
2004	116.125%
2005	113.438%
2006	110.750%
2007	108.063%

Except pursuant to the preceding paragraphs, the notes will not be redeemable at the Company’s option prior to January 15, 2008.

At any time and from time to time on or after January 15, 2008, the Company may redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of the principal amount at maturity) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2008	105.375%
2009	102.688%
2010 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, Accreted Value will cease to increase and interest and Liquidated Damages, if any, will cease to accrete to or accrue on, as the case may be, the notes or portions thereof called for redemption on the applicable redemption date.

MANDATORY REDEMPTION

The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the Accreted Value of the notes repurchased plus accrued and unpaid Liquidated Damages, if any, on the notes repurchased, to the date of repurchase (if prior to January 15, 2008) or 101% of the aggregate principal amount at maturity of notes repurchased, plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased to the date of purchase (if on or after January 15, 2008), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 45 days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount at maturity (or, if prior to January 15, 2008, Accreted Value) of notes or portions of notes being purchased by the Company.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount at maturity to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount at maturity of $1,000 or an integral multiple of $1,000.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture will not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. The Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings.

The trustee will not be able to waive the covenant relating to a holder’s right to redemption upon a Change of Control. However, it will be possible for the covenant and other provisions contained in the indenture relating to the Company’s obligation to make a Change of Control Offer to be waived or modified with the written consent of the holders of a majority in principal amount at maturity of the notes. In addition, while restrictions in the indenture may prohibit certain arrangements that have traditionally been used to effect highly leveraged transactions, the indenture may not afford holders of the notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Company’s senior management or, in the case of an Asset Sale in excess of $5.0 million, the Company’s Board of Directors) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities for which a reserve has not been established in accordance with GAAP and which are not otherwise quantifiable and liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets;

(b)	any securities, notes, other obligations or other assets received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days after such Asset Sale, to the extent of the cash received in that conversion; and

(c)	any stock or assets of the kind referred to in clauses (3) or (5) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

(1)	to repay secured Indebtedness and other secured Obligations under Credit Facilities and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)	to repay or repurchase Indebtedness of the Company’s Restricted Subsidiaries and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; provided that if an offer to repay or repurchase any Indebtedness of any Restricted Subsidiary of the Company is made in accordance with the terms of such Indebtedness, the obligation to permanently reduce Indebtedness of a Restricted Subsidiary will be deemed to be satisfied to the extent of the amount of the offer, whether or not accepted by the holders thereof, and no Excess Proceeds (as defined below) in the amount of such offer will be deemed to exist following such offer;

(3)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(4)	to make capital expenditures;

(5)	to acquire other assets that are used or useful in a Permitted Business; or

(6)	to do any combination of the foregoing.

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, within five days thereof, the Company will make an Asset Sale Offer to all holders of notes and, at the option of the Company, all holders of other Indebtedness that is pari passu with the notes to purchase the maximum principal amount at maturity of notes and such other pari passu Indebtedness, if applicable, that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the Accreted Value of the notes on the date of purchase plus accrued and unpaid Liquidated Damages thereon, if any (if prior to January 15, 2008), or 100% of the principal amount at maturity of notes plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase (if on or after January 15, 2008), in each case which price will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the Accreted Value or the aggregate principal amount, as applicable, of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance. The covenant and other provisions contained in the Indenture relating to the Company’s obligation to make an Asset Sale Offer may be waived or modified with the written consent of the holders of a majority in principal amount at maturity of the notes.

The agreements governing the Company’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require the Company to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Company. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain a consent or repay those borrowings, the Company will remain prohibited from purchasing notes. In that case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, because the Company is a holding company with no independent financial resources of its own, the Company’s ability to pay cash to the holders of notes upon a repurchase may be limited by the Credit Agreement and the UAP Senior Notes Indenture, which limit the ability of the Company’s Restricted Subsidiaries to pay dividends or make other distributions to the Company. Future Indebtedness may also contain similar limitations. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—We May Not be Able to Repurchase the Notes Upon a Change of Control.”

SELECTION AND NOTICE

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)	if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No notes having a principal amount at maturity of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that, notwithstanding anything to the contrary herein, redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount at maturity equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, Accreted Value ceases to increase and interest and Liquidated Damages, if any, cease to accrete to or accrue on, as the case may be, the notes or portions of notes called for redemption.

CERTAIN COVENANTS

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Company’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company);

(3)	make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company that is contractually subordinated to the notes (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since December 16, 2003 (excluding Restricted Payments permitted by clauses (2), (3), (5), (7), (11), (12), (13) and (17) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from November 24, 2003 to the date on which such Restricted Payment occurs or, if Consolidated Net Income is not reasonably determinable to such date, to the end of the Company’s most recently ended fiscal period for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)	100% of the aggregate net cash proceeds, and the Fair Market Value of property other than cash, received by the Company since December 16, 2003 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company) less any Excluded Contributions, plus

(c)	50% of any dividends or distributions received by the Company or a Restricted Subsidiary of the Company after December 16, 2003 from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Company for such period, plus

(d)	the net cash proceeds, and the Fair Market Value of property other than cash, received by the Company or any of its Restricted Subsidiaries from the sale or other disposition (other than to the Company or a Subsidiary of the Company) of any Restricted Investment made after December 16, 2003 and repurchases and redemptions of such a Restricted Investment by any Person (other than the Company or a Subsidiary of the Company) and repayments of loans or advances that constituted such a Restricted Investment by any Person (other than the Company or a Subsidiary of the Company), plus

(e)	to the extent that any Unrestricted Subsidiary of the Company designated as such after December 16, 2003 is redesignated as a Restricted Subsidiary or merges or consolidates with or into, or transfers or conveys its assets to, or is liquidated into, the Company or any of its Restricted Subsidiaries, in each case after December 16, 2003, the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation, merger, consolidation, transfer, conveyance or liquidation.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of the indenture;

(2)	so long as no Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the sale within 30 days (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the contribution within 30 days of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3) (b) of the preceding paragraph;

(3)	so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company that is contractually subordinated to the notes with the net cash proceeds from and/or in exchange for, an incurrence within 30 days of Permitted Refinancing Indebtedness;

(4)	so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value by the Company or any of its Restricted Subsidiaries of (and/or the making of payments on notes previously issued by the Company representing the consideration for the previous repurchase of) any Equity Interests of the Company held by any current, future or former officer, director, employee or consultant of the Company or any Subsidiary of the Company or their authorized representatives (x) upon the death, disability or termination of employment of such officer, director, employee or consultant or to the extent required pursuant to employee benefit plans, employment agreements or consulting agreements or (y) pursuant to any other agreements with such officer, director, employee or consultant; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.5 million in any calendar year (with unused amounts in any calendar year being carried over to the four succeeding calendar years); provided further, that such amount in any calendar year may be increased by an amount not to exceed (a) the cash proceeds received by the Company or any Restricted Subsidiary of the Company from sales of Equity Interests (other than Disqualified Stock) of the Company or United Agri Products to officers, directors, employees or consultants of the Company and the Restricted Subsidiaries of the Company that occur after December 16, 2003 (provided that the amount of such cash proceeds utilized for any such repurchase, redemption, acquisition or retirement will not increase the amount available for Restricted Payments under clause (3)(b) of the preceding paragraph), plus (b) the cash proceeds of key man life insurance policies received by the Company or any Restricted Subsidiary of the Company after December 16, 2003 (provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year); provided, still further, that the cancellation of Indebtedness owing to the Company or any Restricted Subsidiary of the Company from such officers, directors, employees or consultants in connection with a repurchase of Equity Interests of the Company or any Restricted Subsidiary of the Company will not be deemed to constitute a Restricted Payment under the indenture;

(5)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible securities to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or other convertible securities;

(6)	so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to (a) holders of any class or series of Disqualified Stock of the Company or any class or series of Disqualified Stock or preferred stock of any Restricted Subsidiary of the Company issued on or after December 16, 2003 in accordance with the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) holders of any class or series of preferred stock (other than Disqualified Stock) of the Company issued after December 16, 2003; provided that at the time of such issuance and after giving pro forma effect thereto, the Company would have been able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(7)	Permitted Payments to Holdings;

(8)	other Restricted Payments in an aggregate amount not to exceed $25.0 million since December 16, 2003;

(9)	so long as no Default has occurred and is continuing or would be caused thereby, the payment of dividends on the Company’s Common Stock, following the first public offering of the Company’s Common Stock after the date of the indenture, of up to 7.5% per annum of the net proceeds received by the Company in such public offering, other than public offerings with respect to the Company’s Common Stock registered on Form S-8;

(10)	so long as no Default has occurred and is continuing or would be caused thereby, payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

(11)	Investments that are made with Excluded Contributions;

(12)	payments made by the Company to consummate the Transactions pursuant to or as contemplated by the Acquisition Documents in effect on December 16, 2003, including, without limitation, payments made to (a) satisfy the Company’s obligations under the Acquisition Documents (other than any obligation of the Company to purchase, redeem, defease or otherwise acquire or retire for value any Equity Interest or Indebtedness of the Company) and/or (b) fund the ongoing payments of fees pursuant to the Management Agreement that are permitted to be paid under the provisions of the covenant described below under the caption “—Transactions with Affiliates,” in each case, as such agreements are in effect on December 16, 2003, as amended from time to time so long as such amendment is in the good faith judgment of the Board of Directors of the Company not more disadvantageous to the holders of the notes in any material respect than such agreement or documents as in effect on December 16, 2003;

(13)	the acquisition of any shares of Disqualified Stock of the Company either:

(a)	solely in exchange for shares of Disqualified Stock of the Company or

(b)	through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Disqualified Stock of the Company; provided that the amount of any such net proceeds that are utilized for any such acquisition will be excluded from clause (3)(b) of the preceding paragraph;

(14)	so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of Indebtedness that is contractually subordinated to the notes (a) with Excess Proceeds to the extent such Excess Proceeds are permitted to be used for general corporate purposes under the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or (b) with, after the completion of a Change in Control Offer pursuant to the terms of the covenant described above under the caption “—Repurchase at the Option of Holders—Change of Control,” cash offered to redeem notes pursuant to such Change of Control Offer less any cash paid to holders of the notes pursuant to such Change in Control Offer;

(15)	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, payments of cash in lieu of the issuance of fractional shares upon the exercise of warrants or upon the conversion or exchange of, or issuance of Capital Stock in lieu of cash dividends on, any Capital Stock of the Company;

(16)	the repurchase, redemption, acquisition or retirement for value of shares of Series A Redeemable Preferred Stock of the Company, which shares were issued by the Company on November 24, 2003 or subsequently issued in respect of payable-in-kind dividend payments thereon or issued upon transfers, stock splits, reclassifications or otherwise in respect thereof, in all such cases, which shares are held by a Person other than Apollo or any Affiliate of Apollo with, after the completion of a Change in Control Offer pursuant to the terms of the covenant described above under the caption “—Repurchase at the Option of Holders—Change of Control,” cash offered to redeem notes pursuant to such Change of Control Offer less any cash paid to holders of the notes pursuant to such Change in Control Offer; and

(17)	the redemption of shares of Series A Redeemable Preferred Stock of the Company and the declaration and payment of dividends to holders of the Company’s common stock with the proceeds (net of discount and commissions to the initial purchasers) received by the Company from the sale of the notes originally issued under the indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Company and (a) in the case of assets or securities with a Fair Market Value in excess of $10 million, shall be set forth in an officer’s certificate delivered to the trustee or (b) in the case of assets or securities with a Fair Market Value in excess of $20 million, shall be set forth in a resolution adopted by the Board of Directors of the Company whose resolution with respect thereto will be delivered to the trustee.

For purposes of determining compliance with this covenant, if a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (1) through (17) above or is entitled to be made according to the first paragraph of this covenant, the Company may, in its sole discretion, classify the Restricted Payment in any manner that complies with this covenant.

Notwithstanding the foregoing provisions of this covenant, if and to the extent United Agri Products or any Restricted Subsidiary (as defined in the UAP Senior Notes Indenture) of United Agri Products would be permitted to make a Restricted Payment (as defined in the UAP Senior Notes Indenture) pursuant to the UAP Senior Notes Indenture, United Agri Products or such Restricted Subsidiary, as the case may be, shall be permitted to make hereunder a Restricted Payment permitted to be made thereunder.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not, and will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock; provided, however, that (i) the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued, as the case may be, would have been at least 2.0 to 1, and (ii) any Restricted Subsidiary of the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock if the Fixed Charge Coverage Ratio for United Agri Products’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued, as the case may be, would have been at least 2.0 to 1, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by the Company and any Restricted Subsidiary of the Company of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the face amount thereof) not to exceed the greater of (x) $500.0 million or (y) the amount of the Borrowing Base, in each case less the amount of any Indebtedness outstanding under clause (13) below and in the case of clause (x) less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since December 16, 2003 to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;” provided that the amount of Indebtedness permitted to be incurred pursuant to the Credit Agreement in accordance with this clause (1) shall be in addition to any Indebtedness to be incurred pursuant to the Credit Agreement in reliance on and in accordance with clauses (5) and (14) below;

(2)	the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by the Company of Indebtedness represented by the notes to be issued on the date of the indenture and the exchange notes to be issued pursuant to the registration rights agreement;

(4)	the incurrence by any Restricted Subsidiary of the Company of Indebtedness represented by the UAP Senior Notes and the related Guarantees of the UAP Senior Notes issued on December 16, 2003 and the exchange notes in respect of the UAP Senior Notes and related Guarantees to be issued pursuant to the registration rights agreement dated as of December 16, 2003 relating to the UAP Senior Notes;

(5)	the incurrence by the Company or any of its Restricted Subsidiaries of (a) Indebtedness, including Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, (real or personal), plant or equipment used in the business of the Company or any of its Restricted Subsidiaries or (b) Acquired Debt, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (5), not to exceed $30.0 million at any time outstanding less the aggregate principal amount of Indebtedness incurred pursuant to Section 4.09(b)(4) of the UAP Senior Notes Indenture since December 16, 2003 through the date of the indenture to the extent such Indebtedness remains outstanding and constitutes Existing Indebtedness under the indenture; provided that all or a portion of the $30.0 million permitted to be incurred under this clause (5) may, at the option of the Company, be incurred under the Credit Agreement (in addition to the amount that would otherwise be permitted to be incurred under clause (1) above) or clause (14) below (in addition to the amount set forth therein);

(6)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (6) or (14) of this paragraph;

(7)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a)	if the Company is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than (x) the Company, (y) a Restricted Subsidiary of the Company or (z) the lenders or collateral agent under any Credit Facility if such issuance or transfer is in connection with a foreclosure on the collateral securing the Credit Facility and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either (x) the Company, (y) a Restricted Subsidiary of the Company or (z) the lenders or collateral agent under any Credit Facility if such sale or transfer is in connection with a foreclosure on the collateral securing the Credit Facility, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7)(b);

(8)	the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of Disqualified Stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such Disqualified Stock being held by a Person other than (x) the Company, (y) a Restricted Subsidiary of the Company or (z) the lenders or collateral agent under any Credit Facility if such issuance or transfer is in connection with a foreclosure on the collateral securing the Credit Facility; and

(b)	any sale or other transfer of any such Disqualified Stock to a Person that is not either (x) the Company, (y) a Restricted Subsidiary of the Company or (z) the lenders or collateral agent under any Credit Facility if such sale or transfer is in connection with a foreclosure on the collateral securing the Credit Facility;

will be deemed, in each case, to constitute an issuance of such Disqualified Stock by such Restricted Subsidiary that was not permitted by this clause (8);

(9)	the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(10)	the guarantee by the Company or any Restricted Subsidiary of the Company of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(11)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business and other Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(12)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(13)	the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to the Company or to any Restricted Subsidiary of the Company or their assets (other than such Receivables Subsidiary and its assets and, as to the Company or any Restricted Subsidiary of the Company, other than pursuant to representations, warranties, covenants and indemnities customary for such transactions) and is not guaranteed by any such Person;

(14)

the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness, and the issuance by the Company or any of its Restricted Subsidiaries of Disqualified Stock, in an aggregate amount (or accreted value or liquidation preference, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (14), not to exceed

$50.0 million (which amount may, but need not, be incurred in whole or in part under the Credit Agreement) plus up to an additional amount as contemplated by, and to the extent not incurred under, clause (5) above minus the aggregate amount of Indebtedness incurred pursuant to Section 4.09(b)(13) of the UAP Senior Notes Indenture since December 16, 2003 through the date of the indenture to the extent such Indebtedness remains outstanding and constitutes Existing Indebtedness under the indenture;

(15)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of the indenture, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(16)	pledges, deposits or payments made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, or arising from guarantees to suppliers, lessors, licensees, contractors, franchisees or customers of obligations, other than Indebtedness, made in the ordinary course of business;

(17)	Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (x) the financing of insurance premiums in the ordinary course of business or (y) take-or-pay obligations contained in supply arrangements entered into in the ordinary course of business;

(18)	Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit issued pursuant to any Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit; provided such letter of credit was permitted to be issued under clause (1) above;

(19)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness, the net proceeds of which are used to defease the notes as provided below under the caption “—Legal Defeasance and Covenant Defeasance;” and

(20)	the incurrence by any of the Company’s Restricted Subsidiaries of Indebtedness, the net proceeds of which are used to defease the UAP Senior Notes in accordance with the UAP Senior Notes Indenture.

The Company will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (20) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Disqualified Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

The Company will not, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of its property or assets, now directly owned or hereafter acquired, unless all payments due under the indenture and the notes are secured:

(1)	in the event that such Lien secures Indebtedness of the Company that is subordinate or junior in right of payment to the notes, by a Lien that is expressly made prior and senior in priority to the Lien securing such other Indebtedness of the Company; or

(2)	in all other cases, on an equal and ratable basis with the obligations of the Company so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to pay dividends or make any other distributions on Capital Stock);

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries (it being understood that any requirement for the subordination of loans or advances made to the Company or any Restricted Subsidiary of the Company to other Indebtedness incurred by the Company or such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture (including, without limitation, the UAP Senior Notes Indenture, the UAP Senior Notes and the related Guarantees of the UAP Senior Notes);

(2)	the indenture and the notes;

(3)	applicable law, rule, regulation or order;

(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred or such Capital Stock was issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5)	customary non-assignment provisions in contracts, leases and licenses entered into in the ordinary course of business;

(6)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of all the Capital Stock of, or all or substantially all of the assets of, a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(9)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(10)	restrictions on cash or other deposits or net worth under contracts entered into in the ordinary course of business;

(11)	Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Subsidiary;

(12)	Indebtedness incurred by Restricted Subsidiaries of the Company pursuant to the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” provided either (y) the provisions relating to such encumbrance or restriction contained in such Indebtedness, taken as a whole, are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in its reasonable and good faith judgment than the provisions contained in the Credit Agreement, the UAP Senior Notes Indenture or in the indenture, in each case, as in effect on the date of the indenture or (z) any encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or event of default thereunder) the payment of dividends in an amount sufficient, as determined by the Board of Directors of the Company in its reasonable and good faith judgment, to make scheduled payments of cash interest on the notes beginning on July 15, 2008;

(13)	Indebtedness incurred pursuant to clause (14) of the second paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” provided, however, that the Board of Directors of the Company determines in good faith at the time such dividend or other payment restrictions are created that they do not materially adversely affect the Company’s ability to fulfill its Obligations under the notes; and

(14)

any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the preceding paragraph imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) of this paragraph; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the senior management or Board of Directors of the Company, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in those contracts, instruments or obligations prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation or Sale of Assets

The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1)	either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that if the Person is a partnership or limited liability company, a corporation wholly owned by such Person organized or existing under the laws of the U.S., any state of the U.S. or the District of Columbia that does not and will not have any material assets or operations becomes a co-issuer of the notes pursuant to a supplemental indenture substantially in the form set forth in the indenture;

(2)	the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

In addition, the Company will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1)	a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction;

(2)	any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Wholly-Owned Restricted Subsidiaries that are Domestic Subsidiaries; or

(3)	any consolidation or merger between or among the Company and any of its Wholly-Owned Restricted Subsidiaries that are Domestic Subsidiaries.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would reasonably have been obtained in a comparable transaction at such time by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)	the Company delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an officers’ certificate attaching a resolution of the Board of Directors of the Company stating that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by the Board of Directors of the Company; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment or other compensation arrangement or agreement, employee benefit plan, stock option plan, stock ownership plan or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments, awards and grants pursuant thereto;

(2)	transactions between or among the Company and any of its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Company and the payment of customary indemnification to directors, officers, employees and consultants of the Company, any Restricted Subsidiary of the Company or any direct or indirect parent of the Company;

(5)	any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company or any contribution to the capital of the Company by Affiliates of the Company;

(6)	Permitted Investments and Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments;”

(7)	payment of fees pursuant to the Management Agreement as in effect on December 16, 2003 or pursuant to any amendment, restatement or replacement thereof to the extent that such amendment, restatement or replacement does not provide for any fees or other payments in excess of those set forth in the Management Agreement as in effect on December 16, 2003;

(8)	loans or advances to officers, directors, employees or consultants that are approved by the Company’s Board of Directors in good faith;

(9)	any agreement as in effect and entered into as of the date of the indenture or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the date of the indenture;

(10)	the payment of all fees and expenses related to the Transactions;

(11)	transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture that are on terms no less favorable than those that would reasonably have been obtained in a comparable transaction at such time with an unrelated party or that are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors of the Company or the senior management of the Company;

(12)	transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an independent financial advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph; and

(13)	any tax sharing agreement or arrangement and payments pursuant thereto among the Company and its Subsidiaries and any other Person with which the Company or its Subsidiaries is required or permitted to file a consolidated tax return or with which the Company or any of its Restricted Subsidiaries is or could be part of a consolidated group for tax purposes in amounts not otherwise prohibited by the indenture.

Notwithstanding the foregoing provisions of this covenant, if and to the extent any action by United Agri Products or any Restricted Subsidiary (as defined in the UAP Senior Notes Indenture) of United Agri Products is not deemed to be an Affiliate Transaction (as defined in the UAP Senior Notes Indenture) under the UAP Senior Notes Indenture, such action by United Agri Products or such Restricted Subsidiary, as the case may be, shall not be deemed to be an Affiliate Transaction hereunder and, therefore, will not be subject to the provisions of this covenant.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Limitation on Issuances of Guarantees of Indebtedness

The Company will not permit any of its Domestic Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company (other than Indebtedness and other obligations under the Credit Agreement and other Indebtedness of the Company consisting solely of Guarantees of Indebtedness of one or more of the Company’s Restricted Subsidiaries) unless such Domestic Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the notes by such Domestic Subsidiary, which Guarantee will be senior to or pari passu with such Domestic Subsidiary’s Guarantee of or pledge to secure such other Indebtedness.

Any Guarantee of the notes will be released upon the occurrence of certain events described in the indenture.

REPORTS

Whether or not required by the SEC’s rules and regulations, so long as any notes are outstanding, the Company will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports (it being expressly understood that the first of such quarterly reports to be furnished to the holders of the notes shall be a report for the quarter ended November 23, 2003 which will be required to be furnished on or prior to the 45th day following the date of the indenture); and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If, at any time after consummation of the exchange offer contemplated by the registration rights agreement, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Subsidiary, either individually or taken together with all other Unrestricted Subsidiaries, constitutes a Significant Subsidiary, then the quarterly and annual financial information required by the first paragraph of this covenant will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Company will agree that, for so long as any notes remain outstanding, if at any time it is not required to file with the SEC the reports required by the preceding paragraphs, it will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In the event that (1) the rules and regulations of the SEC permit the Company and any direct or indirect parent company of the Company to report at such parent entity’s level on a consolidated basis and (2) such parent entity of the Company is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly of the Capital Stock of the Company and its Affiliates, the information and reports required by this covenant may be those of such parent company on a consolidated basis.

EVENTS OF DEFAULT AND REMEDIES

Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the notes, including the failure to make a payment to purchase notes called for redemption pursuant to the provisions described above under “—Optional Redemption” or to purchase notes pursuant to a Change of Control Offer or an Asset Sale Offer;

(3)	failure by the Company or any of its Restricted Subsidiaries to comply with any of the other agreements in the indenture for 45 days after notice to the Company by the trustee or the holders of at least 25% in aggregate principal amount at maturity of the notes then outstanding voting as a single class;

(4)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(5)	failure by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million (net of any amounts that are covered by enforceable insurance policies issued by solvent carriers), which judgments are not paid, discharged or stayed for a period of 60 days after such judgments become final and nonappealable; and

(6)	certain events of bankruptcy or insolvency described in the indenture with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount at maturity of the then outstanding notes may declare all the notes to be due and payable immediately; provided that so long as any Indebtedness permitted to be incurred pursuant to any Credit Facilities is outstanding, such acceleration will not be effective until the earlier of (1) the acceleration of such Indebtedness under the Credit Facilities or (2) five business days after receipt by the Company of written notice of such acceleration.

Subject to certain limitations, holders of a majority in aggregate principal amount at maturity of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Liquidated Damages, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or Liquidated Damages, if any, or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount at maturity of the then outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount at maturity of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount at maturity of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Liquidated Damages, if any, on, or the principal of, the notes.

The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

No director, officer, employee, incorporator or stockholder of the Company or any of its Affiliates, as such, will have any liability for any obligations of the Company under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

(2)	the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the Company’s obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company is a party or by which the Company is bound;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or material instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)	the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7)	the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount at maturity of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in aggregate principal amount at maturity of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount at maturity of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”); or

(8)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, the Company and the trustee may amend or supplement the indenture or the notes:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of the Company’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)	to conform the text of the indenture or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture or the notes; or

(7)	to provide for the issuance of additional notes, in accordance with the limitations set forth in the indenture as of the date of the indenture.

SATISFACTION AND DISCHARGE

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company is a party or by which the Company is bound;

(3)	the Company has paid or caused to be paid all sums payable by it under the indenture; and

(4)	the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

If the trustee becomes a creditor of the Company, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (once the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount at maturity of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee reasonable security and indemnity against any loss, liability or expense.

BOOK-ENTRY, DELIVERY AND FORM

Except as set forth below, the exchange notes will initially be issued in the form of one or more fully registered notes in global form without coupons. Each global note shall be deposited with the trustee, as custodian for, and registered in the name of DTC or a nominee thereof. The old notes, to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the global note.

Except as set forth below, the global note may be transferred, in whole but not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global note may not be exchanged for notes in certificated form except in the limited circumstances described below.

The Global Notes

We expect that pursuant to procedures established by DTC:

•	upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount of notes of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary, and

•	ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through:

•	records maintained by DTC or its nominee with respect to interests of persons who have accounts with DTC (“participants”) and

•	the records of participants with respect to interests of persons other than participants.

So long as DTC, or its nominee, is the registered owner or holder of the global notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, premium, if any, and interest on the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, and interest on the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated note for any reason, including to sell notes to persons in states that require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in the global notes, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture. Consequently, the ability to transfer notes or to pledge notes as collateral will be limited to such extent.

Notes that are issued as described below under “—Certificated Notes,” will be issued in registered definitive form without coupons (each, a “Certificated Note”). Upon the transfer of certificated notes, such certificated notes may, unless the global note has previously been exchanged for certificated notes, be exchanged for an interest in the global note representing the principal amount of notes being transferred.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the global notes for certificated notes, which it will distribute to its participants.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the laws of the State of New York,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic bookentry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform such procedures and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

If (1) we notify the trustee in writing that DTC is no longer willing or able to act as a depository and we are unable to locate a qualified successor within 90 days or (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of exchange notes in definitive form under the indenture, then, upon surrender by DTC of its global note, certificated securities will be issued to each person that DTC identifies as the beneficial owner of the exchange notes represented by the global note. In addition, any person having a beneficial interest in a global note or any holder of old notes whose old notes have been accepted for exchange may, upon request to the trustee or the exchange agent, as the case may be, exchange such beneficial interest or old notes for certificated notes.

Upon any such issuance, the trustee is required to register such certificated notes in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

Neither we nor the trustee shall be liable for any delay by DTC or any particular or indirect participant in identifying the beneficial owners of the related exchange notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the exchange notes to be issued).

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

On January 26, 2004, the Company and the initial purchasers entered into a registration rights agreement. Pursuant to the registration rights agreement, the Company agreed to file with the SEC a registration statement of which this prospectus forms a part. As soon as practicable after the effectiveness of such registration statement, the Company will offer to the holders of old notes pursuant to this exchange offer who are able to make certain representations, the opportunity to exchange their old notes for exchange notes.

If:

(1)	the Company is not permitted to consummate this exchange offer because this exchange offer is not permitted by applicable law or SEC policy; or

(2)	any holder of old notes notifies the Company prior to the 20th business day following consummation of the exchange offer that:

(a)	it is prohibited by law or SEC policy from participating in this exchange offer; or

(b)	it may not resell the exchange notes acquired by it in this exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales; or

(c)	it is a broker-dealer and owns notes acquired directly from the Company or an affiliate of the Company, the Company will file with the SEC a shelf registration statement to cover resales of the notes by the holders of the notes who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

For purposes of the preceding, old notes means each note until the earliest to occur of:

(1)	the date on which such note has been exchanged by a Person other than a broker-dealer for an exchange note in this exchange offer;

(2)	following the exchange by a broker-dealer in this exchange offer of an old note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this prospectus;

(3)	the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

(4)	the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

The registration rights agreement provides that:

(1)	the Company will use all commercially reasonable efforts to have the registration statement of which this prospectus forms a part declared effective by the SEC by August 23, 2004;

(2)	unless this exchange offer is not be permitted by applicable law or SEC policy, the Company will

(a)	commence this exchange offer; and

(b)	use all commercially reasonable efforts to issue on or prior to 45 days, or longer, if required by the federal securities laws, after the date on which the registration statement of which this prospectus forms a part was declared effective by the SEC, exchange notes in exchange for all notes tendered prior thereto in this exchange offer; and

(3)	if obligated to file the shelf registration statement, the Company will use all commercially reasonable efforts to file the shelf registration statement with the SEC on or prior to 30 days after such filing obligation arises and to cause the shelf registration statement to be declared effective by the SEC on or prior to the later of August 23, 2004 and 90 days after such obligation arises.

If:

(1)	the registration statement of which this prospectus forms a part or any shelf registration statement required to be filed by the registration rights agreement is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”); or

(2)	the Company fails to consummate this exchange offer within 255 days of the original issuance of the old notes; or

(3)	the shelf registration statement or the registration statement of which this prospectus forms a part is declared effective but thereafter ceases to be effective or usable in connection with resales of the old notes during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (3) above, a “Registration Default”), then the Company will pay Liquidated Damages to each holder of notes, in an amount equal to 0.25% per annum on the Accreted Value of the notes with respect to the first 90-day period immediately following the occurrence of the first Registration Default.

The amount of the Liquidated Damages will increase by an additional 0.25% per annum on the Accreted Value of the notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of 1.0% per annum on the Accreted Value of the notes.

All Liquidated Damages that accrue prior to January 15, 2008 will be added to the Accreted Value of each note; provided that the Company, at its option, may elect to pay any such Liquidated Damages in cash on the next scheduled interest payment date. All Liquidated Damages that accrue from and after January 15, 2008 will be paid by the Company on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

Holders of old notes are required to make certain representations to the Company (as described in the registration rights agreement) in order to participate in this exchange offer and will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their old notes included in the shelf registration statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring old notes, a holder will be deemed to have agreed to indemnify the Company against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from the Company.

Because the registration statement of which this prospectus forms a part was not declared effective by the SEC on or prior to August 23, 2004, which was the 210th day following the issuance of the old notes, we are required to pay Liquidated Damages on the Accreted Value of the old notes at a rate of 0.25% per annum from August 24, 2004 to November 22, 2004, and an additional 0.25% per annum during each subsequent 90-day period (not to exceed 1.0% per annum) until such time as the registration statement of which this prospectus forms a part is declared effective and this exchange offer is consummated. Assuming we consummate the exchange offer on March 3, 2005, which is the first business day following the scheduled expiration date, we will be required to pay aggregate Liquidated Damages of $191,587.

CERTAIN DEFINITIONS

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part, for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Accreted Value” means, as of any date (the “Specified Date”), the amount provided below for each $1,000 principal amount at maturity of notes:

(1)	if the Specified Date occurs on one of the following dates (each, a “Semi-Annual Accrual Date”), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

Semi-Annual Accrual Date	Accreted Value
July 15, 2004	$693.17
January 15, 2005	$730.42
July 15, 2005	$769.68
January 15, 2006	$811.05
July 15, 2006	$854.65
January 15, 2007	$900.59
July 15, 2007	$948.99
January 15, 2008	$1,000.00

(2)	if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (A) the original issue price of a note and (B) an amount equal to the product of (x) the Accreted Value for the first Semi-Annual Accrual Date less such original issue price multiplied by (y) a fraction, the numerator of which is the number of days from the date of the indenture to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the date of the indenture to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

(3)	if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (B) an amount equal to the product of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (y) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

(4)	if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition Documents” means the Stock Purchase Agreement, Apollo Registration Rights Agreement, Buyer Transition Services Agreement, Seller Transition Services Agreement, Preferred Letter, Canadian Operations Assignment and Assumption Agreement, Merger Agreement, Retention Agreements, Deferred Compensation Plan, Stock Option Plan, Investor Rights Agreement, Rabbi Trust Agreement and Lease Assignments.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. For purposes of the indenture, ConAgra Foods, Inc. and its Affiliates will not be deemed to be an Affiliate of the Company or any of its Subsidiaries so long as they beneficially own securities representing less than 35% of the voting power of the Company; provided that Apollo and its Affiliates beneficially own securities representing a greater percentage of the voting power of the Company than ConAgra Foods, Inc. and its Affiliates.

“Apollo” means Apollo Management V, L.P.

“Apollo Registration Rights Agreement” means the Registration Rights Agreement among the Company and the affiliates of Apollo identified on the signature page thereto.

“Asset Sale” means:

(1)	the sale, lease (other than operating leases entered into in the ordinary course of business), conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance or sale of Equity Interests in any of the Company’s Restricted Subsidiaries (other than directors’ qualifying shares).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $3.0 million;

(2)	a transfer of Capital Stock or other assets or rights between or among the Company and its Wholly-Owned Restricted Subsidiaries,

(3)	an issuance of Capital Stock by a Restricted Subsidiary of the Company to the Company or to a Wholly-Owned Restricted Subsidiary of the Company;

(4)	the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5)	the sale or other disposition of cash or Cash Equivalents;

(6)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(7)	the sale or transfer of accounts receivable pursuant to a Qualified Receivables Transaction;

(8)	sales or grants of licenses to use the Company’s or any Restricted Subsidiary’s patents, trade secrets, know-how and technology to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology;

(9)	sales of assets received by the Company or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(10)	Capacity Arrangements;

(11)	sales or exchanges of equipment in connection with the purchase or other acquisition of other equipment, in each case used or useful in a Permitted Business; and

(12)	the disposition of any Capital Stock or other ownership interest in or assets or rights of an Unrestricted Subsidiary.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to:

(1)	85% of the face amount of all accounts receivable owned by United Agri Products and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 60 days past due; plus

(2)	55% of the book value of all inventory, net of reserves in accordance with past practice, owned by United Agri Products and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date;

provided, however, that any accounts receivable owned by a Receivables Subsidiary, or which United Agri Products or any of its Subsidiaries has agreed to transfer to a Receivables Subsidiary, shall be excluded for purposes of determining such amount.

“Buyer Transition Services Agreement” means the Transition Services Agreement dated as of November 24, 2003 among ConAgra Foods, Inc., the Company and each of the other companies listed on the signature pages thereto.

“Canadian Operations Assignment and Assumption Agreement” means the UAP Canada Asset Purchase Agreement dated as of November 18, 2003 between ConAgra Limited and United Agri Products Canada Inc.

“Capacity Arrangements” means any agreement or arrangement involving, relating to or otherwise facilitating, (1) requirement contracts, (2) tolling arrangements or (3) the reservation or presale of production capacity of the Company or its Restricted Subsidiaries by one or more third parties.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars, Canadian dollars, or in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (provided that the full faith and credit of the respective country is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any United States or Canadian commercial bank having capital and surplus in excess of $250.0 million;

(4)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P, or if Moody’s and S&P cease to exist, any other nationally recognized statistical rating organization designated by the Board of Directors of the Company, and in each case maturing within one year after the date of acquisition;

(6)	marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality maturing within one year from the date of acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from either Moody’s or S&P, or if Moody’s and S&P cease to exist, any other nationally recognized statistical rating organization designated by the Board of Directors of the Company;

(7)	Indebtedness issued by other Persons (other than Apollo or any of its Affiliates) maturing within one year from the date of acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from either Moody’s or S&P, or if Moody’s and S&P cease to exist, any other nationally recognized statistical rating organization designated by the Board of Directors of the Company;

(8)	money market funds, substantially all of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition; and

(9)	overnight deposits and demand deposit accounts (in the respective local currencies) maintained in the ordinary course of business.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Permitted Holder or a Permitted Group;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than a Permitted Holder or a Permitted Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(4)	after an initial public offering of the Company or any direct or indirect parent of the Company, the first day on which any “person” (as defined above) other than a Permitted Holder or Permitted Group, together with any Affiliates or Related Persons of such person, shall succeed in having a sufficient number of its nominees elected to the Board of Directors of the Company such that such nominees, when added to any existing director remaining on the Board of Directors of the Company after such election who was a nominee of, or is an Affiliate or Related Person of, such person, will constitute a majority of the Board of Directors of the Company.

“Change of Control Offer” has the meaning assigned to it in the indenture governing the notes.

“Common Stock” means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of, such Person’s common stock, whether outstanding on the date of the indenture or issued after the date of the indenture, including all series and classes of such common stock.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5)	non-cash items increasing such Consolidated Net Income for such period, other than (a) the accrual of revenue in the ordinary course of business and (b) reversals of prior accruals and reserves for cash items previously excluded from Consolidated Cash Flow pursuant to clause (4) of this definition;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (if positive) of any Person that is not a Restricted Subsidiary of the specified Person or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash (or to the extent converted into cash) to the specified Person or a Restricted Subsidiary of the Person;

(2)	(a) solely for purposes of computing the Fixed Charge Coverage Ratio pursuant to clause (i) or (ii) of the first paragraph of “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Net Income (but not loss) of any Restricted Subsidiary of United Agri Products that is not a guarantor of the UAP Senior Notes, (b) solely for purposes of computing the Fixed Charge Coverage Ratio for the Company pursuant to clause (i) of the first paragraph of “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Net Income (but not loss) of any Restricted Subsidiary of the Company that is not also a Restricted Subsidiary of United Agri Products, and (c) solely for purposes of determining the amount available for Restricted Payments under clause 3(a) of the first paragraph of “—Certain Covenants—Restricted Payments,” the Net Income (but not loss) of any Restricted Subsidiary of the specified Person, in each case, will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the declaration or payment of dividends or similar distributions have been legally waived (other than as permitted by the covenant described under the caption “—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries”);

(3)	the cumulative effect of a change in accounting principles will be excluded;

(4)	any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 shall be excluded;

(5)	any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(6)	accruals and reserves that are established within twelve months after December 16, 2003 and that are so required to be established in accordance with GAAP shall be excluded; and

(7)	solely for purposes of determining the amount available for Restricted Payments under clause 3(a) of the first paragraph of “—Certain Covenants—Restricted Payments,” the amortization of original issue discount and the payment of non-cash interest relating to the notes shall be excluded.

“Credit Agreement” means that certain Credit Agreement, dated as of November 24, 2003 by and among United Agri Products, United Agri Products Canada Inc., the Company, the other persons party thereto that are designated as Credit Parties, General Electric Capital Corporation, as Agent, L/C Issuer and a Lender, GE Canada Finance, Inc., as Canadian Agent, the other financial institutions party thereto as Lenders, GECC Capital Markets Group, Inc., as Co-Lead Arranger, and UBS Securities LLC, as Co-Lead Arranger, providing for up to $500.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Deferred Compensation Plan” means the Company’s 2003 Deferred Compensation Plan.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date on which the notes mature; provided that any class of Capital Stock of a Person that by its terms requires such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale of Capital Stock other than Disqualified Stock (other than on Form S-8) of the Company or any other direct or indirect parent of the Company; provided that with respect to any Equity Offering by any such other direct or indirect parent of the Company, such person contributes the net cash proceeds from such Equity Offering to the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Excluded Contribution” means Net Cash Proceeds received by the Company from (a) contributions to its common equity capital and (b) the sale of Capital Stock of the Company (other than Disqualified Stock), in each case designated as Excluded Contributions pursuant to an officers’ certificate executed on the date such capital contributions are made or the date such Capital Stock (other than Disqualified Stock) is sold, as the case may be, which are excluded from the calculation set forth in clause (3)(b) of the first paragraph of the covenant described above under the caption “Certain Covenants—Restricted Payments.”

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in the indenture) whose resolution with respect thereto will be delivered to the trustee.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed

Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (including any pro forma expense and cost reductions, adjustments and other operating improvements or synergies both achieved by such Person during such period as a result of the acquisition and to be achieved by such Person as a result of the acquisition, all as determined in good faith by a responsible financial or accounting officer) as if they had occurred on the first day of the four-quarter reference period;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period;

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness); and

(7)	if such four-quarter reference period includes any fiscal quarter of such Person ending prior to August 25, 2003, Consolidated Cash Flow will (a) be increased by (x) the amount of bad debt expense, before collections of customer accounts previously written-off as bad debts, that exceeded 1% of net sales of such Person and its Restricted Subsidiaries during the portion of such four-quarter reference period ended prior to August 25, 2003 and (y) the amount of physical inventory adjustments of such Person and its Restricted Subsidiaries during the portion of such four-quarter reference period ended prior to August 25, 2003 that exceeded 0.5% of the cost of goods sold for fertilizer products and (b) be decreased by the amount of collections from customer accounts previously written-off as bad debts by such Person and its Restricted Subsidiaries during the portion of such four-quarter reference period ended prior to August 25, 2003.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)

the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates (but excluding the amortization or write-off of deferred financing fees in connection with the Transactions and the amortization of original issue discount and the payment of non-cash interest relating to the notes); plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest accruing on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	to the extent not included in clause (1) above, the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession of the United States, which are in effect on December 16, 2003.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes, to the extent not otherwise included (a) the Guarantee by the specified Person of any Indebtedness of any other Person and (b) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided that the amount of such Indebtedness will be the lesser of (x) the Fair Market Value of such asset at such date of determination and (y) the amount of such Indebtedness of such other Person. Notwithstanding the foregoing, however, Indebtedness shall not include (i) any obligations under the Acquisition Documents to pay Rebates or estimated or final purchase price adjustments to ConAgra Foods, Inc. or any of its Affiliates, (ii) advances to the Company or any of its Restricted Subsidiaries by its customers in the ordinary course of business or (iii) competitive allowances given by the Company or any of its Restricted Subsidiaries to their customers in the ordinary course of business.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the third to last paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the third to last paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Investor Rights Agreement” means the Investor Rights Agreement among the Company and the holders that are parties thereto.

“Lease Assignments” means the Lease Assumption Agreement dated as of November 23, 2003 between ConAgra Limited and the Company, the Lease Assumption Agreement dated as of November 23, 2003 between ConAgra Foods, Inc. and United Agri Products and the Assignment of Vehicle Lease Agreement—Assumption of Performance by Assignee dated as of November 23, 2003 between ConAgra Foods, Inc. and United Agri Products.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any agreement to sell or give a security interest and, except in connection with any Qualified Receivables

Transaction, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall any operating lease, option or other agreement to sell be deemed to constitute a Lien.

“Liquidated Damages” means all liquidated damages then owing pursuant to the registration rights agreement.

“Management Agreement” means the Management Consulting Agreement dated as of November 21, 2003 between United Agri Products (as successor to UAP Acquisition Corp.) and Apollo.

“Merger Agreement” means the Agreement and Plan of Merger dated as of November 24, 2003 between United Agri Products and UAP Acquisition Corp.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain or loss and any nonrecurring gains, losses, income or expenses (including, without limitation, expenses related to the Transactions and any severance and transition expenses incurred as a direct result of the transition of the Company to an independent operating company in connection with the Transactions), in each case together with any related provision for taxes on such items; provided that with respect to any such nonrecurring loss or expense, the Company delivers to the trustee an officers’ certificate specifying and quantifying such item.

“Net Proceeds” means the aggregate proceeds in the form of cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets), net of the direct costs relating to such Asset Sale and the sale or disposition of such non-cash consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)	as to which the lenders have recourse to any of the assets of the Company or any of its Restricted Subsidiaries; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means the business of the Company and its Subsidiaries as existing on December 16, 2003 and any other businesses that are the same, similar or reasonably related, ancillary or complementary thereto and reasonable extensions thereof.

“Permitted Group” means any group of investors that is deemed to be a “Person” (as that term is used in Section 13(d)(3) of the Exchange Act) at any time prior to the Company’s or its direct or indirect parent’s initial public offering of common stock; provided that no single Person (other than the Permitted Holder) Beneficially Owns (together with its Affiliates) more of the Voting Stock of the Company that is Beneficially Owned by such group of investors than is then collectively Beneficially Owned by Permitted Holders in the aggregate.

“Permitted Holder” means (1) Apollo, (2) each investment fund managed, operated or controlled by, or affiliated with, Apollo and (3) any Related Party of Apollo.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person (including payments to the holders of Equity Interests in such Person), if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)	such Person is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)	any Investment made as a result of the receipt of non-cash consideration from (a) an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or (b) a transaction that would be an Asset Sale if not for the threshold set forth in clause (1) of the second paragraph of the definition of Asset Sale;

(5)	Investments acquired in exchange for, or out of the net cash proceeds of an offering within 30 days of, Capital Stock (other than Disqualified Stock) of the Company; provided that the amount of any such net cash proceeds that are utilized for any such Investment pursuant to this clause (5) will be excluded from clause (3) (b) of the first paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments;”

(6)	any Investments received in compromise or resolution of (a) obligations of trade creditors, suppliers or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, supplier or customer; or (b) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)	Investments represented by Hedging Obligations;

(8)	loans or advances to employees and officers of the Company and its Restricted Subsidiaries made (a) in the ordinary course of business in an aggregate principal amount not to exceed $5.0 million at any one time outstanding or (b) to fund purchases of Capital Stock of the Company or United Agri Products under any stock option plan, stock ownership plan or other similar employment arrangements so long as no cash is actually advanced by the Company or any of its Restricted Subsidiaries to such employees and officers to fund such purchases;

(9)	repurchases of the notes;

(10)	Investments existing on the date of the indenture;

(11)	Guarantees of Indebtedness to the extent permitted pursuant to the covenants described above under the captions “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Certain Covenants—Limitation on Issuances of Guarantees of Indebtedness;”

(12)	the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by the Company or a Subsidiary of the Company in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided that such other Investment is in the form of a note or other instrument that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of the Company entered into as part of a Qualified Receivables Transaction;

(13)	Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time such Person merges or consolidates with the Company or any of its Restricted Subsidiaries, in either case in compliance with the indenture; provided that such Investments were not made in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation; and

(14)	other Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding not to exceed $45.0 million less the aggregate Fair Market Value of all Investments made since December 16, 2003 through the date of the indenture pursuant to clause (14) of the definition of “Permitted Investments” in the UAP Senior Notes Indenture to the extent such Investments remain outstanding; provided that if an Investment pursuant to this clause (14) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of the Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above, and shall cease to have been made pursuant to this clause (14).

“Permitted Liens” means:

(1)	Liens on assets of the Company or any of its Restricted Subsidiaries securing Indebtedness and other Obligations under Credit Facilities that was incurred pursuant to either clause (1), clause (14) of the definition of Permitted Debt and/or securing Hedging Obligations related thereto;

(2)	Liens in favor of the Company or any Wholly-Owned Subsidiary;

(3)	Lien securing Indebtedness of a Restricted Subsidiary of the Company (including, without limitation, Liens created for the benefit of (or to secure) the UAP Senior Notes or the related Guarantees of the UAP Senior Notes); provided such Indebtedness was permitted to be incurred by the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(4)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(5)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to, and not incurred in contemplation of, such acquisition;

(6)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (5) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7)	Liens existing on the date of the indenture;

(8)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11)	Liens created for the benefit of (or to secure) the notes;

(12)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a)	the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Permitted Referencing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course or business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(14)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or similar credit transactions issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(15)	judgment Liens not giving rise to an Event of Default;

(16)	Liens on assets of the Company or a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction;

(17)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(18)	Liens securing Hedging Obligations which Hedging Obligations relate to Indebtedness that is otherwise permitted under the indenture;

(19)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(20)	leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

(21)	Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(22)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(23)	Liens securing insurance premium financing arrangements; provided that such Lien is limited to the applicable insurance contracts;

(24)	Liens securing reimbursement obligations with respect to commercial letters of credit that encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(25)	Liens securing Indebtedness incurred under clauses (19) and (20) of the second paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;” provided that such Liens do not extend to or cover any of the cash or Cash Equivalents that have been deposited with the trustee pursuant to “Legal Defeasance and Covenant Defeasance;” and

(26)	Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $10.0 million at any one time outstanding.

“Permitted Payments to Holdings” means, without duplication as to amounts:

(1)	payments of dividends or other distributions or amounts by the Company to any direct or indirect parent of the Company in amounts required for such parent or any of its direct or indirect parents to pay franchise taxes and other fees required to maintain its existence and provide for all other operating costs of such parent or any of its direct or indirect parents to operate as a public or private holding company, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services provided by third parties and other costs and expenses, including all costs and expenses with respect to filings with the SEC; and

(2)	for so long as the Company files a consolidated, combined, affiliated or unitary tax return with any direct or indirect parent of the Company, payments of dividends or other distributions or amounts by the Company to such parent in amounts required to pay the tax obligations of the Company and its Subsidiaries and the tax obligations of such parent or any of its direct or indirect parents attributable to the Company and its Subsidiaries; provided that the amount of dividends paid pursuant to this clause (2) to enable such parent or any of its direct or indirect parents to pay Federal, state or local income taxes at any time shall not exceed the amount of the relevant tax (including any penalties and interest) that the Company would owe if the Company were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers or carrybacks of tax attributes (such as net operating loses) of the Company and such Subsidiaries from prior years; provided further that any refunds received by such parent or any of its direct or indirect parents attributable to the Company and its Subsidiaries shall be promptly returned by such parent or any of its direct or indirect parents to the Company.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Letter” means the letter agreement between ConAgra Foods, Inc. and the Company regarding the issuance of additional shares of the Company’s Series A preferred stock.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

“Rabbi Trust Agreement” means the Trust Agreement for the Company’s 2003 Deferred Compensation Plan.

“Rebates” means rebates, incentives, loyalty and other bonuses, freight or other similar refunds, rebillings, performance or award payments, marketing payments, warehousing and interest payments, program payments, products furnished on a discounted or “no-charge” basis, and all other such payments and forms of compensation, and the proceeds thereof, that are now or may hereafter be payable by vendors to the Company or any of its Subsidiaries as a result of product sales (whether wholesale, retail or otherwise), service or other performance criteria.

“Receivables Subsidiary” means a Wholly-Owned Restricted Subsidiary of United Agri Products which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of the Company or any Restricted Subsidiary of the Company (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions.

“Related Party” of a specified Person means:

(1)	any controlling stockholder, more than 50%-owned Subsidiary, or immediate family member (in the case of an individual) of such Person; or

(2)	any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a more than 50% interest of which consist of such Person and/or such other Persons referred to in the immediately preceding clause (1).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Retention Agreements” means the Retention Agreements dated as of November 18, 2003 between the Company and the employees signatory thereto.

“S&P” means Standard & Poor’s Ratings Services.

“SEC ” means the United States Securities and Exchange Commission.

“Securities Act ” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

“Seller Transition Services Agreement ” means the Seller Transition Services Agreement dated as of November 24, 2003 among ConAgra Foods, Inc., the Company, United Agri Products and each of the other companies listed on the signature pages thereto.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on December 16, 2003.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of December 16, 2003, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stock Option Plan” means the Company’s 2003 Stock Option Plan and all stock option agreements entered into in connection therewith.

“Stock Purchase Agreement ” means the Stock Purchase Agreement by and among the Company, ConAgra Foods, Inc. and United Agri Products, dated as of October 29, 2003, as amended.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Transactions” means the transactions contemplated by the Stock Purchase Agreement, the related borrowings under the Credit Agreement and the issuance of the UAP Senior Notes on December 16, 2003.

“UAP Senior Notes” means United Agri Products’ 8¼% Senior Notes due 2011 issued pursuant to the UAP Senior Notes Indenture.

“UAP Senior Notes Indenture” means the indenture, dated as of December 16, 2003, among United Agri Products, the guarantors party thereto and JPMorgan Chase Bank, N.A., as trustee, relating to the UAP Senior Notes.

“United Agri Products” means United Agri Products, Inc., a Delaware corporation, and its successors and assigns.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person and one or more Wholly-Owned Restricted Subsidiaries of such Person.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

OVERVIEW

The following discussion is a summary of certain material United States federal income tax consequences relevant to the exchange of the old notes for the exchange notes pursuant to this exchange offer, and the ownership and disposition of the exchange notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, partnerships or other pass-through entities, insurance companies, dealers in securities or currencies, traders in securities, United States Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion is limited to persons who are exchanging old notes for exchange notes pursuant to this exchange offer. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code.

As used herein, “United States Holder” means a beneficial owner of the notes that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or a political subdivision thereof;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•	a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, has elected to continue to be treated as a United States person.

We have not sought and will not seek any rulings from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained. If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisor as to the tax consequences.

You should consult your own tax advisors as to the particular tax consequences to you of the purchase, ownership and disposition of the notes, including the applicability of any United States federal tax laws and any state, local or foreign tax laws or tax treaties.

Exchange of an Old Note for an Exchange Note Pursuant to this Exchange Offer

The exchange by any holder of an old note for an exchange note should not constitute a taxable exchange for U.S. federal income tax purposes. In such case, no gain or loss will be recognized by holders that exchange old notes for exchange notes pursuant to this exchange offer. For purposes of determining gain or loss upon the subsequent sale or exchange of exchange notes, a holder’s tax basis in an exchange note will be the same as such holder’s tax basis in the old note exchanged therefor. Holders will be considered to have held the exchange notes from the time of their acquisition of the old notes.

UNITED STATES HOLDERS

Original Issue Discount.    The notes were issued with original issue discount (“OID”) for United States federal income tax purposes, and accordingly, United States Holders of notes will be subject to special rules relating to the accrual of income for tax purposes. United States Holders of notes generally must include OID in gross income for United States federal income tax purposes on an annual basis under a constant yield accrual method regardless of their regular method of tax accounting. As a result, United States Holders will include amounts in income in advance of the receipt of cash attributable to such amounts. However, United States Holders of the notes generally will not be required to include separately in income cash payments received on such notes to the extent such payments constitute payments of previously included OID amounts.

The notes were issued with OID equal to the excess of a note’s “stated redemption price at maturity” over its “issue price.” The stated redemption price at maturity of a note will include all payments on the note, whether denominated as principal or interest. Thus, the stated interest on the notes will be taxed as part of OID and will not again be taxed as it is paid. The issue price was 65.992%. The amount of OID includible in income by an initial United States Holder of a note is the sum of the “daily portions” of OID with respect to the note for each day during the taxable year or portion thereof in which such United States Holder holds such note (“accrued OID”). A daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID that accrued in such period. The “accrual period” of a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The amount of OID that accrues with respect to any accrual period is the product of the note’s adjusted issue price at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of such period. The “adjusted issue price” of a note at the start of any accrual period is equal to its issue price, increased by the accrued OID for each prior accrual period and reduced by any prior payments made on such note.

Market Discount.    If a United States Holder acquires a note at a cost that is less than its adjusted issue price, as defined above, the amount of such difference is treated as “market discount” for federal income tax purposes, unless such difference is less than a specified de minimis amount.

Under the market discount rules of the Code, a United States Holder is required to treat any partial payment of principal on a note, and any gain on the sale, exchange, retirement or other disposition of a note, as ordinary income to the extent of the accrued market discount that has not previously been included in income. If such note is disposed of by the United States Holder in certain otherwise nontaxable transactions, accrued market discount must be included as ordinary income by the United States Holder as if the holder had sold the note at its then fair market value.

In general, the amount of market discount that has accrued is determined on a ratable basis. A United States Holder may, however, make an irrevocable election to determine the amount of accrued market discount on a constant yield basis.

With respect to notes with market discount, a United States Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the notes. A United States Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments acquired by the United States Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. A United States Holder’s tax basis in a note will be increased by the amount of market discount included in the holder’s income under the election.

Acquisition Premium.    If a United States Holder purchases a note issued with original issue discount at an “acquisition premium,” the amount of original issue discount that the United States Holder includes in gross income is reduced to reflect the acquisition premium. Any note will be treated as purchased at an acquisition premium if its adjusted basis, immediately after its purchase, is:

•	less than or equal to the sum of all amounts payable on the note after the purchase date; and

•	greater than the note’s adjusted issue price.

Impact of Applicable High Yield Discount Obligation Rules.    We believe the notes will be considered applicable high yield discount obligations for United States federal income tax purposes. Accordingly, we will not be permitted to deduct for United States federal income tax purposes OID accrued on the notes until such time as we actually pay such OID in cash or in property other than our stock or our debt (or stock or debt of a person related to us). Moreover, the lesser of (a) the amount of OID on the notes and (b) the product of the total OID on the notes times the ratio of (i) the excess of the note’s yield to maturity over the sum of the appropriate applicable federal rate plus 6% to (ii) the yield to maturity (the “Dividend-Equivalent Interest”) will not be deductible at any time by us for United States federal income tax purposes (regardless of whether we actually pay such Dividend-Equivalent Interest in cash or other property). A corporate United States Holder will be eligible for the dividends received deduction for the portion of the Dividend-Equivalent Interest that would have been treated as a dividend had it been distributed by us with respect to our stock.

Sale or Other Disposition of the Notes.    A United States Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition and the United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted basis in a note generally will be the United States Holder’s cost therefor, increased by any OID or market discount included in gross income with respect to the note and decreased by any payments received by such holder with respect to the note. This gain or loss generally will be a capital gain or loss (except as described above under “—Market Discount”), and will be a long-term capital gain or loss if the United States Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. The deductibility of capital losses is subject to limitations.

Backup Withholding.    A United States Holder may be subject to a backup withholding tax when such holder receives payments on the notes held or upon the proceeds received upon the sale or other disposition of such notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A United States Holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:

•	fails to furnish its taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding.

United States Holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

NON-UNITED STATES HOLDERS

A non-United States Holder is a beneficial owner of the notes that is a non-resident alien or a corporation, estate or trust that is not a United States Holder.

Original Issue Discount.    Payments in respect to OID to a non-United States Holder will not be subject to United States federal withholding tax provided that such payments are not effectively connected with a United States trade or business and:

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our classes of stock;

•	such holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership and is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	(1) the non-United States Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address or (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-United States Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the non-United States Holder, has received from the non-United States Holder a statement, under penalties of perjury, that such holder is not a “United States person” and provides us or our paying agent with a copy of such statement. If notes are held through partnerships or intermediaries, the partnerships and intermediaries may also be required to comply with certain certification procedures.

Even if the above conditions are not met, a non-United States Holder may be entitled to a reduction in or an exemption from withholding tax on interest under a tax treaty between the United States and the non-United States Holder’s country of residence. To claim such a reduction or exemption, a non-United States holder must generally complete IRS Form W-8BEN and claim this exemption on the form.

A non-United States Holder generally will also be exempt from withholding tax on interest if such interest is effectively connected with a United States trade or business of the non-United States Holder (as described below) and the Holder provides us with an IRS Form W-8ECI.

Absent further relevant guidance from the IRS, we intend to treat any additional amounts payable to non-United States Holders upon a registration failure as subject to United States withholding tax. Therefore, we intend to withhold on such payments at a rate of 28%, unless we receive an IRS Form W-8BEN or an IRS Form W-8ECI from a non-United States Holder claiming, respectively, that such payments are subject to reduction or elimination of withholding under an applicable treaty or that such payments are effectively connected with the conduct of a United States trade or business. A non-United States Holder that is subject to the withholding tax should consult its own tax advisors as to whether it can obtain a refund for all or a portion of the withholding tax on the grounds that the liquidated damages constitute “portfolio interest’ within the meaning of the Code or some other grounds.

Sale or Other Disposition of the Notes.    A non-United States Holder generally will not be subject to United States federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other taxable disposition of a note that is not effectively connected with a United States trade or business of the non-United States Holder. However, a non-United States Holder may be subject to tax on such gain if such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such holder may have to pay a United States federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain.

United States Trade or Business.    If OID or gain from a disposition of the notes is effectively connected with a non-United States Holder’s conduct of a United States trade or business, and, if an income tax treaty applies, the non-United States Holder maintains a United States “permanent establishment” to which the OID or gain is generally attributable, the non-United States Holder generally will be subject to United States federal income tax on the OID or gain on a net basis in the same manner as if it were a United States Holder. A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, OID on a note or gain recognized on the disposition of a note will be included in earnings and profits if the OID or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Backup Withholding and Information Reporting.    Backup withholding will likely not apply to payments of principal or interest made by us or our paying agents, in their capacities as such, to a non-United States Holder of a note if the holder certifies that it is not a United States Holder. However, information reporting on IRS Form 1042-S may still apply with respect to interest payments. Payments of the proceeds from a disposition by a non-United States Holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

•	a United States person;

•	a controlled foreign corporation for United States federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business.

Payment of the proceeds from a disposition by a non-United States Holder of a note made to or through the United States office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner establishes an exemption from information reporting and backup withholding.

Non-United States Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury regulations. In this regard, the current Treasury regulations provide that a certification may not be relied on if we or our agent (or other payor) know or have reasons to know that the certification may be false. Any amounts withheld under the backup withholding rules from a payment to a non-United States Holder will be allowed as a credit against the holder’s United States federal income tax liability or such holder may claim a refund, provided the required information is furnished to the IRS or a timely basis.

PLAN OF DISTRIBUTION

Until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes only where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of not less than 180 days after the date on which this exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of not less than 180 days from the date on which the registration statement of which this prospectus forms a part is declared effective or such earlier date as all Requesting Participating Broker-Dealers (as defined in the registration rights agreement) have notified us in writing that such Requesting Participating Broker-Dealers have resold all exchange notes acquired in the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to this exchange offer, other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes will be passed upon for us by O’Melveny & Myers LLP, New York, New York.

EXPERTS

The financial statements included in this prospectus and the related financial statement schedules included elsewhere in the registration statement of UAP Holding Corp. as of February 22, 2004 and for the thirteen weeks ended February 22, 2004 and of the ConAgra Agricultural Products Business as of February 23, 2003 and for the thirty-nine weeks ended November 23, 2003 and the fiscal years ended February 23, 2003 and February 24, 2002 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for goodwill and other intangible assets in 2003) appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-4 to register with the SEC the exchange notes to be issued in exchange for the old notes. This prospectus is part of that registration statement. As allowed by the SEC’s rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You should note that where we summarize in the prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed to the registration statement for copies of the actual contract, agreement or document.

We are required to file annual and quarterly reports and other information with the SEC. You may read and copy any reports, statements and other information we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, including the registration statement referred to above. You may request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call 1-800-SEC-0330 for further information on the Public Reference Room. Our filings, including reports, proxy and information statements, and other information, as applicable, will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Certain information about our company may also be obtained from our website at http://www.uap.com. You may also request a copy of there filings, at no cost, by writing us at: UAP Holding Corp., 7251 W. 4th St. Greeley, CO 80634; or telephoning us at: (970) 356-4400.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

INDEX TO FINANCIAL STATEMENTS

UAP HOLDING CORP.

Page

Report of Independent Registered Public Accounting Firm	F-2

Audited Financial Statements:

Balance Sheets at February 22, 2004 (Successor) and February 23, 2003 (Predecessor)	F-3

Statements of Earnings for the thirteen-week period ended February 22, 2004 (Successor), thirty-nine week period ended November 23, 2003 (Predecessor), and the fiscal years ended February 23, 2003 and February 24, 2002 (Predecessor)

F-4

Statement of Stockholders’ Equity for the thirteen-week period ended February 22, 2004 (Successor), and Statements of Stockholder’s Net Investment and Advances for the thirty-nine week period ended November 23, 2003 (Predecessor), and the fiscal years ended February 23, 2003 and February 24, 2002 (Predecessor)

F-5

Statements of Cash Flows for the thirteen-week period ended February 22, 2004 (Successor), thirty-nine week period ended November 23, 2003 (Predecessor), and the fiscal years ended February 23, 2003 and February 24, 2002 (Predecessor)

F-6

Notes to Financial Statements	F-7

Unaudited Financial Statements:

Unaudited Condensed Consolidated Balance Sheets as of November 28, 2004 (Successor), February 22, 2004 (Successor) and November 23, 2003 (Predecessor)	F-21

Unaudited Condensed Consolidated Statements of Earnings for the forty week period ended November 28, 2004 (Successor) and the thirty-nine week period ended November 23, 2003 (Predecessor)	F-22

Unaudited Condensed Consolidated Statements of Cash Flows for the forty week period ended November 28, 2004 (Successor) and the thirty-nine week period ended November 23, 2003 (Predecessor)	F-23

Unaudited Condensed Consolidated Statement of Stockholders’ Equity for the forty week period ended November 28, 2004	F-24

Notes to Unaudited Condensed Consolidated Financial Statements	F-25

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Stockholders and Board of Directors

UAP Holding Corp.

We have audited the accompanying consolidated balance sheet of UAP Holding Corp. (Successor) (the “Company”), as of February 22, 2004, and the related consolidated statements of earnings, stockholders’ equity and cash flows for the thirteen weeks ended February 22, 2004. We have also audited the accompanying combined balance sheet of ConAgra Agricultural Products Business (a division of ConAgra Foods, Inc.) (the “Predecessor”), as of February 23, 2003, and the related combined statements of earnings, of stockholder’s net investment and advances and of cash flows for the thirty-nine weeks ended November 23, 2003 and the fiscal years ended February 23, 2003 and February 24, 2002. The combined financial statements include the accounts of the companies disclosed in Note 8, which are under common ownership and management. Our audits also included the financial statement schedules included in Item 21. These financial statements and the financial statement schedules are the responsibility of the company’s management. Our responsibility is to express an opinion on the financial statements and the financial statement schedules based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of UAP Holding Corp. as of February 22, 2004, and the consolidated results of its operations and its consolidated cash flows for the thirteen weeks ended February 22, 2004, the combined financial position of ConAgra Agricultural Products Business as of February 23, 2003, and the combined results of its operations and its combined cash flows for the thirty-nine weeks ended November 23, 2003 and the fiscal years ended February 23, 2003 and February 24, 2002 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic combined financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 2 to the financial statements, in 2003 the company changed its method of accounting for goodwill and other intangible assets.

/s/ Deloitte & Touche LLP

Omaha, Nebraska

May 13, 2004 (November 17, 2004 as to Note 15)

UAP HOLDING CORP.

BALANCE SHEETS

dollars in thousands

	Combined Predecessor Entity ConAgra Agricultural Products Business February 23, 2003	Consolidated UAP Holding Corp. February 22, 2004
ASSETS
Current assets:
Cash and cash equivalents	$28,559	$172,647
Accounts receivable—net of allowance of $34,694, and $27,328	204,043	170,769
Inventories	713,200	641,009
Deferred income taxes	21,912	2,681
Other current assets	184,436	80,653
Current assets of discontinued operations	67,012	—

Total current assets	1,219,162	1,067,759

Property, plant and equipment	230,300	100,207
Less accumulated depreciation	(127,505)	(3,093)

Property, plant and equipment, net	102,795	97,114
Goodwill	4,731	43,465
Intangible assets, net	6,025	7,077
Deferred income taxes	2,323	18,293
Other assets	7,137	30,255
Noncurrent assets of discontinued operations	9,852	—

	$1,352,025	$1,263,963

LIABILITIES AND STOCKHOLDER’S NET INVESTMENT AND ADVANCES / STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$642,600	$689,455
Other accrued liabilities	86,318	145,234
Deferred income taxes	—	9,117
Current liabilities of discontinued operations	35,090	—

Total current liabilities	764,008	843,806

Long-term debt	—	308,570
Series A redeemable preferred stock	—	34,620
Deferred income taxes	—	83

Other noncurrent liabilities	119	96

Commitments and contingencies (Note 10)

Stockholder’s net investment and advances/stockholders’ equity:
Stockholder’s net investment and advances	587,898	—
Common stock, $.001 par value, 90,000,000 shares authorized, 46,902,351 shares issued and outstanding	—	47
Additional paid-in capital	—	67,093
Retained earnings	—	9,653
Accumulated other comprehensive loss	—	(5)

Total stockholders’ equity	587,898	76,788

	$1,352,025	$1,263,963

The accompanying notes are an integral part of the financial statements.

UAP HOLDING CORP.

STATEMENTS OF EARNINGS

dollars in thousands, except per share amounts

	Combined Predecessor Entity			Consolidated
	ConAgra Agricultural Products Business			UAP Holding Corp.
	Fiscal Year Ended		Thirty-Nine Weeks Ended	Thirteen Weeks Ended
	February 24, 2002	February 23, 2003	November 23, 2003	February 22, 2004
Net Sales	$2,770,192	$2,526,765	$2,224,107	$227,778
Costs and expenses:
Cost of goods sold	2,428,203	2,166,594	1,938,010	170,730
Selling, general and administrative expenses	334,626	275,244	208,670	37,017
Third party interest expense	5,372	1,927	704	4,993
(Gain) loss on sale of assets	606	1,493	(10,522)	(404)
Corporate allocations:
Selling, general and administrative expenses	10,495	10,766	8,983	—
Finance charges	39,526	22,494	12,209	—

Income (loss) from continuing operations before income taxes	(48,636)	48,247	66,053	15,442
Income tax expense (benefit)	(17,519)	18,787	25,068	5,789

Income (loss) from continuing operations	(31,117)	29,460	40,985	9,653
Loss from discontinued operations, net of tax	(5,919)	(4,221)	(4,708)	—

Net income (loss)	$(37,036)	$25,239	$36,277	$9,653

Basic and diluted earnings per share				$0.21
Weighted average shares outstanding				46,902,351

The accompanying notes are an integral part of the financial statements.

UAP HOLDING CORP.

STATEMENTS OF STOCKHOLDERS’ EQUITY AND

STOCKHOLDER’S NET INVESTMENT AND ADVANCES

dollars in thousands

	Combined Predecessor Entity ConAgra Agricultural Products Business
	Investment and Advances/ (Distributions)	Foreign Currency Translation Adjustment	Stockholder's Net Investment and Advances
Balance at February 25, 2001	$530,818	$(83)	$530,735

Comprehensive loss:
Net loss	(37,036)	—	(37,036)
Foreign currency translation adjustment	—	(74)	(74)

Total comprehensive loss			(37,110)

Net investment and advances/(distributions)	(199,133)	—	(199,133)

Balance at February 24, 2002	294,649	(157)	294,492

Comprehensive income (loss):
Net income	25,239	—	25,239
Foreign currency translation adjustment	—	(92)	(92)

Total comprehensive income			25,147

Net investment and advances	268,259	—	268,259

Balance at February 23, 2003	588,147	(249)	587,898

Comprehensive income:
Net income	36,277	—	36,277
Foreign currency translation adjustment	—	302	302

Total comprehensive income			36,579

Net investment and advances	27,522	—	27,522

Balance at November 23, 2003	$651,946	$53	$651,999

	Consolidated UAP Holding Corp.
Thirteen Weeks Ended February 22, 2004	Class A Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
Balance at November 24, 2003	$—	$—	$—	$—	$—
Acquisition of common stock	47	119,953	—	—	120,000
Dividend to stockholders	—	(52,860)	—	—	(52,860)

Comprehensive income (loss):
Net income	—	—	9,653	—	9,653
Foreign currency translation adjustment	—	—	—	(5)	(5)

Total comprehensive income					9,648

Balance at February 22, 2004	$47	$67,093	$9,653	$(5)	$76,788

The accompanying notes are an integral part of the financial statements.

UAP HOLDING CORP.

STATEMENTS OF CASH FLOWS

dollars in thousands

	Combined Predecessor Entity			Consolidated
	ConAgra Agricultural Products Business			UAP Holding Corp.
	Fiscal Year Ended,		Thirty-Nine Weeks Ended November 23, 2003	Thirteen Weeks Ended February 22, 2004
	February 24, 2002	February 23, 2003
Cash flows from operating activities:
Net income (loss)	$(37,036)	$25,239	$36,277	$9,653
Less: Loss from discontinued operations	(5,919)	(4,221)	(4,708)	—

Income (loss) from continuing operations	(31,117)	29,460	40,985	9,653
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by operating activities:
Depreciation	14,474	14,447	9,845	3,103
Amortization	2,674	2,259	1,540	377
Deferred income taxes	(4,517)	3,821	—	23,858
(Gain) loss on sale of assets	606	1,493	(10,522)	(404)
Other noncash items	(2,201)	(2,739)	8,645	2,953
Change in assets and liabilities:
Receivables	119,295	5,191	(283,052)	316,325
Inventories	198,180	126,618	238,151	(144,933)
Other current assets	(7,580)	(149,051)	164,949	(85,095)
Accounts payable, accrued liabilities and noncurrent liabilities	(169,152)	(298,250)	(275,115)	320,536

Net cash flows from operating activities	120,662	(266,751)	(104,574)	446,373

Cash flows from investing activities:
Additions to property, plant and equipment	(13,654)	(6,417)	(8,350)	(6,970)
Proceeds from sale of assets	—	—	15,057	3,517
Investment in affiliates	372	882	(154)	—
Acquisition of ConAgra Agricultural Products Business	—	—	—	(596,197)
Other investing activity	459	1,501	(41)	—

Net cash flows from investing activities	(12,823)	(4,034)	6,512	(599,650)

Cash flows from financing activities:
Net borrowings on short-term debt	603	(4,464)	—	—
Proceeds from issuance of long-term debt	—	—	—	482,490
Debt issuance costs	—	—	—	(23,326)
Redemption of long-term debt	—	—	—	(175,000)
Issuance of common stock	—	—	—	120,000
Dividends to stockholders	—	—	—	(52,860)
Redemption of series A redeemable preferred stock	—	—	—	(25,380)
Bank overdraft	—	—	11,632	—
Net investments and advances/(distributions)	(182,085)	231,116	57,871	—

Net cash flows from financing activities	(181,482)	226,652	69,503	325,924

Net change in cash and cash equivalents	(73,643)	(44,133)	(28,559)	172,647

Cash and cash equivalents at beginning of period	146,335	72,692	28,559	—

Cash and cash equivalents at end of period	$72,692	$28,559	$—	$172,647

The accompanying notes are an integral part of the financial statements.

UAP HOLDING CORP.

NOTES TO FINANCIAL STATEMENTS

Fiscal Years Ended February 22, 2004, February 23, 2003 and February 24, 2002

columnar dollar amounts in thousands

1.    Description of Business and Transactions

UAP Holding Corp. (the “Company”), an affiliate of Apollo Management, L.P. (“Apollo”), is a Delaware Corporation which was formed on October 28, 2003.

On November 24, 2003, Apollo, UAP Holding Corp. and ConAgra Foods entered into a transaction in which UAP Holding Corp. acquired the ConAgra Agricultural Products Business including its Canadian distribution business and excluding its wholesale fertilizer and other international crop distribution businesses (the “Acquisition”) for approximately $596 million of cash and $60 million of Series A redeemable preferred stock which were issued to ConAgra Foods. The entities that were historically operated by ConAgra Foods, Inc. as an integrated business, which include the wholesale fertilizer and other international crop distribution business that were not acquired in the Acquisition are referred to collectively as the “ConAgra Agricultural Products Business” or “Predecessor.” Those entities and operations within the ConAgra Agricultural Products Business that were actually acquired in the Acquisition and are being operated by UAP Holding Corp. are referred to as the “Successor.”

In connection with the Acquisition, the Company entered into a five-year $500 million asset-backed revolving credit facility (the “Senior Credit Facility”), a $175 million unsecured senior bridge loan facility and $120 million equity contribution from Apollo.

On December 16, 2003, the Company completed a $225 million private offering of 8 1/4% of Senior Notes due 2011 which were used to repay the unsecured senior bridge loan facility and accrued interest, repay $45.8 million of the Senior Credit Facility and to pay fees and expenses. On January 26, 2004, the Company completed an offering of $125,000,000 aggregate principal amount at maturity of its 10 3/4% Senior Discount Notes due 2012 which were used to redeem $25.4 million of preferred stock, pay a dividend on common stock for $52.9 million, and to pay fees and expenses.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at November 24, 2003. The Company is in the process of obtaining a third-party valuation of certain intangible assets to assist the Company with their purchase accounting; thus, the allocation of the purchase price is subject to refinement.

November 24, 2003

Accounts Receivable	$487,094
Inventory	496,076
Property and equipment	97,419
Current and other assets	21,603
Goodwill and Intangibles	50,915
Deferred income taxes	17,339

Total assets acquired	1,170,446

Current liabilities	514,249

Total liabilities assumed	514,249

Net assets acquired	$656,197

UAP HOLDING CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 22, 2004, February 23, 2003 and February 24, 2002

columnar dollar amounts in thousands

The company has allocated the excess of the acquisition cost over the fair value of the assets acquired and liabilities assumed to goodwill, trade names and other finite lived intangible assets based on an independent third-party appraiser. The amount of other finite and indefinite lived intangible assets recognized in this acquisition were $7.5 million. The finite lived intangible assets, including trade names and customer lists, are being amortized over five years based on the estimated remaining useful lives of the intangible assets. Amortization expense for the Company was $0.4 million for the thirteen weeks ended February 22, 2004. Goodwill recognized in this transaction is $43.5 million and is not deductible for tax purposes.

2.    Basis of Presentation and Accounting Policies

Basis of presentation—The acquisition has been accounted for as a purchase business combination in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” Accounting principles generally accepted in the United States of America require the Company’s operating results prior to the Acquisition to be reported as the results of the Predecessor for periods prior to November 24, 2003 in the historical financial statements. UAP Holding Corp’s operating results subsequent to the Acquisition are presented as the Successor’s results in the historical financial statements. The Successor financial results are presented as of February 22, 2004 and the thirteen-week period ended February 22, 2004. The Predecessor financial results are presented as of February 23, 2003 and the fiscal periods ended February 24, 2002, February 23, 2003 and the thirty-nine weeks ended November 23, 2003.

The results of operations for any thirteen or thirty-nine week period or for the periods presented for the Predecessor or Successor are not necessarily indicative of the results to be expected for other periods or the full fiscal year.

Inventories—Inventories consist primarily of chemicals, fertilizers and seed. The company principally uses the lower of cost, determined using the first-in, first-out method or market to value its inventory.

Vendor Rebates—Receivables include vendor rebates which represent amounts due from suppliers on crop protection, seed and fertilizer products and are accrued when earned, which is typically at the time of the sale of the related product.

Long Lived Assets and Intangible Assets—Property, plant and equipment are carried at cost. Depreciation has been calculated using primarily the straight-line method over the estimated useful lives of the respective classes of assets as follows:

Land improvements	1 - 40 years
Buildings	15 - 40 years
Machinery and equipment	3 - 20 years
Furniture, fixtures, office equipment and other	5 - 15 years

The company reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Recoverability of an asset “held-for-use” is determined by comparing the carrying amount of the asset to the undiscounted net cash flows expected to be generated from the use of the asset. If the carrying amount is greater than the undiscounted

UAP HOLDING CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 22, 2004, February 23, 2003 and February 24, 2002

columnar dollar amounts in thousands

net cash flows expected to be generated by the asset, the asset’s carrying amount is reduced to its fair market value. An asset “held-for-sale” is reported at the lower of the carrying amount or fair market value, less cost to sell.

Income Taxes—The company recognizes deferred tax assets and liabilities based on the differences between the financial statement and tax bases of assets and liabilities at each balance sheet date using enacted tax rates expected to be in effect in the year the differences are expected to reverse. Prior to the Acquisition, income taxes were paid by the parent company on a consolidated level as the company was included in the consolidated tax returns of ConAgra Foods. The provision for income taxes was computed on a separate legal entity basis.

Fair Values of Financial Instruments—Unless otherwise specified, the company believes the carrying amount of financial instruments approximates their fair value.

Revenue Recognition—Revenue is recognized when title and risk of loss are transferred to customers upon delivery based on terms of sale. Revenue is recognized as the net amount to be received after deducting estimated amounts for discounts, trade allowances and product returns.

Earnings per Share—Earnings per share is based on the weighted average number of shares of common stock outstanding during the period. The weighted average number of shares outstanding for basic and diluted earnings per share for thirteen weeks ended February 22, 2004 was 46,902,351.

Stock-Based Compensation—The company accounts for employee stock option plans in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, no stock-based compensation expense is reflected in net income, as options granted under these plans have an exercise price equal to the market value of the underlying common stock on the date of grant.

In December 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, which became effective for fiscal years ending after December 15, 2002. SFAS No. 148 requires certain pro forma information regarding net income and earnings per share assuming the company recognized expense for its employee stock options using the fair value method. The fair value of options was estimated at the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions for 2002, 2003 and the thirty-nine weeks ended November 23, 2003, respectively: risk-free interest rate of 4.52%, 4.30% and 4.30%; a dividend yield of 3.9%, 3.9% and 3.9%; expected volatility of 29.0%, 30.0% and 30.0%; and an expected option life of six years. The weighted average fair value of options granted in fiscal 2002, 2003 and the thirty-nine weeks ended November 23, 2003 was $5.08, $5.88 and $5.88, respectively. Pro forma net income (loss) is as follows:

	February 24, 2002	Fiscal Year Ended February 23, 2003	Thirty-Nine Weeks Ended November 23, 2003
Net income (loss), as reported	$(37,036)	$25,239	$36,277
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(718)	(578)	(434)

Proforma net income (loss)	$(37,754)	$24,661	$35,843

UAP HOLDING CORP.

NOTES TO FINANCIAL STATEMENTS

Fiscal Years Ended February 22, 2004, February 23, 2003 and February 24, 2002

columnar dollar amounts in thousands

Stock-Based Compensation—Deferred Compensation Plan—Certain members of management participate in the Company’s 2003 Deferred Compensation Plan. Such plan allowed participants to receive shares of the Company’s common stock at a price equal to approximately $2.56 per share, the fair value of the stock on the date of acquisition. Each participant’s equity is held in a rabbi trust and is accounted for in accordance with EITF 97-14, “Accounting for Deferred Compensation Arrangements Where Amounts Are Held in a Rabbi Trust and Invested.” In accordance with the provisions of the rabbi trust, the rabbi trust can only hold investments in the Company’s common stock and all participants’ accounts must be settled in the Company’s common stock; accordingly, the Company’s common stock held in the rabbi trust is accounted for as a component of equity. The rabbi trust held 2,169,229 shares of the Company’s common stock as of February 22, 2004.

Foreign Currency Translation—The translation of foreign currency into U.S. dollars is performed for balance sheet accounts using the current exchange rate in effect at the balance sheet date and for revenue and expense accounts using the average exchange rate during the period. The gains or losses resulting from translation are included in stockholder’s net investment and advances. Exchange adjustments resulting from foreign currency transactions, which were not material in any of the years presented, are generally recognized in earnings.

Comprehensive Income—Comprehensive income consists of net income and foreign currency translation adjustments. The company deems its foreign investments to be permanent in nature and does not provide for taxes on currency translation adjustments arising from converting the investment in a foreign currency to U.S. dollars. There are no reclassification adjustments to be reported in periods presented.

Accounting Changes—During the fourth quarter of fiscal 2003, the company adopted Financial Accounting Standards Board Interpretation (“FIN”) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing certain guarantees. The recognition provisions of FIN No. 45 are applicable to guarantees issued or modified after December 31, 2002. FIN No. 45 also elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. The impact of adoption was not material to the combined financial statements.

In June 2001, the FASB approved the issuance of SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. These standards, issued in July 2001, establish accounting and reporting requirements for business combinations. SFAS No. 141 requires all business combinations entered into subsequent to June 30, 2001, to be accounted for using the purchase method of accounting. SFAS No. 142 provides that goodwill and other intangible assets with indefinite lives will not be amortized, but will be tested for impairment on an annual basis. The company adopted SFAS No. 142 at the beginning of fiscal 2003. For further discussion on the company’s adoption of SFAS No. 142, see Note 3 to the combined financial statements.

Recently Issued Accounting Pronouncements—In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for classification and measurement in the balance sheets for certain financial instruments which possess characteristics of both a liability and equity. Generally, it requires classification of such financial instruments as a liability. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. For financial instruments in existence prior to May 31, 2003, SFAS No. 150 is effective the beginning of the company’s fiscal 2005. The company does not believe the adoption of SFAS No. 150 will have an impact on the company’s financial statements.

UAP HOLDING CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 22, 2004, February 23, 2003 and February 24, 2002

columnar dollar amounts in thousands

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51 (ARB 51),” which clarifies the consolidation accounting guidance in ARB 51, “Consolidated Financial Statements,” as it applies to certain entities in which equity investors who do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entities to finance their activities without additional subordinated financial support from other parties. Such entities are known as variable interest entities (VIEs). FIN No. 46 requires that the primary beneficiary of a VIE consolidates the VIE. FIN No. 46 also requires new disclosures for significant relationships with VIEs, whether or not consolidation accounting is used or anticipated. In December 2003, the FASB revised and re-released FIN No. 46 as “FIN No. 46(R).” The provisions of FIN No. 46(R) are effective for periods ending after March 15, 2004 and upon adoption by the company as of February 22, 2004, did not have a material impact on our financial position or results of operations.

Use of Estimates—Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates or assumptions affect reported amounts of assets, liabilities, revenue and expenses as reflected in the financial statements. Actual results could differ from estimates.

3.    Goodwill and Other Identifiable Intangible Assets

The company adopted SFAS No. 142, at the beginning of fiscal 2003. Goodwill is not amortized and is tested annually for impairment of value. Impairment occurs when the fair value of the asset is less than its carrying amount. If impaired, the asset is written down to its fair value.

Goodwill was $4.8 million at February 23, 2003 and $43.5 million at February 22, 2004. Other identifiable intangible assets are as follows:

	February 23, 2003		February 22, 2004
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Non-amortizing intangible assets	$27	$—	$—	$—
Amortizing intangible assets	11,547	5,549	7,450	373

Total	$11,574	$5,549	$7,450	$373

Non-amortizing intangible assets are comprised of a company brand. Amortizing intangible assets, carrying a weighted average life of approximately 6 years, are principally comprised of a product development agreement. The company recognized amortization expense of $2.8 million, $2.3 million, $1.7 million and $0.4 million in fiscal 2002, 2003, the thirty-nine weeks ended November 23, 2003 and the thirteen weeks ended February 22, 2004, respectively. Based on amortizing assets recognized in the company’s balance sheet as of February 22, 2004, amortization expense is estimated to approximate $1.5 million for each of the next five years.

UAP HOLDING CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 22, 2004, February 23, 2003 and February 24, 2002

columnar dollar amounts in thousands

The following is comparative earnings information assuming SFAS No. 142 had been in effect for each period presented:

Fiscal Year Ended February 24, 2002

Net loss, as reported	$(37,036)
Add goodwill amortization (net of tax)	290
Add identifiable intangible asset amortization (net of tax)	2

Proforma net loss	$(36,744)

4.    Inventories

Inventories are comprised of the following:

	February 23, 2003	February 22, 2004
Product inventories:
Raw materials and work in process	$16,299	$14,922
Finished goods	695,939	625,513
Supplies	962	574

	$713,200	$641,009

5.    Property, Plant and Equipment

Property, plant and equipment are comprised of the following:

	February 23, 2003	February 22, 2004
Land	$19,598	$13,155
Buildings, machinery and equipment	180,559	70,129
Furniture, fixtures, office equipment and other	28,307	12,471
Construction in progress	1,836	4,452

	230,300	100,207
Less: accumulated depreciation	(127,505)	(3,093)

	$102,795	$97,114

6.    Related Party Transactions

Prior to the Acquisition, ConAgra Food’s executive, finance, tax and other corporate departments perform certain administrative and other services for the company. Expenses incurred by ConAgra Foods and allocated to the company are determined based on specific services being provided or are allocated based on ConAgra Food’s investment in the company in proportion to ConAgra Food’s total investment in its subsidiaries. In addition, ConAgra Foods charges the company finance charges on ConAgra Food’s investment in the company and net intercompany advances. Management believes that such expense allocations are reasonable. It is not practical to estimate the expenses that would have been incurred by the company if it had been operated on a stand-alone

UAP HOLDING CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 22, 2004, February 23, 2003 and February 24, 2002

columnar dollar amounts in thousands

basis. Corporate allocations include allocated selling, administrative and general expenses of approximately $10.5 million and $10.8 million for fiscal 2002 and 2003, respectively, and $9.0 million for the thirty-nine weeks ended November 23, 2003, and allocated finance charges of $39.5 million and $22.5 million in fiscal 2002 and 2003, respectively, and $12.2 million for the thirty-nine weeks ended November 23, 2003. Allocated finance charges are presented net of third party finance fee income of $13.5 million and $13.4 million in fiscal 2002 and 2003, respectively, and $7.3 million for the thirty-nine weeks ended November 23, 2003.

Prior to the Acquisition, the company also had transactions in the normal course of business with parties under common ownership. Net sales to related parties were $33.8 million and $25.5 million in fiscal years 2002 and 2003, respectively, and $5.8 million for the thirty-nine weeks ended November 23, 2003. Gross margins associated with related party net sales were $2.6 million and $2.5 million in fiscal years 2002 and 2003, respectively, and $2.0 million for the thirty-nine weeks ended November 23, 2003.

As part of the Acquisition, ConAgra Foods and the company entered into a transition services agreement in which ConAgra Foods would provide certain information technology and other administrative services to the company for a period of one year. As consideration for these services, the company paid ConAgra Foods $7.5 million. For the thirteen week period ended February 22, 2004, $1.9 million in expense was recognized by the Company for services performed per this agreement.

The company is a party to a management consulting agreement dated as of November 21, 2003 with Apollo (the “Management Agreement”). Under the terms of the Management Agreement, the company retained Apollo to provide certain management consulting and financial advisory services, for which the company pays Apollo an annual management fee of $1.0 million in quarterly payments of $250,000. In addition, as consideration for arranging the Acquisition and services pertaining to certain related financing transactions, the Company paid Apollo a fee of $5.0 million in January 2004.

7.    Debt

Long-term debt is comprised of the following at February 22, 2004:

8 1/4% Senior Notes	$225,000
10 3/4% Senior Discount Notes	83,570

$308,570

In connection with the Acquisition, United Agri Products entered into the existing five-year $500.0 million asset-based revolving credit facility. The existing revolving credit facility also provides for a $20.0 million revolving credit sub-facility for UAP Canada, a $50.0 million letter of credit sub-facility, a $25.0 million swingline loan sub-facility and a $25.0 million in-season over-advance sub-facility. The interest rates with respect to revolving loans under the existing revolving credit facility are based, at our option, on either the agent’s index rate plus an applicable index margin of 1.50% or upon LIBOR plus an applicable LIBOR margin of 2.75%. The interest rates with respect to in-season over-advances under the existing revolving credit facility are based, at our option, on either the agent’s index rate plus an applicable index margin of 2.75% or upon LIBOR plus an applicable LIBOR margin of 4.00%. These applicable margins are in each case subject to prospective reduction on a quarterly basis (other than the margins on in-season over-advances) if we reduce our ratio of funded debt to EBITDA (on a consolidated basis). Overdue principal, interest and other amounts will bear interest at a rate per annum equal to the rate otherwise applicable thereto plus an additional 2.0%. The obligations

UAP HOLDING CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 22, 2004, February 23, 2003 and February 24, 2002

columnar dollar amounts in thousands

under the existing revolving credit facility are (or, in the case of future subsidiaries, will be) guaranteed by UAP Holdings and each of its existing and future direct and indirect U.S. subsidiaries. The obligations under the existing revolving credit facility are secured by a first priority lien on, or security interest in, subject to certain exceptions, substantially all of UAP Holdings’, United Agri Products’ and UAP Canada’s properties and assets and the properties and assets of each of the guarantors. The existing revolving credit facility contains customary representations, warranties and covenants and events of default.

The company’s credit agreements include a minimum EBITDA requirement of $70.0 million as measured on a twelve month rolling period. The company is also required to maintain a Fixed Charge Coverage Ratio of not less than 1.1 to 1.0, measured on the last day of each month for the trailing twelve months then ended. The credit agreements also contain certain negative covenants which may restrict the company’s ability to, among other items, incur new indebtedness, engage in new business ventures, or complete significant acquisitions or divestitures.

On April 26, 2004, United Agri Products commenced a tender offer and consent solicitation with respect to all its outstanding $225.0 million aggregate principal amount of 8¼% Senior Notes. Upon receipt of the requisite consents, the company will execute a supplemental indenture with respect to the 8¼% Senior Notes, with effectiveness subject to the consummation of the Tender Offers.

In addition, on April 26, 2004, UAP Holdings commenced a tender offer and consent solicitation with respect to all of its outstanding $125.0 million aggregate principal amount at maturity of 10¾% Senior Discount Notes. Upon receipt of the requisite consents, the company will execute a supplemental indenture with respect to the 10¾% Senior Discount Notes, with effectiveness subject to the consummation of the Tender Offers.

Net interest paid was $5.0 million and $1.6 million in fiscal 2002 and 2003, respectively. Net interest paid was $0.3 million and $0.9 million for the thirty-nine week period ended November 23, 2003 and the thirteen-week period ended February 22, 2004, respectively. Interest expense is presented net of finance charge income of $3.4 million for the thirteen-week period ended February 22, 2004.

UAP HOLDING CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 22, 2004, February 23, 2003 and February 24, 2002

columnar dollar amounts in thousands

Based on current market rates primarily provided by outside investment bankers, the fair value of this debt at February 22, 2004 was estimated at $332.6 million.

8.    Capital Stock

The Predecessor Entity’s capital stock consisted of the following:

	Par Value	Shares
		Authorized	Issued
United Agri Products, Inc.	$1.00	1,000	1,000
AG-CHEM, INC.	$1.00	100,000	1,000
Balcom Chemicals, Inc.	$1.00	500,000	97,756
CAG 23, Inc.	$1.00	10,000	1,000
Cropmate Company	$1.00	10,000	1,000
CSK Enterprises, Inc.	$1.00	10,000	1,000
GAC 26, Inc.	$1.00	10,000	1,000
CAG 27, Inc.	$1.00	1,000	1,000
Genmarks, Inc.	$1.00	1,000	1,000
Grower Service Corporation (NY)	None	1,000	700
HACCO, Inc.	$1.00	56,000	1,000
HACO, Inc.	$1.00	10,000	1,000
Hess & Clark, Inc.	$1.00	750	500
Loveland Industries, Inc.	$1.00	250,000	81,372
Loveland Products, Inc. (f/k/a Dartec, Inc.)	$1.00	10,000	1,000
Midwest Agriculture Warehouse Co.	$100.00	2,000	1,491
Ostlund Chemical Co.	$1.00	200,000	40,000
Platte Chemical Co.	$1.00	100,000	80,000
Pueblo Chemical & Supply Co.	None	49,000	2,139
Ravan Products, Inc.	$1.00	10,000	100
S.E. Enterprises, Inc.	$1.00	10,000	1,000
Snake River Chemicals, Inc.	None	100,000	31,010
Transbas, Inc.	None	1,000	500
Tri-River Chemical Company, Inc.	None	50,000	40,069
Tri-State Chemicals, Inc.	None	100,000	11,242
Tri-State Delta Chemicals, Inc.	$1.00	100,000	100,000
UAP Receivables Corporation	$1.00	1,000	1,000
UAP/CAG 22, Inc.	$1.00	1,000	1,000
UAP/GA AG CHEM, INC.	$1.00	1,000	1
UAP/LP, Inc.	$1.00	10,000	1,000
United Agri Products - Florida, Inc.	$1.00	10,000	5,000
United Agri Products Financial Services, Inc.	None	50,000	16,451
Verdicon, Inc.	$1.00	1,000	1,000
YVC, Inc.	None	100,000	16,230
2326396 Canada, Inc. (f/k/a Swift Meats Poultry & Feed Co. Ltd)	None	Unlimited	1

UAP HOLDING CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 22, 2004, February 23, 2003 and February 24, 2002

columnar dollar amounts in thousands

9.    Income Taxes

The provision (benefit) for income taxes includes the following:

	Fiscal Year Ended		Thirty-Nine Weeks Ended November 23, 2003	Thirteen Weeks Ended February 22, 2004
	February 24, 2002	February 23, 2003
Current:
Federal	$(11,975)	$12,574	$23,119	$(15,784)
State	(369)	1,515	1,949	(1,803)
Foreign	(658)	877	—	(482)

	(13,002)	14,966	25,068	(18,069)
Deferred:
Federal	(4,160)	3,519	—	21,974
State	(357)	302	—	1,884

	(4,517)	3,821	—	23,858

	$(17,519)	$18,787	$25,068	$5,789

Income taxes computed by applying statutory rates to income before income taxes are reconciled to the provision for income taxes set forth in the consolidated statements of earnings as follows:

	Fiscal Year Ended		Thirty-Nine Weeks Ended November 23, 2003	Thirteen Weeks Ended February 22, 2004
	February 24, 2002	February 23, 2003
Computed U.S. federal income taxes	$(17,023)	$16,885	$23,119	$5,405
State income taxes, net of U.S. federal tax benefit	(1,264)	1,255	1,717	618
Other	768	647	232	(234)

	$(17,519)	$18,787	$25,068	$5,789

The tax effect of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

	2003		2004
	Assets	Liabilities	Assets	Liabilities
Allowances	$11,888	$—	$—	$7,092
Inventory	4,688	—	2,010	—
Depreciation and amortization	—	4,233	—	83
Accrued expenses	4,116	—	—	2,025
Other noncurrent liabilities	6,556	—	—	—
Pension and other post-retirement benefits	854	—	470	—
Net operating loss	—	—	18,293	—
Other	366	—	201	—

	$28,468	$4,233	$20,974	$9,200

UAP HOLDING CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 22, 2004, February 23, 2003 and February 24, 2002

columnar dollar amounts in thousands

10.    Commitments and Contingencies

The company leases certain facilities and transportation equipment under agreements that expire at various dates. Management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases. Substantially all leases require payment of property taxes, insurance and maintenance costs in addition to rental payments. Rent expense under all operating leases was $53.3 million and $46.1 million in fiscal 2002 and 2003, respectively, and $30.7 million and $9.5 million in the thirty-nine weeks ended November 23, 2003 and thirteen weeks ended February 22, 2004, respectively.

A summary of noncancelable operating lease commitments for fiscal years following February 22, 2004 is as follows:

2005	$8,278
2006	4,855
2007	2,076
2008	1,024
2009	804
Later years	2,468

$19,505

The company had letters of credit outstanding at February 22, 2004 of $27.8 million.

The company is a party to a number of lawsuits and claims arising out of the operation of its businesses. After taking into account liabilities recorded management believes the ultimate resolution of such matters should not have a material adverse effect on the company’s financial condition, results of operations or liquidity.

11.    Employee Benefit Plans

Successor Plans

The Company assumed the plan assets and obligations of the UAP Canadian pension plan as reported under the Predecessor Entity. As part of the acquisition, benefits due to employees who participated in the ConAgra Foods Pension Plan have been frozen as of the date of the acquisition. Components of the Canadian pension plan are reported below.

In addition, the Company has a defined contribution plan for all employees. The Company will match 67% of the each employee’s first 6% contribution to the plan. In addition, the Company will make a contribution to the plan for each employee equal to 2% of their calendar year pay. At the Company’s option, an additional 1% contribution may be made equally as a percentage of calendar-year payroll to each participant of the plan based on established Company profitability objectives. As part of the acquisition, a transition contribution will be made on an annual basis for five years to all employees over the age of 50 as of the acquisition date. Total contribution expense for the plan for the thirteen weeks ended February 22, 2004 is $0.7 million.

Predecessor Retirement Pension Plans

The Predecessor Entity had defined benefit retirement plans (“Plan”) for eligible salaried and hourly employees. Benefits are based on years of credited service and average compensation or stated amounts for each year of service. The Predecessor Entity funded these plans in accordance with the minimum and maximum limits established by law. Employees of the company also participate in defined benefit and defined contribution plans sponsored by ConAgra Foods.

UAP HOLDING CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 22, 2004, February 23, 2003 and February 24, 2002

columnar dollar amounts in thousands

Components of pension benefit costs and weighted average actuarial assumptions are:

	Fiscal Year Ended	Fiscal Year Ended	Thirty-Nine Weeks Ended November 23,	Thirteen Weeks Ended February 22,
	2002	2003	2003	2004
Pension Benefit Cost
Service cost	$180	$217	$165	$55
Interest cost	111	140	126	42
Expected return on plan assets	(170)	(159)	(124)	(41)
Recognized net actuarial loss	—	21	49	16

Pension benefit cost—company plans	121	219	216	72
Pension benefit cost—multi-employer plans	5,453	7,048	7,052	—

Total pension benefit cost	$5,574	$7,267	$7,268	$72

Actuarial Assumptions
Discount rate	7.50%	7.25%	6.50%	6.50%
Long-term rate of return on plan assets	9.25%	7.75%	7.75%	7.75%
Long-term rate of compensation increase	5.50%	5.50%	5.50%	5.50%

The change in projected benefit obligation, change in plan assets and funded status of the plans at February 23, 2003 and February 22, 2004:

	2003	2004
Change in Projected Benefit Obligation
Projected benefit obligation at beginning of year	$1,809	$2,419
Exchange rate adjustment	143	288
Service cost	217	220
Interest cost	140	168
Actuarial (gain) loss	163	(338)
Benefits paid	(53)	(57)

Projected benefit obligation at end of year	$2,419	$2,700

	2003	2004
Change in Plan Assets
Fair value of plan assets at beginning of year	$1,784	$1,858
Exchange rate adjustment	141	288
Actual return on plan assets	(310)	(339)
Employer contributions	296	323
Benefits paid	(53)	(57)

Fair value of plan assets at end of year	1,858	2,073

Funded Status	(561)	(627)
Unrecognized actuarial loss	1,148	1,281

Prepaid pension cost	$587	$654

Actuarial Assumptions
Discount rate	6.50%	6.50%
Long-term rate of compensation increase	4.50%	4.50%

UAP HOLDING CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 22, 2004, February 23, 2003 and February 24, 2002

columnar dollar amounts in thousands

Plan assets are primarily invested in equity securities, corporate and government debt securities and common trust funds.

Certain employees of the Predecessor Entity are covered under defined contribution plans administered by ConAgra Foods. The expense related to these plans was $1.9 million and $3.0 million in fiscal 2002 and 2003, respectively, and $2.5 million for the thirty-nine weeks ended November 23, 2003.

12.    Successor Stock Plans

Certain of the Company’s employees participate in the UAP Holdings, Inc. stock option plan. The stock option plan, approved by UAP Holdings, Inc. shareholders, provides for granting of options to employees for the purchase of Common Stock at prices equal to fair market value at the time of grant. Options become exercisable under various vesting schedules and generally expire eight years after the date grant.

As of February 22, 2004, 2,904,025 options have been granted under the plan with an exercise price of approximately $2.56. No options have vested as of February 22, 2004 and 379,140 options remain available under the plan.

13.    Predecessor Stock Plans

Prior to the Acquisition, certain of the company’s employees participated in ConAgra Foods’ stock option plans. These stock option plans approved by the ConAgra Foods’ stockholders provide for granting of options to employees for purchase of Common Stock at prices equal to fair market value at the time of grant. At the date of Acquisition, all vested options were exercisable for 90 days after the date of the Acquisition, at which time all unexercised options were canceled.

The changes in the outstanding stock options during the years ended February 24, 2002 and February 23, 2003 and the thirty-nine weeks ended November 23, 2003, are summarized below:

	2002		2003		Thirty-Nine Weeks Ended November 23, 2003
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Beginning of year	1,167.2	$23.73	1,094.9	$24.01	941.3	$24.40

Granted	153.0	$22.00	63.5	$25.90	—	$—
Exercised	(96.2)	$16.57	(95.0)	$19.38	(68.0)	$17.84
Canceled	(129.1)	$24.69	(122.1)	$25.56	(424.7)	$24.36

End of year	1,094.9	$24.01	941.3	$24.40	448.6	$24.96

Exercisable at end of year	717.6	$25.01	686.5	$25.13	445.5	$24.98

UAP HOLDING CORP.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 22, 2004, February 23, 2003 and February 24, 2002

columnar dollar amounts in thousands

14.    Business Segment and Related Information

The company operates in one segment. Net sales and long-lived assets by geographical area are as follows:

	Fiscal Year Ended		Thirty-Nine Weeks Ended November 23, 2003	Thirteen Weeks Ended February 22, 2004
	2002	2003
Net Sales:
United States	$2,623,064	$2,402,887	$2,128,545	$217,976
Canada	147,128	123,878	95,562	9,802

Total	$2,770,192	$2,526,765	$2,224,107	$227,778

			2003	2004
Long-Lived Assets:
United States			$115,477	$122,567
Canada			4,307	4,802

Total			$119,784	$127,369

Net sales by product category are as follows:

	Fiscal Year Ended		Thirty-Nine Weeks Ended November 23, 2003	Thirteen Weeks Ended February 22, 2004
	2002	2003
Crop protection chemicals	$1,826,426	$1,661,315	$1,443,600	$136,100
Fertilizer	581,007	510,585	460,336	65,826
Seeds	282,756	270,829	242,123	16,819
Other	80,003	84,036	78,048	9,033

	$2,770,192	$2,526,765	$2,224,107	$227,778

No single customer accounted for more than 10% of net sales in 2002, 2003, the thirty-nine weeks ended November 23, 2003 or the thirteen weeks ended February 22, 2004. Net sales by geographical area are based on the location of the facility producing the sales.

Long-lived assets consist of property, plant and equipment, net of depreciation and other assets. Long-lived assets by geographical area are based on location of facilities.

15.    Subsequent Event

In connection with a proposed public offering of the Company’s common stock during fiscal 2005, on November 17, 2004 the Board of Directors approved a stock split of approximately 39.085-for-1 stock split of the Company’s common stock to become effective prior to the closing of the Common Stock Offering. All share, per share and conversion amounts related to common stock and stock options included in the accompanying consolidated financial statements and footnotes have been restated to reflect the stock split for all periods presented.

UAP HOLDING CORP.

CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEETS

(dollars in thousands)

(unaudited)

	Consolidated UAP Holding Corp.		Combined Predecessor Entity- ConAgra Agricultural Products Business
	November 28, 2004	February 22, 2004	November 23, 2003
	(Successor)	(Successor)	(Predecessor)
ASSETS
Current assets:
Cash and cash equivalents	$—	$172,647	$—
Receivables, less allowance for doubtful accounts of $20,003, $27,328 and $45,918	531,171	170,769	487,095
Inventories	490,649	641,009	475,049
Deferred income taxes	27,228	2,681	21,912
Other current assets	43,672	80,653	16,389
Current assets from discontinued operations	—	—	5,456

Total current assets	1,092,720	1,067,759	1,005,901
Property, plant and equipment	100,681	100,207	220,095
Less accumulated depreciation	(12,209)	(3,093)	(122,676)

Property, plant and equipment, net	88,472	97,114	97,419
Goodwill	27,873	43,465	5,074
Intangible assets, net	29,527	7,077	5,116
Deferred income taxes	2,675	18,293	2,323
Debt issue costs, net	22,611	23,668	—
Investment in nonconsolidated affiliates	4,301	3,958	2,204
Other assets	653	2,629	3,573
Long lived assets from discontinued operations	—	—	2,628

Total assets	$1,268,832	$1,263,963	$1,124,238

LIABILITIES AND STOCKHOLDER’S NET INVESTMENT AND ADVANCES/STOCKHOLDERS’ EQUITY
Current liabilities:
Checks not yet presented	$10,009	$—	$11,632
Short-term debt	211,556	—	—
Accounts payable	531,885	689,455	355,935
Other accrued liabilities	109,221	145,234	103,119
Income taxes payable	4,146	—	—
Deferred income taxes	46	9,117	—
Current liabilities from discontinued operations	—	—	1,367

Total current liabilities	866,863	843,806	472,053
Long-term debt	315,190	308,570	—
Series A redeemable preferred stock	16,524	34,620	—
Other non-current liabilities	250	96	186
Deferred income taxes	17,602	83	—
Commitments and contingencies (note 7)
Stockholder’s net investments and advances/stockholders’ equity:
Common stock, $.001 par value, 90,000,000 shares authorized, 50,373,244, 46,902,351 and 0 shares issued and outstanding, respectively	50	47	—
Management stock – rabbi trust	4,822	5,550	—
Due from public offering	(46,937)	—	—
Additional paid-in capital	103,748	61,543	—
Retained earnings (deficit)	(13,951)	9,653	—
Accumulated other comprehensive income (loss)	4,671	(5)	—
Stockholder’s net investment and advances	—	—	651,999

Total stockholder’s net investment and advances/stockholders’ equity	52,403	76,788	651,999

Total liabilities and stockholder’s net investment and advances/stockholders’ equity	$1,268,832	$1,263,963	$1,124,238

The accompanying notes are an integral part of the condensed consolidated and combined financial statements.

UAP HOLDING CORP.

CONDENSED CONSOLIDATED AND COMBINED STATEMENT OF EARNINGS

(dollars in thousands except earnings per share and share amounts)

(unaudited)

	Consolidated UAP Holding Corp.	Combined Predecessor Entity- ConAgra Agricultural Products Business	Consolidated UAP Holding Corp.	Combined Predecessor Entity- ConAgra Agricultural Products Business
	Thirteen Weeks Ended November 28, 2004	Thirteen Weeks Ended November 23, 2003	Forty Weeks Ended November 28, 2004	Thirty-Nine Weeks Ended November 23, 2003
Net sales	$267,157	$293,822	$2,229,627	$2,224,107
Costs and expenses:
Cost of goods sold	250,669	269,612	1,970,383	1,938,010

Gross profit	16,488	24,210	259,244	286,097
Selling, general and administrative expenses	60,237	54,587	213,629	208,670
Third party interest expense	8,767	403	26,950	704
(Gain) loss on sale of assets	642	(10,522)	(623)	(10,522)
Other income, net	(1,282)	—	(6,406)	—
Corporate allocations:
Selling, general and administrative expenses	—	2,864	—	8,983
Finance charges	—	3,948	—	12,209

Income (loss) from continuing operations before income taxes	(51,876)	(27,070)	25,694	66,053
Income tax expense (benefit)	(20,954)	(10,273)	9,298	25,068

Income (loss) from continuing operations	(30,922)	(16,797)	16,396	40,985
Loss from discontinued operations, net of tax	—	(1,681)	—	(4,708)

Net income (loss)	$(30,922)	$(18,478)	$16,396	$36,277

Earnings (loss) per share:
Basic	$(0.65)		$0.35
Diluted	$(0.65)		$0.33
Weighted average shares outstanding:
Basic	47,488,629		47,278,191
Diluted	47,488,629		49,123,597

The accompanying notes are an integral part of the condensed consolidated and combined financial statements.

UAP HOLDING CORP.

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(dollars in thousands)

(unaudited)

	Consolidated UAP Holding Corp.	Combined Predecessor Entity— ConAgra Agricultural Products Business
	Forty Weeks Ended November 28, 2004	Thirty-Nine Weeks Ended November 23, 2003
Operations
Net income	$16,396	$36,277
Loss from discontinued operations	—	(4,708)

Income from continuing operations	16,396	40,985
Depreciation	9,541	9,845
Amortization	1,891	1,540
Accretion of discount on notes	6,620	—
Gain on sales of fixed assets	(623)	(10,522)
Other non-cash items	—	8,645
Change in operating assets and liabilities	(309,922)	(155,067)

Net cash from operations	(276,097)	(104,574)

Investing
Post-closing settlement to ConAgra Foods, Inc.	(58,236)	—
Additions to property, plant and equipment	(9,362)	(8,350)
Proceeds from sales of assets	3,246	15,057
Investment in affiliates	(343)	(154)
Other investing activity	—	(41)

Net cash from investing	(64,695)	6,512

Financing
Checks not yet presented	10,009	11,632
Net borrowings of short-term debt	211,556	—
Common stock dividend	(40,000)	—
Series A preferred stock redemption and net dividends	(18,096)	—
Net investment and advances	—	57,871

Net cash from financing	163,469	69,503

Net change in cash and equivalents	(177,323)	(28,559)
Net effect of exchange rates on cash and equivalents	4,676	—
Cash and cash equivalents at beginning of period (February 22, 2004 and February 23, 2003)	172,647	28,559

Cash and cash equivalents at end of period	$—	$—

The accompanying notes are an integral part of the condensed consolidated and combined financial statements.

UAP HOLDING CORP.

STATEMENT OF STOCKHOLDERS’ EQUITY AND STOCKHOLDERS’ NET INVESTMENT AND ADVANCES

(dollars in thousands)

(unaudited)

Forty weeks ended November 28, 2004	Class A Common Stock	Additional Paid in Capital	Rabbi Trust	Retained Earnings	Receivable Due	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
Balance at February 22, 2004	$47	$61,543	$5,550	$9,653	$—	$(5)	$76,788
Comprehensive income (loss)
Net Income	—	—	—	16,396	—	—	16,396
Foreign Currency translation adjustment	—	—	—	—	—	4,676	4,676
Stock Issued to Management	—	—	885	—	—	—	885
Dividends	—	—	—	(40,000)	—	—	(40,000)
Stock Offering, net	3	40,592	—	—	(46,937)	—	(6,342)
Rabbi Trust Liquidation	—	1,613	(1,613)	—	—	—	—

Balance at November 28, 2004	$50	$103,748	$4,822	$(13,951)	$(46,937)	$4,671	$52,403

The accompanying notes are an integral part of the condensed consolidated and combined financial statements.

UAP HOLDING CORP.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

For the Thirteen and Forty Week Periods Ended November 28, 2004 and the Thirteen and Thirty-Nine Week Periods Ended November 23, 2003

columnar dollar amounts in thousands

unaudited

1. Basis of Presentation and Accounting Policies

Basis of presentation—The Acquisition (as defined below) has been accounted for as a purchase business combination in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” Accounting principles generally accepted in the United States of America require UAP Holding Corp.’s (the “Company”) operating results prior to the Acquisition to be reported as the results of the “Predecessor” for periods prior to November 24, 2003 in the historical financial statements. The Company’s operating results subsequent to the Acquisition are presented as the “Successor” in the historical financial statements. The Successor’s financial results are presented as of and for the thirteen and forty week periods ended November 28, 2004 and as of February 22, 2004. The Predecessor’s financial results are presented as of and for the thirteen and thirty-nine week periods ended November 23, 2003.

The unaudited condensed consolidated financial statements include the accounts of all the Company’s wholly-owned subsidiaries and reflect all adjustments (all of which are normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the financial position, operating results, and cash flows for the interim periods. The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto, contained elsewhere in this prospectus. All intercompany balances and transactions have been eliminated. The Company’s results for the thirteen weeks and forty weeks ended November 28, 2004 are not necessarily indicative of what the Company’s results will be for other interim periods or for the full fiscal year. Certain amounts in prior fiscal periods have been reclassified for comparative purposes.

Seasonality—The Company’s and the Company’s customers’ businesses are seasonal, based upon the planting, growing and harvesting cycles. During fiscal 2003 and 2004, at least 75% of the Company’s net sales occurred during the first and second fiscal quarters of each year because of the condensed nature of the planting season. As a result of the seasonality of sales, the Company experiences significant fluctuations in its revenues, income and net working capital levels and in the amount of borrowings under its revolving credit facility.

Use of Estimates—Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates or assumptions affect reported amounts of assets, liabilities, revenue and expenses as reflected in the financial statements. Actual results could differ from estimates.

Inventories—Inventories consist primarily of chemicals, fertilizers and seed. The Company uses the lower of cost, determined using the first-in, first-out (FIFO) and average cost methods, or market, to value its inventory. As of November 28, 2004, approximately 11.6% of the inventory is reported on an average cost basis. Inventory produced through our formulation facility is valued in accordance with the standard cost method of inventory valuation. Transfers between operating units are at cost.

Vendor Rebates—Receivables include vendor rebates, which represent amounts due from suppliers on crop protection, seed and fertilizer products and are accrued when earned, which is typically at the time of the sale of the related product. Periodically, the Company revisits the methodology to estimate monthly rebates to incorporate the most detailed information available.

UAP HOLDING CORP.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Thirteen and Forty Week Periods Ended November 28, 2004

and the Thirteen and Thirty-Nine Week Periods Ended November 23, 2003

columnar dollar amounts in thousands

unaudited

Long Lived Assets and Intangible Assets—Property, plant and equipment are carried at cost. Depreciation has been calculated using primarily the straight-line method over the estimated useful lives of the respective classes of assets as follows:

Land improvements	1-40 years
Buildings	15-40 years
Machinery and equipment	3-20 years
Furniture, fixtures, office equipment and other	5-15 years

The Company reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Recoverability of an asset “held-for-use” is determined by comparing the carrying amount of the asset to the undiscounted net cash flows expected to be generated from the use of the asset. If the carrying amount is greater than the undiscounted net cash flows expected to be generated by the asset, the asset’s carrying amount is reduced to its fair market value. An asset “held-for-sale” is reported at the lower of the carrying amount or fair market value, less cost to sell.

Income Taxes—The Company recognizes deferred tax assets and liabilities based on the differences between the financial statement and tax bases of assets and liabilities at each balance sheet date using enacted tax rates expected to be in effect in the year the differences are expected to reverse. Prior to the Acquisition, income taxes were paid by ConAgra Foods, Inc. (“ConAgra Foods”) on a consolidated level, because the Company’s wholly-owned subsidiary, United Agri Products, Inc., was included in the consolidated tax returns of ConAgra Foods. The provision for income taxes was computed on a separate legal entity basis. As of February 22, 2004, the Company had a net operating loss of $37.7 million, which will be utilized through fiscal 2006.

Fair Values of Financial Instruments—Unless otherwise specified, the Company believes the carrying amount of financial instruments approximates their fair value.

Revenue Recognition—Revenue is recognized when title and risk of loss are transferred to customers upon delivery based on terms of sale. Revenue is recognized as the net amount to be received after deducting estimated amounts for discounts, trade allowances and product returns.

Stock Split—On November 17, 2004, the Company’s board of directors approved a stock split of approximately 39.085-for-1 of the Company’s common stock in connection with the Company’s initial public offering of its common stock. All share, per share and conversion amounts related to common stock and stock options included in the accompanying consolidated financial statements and footnotes have been restated to reflect the stock split for all periods presented.

Earnings per Share—Earnings per share is based on the weighted average number of shares of common stock outstanding during the period. For the thirteen and forty week periods ended November 28, 2004, the weighted average number of shares outstanding for basic earnings per share was 47,488,629 and 47,278,191, respectively, and diluted earnings per share was 47,488,629 and 49,123,597, respectively.

Dividends—On October 4, 2004, the Company paid a special dividend of $40.0 million. As of such date, the Company had sufficient retained earnings to pay this special dividend.

UAP HOLDING CORP.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Thirteen and Forty Week Periods Ended November 28, 2004

and the Thirteen and Thirty-Nine Week Periods Ended November 23, 2003

columnar dollar amounts in thousands

unaudited

Stock-Based Compensation—Predecessor Stock Plan—ConAgra Foods accounted for employee stock option plans in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

Accordingly, no stock-based compensation expense is reflected in net income, as options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, which became effective for fiscal years ending after December 15, 2002. SFAS No. 148 requires certain pro forma information regarding net income and earnings per share to be calculated based on the assumption that the Company recognized expenses for its employee stock options using the fair value method. The fair value of options was estimated at the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions for the thirty-nine weeks ended November 23, 2003: risk-free interest rate of 4.30%; a dividend yield of 3.9%; expected volatility of 30.0%; and an expected option life of six years. The weighted average fair value of options granted for the thirty-nine weeks ended November 23, 2003 was $5.88 for ConAgra stock. Pro forma net income for the thirty-nine weeks ended November 23, 2003 after deducting stock-based employee compensation expense was as follows:

Thirty-Nine Weeks Ended November 23, 2003
Net income, as reported	$36,277
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	(434)

Pro forma net income	$35,843

Stock-Based Compensation—Successor Stock Plan—The Company accounted for employee stock option plans in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, no stock-based compensation expense is reflected in net income, as options granted under these plans have an exercise price equal to the market value of the underlying common stock on the date of grant.

Stock-Based Compensation—Deferred Compensation Plan—Certain members of management participate in the Company’s 2003 and 2004 Deferred Compensation Plans. Such plans have allowed the participants to purchase shares of the Company’s common stock at a price equal to approximately $2.56 per share, which is the fair value of the stock on the date of the Acquisition. Each participant’s equity is held in a rabbi trust and is accounted for in accordance with EITF 97-14 “Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested.” In accordance with the provisions of the rabbi trust, the rabbi trust can only hold investments in the Company’s common stock and all participants’ accounts must be settled in the Company’s common stock; accordingly, the Company’s common stock held in the rabbi trust is accounted for as a component of equity. Changes in the fair value in the Company’s common stock are not accounted for. After giving affect to the initial public offering of the Company’s common stock, the rabbi trust

UAP HOLDING CORP.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Thirteen and Forty Week Periods Ended November 28, 2004

and the Thirteen and Thirty-Nine Week Periods Ended November 23, 2003

columnar dollar amounts in thousands

unaudited

held 1,883,466 and 2,169,229 shares of the Company’s common stock as of November 28, 2004 and February 22, 2004, respectively.

Comprehensive Income—Comprehensive income consists of net income and foreign currency translation adjustments. The translation of foreign currency into U.S. dollars is performed for balance sheet accounts using the current exchange rate in effect at the balance sheet date and for revenue and expense accounts using the average exchange rate during the period. The gains or losses resulting from translation are included in stockholders’ equity. Exchange adjustments resulting from foreign currency transactions are generally recognized in earnings. For the forty weeks ended November 28, 2004, the gain on foreign currency was $4.7 million. The Company deems its foreign investments to be permanent in nature and does not provide for taxes on currency translation adjustments arising from converting the investment in a foreign currency to U.S. dollars. There are no reclassification adjustments to be reported in the periods presented. Total comprehensive income for the forty weeks ended November 28, 2004 and the thirty-nine weeks ended November 23, 2003 was as follows:

	UAP Holding Corp. Forty Weeks Ended November 28, 2004	ConAgra Agricultural Products Business Thirty-Nine Weeks Ended November 23, 2003
Net income	$16,396	$36,277
Currency translation adjustment	4,676	—

Total comprehensive income	$21,072	$36,277

Recently Issued Accounting Pronouncements—In November 2004, the FASB issued SFAS No. 151, “Inventory Costs” (SFAS 151). This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS 151 requires that those items be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS 151 are effective for inventory costs incurred in fiscal years beginning after June 15, 2005. As such, the Company is required to adopt these provisions at the beginning of fiscal 2007. The Company is currently evaluating the impact of SFAS 151 on its consolidated financial statements.

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R, “Share-Based Payment” (SFAS 123R), which requires companies to measure and recognize compensation expense for all stock-based payments at fair value. SFAS 123R is effective for all interim periods beginning after June 15, 2005 and, thus, will be effective for the Company beginning with the third quarter of fiscal 2006. Early adoption is encouraged and retroactive application of the provisions of SFAS 123R to the beginning of the fiscal year that includes the effective date is permitted, but not required. The Company is currently evaluating the impact of SFAS 123R on its financial statements.

2. Description of Business and Transactions

The Company is a Delaware corporation and was formed on October 28, 2003. On November 24, 2003, pursuant to a stock purchase agreement among the Company, ConAgra Foods and the Company’s wholly-

UAP HOLDING CORP.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Thirteen and Forty Week Periods Ended November 28, 2004

and the Thirteen and Thirty-Nine Week Periods Ended November 23, 2003

columnar dollar amounts in thousands

unaudited

owned subsidiary, United Agri Products, Inc. (“United Agri Products”), the Company acquired United Agri Products and certain of its subsidiaries from ConAgra Foods in a merger and related transactions (the “Acquisition”).

During the third quarter of fiscal 2005, the Company finalized the Acquisition purchase price allocation with the assistance of a third-party valuation of certain intangible assets. The following table summarizes the fair values of the assets acquired and liabilities assumed at November 24, 2003:

Accounts receivable, net	$487,095
Inventory	483,418
Property and equipment	91,337
Current and other assets	19,483
Deferred tax asset	14,272
Goodwill	13,291
Other intangibles	30,466

Total assets acquired	1,139,362
Current liabilities	467,051

Total liabilities assumed	467,051

Net assets acquired	$672,311

The Company has allocated the excess of the Acquisition cost over the fair value of the assets acquired and liabilities assumed to goodwill. The amount of other finite and indefinite lived intangible assets recognized in the Acquisition were $30.5 million. The finite lived intangible assets, including trade names and customer lists, are being amortized over three to ten years based on the estimated remaining useful lives of the intangible assets. Amortization expense associated with intangibles for the Company was $1.1 million for the forty weeks ended November 28, 2004. An additional $14.6 million in direct costs associated with the Acquisition were allocated to goodwill.

3. Identifiable Intangible Assets

Identifiable intangible assets are as follows:

	November 28, 2004		February 22, 2004		November 23, 2003
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Intangible Assets:
Non-amortizing intangible assets	$16,607	$—	$4,845	$—	$420	$—
Amortizing intangible assets	14,410	1,490	2,350	118	11,647	6,951

Total	$31,017	$1,490	$7,195	$118	$12,067	$6,951

UAP HOLDING CORP.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Thirteen and Forty Week Periods Ended November 28, 2004

and the Thirteen and Thirty-Nine Week Periods Ended November 23, 2003

columnar dollar amounts in thousands

unaudited

Non-amortizing assets consist primarily of trademarks, trade names, patents and relationships. Amortizing intangible assets, carrying a weighted average life of approximately three to ten years, are comprised primarily of product marketing agreement, registrations and non-compete agreements. Amortization expense associated with intangibles was $1.1 million and $1.7 million for the forty week period ended November 28, 2004 and the thirty-nine week period ended November 23, 2003, respectively. Amortization expense associated with intangibles is estimated to be approximately $1.5 to $1.8 million for each of the next five years.

4. Inventories

Inventories are comprised of the following:

	November 28, 2004	February 22, 2004	November 23, 2003

Raw materials and work in process	$9,655	$14,922	$8,791
Finished goods	480,994	625,513	463,651
Supplies	—	574	2,607

Total	$490,649	$641,009	$475,049

5. Related Party Transactions

As part of the Acquisition, the Company, United Agri Products and certain of its subsidiaries entered into a seller transition services agreement with ConAgra Foods pursuant to which the Company would perform certain information technology, accounting, office support and other services for ConAgra Foods. In addition, the Company granted to ConAgra Foods and its international subsidiaries an exclusive two-year license to use certain of the Company’s trademarks and trade names outside the United States and Canada. ConAgra Foods paid the Company an aggregate fee of $1.3 million for the license and the services provided under the seller transition services agreement. The seller transition services agreement was terminated by ConAgra Foods on September 30, 2004.

As part of the Acquisition, ConAgra Foods, the Company, United Agri Products and certain of its subsidiaries entered into a buyer transition services agreement pursuant to which ConAgra Foods would provide certain information technology and other administrative services to the Company and its subsidiaries for a period of one year. As consideration for these services, the Company paid ConAgra Foods $7.5 million. For the thirteen and forty week periods ended November 28, 2004, $1.9 million and $5.6 million, respectively, in expense was recognized by the Company for services performed pursuant to this agreement. This transition services agreement expired on November 23, 2004, in accordance with its terms.

Expenses incurred by ConAgra Foods and allocated to the Company were historically determined based on the specific services that were provided or were allocated based on ConAgra Foods’ investment in the Company in proportion to ConAgra Foods’ total investment in its subsidiaries. In addition, ConAgra Foods charged the Company finance charges on ConAgra Foods’ investment in and advances to the Company. Management believes that such expense allocations were reasonable. It is not practical to estimate the expenses that would have been incurred by the Company if it had been operated on a stand-alone basis. Corporate allocations included

UAP HOLDING CORP.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Thirteen and Forty Week Periods Ended November 28, 2004

and the Thirteen and Thirty-Nine Week Periods Ended November 23, 2003

columnar dollar amounts in thousands

unaudited

allocated selling, general and administrative expenses of $2.9 and $9.0 million respectively for the thirteen and thirty nine weeks ending November 23, 2003. Allocated finance charges, presented net of third party finance fee income, are $3.9 million and $12.2 million for the thirteen and thirty nine weeks ending November 23, 2003, respectively.

United Agri Products is party to a management consulting agreement (the “Management Agreement”) dated as of November 21, 2003 with Apollo Management V, L.P. (“Apollo”). Under the terms of the Management Agreement, United Agri Products retained Apollo to provide certain management consulting and financial advisory services, for which United Agri Products paid Apollo an annual management fee of $1.0 million in quarterly payments of $250,000. In particular, the Management Agreement required Apollo to advise United Agri Products concerning such management matters that relate to proposed financial transactions, acquisitions and other senior management matters related to the business, administration and policies of United Agri Products and its affiliates, in each case as United Agri Products reasonably and specifically requested in writing. In addition, as consideration for arranging the Acquisition, certain related financing transactions and the preparation of a registration statement with respect to an exchange offer for United Agri Products’ 8¼% Senior Notes due 2011, United Agri Products paid Apollo a fee of $5.0 million in January 2004. Upon consummation of the Company’s initial public offering of its common stock, Apollo was also paid a transaction fee of $3.5 million. The Management Agreement had, by its terms, an initial term of seven years, which commenced on November 21, 2003. Concurrently with the closing of the Company’s initial public offering of its common stock and payment of the aforementioned transaction fee and all other amounts payable to Apollo under the Management Agreement, the Management Agreement was terminated in its entirety.

As of November 21, 2004, Apollo owned approximately 95% of the Company’s outstanding common stock. Following the consummation of the initial public offering, Apollo owns approximately 34% of the Company’s outstanding common stock.

6. Debt

Long-term debt is comprised of the following at November 28, 2004 and February 22, 2004:

	November 28, 2004	February 22, 2004
Long Term Debt:
8¼% Senior Notes	$225,000	$225,000
10¾% Senior Discount Notes	90,190	83,570

Total	$315,190	$308,570

There was no long-term debt as of November 23, 2003.

In connection with the Acquisition, United Agri Products entered into a five-year $500.0 million asset-based revolving credit facility. The revolving credit facility also provides for a $20.0 million revolving credit sub-facility for United Agri Products Canada Inc. (“UAP Canada”), a $50.0 million letter of credit sub-facility, a $25.0 million swingline loan sub-facility and a $25.0 million in-season over-advance sub-facility. The interest

UAP HOLDING CORP.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Thirteen and Forty Week Periods Ended November 28, 2004

and the Thirteen and Thirty-Nine Week Periods Ended November 23, 2003

columnar dollar amounts in thousands

unaudited

rates with respect to revolving loans under the existing revolving credit facility are based, at United Agri Products’ option, on either the agent’s index rate plus an applicable index margin of 1.50% or upon LIBOR plus an applicable LIBOR margin of 2.75%. The interest rates with respect to in-season overadvances under the existing revolving credit facility are based, at United Agri Products’ option, on either the agent’s index rate plus an applicable index margin of 2.75% or upon LIBOR plus an applicable LIBOR margin of 4.00%. United Agri Products also pays an unused line fee margin of 0.50% multiplied by the difference between (x) the maximum amount of the revolving credit facility (as it may be reduced from time to time) and (y) the average daily balance of revolving loans for the preceding months. These applicable margins are in each case subject to prospective reduction on a quarterly basis (other than the margins on in-season over advances) if United Agri Products reduces its ratio of funded debt to EBITDA (on a consolidated basis). Overdue principal, interest and other amounts will bear interest at a rate per annum equal to the rate otherwise applicable thereto plus an additional 2.0%. The obligations under the existing revolving credit facility are (or, in the case of future subsidiaries, will be) guaranteed by the Company and each of its existing and future direct and indirect U.S. subsidiaries. The obligations under the existing revolving credit facility are secured by a first priority lien on, or security interest in, subject to certain exceptions, substantially all of the Company’s, United Agri Products’ and UAP Canada’s properties and assets and the properties and assets of each of the guarantors. The existing revolving credit facility contains customary representations, warranties and covenants and events of default. As of November 28, 2004, United Agri Products had drawn on its revolving credit facility in the amount of $211.6 million.

United Agri Products’ credit agreement includes a minimum EBITDA requirement of $70.0 million as measured on a twelve month rolling period. The Company is also required to maintain a Fixed Charge Coverage Ratio of not less than 1.1 to 1.0, measured on the last day of each month for the trailing twelve months then ended. The credit agreements also contain certain negative covenants which may restrict the Company’s ability to, among other items, incur new indebtedness, engage in new business ventures, or complete significant acquisitions or divestitures.

United Agri Products issued $225.0 million aggregate principal amount of 8¼% Senior Notes due 2011 (the “8¼% Senior Notes”) on December 16, 2003. Interest on the 8¼% Senior Notes is payable semiannually in arrears on June 15 and December 15. The first interest payment was made on June 15, 2004. Because an exchange offer registration statement had not yet been declared effective as of July 13, 2004, then as of and including July 14, 2004, United Agri Products is required to pay penalty interest at an annual rate of 0.25% per annum. From and including October 12, 2004, the penalty interest rate increased to 0.50% per annum and will increase by an additional 0.25% per annum each 90 days thereafter up to a maximum of 1.00% per annum on the outstanding principal amount until the registration statement is declared effective and the exchange offer is consummated. The amount of liquidated damages that accrued for the forty weeks ended November 28, 2004 is $0.3 million.

The Company issued $125.0 million aggregate principal amount at maturity of 10¾% Senior Discount Notes due 2012 (the “10¾% Senior Discount Notes”) on January 10, 2004. The 10¾% Senior Discount Notes were issued at a price of 65.992% of the principal amount, resulting in gross proceeds to the Company of approximately $82.5 million. The original issue discount accretes to par value in 2008. Because an exchange offer registration statement had not yet been declared effective as of August 23, 2004, then as of and including August 24, 2004, the Company was required to pay penalty interest at an annual rate of 0.25% per annum on the accreted value of the 10¾% Senior Discount Notes. From and including November 22, 2004, the penalty interest

UAP HOLDING CORP.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Thirteen and Forty Week Periods Ended November 28, 2004

and the Thirteen and Thirty-Nine Week Periods Ended November 23, 2003

columnar dollar amounts in thousands

unaudited

rate increased to 0.50% per annum on the accreted value of the 10¾% Senior Discount Notes and will increase by an additional 0.25% per annum on the accreted value of the 10¾% Senior Discount Notes each 90 days thereafter up to a maximum of 1.0% per annum on the accreted value of the 10¾% Senior Discount Notes until the registration statement is declared effective and the exchange offer is consummated. The amount of liquidated damages accrued for the forty weeks ended November 28, 2004 is $0.1 million.

Cash interest paid was $18.5 million and $0.3 million for the forty week period ended November 28, 2004 and the thirty-nine week period ended November 23, 2003, respectively. Finance charge income was $2.9 million and $6.8 million for the thirteen and forty week periods ended November 28, 2004, respectively, and $3.2 million and $7.3 million for the thirteen and thirty-nine week periods ended November 23, 2003, respectively.

Based on current market rates primarily provided by outside investment bankers, the fair value of the 8¼% Senior Notes and the 10¾% Senior Discount Notes at November 28, 2004 was estimated at $338.9 million.

7. Commitments and Contingencies

The Company uses off-balance sheet arrangement (e.g. operating leases) where the economics and sound business principles warrant their use. The Company periodically enters into guarantees and other similar arrangements as part of transactions in the ordinary course of business. The Company leases certain facilities and transportation equipment under agreements that expire at various dates. Management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases. Substantially all leases require payment of property taxes, insurance and maintenance costs in addition to rental payments. Rent expense under all operating leases was $29.5 million and $28.8 million in the forty weeks ended November 28, 2004 and the thirty-nine weeks ended November 23, 2003, respectively.

A summary of noncancelable operating lease commitments for the years following November 28, 2004 is as follows:

November 28, 2004
Non-cancelable operating lease commitments:
2005	$8,329
2006	6,182
2007	2,690
2008	1,427
2009	788
Later years	2,515

Total	$21,931

The Company had letters of credit outstanding at November 28, 2004 of $21.7 million, and purchase order commitments of $3.0 million.

As of November 28, 2004, the Company also had cancelable lease commitments for vehicles and equipment totaling $46.5 million.

UAP HOLDING CORP.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Thirteen and Forty Week Periods Ended November 28, 2004

and the Thirteen and Thirty-Nine Week Periods Ended November 23, 2003

columnar dollar amounts in thousands

unaudited

The Company is a party to a number of lawsuits and claims arising out of the operation of its businesses. After taking into account liabilities recorded, management believes the ultimate resolution of such matters should not have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

8. Employee Benefit Plans

Successor Plans

The Company assumed the plan assets and obligations of the UAP Canadian pension plan as reported under the Predecessor entity. As part of the Acquisition, benefits due to employees who participated in the ConAgra Foods Pension Plan have been frozen as of the date of the Acquisition. The Company pays $0.0595 per payroll dollar. For the thirteen week and forty week periods ended November 28, 2004, $0.0 million and $0.3 million, respectively, have been expensed.

In addition, the Company has a defined contribution plan for all domestic employees. The Company will match 67% of each employee’s first 6% contribution to the plan. In addition, the Company will make a contribution to the plan for each employee equal to 2% of their calendar year pay. At the Company’s option, an additional 1% contribution may be made equally as a percentage of calendar-year payroll to each participant of the plan based on established Company profitability objectives. As part of the Acquisition, a transition contribution will be made on an annual basis for five years to all employees over the age of 50 as of the Acquisition date. Total contribution expense for the plan for the thirteen and forty week periods ended November 28, 2004 was $(0.5) million and $6.0 million, respectively.

Predecessor Retirement Pension Plans

The Predecessor entity had defined benefit retirement plans for eligible salaried and hourly employees. Benefits were based on years of credited service and average compensation or stated amounts for each year of service. The Predecessor entity funded these plans in accordance with the minimum and maximum limits established by law. Employees of the Company also participated in defined benefit and defined contribution plans sponsored by ConAgra Foods.

9. Successor Stock Plans

As of November 28, 2004, 3,283,165 options have been approved for the 2003 stock option plan. Of these, 3,066,400 options were granted with an exercise price of approximately $2.56 per share, of which 162,375 were granted during the forty weeks ended November 28, 2004. As of November 28, 2004, after giving effect to the Company’s initial public offering, 2,237,865 options were vested. The remaining 828,535 options will vest over the next five years. There are 216,765 options remaining to be granted.

An additional 586,279 options were reserved for the Company’s 2004 non-executive director stock option plan. Of these, 351,762 options were granted during the forty weeks ended November 28, 2004 with an exercise price of approximately $2.56 per share. All of the granted options were immediately vested.

UAP HOLDING CORP.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Thirteen and Forty Week Periods Ended November 28, 2004

and the Thirteen and Thirty-Nine Week Periods Ended November 23, 2003

columnar dollar amounts in thousands

unaudited

10. Business Segment and Related Information

The Company operates in one segment. Net sales and long-lived assets by geographical area are as follows:

	Thirteen Weeks Ended November 28, 2004	Thirteen Weeks Ended November 23, 2003	Forty Weeks Ended November 28, 2004	Thirty-Nine Weeks Ended November 23, 2003
Net sales:
United States	$261,036	$280,053	$2,164,069	$2,128,545
Canada	6,121	13,769	65,558	95,562

Total	$267,157	$293,822	$2,229,627	$2,224,107

	November 28, 2004	February 22, 2004	November 23, 2003
Long-lived assets:
United States	$171,620	$191,402	$111,648
Canada	4,492	4,802	6,689

Total	$176,112	$196,204	$118,337

Net sales by product category are as follows:

	Thirteen Weeks Ended November 28, 2004	Thirteen Weeks Ended November 23, 2003	Forty Weeks Ended November 28, 2004	Thirty-Nine Weeks Ended November 23, 2003
Net sales by product category:
Crop protection chemicals	$158,869	$176,874	$1,416,590	$1,443,600
Fertilizer	85,149	84,490	494,418	460,336
Seeds	14,482	15,255	274,453	242,123
Other	8,657	17,203	44,166	78,048

Total	$267,157	$293,822	$2,229,627	$2,224,107

The thirteen weeks ended November 28, 2004 comprised 12.0% of total sales for the forty weeks ended November 28, 2004. The thirteen weeks ended November 23, 2003 accounted for 13.2% of the total net sales for the thirty-nine weeks ended November 23, 2003. No single customer accounted for more than 10% of net sales for the thirteen or forty weeks ended November 28, 2004 or the thirteen or thirty-nine weeks ended November 23, 2003. Net sales by geographical area are based on the location of the facility producing the sales.

Long-lived assets consist of property, plant and equipment, net of depreciation, goodwill, intangibles, non-current deferred tax assets and other assets. Long-lived assets by geographical area are based on location of facilities.

UAP HOLDING CORP.

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the Thirteen and Forty Week Periods Ended November 28, 2004

and the Thirteen and Thirty-Nine Week Periods Ended November 23, 2003

columnar dollar amounts in thousands

unaudited

11. Subsequent Events

On November 29, 2004, the Company consummated the initial public offering of its common stock, which consisted of a primary offering of 3,125,000 shares of the Company’s common stock by the Company and a secondary offering of 28,428,125 shares of the Company’s common stock by the Company’s equity sponsor and certain members of its management. The primary offering resulted in net proceeds to the Company of approximately $46.9 million (after deducting underwriting discounts and commissions of approximately $3.1 million). The Company used such proceeds as follows:

•	to repurchase all the Company’s outstanding Series A Redeemable Preferred Stock from ConAgra Foods on November 29, 2004 for approximately $16.5 million plus accrued dividends of approximately $0.3 million;

•	to make a capital contribution to United Agri Products of approximately $23.3 million on November 29, 2004, which United Agri Products in turn used to redeem approximately $21.5 million principal amount of its 8¼% Senior Notes (together with accrued interest and liquidated damages of approximately $0.1 million and redemption premiums of approximately $1.8 million) on December 29, 2004;

•	to pay a $3.5 million fee to Apollo on November 29, 2004 as consideration for services rendered by Apollo in connection with arranging the initial public offering; and

•	to pay approximately $3.2 million of offering fees and expenses on November 29, 2004, with any balance to be used for general corporate purposes.

The Company did not receive any of the proceeds from the secondary offering. In the aggregate, the selling stockholders received approximately $427.0 million of net proceeds from the secondary offering.

In connection with the initial public offering, United Agri Products amended and restated its revolving credit facility. The amendment provided, among other things, that the portion of the proceeds from the initial public offering that were contributed to United Agri Products in order to enable it to redeem a portion of its 8¼% Senior Notes will increase the amount of dividends United Agri Products is permitted to pay under the amended and restated revolving credit agreement. As a result of the amendment, the interest rates with respect to revolving loans under the revolving credit facility are based, at United Agri Products’ option, on either the agent’s index rate plus an applicable index margin of between 0.50% and 1.00% or upon LIBOR plus an applicable LIBOR margin of between 1.75% and 2.25%. As of January 10, 2005, the applicable index margin is 0.75% and the applicable LIBOR margin is 2.00%. The interest rates with respect to in-season over advances under the revolving credit facility are based, at United Agri Products’ option, on either the agent’s index rate plus an applicable index margin of 2.25% or upon LIBOR plus an applicable LIBOR margin of 3.50%. United Agri Products also pays an unused line fee of between 0.25% and 0.375% multiplied by the difference between (x) the maximum amount of the revolving credit facility (as it may be reduced from time to time) and (y) the average daily balance of revolving loans for the preceding months. These applicable margins (other than the margin on in-season over advances) are in each case subject to prospective adjustment on a quarterly basis (with respect to any reduction from current levels, beginning with the third quarter after consummation of the Company’s initial public offering) if United Agri Products reduces its ratio of funded debt to EBITDA (on a consolidated basis).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the fight of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the fight of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

In accordance with the provisions of the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of UAP Holding Corp., UAP Holding Corp. shall indemnify, to the fullest extent permitted by law, any person who is or was a party, or is threatened to be made a party to, any threatened, pending or contemplated action, suit or other type of proceeding (other than an action by or in our right), whether civil, criminal, administrative, investigative or otherwise, and whether formal or informal, by reason of the fact that such person is or was UAP Holding Corp.’s director, officer or employee or is or was serving at UAP Holding Corp.’s request (as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against judgments, amounts paid in settlement, penalties, fines (including an excise tax assessed with respect to any employee benefit plan) and expenses (including counsel fees) actually and reasonably incurred in connection with any such action, suit or other proceeding, including any appeal thereof, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, UAP Holding Corp.’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In addition, UAP Holding Corp. also carries insurance on behalf of its directors, officers, employees or agents that may cover liabilities under the Securities Act.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor is UAP Holding Corp. aware of any threatened litigation that may result in claims for indemnification.

Item 21.    Exhibits and Financial Statement Schedules.

(a)  Exhibits

Exhibit No.	Description
2.1	Stock Purchase Agreement, dated as of October 29, 2003, by and among UAP Holding Corp., ConAgra Foods, Inc. and United Agri Products, Inc. (incorporated by reference to Exhibit 2.1 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

2.2	Amendment No. 1, dated as of November 23, 2003, to the Stock Purchase Agreement, dated as of October 29, 2003, by and among UAP Holding Corp., ConAgra Foods, Inc. and United Agri Products, Inc. (incorporated by reference to Exhibit 2.2 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

3.1	Certificate of Incorporation of UAP Holding Corp. dated as of October 28, 2003.*

3.2	Certificate of Amendment dated November 24, 2003 to the Certificate of Incorporation of UAP Holding Corp.*

3.3	Certificate of Designation, Preferences and Rights of Series A Redeemable Preferred Stock dated November 24, 2003.*

3.4	By-Laws of UAP Holding Corp. as adopted on October 29, 2003.*

3.5	Amended and Restated Certificate of Incorporation of UAP Holding Corp. filed with the Secretary of State of the State of Delaware on November 17, 2004 (incorporated by reference to Exhibit 3.5 to Amendment No. 6 to UAP Holding Corp.’s Registration Statement on Form S-1 dated November 18, 2004 (File No. 333-114278)).

3.6	Certificate of Elimination of Series A Redeemable Preferred Stock (incorporated by reference to Exhibit 3.1 to UAP Holding Corp.’s Current Report on Form 8-K dated December 3, 2004 (File No. 000-51035)).

3.7	Amended and Restated Bylaws of UAP Holding Corp. (incorporated by reference to Exhibit 3.2 to UAP Holding Corp.’s Current Report on Form 8-K dated December 3, 2004 (File No. 000-51035)).

4.1	Indenture dated as of January 26, 2004 between UAP Holding Corp. and JPMorgan Chase Bank, as trustee.*

4.2	Form of Exchange Note (included in Exhibit 4.5).

4.3	Registration Rights Agreement, dated as of January 26, 2004, by and among UAP Holding Corp. and UBS Securities LLC, Goldman, Sachs & Co. and Bear, Stearns & Co. Inc.*

4.4	Indenture dated as of December 16, 2003, among United Agri Products, Inc., the Guarantors named therein and JPMorgan Chase Bank, as trustee (incorporated by reference to Exhibit 4.4 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

4.5	Registration Rights Agreement, dated as of December 16, 2003, by and among United Agri Products, Inc., the guarantors listed on the signature pages attached thereto, and UBS Securities LLC, Goldman, Sachs & Co. and Bear, Stearns & Co. Inc. (incorporated by reference to Exhibit 4.6 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

Exhibit No.	Description
4.6	Amended and Restated Credit Agreement, dated as of November 29, 2004, by and among United Agri Products, Inc. and United Agri Products Canada, Inc., as borrowers, the other persons party thereto that are designated as credit parties, General Electric Capital Corporation, as Agent, L/C Issuer and a Lender and GE Canada Finance Company, as Canadian Agent, and the other financial institutions party thereto (incorporated by reference to Exhibit 4.1 to UAP Holding Corp.’s Current Report on Form 8-K dated December 3, 2004 (File No. 000-51035)).

5.1	Opinion of O’Melveny & Myers LLP.

10.1	Transition Services Agreement, dated as of November 24, 2003, by and between ConAgra Foods, Inc., UAP Holding Corp., United Agri Products, Inc. and each other company listed on the signature pages thereto (incorporated by reference to Exhibit 10.1 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.2	Seller Transition Services Agreement, dated as of November 24, 2003, by and between ConAgra Foods, Inc., UAP Holding Corp., United Agri Products, Inc. and each other company listed on the signature page thereto (incorporated by reference to Exhibit 10.2 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.3	Indemnification Agreement, dated as of November 24, 2003, by and among ConAgra Foods, Inc., United Agri Products, Inc., United Agri Products Canada Inc., 2326396 Canada, Inc., AG-Chem, Inc., Balcom Chemicals, Inc., UAP 23, Inc., Cropmate Company, CSK Enterprises, Inc., GAC 26, Inc., UAP 27, Inc., Genmarks, Inc., Grower Service Corporation (New York), HACO, Inc., Loveland Industries, Inc., Loveland Products, Inc., Midwest Agriculture Warehouse Co., Ostlund Chemical Co., Platte Chemical Co., Pueblo Chemical & Supply Co., Ravan Products, Inc., S.E. Enterprises, Inc., Snake River Chemicals, Inc., Transbas, Inc., Tri-River Chemical Company, Inc., Tri-State Chemicals, Inc., Tri-State Delta Chemicals, Inc., UAP/GA AG Chem, Inc., UAPLP, Inc., UAP 22, Inc., UAP Receivables Corporation, United Agri Products – Florida, Inc., United Agri Products Financial Services, Inc., Verdicon and YVC, Inc. (incorporated by reference to Exhibit 10.3 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.4	Fertilizer Supply Agreement, dated as of November 24, 2003, between ConAgra International Fertilizer Company and United Agri Products, Inc. (incorporated by reference to Exhibit 10.4 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.5	International Supply Agreement, dated as of November 24, 2003, between United Agri Products, Inc. and ConAgra Foods, Inc. (incorporated by reference to Exhibit 10.5 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).
10.6	Buyer Release Agreement, dated as of November 24, 2003, between ConAgra Foods, Inc. and the Acquired Companies (as defined therein) (incorporated by reference to Exhibit 10.6 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.7	Seller Release Agreement, dated as of November 24, 2003, between ConAgra Foods, Inc. and UAP Holding Corp. (incorporated by reference to Exhibit 10.7 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.8	2003 Stock Option Plan of UAP Holding Corp. (incorporated by reference to Exhibit 10.8 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.9	Retention Agreement, dated as of November 18, 2003 between UAP Holding Corp. and Bryan S. Wilson (incorporated by reference to Exhibit 10.9 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

Exhibit No.	Description

10.10	Retention Agreement, dated as of November 18, 2003 between UAP Holding Corp. and David W. Bullock (incorporated by reference to Exhibit 10.10 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.11	Retention Agreement, dated as of November 18, 2003 between UAP Holding Corp. and L. Kenneth Cordell (incorporated by reference to Exhibit 10.11 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.12	Retention Agreement, dated as of November 19, 2003, between UAP Holding Corp. and Dave Tretter (incorporated by reference to Exhibit 10.12 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.13	Retention Agreement, dated as of November 19, 2003 between UAP Holding Corp. and Robert A. Boyce, Jr. (incorporated by reference to Exhibit 10.13 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.14	Investor Rights Agreement, dated as of the Original Issue Date among UAP Holding Corp. and the Holders party thereto.*

10.15	Registration Rights Agreement, dated as of November 24, 2003, between UAP Holding Corp. and the Apollo Investors.*

10.16	Management Consulting Agreement, dated as of November 21, 2003, between United Agri Products, Inc. (as successor by merger to UAP Acquisition Corp.) and Apollo Management V, L.P. (incorporated by reference to Exhibit 10.16 to Amendment No. 5 to UAP Holding Corp’s Registration Statement on Form S-1 dated November 9, 2004 (File No. 333-114278)).

10.17	2003 Deferred Compensation Plan of UAP Holding Corp.*

10.18	2004 Deferred Compensation Plan of UAP Holding Corp. (incorporated by reference to Exhibit 10.18 to Amendment to 5 to UAP Holding Corp.’s Registration Statement on Form S-1 dated November 9, 2004 (File No. 333-114278)).

10.19	2004 Non-Executive Director Stock Option Plan of UAP Holding Corp. (incorporated by reference to Exhibit 10.19 to Amendment to 5 to UAP Holding Corp.’s Registration Statement on Form S-1 dated November 9, 2004 (File No. 333-114278)).

10.20	Management Incentive Agreement, dated as of November 29, 2004, by and among UAP Holding Corp. and the holders listed on the signature pages hereto (incorporated by reference to Exhibit 10.1 to UAP Holding Corp.’s Current Report on Form 8-K dated December 3, 2004 (File No. 000-51035)).

10.21	Letter Agreement dated as of November 29, 2004, regarding termination of Management Consulting Agreement between United Agri Products, Inc. and Apollo Management V, L.P. (incorporated by reference to Exhibit 10.2 to UAP Holding Corp.’s Current Report on Form 8-K dated December 3, 2004 (File No. 000-51035)).

10.22	2004 Long-Term Incentive Plan of UAP Holding Corp. (incorporated by reference to Exhibit 10.3 to UAP Holding Corp.’s Current Report on Form 8-K dated December 3, 2004 (File No. 000-51035).

10.23	Letter Agreement, dated December 23, 2004, amending and restating the Letter Agreement, dated as of November 29, 2004, regarding termination of Management Consulting Agreement between United Agri Products, Inc. and Apollo Management V, L.P. (incorporated by reference to Exhibit 10.21 to Amendment No. 1 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated December 23, 2004 (File No. 333-111710)).

12.1	Computation of Ratios of Earnings to Fixed Charges.

12.2	Pro Forma Computation of Ratios of Earnings to Fixed Charges.

21.1	Subsidiaries of UAP Holding Corp. (incorporated by reference to Exhibit 21.1 to Amendment No. 5 to UAP Holding Corp.’s Registration Statement on Form S-1 dated November 9, 2004 (File No. 333-114278)).

Exhibit No.	Description

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature pages to original Registration Statement).*

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of JPMorgan Chase Bank.*

99.1	Form of Letter of Transmittal.*

99.2	Form of Notice of Guaranteed Delivery.*

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

99.4	Form of Letter to Clients.*

*	Previously filed.

(b)  FINANCIAL STATEMENT SCHEDULES

Schedule I—Condensed Financial Information of Registrant

Schedule II—Valuation and Qualifying Accounts

All other schedules have been omitted because they are either not applicable or the required information has been disclosed in the financial statements or notes hereto.

Item 22.    Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(a)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3.  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

The undersigned Registrant hereby undertakes that:

1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greeley, State of Colorado, on the 31st day of January, 2005.

UAP HOLDING CORP.

By:	/S/ L. KENNETH CORDELL
L. Kenneth Cordell President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ L. KENNETH CORDELL L. Kenneth Cordell	President, Chief Executive Officer and Director (principal executive officer)	January 31, 2005

/s/ DAVID W. BULLOCK David W. Bullock	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	January 31, 2005

* Joshua J. Harris	Director	January 31, 2005

* Robert Katz	Director	January 31, 2005

* Marc E. Becker	Director	January 31, 2005

* Carl J. Rickertsen	Director	January 31, 2005

* Stan Parker	Director	January 31, 2005

* Thomas Miklich	Director	January 31, 2005

*By:	/s/ DAVID W. BULLOCK David W. Bullock Attorney-in-fact

Schedule I

UAP HOLDING CORP.

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

The UAP Holding Corp. structure was effected through the capitalization of the Company in connection with the acquisition of the ConAgra Agricultural Products Business on November 24, 2003. The Company has no significant operations other than certain corporate and other administrative functions. The notes to the consolidated financial statements are an integral part of these condensed financial statements and should be read in connection with these financial statements.

UAP HOLDING CORP.

CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

BALANCE SHEET

February 22, 2004	UAP Holding Corp.
ASSETS
Current assets:
Cash and cash equivalents	$662
Receivables, net	—
Inventories	—
Deferred income taxes	—
Other current assets	—

Total current assets	662
Property, plant and equipment	—
Less accumulated depreciation	—

Property, plant and equipment, net	—
Goodwill	—
Intangible assets, net	—
Deferred income taxes	—
Investment in subsidiaries	190,791
Other assets	4,250

$195,703

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—
Other accrued liabilities	725
Deferred income taxes	—

Total current liabilities	725
Long-term debt	83,570
Series A redeemable preferred stock	34,620
Deferred income taxes	—
Commitments and contingencies
Stockholders’ Equity:
Common stock $.001 par value, 90,000,000 shares authorized, 46,902,351 shares issued and outstanding	1
Additional paid-in capital	67,093
Retained earnings	9,653
Accumulated other comprehensive loss	(5)

Total Stockholders’ Equity	76,788

$195,703

See notes to the consolidated financial statements.

UAP HOLDING CORP.

CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

STATEMENTS OF EARNINGS

Thirteen Weeks Ended February 22, 2004	UAP Holding Corp.
Net Sales	$—
Costs and expenses:
Cost of goods sold	—
Selling, general and administrative expenses	725
Third party interest expense	1,080
(Gain) loss on sale of assets	—

(Loss) from continuing operations before income taxes	(1,805)
Income tax (benefit)	(667)

Income (loss) from continuing operations	(1,138)
Equity in earnings of affiliates	10,791

Net income	$9,653

Basic and diluted earnings per share	$0.21
Weighted average shares outstanding	46,902,351

See notes to the consolidated financial statements.

Schedule I

UAP HOLDING CORP.

CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

STATEMENT OF CASH FLOWS

Thirteen Weeks Ended February 22, 2004	UAP Holding Corp.
Cash flows from operating activities:
Net income (loss)	$9,653
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	—
Amortization	—
Equity in earnings of subsidiaries	(10,791)
Deferred income taxes	—
(Gain) loss on sale of assets	—
Other noncash items	1,075
Change in operating assets and liabilities	725

Net cash flows from operating activities	662

Cash flows from investing activities:
Additions to property, plant and equipment	—
Proceeds from sale of assets	—
Acquisition of ConAgra Agricultural Products Business	(120,000)

Net cash flows from investing activities	(120,000)

Cash flows from financing activities:
Net investment	—
Proceeds from issuance of long-term debt	82,500
Debt issuance costs	(4,260)
Issuance of common stock	120,000
Dividends to stockholders	(52,860)
Redemption of Series A redeemable preferred stock	(25,380)

Net cash flows from financing activities	120,000

Net change in cash and cash equivalents	662
Cash and cash equivalents at beginning of period	—

Cash and cash equivalents at end of period	$662

See notes to the consolidated financial statements.

Schedule II

UAP HOLDING CORP.

VALUATION AND QUALIFYING ACCOUNTS

For the Fiscal Years Ended February 24, 2002 and February 23, 2003, the Thirty-Nine Weeks Ended November 23, 2003 and the Thirteen Weeks Ended February 22, 2004

(in thousands)

Description	Balance at Beginning of Period	Charged to Income	Deductions from Reserves	Balance at Close of Period

ConAgra Agricultural Products Business:
Year ended February 24, 2002
Allowance for doubtful receivables	35,048	55,369	56,893(1)	33,524
Year ended February 23, 2003
Allowance for doubtful receivables	33,524	(293)	(1,463)(1)	34,694
Thirty-nine weeks ended November 23, 2003
Allowance for doubtful accounts	34,694	14,093	2,869(1)	45,918
UAP Holding Corp.:
Thirteen weeks ended February 22, 2004
Allowance for doubtful accounts	45,918	(12,710)	5,880(1)	27,328

(1)	Bad debts charged off, less recoveries.

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Stock Purchase Agreement, dated as of October 29, 2003, by and among UAP Holding Corp., ConAgra Foods, Inc. and United Agri Products, Inc. (incorporated by reference to Exhibit 2.1 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

2.2	Amendment No. 1, dated as of November 23, 2003, to the Stock Purchase Agreement, dated as of October 29, 2003, by and among UAP Holding Corp., ConAgra Foods, Inc. and United Agri Products, Inc. (incorporated by reference to Exhibit 2.2 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

3.1	Certificate of Incorporation of UAP Holding Corp. dated as of October 28, 2003.*

3.2	Certificate of Amendment dated November 24, 2003 to the Certificate of Incorporation of UAP Holding Corp.*

3.3	Certificate of Designation, Preferences and Rights of Series A Redeemable Preferred Stock dated November 24, 2003.*

3.4	By-Laws of UAP Holding Corp. as adopted on October 29, 2003.*

3.5	Amended and Restated Certificate of Incorporation of UAP Holding Corp. filed with the Secretary of State of the State of Delaware on November 17, 2004 (incorporated by reference to Exhibit 3.5 to Amendment No. 6 to UAP Holding Corp.’s Registration Statement on Form S-1 dated November 18, 2004 (File No. 333-114278)).

3.6	Certificate of Elimination of Series A Redeemable Preferred Stock (incorporated by reference to Exhibit 3.1 to UAP Holding Corp.’s Current Report on Form 8-K dated December 3, 2004 (File No. 000-51035)).

3.7	Amended and Restated Bylaws of UAP Holding Corp. (incorporated by reference to Exhibit 3.2 to UAP Holding Corp.’s Current Report on Form 8-K dated December 3, 2004 (File No. 000-51035)).

4.1	Indenture dated as of January 26, 2004 between UAP Holding Corp. and JPMorgan Chase Bank, as trustee.*

4.2	Form of Exchange Note (included in Exhibit 4.5).

4.3	Registration Rights Agreement, dated as of January 26, 2004, by and among UAP Holding Corp. and UBS Securities LLC, Goldman, Sachs & Co. and Bear, Stearns & Co. Inc.*

4.4	Indenture dated as of December 16, 2003, among United Agri Products, Inc., the Guarantors named therein and JPMorgan Chase Bank, as trustee (incorporated by reference to Exhibit 4.4 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

4.5	Registration Rights Agreement, dated as of December 16, 2003, by and among United Agri Products, Inc., the guarantors listed on the signature pages attached thereto, and UBS Securities LLC, Goldman, Sachs & Co. and Bear, Stearns & Co. Inc. (incorporated by reference to Exhibit 4.6 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

4.6	Amended and Restated Credit Agreement, dated as of November 29, 2004, by and among United Agri Products, Inc. and United Agri Products Canada, Inc., as borrowers, the other persons party thereto that are designated as credit parties, General Electric Capital Corporation, as Agent, L/C Issuer and a Lender and GE Canada Finance Company, as Canadian Agent, and the other financial institutions party thereto (incorporated by reference to Exhibit 4.1 to UAP Holding Corp.’s Current Report on Form 8-K dated December 3, 2004 (File No. 000-51035)).

1

Exhibit No.	Description

5.1	Opinion of O’Melveny & Myers LLP.

10.1	Transition Services Agreement, dated as of November 24, 2003, by and between ConAgra Foods, Inc., UAP Holding Corp., United Agri Products, Inc. and each other company listed on the signature pages thereto (incorporated by reference to Exhibit 10.1 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.2	Seller Transition Services Agreement, dated as of November 24, 2003, by and between ConAgra Foods, Inc., UAP Holding Corp., United Agri Products, Inc. and each other company listed on the signature page thereto (incorporated by reference to Exhibit 10.2 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.3	Indemnification Agreement, dated as of November 24, 2003, by and among ConAgra Foods, Inc., United Agri Products, Inc., United Agri Products Canada Inc., 2326396 Canada, Inc., AG-Chem, Inc., Balcom Chemicals, Inc., UAP 23, Inc., Cropmate Company, CSK Enterprises, Inc., GAC 26, Inc., UAP 27, Inc., Genmarks, Inc., Grower Service Corporation (New York), HACO, Inc., Loveland Industries, Inc., Loveland Products, Inc., Midwest Agriculture Warehouse Co., Ostlund Chemical Co., Platte Chemical Co., Pueblo Chemical & Supply Co., Ravan Products, Inc., S.E. Enterprises, Inc., Snake River Chemicals, Inc., Transbas, Inc., Tri-River Chemical Company, Inc., Tri-State Chemicals, Inc., Tri-State Delta Chemicals, Inc., UAP/GA AG Chem, Inc., UAPLP, Inc., UAP 22, Inc., UAP Receivables Corporation, United Agri Products – Florida, Inc., United Agri Products Financial Services, Inc., Verdicon and YVC, Inc. (incorporated by reference to Exhibit 10.3 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.4	Fertilizer Supply Agreement, dated as of November 24, 2003, between ConAgra International Fertilizer Company and United Agri Products, Inc. (incorporated by reference to Exhibit 10.4 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File
No. 333-111710)).

10.5	International Supply Agreement, dated as of November 24, 2003, between United Agri Products, Inc. and ConAgra Foods, Inc. (incorporated by reference to Exhibit 10.5 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.6	Buyer Release Agreement, dated as of November 24, 2003, between ConAgra Foods, Inc. and the Acquired Companies (as defined therein) (incorporated by reference to Exhibit 10.6 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.7	Seller Release Agreement, dated as of November 24, 2003, between ConAgra Foods, Inc. and UAP Holding Corp. (incorporated by reference to Exhibit 10.7 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.8	2003 Stock Option Plan of UAP Holding Corp. (incorporated by reference to Exhibit 10.8 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.9	Retention Agreement, dated as of November 18, 2003 between UAP Holding Corp. and Bryan S. Wilson (incorporated by reference to Exhibit 10.9 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.10	Retention Agreement, dated as of November 18, 2003 between UAP Holding Corp. and David W. Bullock (incorporated by reference to Exhibit 10.10 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

2

Exhibit No.	Description

10.11	Retention Agreement, dated as of November 18, 2003 between UAP Holding Corp. and L. Kenneth Cordell (incorporated by reference to Exhibit 10.11 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.12	Retention Agreement, dated as of November 19, 2003 between UAP Holding Corp. and Dave Tretter (incorporated by reference to Exhibit 10.12 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.13	Retention Agreement, dated as of November 19, 2003 between UAP Holding Corp. and Robert A. Boyce, Jr. (incorporated by reference to Exhibit 10.13 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.14	Investor Rights Agreement dated as of the Original Issue Date among UAP Holding Corp. and the Holders party thereto.*

10.15	Registration Rights Agreement dated as of November 24, 2003 between UAP Holding Corp. and the Apollo Investors.*

10.16	Management Consulting Agreement dated as of November 21, 2003, between United Agri Products, Inc. (as successor by merger to UAP Acquisition Corp.) and Apollo Management V, L.P. (incorporated by reference to Exhibit 10.16 to Amendment No. 5 to UAP Holding Corp.’s Registration Statement on Form S-1 dated November 9, 2004 (File No. 333-114278)).*

10.17	2003 Deferred Compensation Plan.*

10.18	2004 Deferred Compensation Plan of UAP Holding Corp. (incorporated by reference to Exhibit 10.18 to Amendment to 5 to UAP Holding Corp.’s Registration Statement on Form S-1 dated November 9, 2004 (File No. 333-114278)).

10.19	2004 Non-Executive Director Stock Option Plan of UAP Holding Corp. (incorporated by reference to Exhibit 10.19 to Amendment to 5 to UAP Holding Corp.’s Registration Statement on Form S-1 dated November 9, 2004 (File No. 333-114278)).

10.20	Management Incentive Agreement dated as of November 29, 2004 by and among UAP Holding Corp. and the holders listed on the signature pages thereto (incorporated by reference to Exhibit 10.1 to UAP Holding Corp.’s Current Report on Form 8-K dated December 3, 2004 (File No. 000-51035)).

10.21	Letter Agreement, dated as of December 23, 2004, amending and restating the Letter Agreement, dated as of November 29, 2004, regarding termination of Management Consulting Agreement between United Agri Products, Inc. and Apollo Management V, L.P.

10.22	2004 Long-Term Incentive Plan of UAP Holding Corp. (incorporated by reference to Exhibit 10.3 to UAP Holding Corp.’s Current Report on Form 8-K dated December 3, 2004 (File No. 000-51035).

10.23	Letter Agreement, dated December 23, 2004, amending and restating the Letter Agreement, dated as of November 29, 2004, regarding termination of Management Consulting Agreement between United Agri Products, Inc. and Apollo Management V, L.P. (incorporated by reference to Exhibit 10.21 to Amendment No. 1 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated December 23, 2004 (File No. 333-111710)).

12.1	Computation of Ratios of Earnings to Fixed Charges.

12.2	Pro Forma Computation of Ratios of Earnings to Fixed Charges.

21.1	Subsidiaries of UAP Holding Corp. (incorporated by reference to Exhibit 21.1 to Amendment No. 5 to UAP Holding Corp.’s Registration Statement on Form S-1 dated November 9, 2004 (File No. 333-114278)).

23.1	Consent of Deloitte & Touche LLP.

3

Exhibit No.	Description

23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature pages to original Registration Statement).*

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of JPMorgan Chase Bank.*

99.1	Form of Letter of Transmittal.*

99.2	Form of Notice of Guaranteed Delivery.*

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

99.4	Form of Letter to Clients.*

*	Previously filed.

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